As filed with the Securities and Exchange Commission on June 14, 2004

Registration No. 333-115489

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Dex Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	14-1855759	2741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

198 Inverness Drive West

Englewood, Colorado 80112

(303) 784-2900

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Robert M. Neumeister, Jr.

Executive Vice President and Chief Financial Officer

Dex Media, Inc.

198 Inverness Drive West

Englewood, Colorado 80112

(303) 784-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Ezring, Esq. Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 (212) 906-1200	William V. Fogg, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $.01 per share(1)	$1,500,000,000	$190,050
Preferred stock purchase rights(4)	—	—

(1)	Includes shares of common stock issuable upon exercise of the underwriters’ options to purchase additional shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the aggregate offering price. Registration fee previously paid in connection with the initial filing of this registration statement.
(4)	The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the offering price of the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling stockholder are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion. Dated June 14, 2004.

PRELIMINARY PROSPECTUS

             Shares

Common Stock

DEX MEDIA, INC.

This is the initial public offering of our common stock. We are selling              shares and the selling stockholder is selling              shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. The estimated initial public offering price is between $             and $             per share.

Prior to this offering, there has been no public market for our common stock. We intend to list our common stock on the New York Stock Exchange under the symbol “DEX.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Dex Media, Inc.	$	$
Proceeds, before expenses, to the selling stockholder	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option for a period of 30 days after the date of this prospectus to purchase up to an additional              shares of common stock from the selling stockholder at the initial public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the shares to purchasers on                     , 2004.

Morgan Stanley	Lehman Brothers	Merrill Lynch & Co.

Banc of America Securities LLC	Citigroup	Credit Suisse First Boston
Deutsche Bank Securities		Goldman, Sachs & Co.
JPMorgan		Wachovia Securities

The date of this prospectus is                     , 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

This offering is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000 (“FSMA”), and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which section 21(1) of FSMA does not apply to us. Each of the underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

The shares of common stock may not be offered, transferred, sold or delivered to any individual or legal entity other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities) in the Netherlands.

i

On August 19, 2002, Dex Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, in two separate phases, for an aggregate consideration of $7.1 billion (excluding fees and expenses). In connection with the first phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex East States to its indirect subsidiary, Dex Media East. Dex Media East consummated the first phase of the acquisition on November 8, 2002 and currently operates the acquired directory businesses in the Dex East States. In connection with the second phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex West States to its indirect subsidiary, Dex Media West. Dex Media West consummated the second phase of the acquisition on September 9, 2003 and currently operates the acquired directory businesses in the Dex West States.

Unless the context otherwise requires, in this prospectus:

•	“Dex Media,” “we,” “our” or “us” refers collectively to Dex Media, Inc. and its consolidated subsidiaries and their predecessors;

•	“Predecessor” and “Dex East” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, or, collectively, the “Dex East States,” prior to November 8, 2002;

•	“Dex Media East” refers to Dex Media East LLC, an indirect wholly owned subsidiary of Dex Media;

•	“Dex Media West” refers to Dex Media West LLC, an indirect wholly owned subsidiary of Dex Media;

•	“Dex West” refers to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, or, collectively, the “Dex West States;”

•	“Dex Holdings” refers to Dex Holdings LLC, the parent of Dex Media;

•	“Dex States” refers to collectively the Dex East States and the Dex West States;

•	“Qwest” refers to Qwest Communications International Inc. and its subsidiaries, including Qwest Corporation, the local exchange carrier subsidiary of Qwest, or “Qwest LEC;”

•	“Qwest Dex” refers to collectively Qwest Dex, Inc. and its parent, Qwest Dex Holdings, Inc.;

•	“Predecessor Period” refers to the period from January 1, 2002 through November 8, 2002 for Dex East;

•	“Successor Period” refers to the period from November 9, 2002 through December 31, 2002 for Dex Media;

•	“Combined Year 2003” refers collectively to the year ended December 31, 2003 for Dex Media and the period from January 1, 2003 through September 9, 2003 for Dex West;

•	“Combined Year 2002” refers collectively to the Successor Period, the Predecessor Period, and the year ended December 31, 2002 for Dex West;

•	“Combined Year 2001” refers collectively to the year ended December 31, 2001 for Dex East and the year ended December 31, 2001 for Dex West;

•	“Combined Successor and Predecessor Period” refers collectively to the Successor Period and the Predecessor Period; and

•	“directory” refers to telephone directory.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes thereto and the consolidated financial statements of Dex Media West and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

Unless otherwise indicated, the information contained in this prospectus assumes that (i) the underwriters over-allotment option is not exercised, (ii) all of the outstanding shares of our 5% Series A preferred stock are redeemed for cash, (iii) the number of our authorized shares of capital stock is increased to                    shares of common stock and                    shares of preferred stock, and (iv) each share of common stock then outstanding is split into                     shares of common stock by way of a reclassification. Unless otherwise indicated, the information contained in this prospectus assumes that each of (ii), (iii) and (iv) described above has occurred. Certain historical information, including certain historical financial data, included in this prospectus is that of our Predecessor and/or of Dex West.

Our Company

We are the exclusive publisher of the “official” yellow pages and white pages directories for Qwest in the following states where Qwest is the primary incumbent local exchange carrier: Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, or collectively the “Dex States.” We have been publishing directories for over 100 years. Our contractual agreements with Qwest grant us the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex States until November 2052 and prevent Qwest from competing with us in the directory products business in the Dex States until November 2042.

We seek to bring buyers together with our advertising customers through a cost-effective, bundled advertising solution that includes print, CDROM and Internet-based directories. We generate our revenues primarily through the sale of print directory advertising. For the year ended December 31, 2003, after giving pro forma effect to the Transactions, as defined below, we generated $1.63 billion in revenue, $910 million in EBITDA and $14 million in net loss. For the three months ended March 31, 2004, after giving pro forma effect to the Transactions, we generated $411 million in revenue, $234 million in EBITDA and $7 million in net income. Our ability to generate EBITDA, along with low capital expenditure requirements and cash income taxes, allows our business to provide significant free cash flow. See “—Summary Historical and Pro Forma Financial Data.”

During 2003, we published 259 directories and distributed approximately 43 million copies of these directories to business and residential customers throughout the Dex States. In addition, our Internet-based directory, DexOnline.com, which provides an integrated complement to our print directories, includes more than 15 million business listings and 200 million residential listings from across the United States. Approximately 96% of our revenue from directory services for the Combined Year 2003 came from the sale of advertising in yellow pages directories, and approximately 4% of our revenue from directory services for the same period came from the sale of advertising in white pages directories.

We believe that our advertising customers value: (i) our lower cost per usage versus other directories and higher return on investment than other forms of local advertising; (ii) our broad distribution to potential buyers of our advertisers’ products and services; (iii) our ability to provide potential buyers with an authoritative reference source to search for products and services; and (iv) the quality of our client service and support. We have advertising customers across a diverse range of industries and we believe our customer retention rates exceed the averages of other incumbent publishers, or those owned by or affiliated with incumbent local exchange carriers. In 2003, we had over 400,000 local advertising accounts consisting primarily of small and medium-sized businesses and over 4,000 national advertising accounts.

Our Industry

The U.S. directory advertising industry generated approximately $14 billion in revenues in 2003, of which Dex Media contributed $1.6 billion after giving pro forma effect to the Transactions, and has been characterized by stability and revenue growth in every year since 1985. Unlike overall advertising spending, directory advertising revenues have grown despite changes in the U.S. economy’s business cycle. For example, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspapers, experienced revenue declines.

We believe that this growth is a result of several advantages that directory advertising has relative to other forms of advertising. First, directory advertising is often the primary form of paid advertising used by small and medium-sized businesses due to its low cost relative to other media, broad demographic distribution, enduring presence and high usage rates. Second, we believe that directory advertising is attractive to businesses looking to advertise their products or services because consumers generally view telephone directories as a free, comprehensive, single source of information. Third, we believe that the “directional” nature of directory advertising is especially valuable to advertisers because directory advertisements reach consumers at a time when buyers are actively seeking information and are prepared to make a purchase. Finally, we believe that directory advertising generates a higher return on investment for small and medium-sized businesses than most other major media, including newspapers, television, radio and the Internet.

Over the past decade, growth by independent publishers and out-of-territory expansion by some incumbent publishers have significantly increased competition in the directory advertising industry. However, the directory advertising industry is still largely dominated by the incumbent publishers, as evidenced by their generating approximately 86% of the industry’s total revenue in 2003.

Our Strengths

While the directory advertising industry has become increasingly competitive, we believe that we possess the following strengths that will enable us to continue to compete successfully in the local advertising market:

•	Scale and leading market position. Dex is the fourth largest directory publisher in the United States and the exclusive directory publisher for Qwest in the Dex States. We believe that our scale and our incumbent position provide us with a substantial competitive advantage over independent directory advertising providers. Further, both our strong brand and long history as the incumbent yellow pages directory positions us as the “official” directory for both consumers and local advertisers, many of whom select our directories as their primary advertising medium.

•	Superior value proposition for our target advertisers. We believe that directory advertising provides our target advertisers with a greater value proposition than other media. We believe that our directory advertising has a lower cost per usage than other competing directories and higher return on investment than other local advertising alternatives, including newspapers, television, radio and the Internet.

•	Established and experienced sales force. As of December 31, 2003, we had 1,019 sales representatives who have been employed by Dex for an average of nine years. We believe that our sales force’s experience, tenure and local market knowledge is a competitive advantage which has enabled us to develop longstanding relationships with our advertisers and has been a key factor in our ability to exceed the average revenue growth of the incumbent industry for the Combined Year 2003.

•	Attractive market demographics. In 2003, the Dex States on a percentage basis have experienced greater job creation and gross state product growth than the United States as a whole. In addition, we believe our markets are economically diverse, limiting our exposure to economic downturns in specific sectors of the economy.

•	Stable and recurring revenue. Our business produces stable and recurring revenue because of our large diversified customer base, high account retention and renewal rates and limited exposure to national advertising. For the Combined Year 2003, our account renewal rate was 91%, no single account contributed more than 0.3% of total revenue (excluding Qwest) and no single directory heading contributed more than 2.8% of total revenue.

•	Strong financial profile generates significant free cash flow. Our business generates significant free cash flow due to its recurring revenue combined with the high margins associated with our incumbent position, low capital expenditures and favorable tax position. For the three months ended March 31, 2004, we generated $130 million in cash provided by operating activities and $103 million in free cash flow. For the year ended December 31, 2003, on a pro forma basis giving effect to the Transactions, we generated $910 million in EBITDA and $14 million in net loss from $1.63 billion of revenue. Over the past three years ending December 31, 2003, we have invested an average of $37.5 million per year in capital expenditures on a combined basis, including capitalized software development costs. We also benefit from the favorable income tax treatment associated with the $6.8 billion step-up in the tax basis of our assets from the Acquisitions, as defined below, which is amortized for tax purposes on a straight-line basis for 15 years. In 2003 and for the three months ended March 31, 2004, our free cash flow allowed us to repay $405 million and $105 million, respectively, of our indebtedness.

•	Experienced management team. We have assembled a strong and experienced senior management team across all areas of our organization, including sales, finance, operations, marketing and customer service. Our senior management team has an average of approximately 20 years of public and/or private company experience in their respective areas of expertise.

Our Strategy

We intend to leverage our incumbent position and strong brand while maintaining an entrepreneurial culture that encourages our employees to identify and capitalize on new opportunities to enhance our position in the Dex States. We believe that our directory advertisements enable our customers to connect with potential buyers in a very cost effective manner, which, when combined with our competitive strengths, will allow us to grow our revenues and cash flows. The principal elements of our business strategy include:

•	Introducing new products that enhance the value proposition for our customers. We have a history of introducing and selling new products, product extensions and other innovations that offer creative opportunities for our advertisers to find new customers and generate additional revenue for their products and services. Over the past three years, our new product introductions have included: leader advertisements, Spanish yellow pages, white pages repeating corner advertisements, dining guides and top tabs. As the incumbent directory publisher in the Dex States, we have a large number of existing advertisers to whom we can effectively market our new products to generate additional revenue. We believe that our ability to innovate our product line will continue to serve as a competitive advantage.

•	Increasing revenue and customer growth through segmented pricing. Historically, the directory advertising industry has utilized a simplified approach to pricing, with set rates based upon the size and features (e.g., use of color, graphics, etc.) of the advertisement regardless of heading category. We are now instituting a more sophisticated pricing strategy, which prices advertisements by heading category. We believe that implementing this strategy will improve revenue growth by allowing us to respond to the different demand characteristics of various heading categories and to better align our pricing with our customers’ perceptions of value.

•	Further penetrating our addressable markets through enhanced sales force productivity. We believe a significant opportunity exists for our established local sales force to further penetrate the addressable markets that we serve and increase the sales of our services to existing customers. Over the past year, we have taken a number of steps to improve sales force effectiveness including: (i) servicing our customers on a more cost-effective means based on the revenue generated by such customers, (ii) rescheduling the launch and duration of sales campaigns to maximize available selling days and (iii) implementing standardized sales practices and procedures across all markets.

•	Increasing the value proposition for our customers through a content-driven Internet strategy. We currently provide an Internet-based directory, DexOnline.com, which includes fully searchable content derived from more than 240,000 yellow pages display advertisements from our directories. The site incorporates free text search capabilities, with a single search box that is similar in design and functionality to popular search engines. We believe that the competitive advantage of DexOnline.com versus search engines is that our content is structured to deliver information from our printed directories on local services and products within the Dex States. We are also reviewing opportunities to expand our electronic product line in appropriately structured and cost-effective relationships with other Internet directory providers, portals and search engines. We are committed to developing these opportunities in a manner that will benefit us, and at a scale which is justified by usage and utility to our advertisers.

•	Strengthen our competitive position by aggressively promoting our superior value proposition. We are investing in brand awareness campaigns that reinforce the benefits that our directories and DexOnline.com offer to advertisers and consumers. Our marketing plan highlights the advantages we enjoy as an incumbent publisher by positioning us as the “official” directory with the broad distribution, high usage and low cost per usage, which are attributes that advertisers require.

•	Enhancing our operational efficiency by converting to the Amdocs software system. We are in the process of migrating from our legacy process management infrastructure to Amdocs, an industry-standard software system, that will allow us to better manage every aspect of our production cycle from initial sales call through distribution of our directories. We expect the implementation of this system will allow us to improve our operational efficiency and benefit from the associated cost savings.

You should also consider the many risks we face that could limit our ability to implement our business strategies, including:

•	our inability to introduce new products in the future could adversely affect our ability to generate additional revenue;

•	if we do not successfully implement our new segmented pricing strategy, we may not fully realize the expected growth of our revenues;

•	if we experience a significant turnover of our sales force, we will incur additional costs in the hiring and training of new sales force personnel;

•	the ability of other search engines to provide local products and services content in a cost-effective manner may adversely impact our Internet strategy;

•	a significant decline in consumer usage could materially adversely affect our business; and

•	our failure to utilize the capabilities of the Amdocs software system could materially adversely impact our planned operational efficiencies.

In addition, while we may achieve many individual objectives by reason of our strategies, the benefits of these achievements may be mitigated in part, or in whole, if we suffer from one or more of the risks described in this prospectus. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

Our History

On August 19, 2002, Dex Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, in two separate phases, for an aggregate consideration of $7.1 billion (excluding fees and expenses). The acquisitions were structured to be completed in two phases to accommodate the regulatory requirements in the applicable states. In connection with the first phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex East States to its indirect subsidiary, Dex Media East. Dex Media East consummated the first phase of the acquisition on November 8, 2002 and currently operates the acquired directory businesses in the Dex East

States. We refer to the acquisition of Dex East, or the “Dex East Acquisition,” and the financing thereof, collectively, as the “Dex East Transactions.” In connection with the second phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex West States to its indirect subsidiary, Dex Media West. Dex Media West consummated the second phase of the acquisition on September 9, 2003 and currently operates the acquired directory businesses in the Dex West States. We refer to the acquisition of Dex West, or the “Dex West Acquisition,” and the financing thereof, collectively, as the “Dex West Transactions,” and together with the Dex East Transactions, the “Acquisition Transactions.” We refer to the Dex East Acquisition and the Dex West Acquisition, collectively, as the “Acquisitions.” Prior to the Acquisitions, the directory businesses of Qwest Dex were operated as a subsidiary of Qwest.

For federal income tax purposes, the Acquisitions were treated as asset purchases and Dex Media East, Inc. and Dex Media West, Inc., the direct parents of Dex Media East and Dex Media West, respectively, generally have a tax basis in the acquired assets equal to the purchase price for the applicable Acquisition. Upon the consummation of the Dex East Acquisition and the Dex West Acquisition, Dex Media East and Dex Media West, respectively, each became a stand alone company separate from Qwest.

In connection with the Acquisitions, our contractual agreements with Qwest grant us the exclusive right to be its official directory publisher in the Dex States until November 7, 2052. In addition, Qwest agreed not to compete with us in the directory products business in the Dex States until November 7, 2042. See “The Acquisition Transactions.”

Financing of Dex East Acquisition

In connection with the Dex East Acquisition, Dex Media East entered into credit facilities comprised of a Tranche A term loan facility in an aggregate principal amount of $530 million, a Tranche B term loan facility in an aggregate principal amount of $700 million and a revolving credit facility comprised of commitments in an aggregate principal amount of $100 million. In addition, Dex Media East and Dex Media East Finance Co., a wholly owned subsidiary of Dex Media East, issued $450 million of their 9 7/8% Senior Notes due 2009 and $525 million of their 12 1/8% Senior Subordinated Notes due 2012. See “Description of Our Indebtedness.”

Also in connection with the Dex East Acquisition, The Carlyle Group, or “Carlyle,” and Welsh, Carson, Anderson & Stowe, or “WCAS” and together with Carlyle, the “Sponsors,” and their assignees and designees, or the “Equity Investors,” provided an aggregate of $655 million in equity contributions, which represented approximately 20% of the purchase price of the Dex East Acquisition (including fees and expenses).

Financing of Dex West Acquisition

In connection with the Dex West Acquisition, Dex Media West entered into credit facilities comprised of a Tranche A term loan facility in an aggregate principal amount of $960 million, a Tranche B term loan facility in an aggregate principal amount of $1,200 million and a revolving credit facility comprised of commitments in an aggregate principal amount of $100 million. We refer to the Dex Media East credit facilities and Dex Media West credit facilities, collectively, as “our subsidiaries’ credit facilities.” In addition, Dex Media West and Dex Media West Finance Co., a wholly owned subsidiary of Dex Media West, issued $385 million of their 8 1/2% Senior Notes due 2010 and $780 million of their 9 7/8% Senior Subordinated Notes due 2013. We refer to the senior notes and the senior subordinated notes of Dex Media East and Dex Media West, collectively, as the “subsidiary notes.” See “Description of Our Indebtedness.”

Also in connection with the Dex West Acquisition, the Equity Investors provided an aggregate of $962 million in equity contributions, which represented approximately 20% of the purchase price of the Dex West Acquisition (including fees and expenses). In addition, Dex Media East borrowed an additional $160 million under the Dex Media East Tranche A term loan facility, the proceeds of which were paid by us to Qwest Dex as a portion of the consideration for the Dex West Acquisition.

Financing by Dex Media

On November 10, 2003, we issued $500 million in aggregate principal amount of our 8% Notes due 2013 and $389 million in aggregate principal amount at maturity of our 9% Discount Notes due 2013. On February 11,

2004, we issued an additional $361 million in aggregate principal amount at maturity of our 9% Discount Notes due 2013. We distributed the gross proceeds of approximately $1.0 billion from these offerings to Dex Holdings, our parent. Dex Holdings distributed the gross proceeds from these offerings to its equity holders. We did not receive any of the proceeds from these offerings. Our 9% Discount Notes due 2013 issued in February 2004 are not fungible, and do not trade as a single class, with our 9% Discount Notes due 2013 issued in November 2003. We refer to our 8% Notes due 2013 and both series of our 9% Discount Notes due 2013, collectively, as “our notes” and the issuance of our notes as the “Notes Offerings.” See “Description of Our Indebtedness.”

Our corporate structure is as follows:

(1)	Issuer of our notes. Obligor under the contingent support obligations in respect of our subsidiaries’ credit facilities.
(2)	Guarantor under the Dex Media East credit facilities.
(3)	Borrower under the Dex Media East credit facilities.
(4)	Co-issuer of the Dex Media East 9 7/8% Senior Notes due 2009 and 12 1/8% Senior Subordinated Notes due 2012.
(5)	Employer of Dex Media East and Dex Media West non-senior management personnel since January 1, 2004.
(6)	Guarantor under the Dex Media West credit facilities.
(7)	Borrower under the Dex Media West credit facilities.
(8)	Co-issuer of the Dex Media West 8 1/2% Senior Notes due 2010 and 9 7/8% Senior Subordinated Notes due 2013.

Amendment to Credit Facilities

Currently, the credit agreements governing our subsidiaries’ credit facilities require that 50% of all proceeds received by us in connection with our initial public offering of common stock be applied to prepay indebtedness under our subsidiaries’ credit facilities. On June 11, 2004, our subsidiaries entered into amended and restated credit agreements to, among other things, permit (i) the redemption of all of our 5% Series A preferred stock, which is held by our Sponsors and management, plus accrued and unpaid dividends, (ii) the redemption of (A) a portion of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 and its associated redemption premium, plus accrued and unpaid interest, and (B) a portion of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 and its associated redemption premium, plus accrued and unpaid interest, from proceeds from the shares we are selling in this offering, or the “primary shares” and (iii) the distributions of required funds to us to pay our regularly scheduled quarterly cash dividends on our common stock. The amendments specified above will become effective immediately upon the consummation of this offering. We refer to the amendments to our subsidiaries’ credit facilities as the “Amendment.” In conjunction with the Amendment, effective June 11, 2004 we have repriced our subsidiaries’ credit facilities on economic terms more favorable to us, or the “Repricing.” We do not intend to use any of the proceeds from this offering to prepay indebtedness under our subsidiaries’ credit facilities. See “Use of Proceeds.”

We refer to the Acquisition Transactions, the Notes Offerings and this offering, including the intended use of proceeds, collectively, as the “Transactions.”

The Offering

Common stock offered by us	shares

Common stock being offered by the selling stockholder, Dex Holdings LLC	shares

Common stock outstanding after this offering	shares

Use of proceeds

We estimate that our net proceeds from the sale of the primary shares in this offering will be approximately $             million. We intend to use the net proceeds from the sale of the primary shares to (i) redeem, and pay accrued dividends on, all of our outstanding 5% Series A preferred stock, which is held by our Sponsors and management and (ii) redeem a portion of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 and a portion of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013, in each case plus accrued and unpaid interest thereon and associated redemption premiums. We do not intend to use any of the proceeds from this offering to prepay indebtedness under our subsidiaries’ credit facilities. We will not receive any proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds.”

Preferred stock purchase rights

Each share of common stock offered hereby will have associated with it one preferred stock purchase right under the rights agreement which we intend to adopt in connection with this offering. Each of these rights will entitle its holder to purchase one one-thousandth of a share of Series A junior participating preferred stock at a purchase price specified in the rights agreement under the circumstances provided therein. See “Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents—Rights Plan.”

Proposed symbol	“DEX.”

Risk factors	See “Risk Factors” beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Unless we specifically state otherwise, all information in this prospectus assumes:

•	no exercise of the over-allotment option granted by the selling stockholder in favor of the underwriters;

•	the number of shares of common stock outstanding after this offering excludes shares of common stock reserved for issuance under the Stock Option Plan of Dex Media, Inc., under which options to purchase shares of common stock are outstanding as of the date of this prospectus with a weighted average exercise price of $ per share; and

•	(i) the redemption of all of our outstanding 5% Series A preferred stock for cash, (ii) the increase in the number of our authorized shares of capital stock to shares of common stock and shares of preferred stock, and (iii) the split of each share of common stock then outstanding into shares of common stock by way of a reclassification.

Our principal executive offices are located at 198 Inverness Drive West, Englewood, Colorado 80112. Our telephone number is (303) 784-2900. Our internet address is http://www.dexmedia.com. The contents of our website are not part of this prospectus.

Summary Historical and Pro Forma Financial Data

The summary historical financial data as of December 31, 2002 and 2003 and for the year ended December 31, 2001, the period from January 1, 2002 to November 8, 2002, the period from November 9, 2002 to December 31, 2002 and the year ended December 31, 2003 have been derived from our consolidated financial statements and related notes thereto included in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The summary historical financial data as of December 31, 2001 have been derived from our consolidated financial statements and related notes thereto not included in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The summary historical financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements and related notes thereto, which have been prepared on a basis consistent with our annual consolidated financial statements, included in this prospectus. The summary historical financial data as of March 31, 2003 have been derived from our unaudited consolidated financial statements and related notes thereto, which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year or any future period.

On November 8, 2002, we consummated the Dex East Acquisition. Periods of our Predecessor reflect the historical basis of accounting of Qwest Dex’s operations in the Dex East States, and periods of the Successor reflect the effects of purchase accounting for the Dex East Acquisition. On September 9, 2003, we consummated the Dex West Acquisition. The results of operations of Dex Media West are included in our historical results of operations for the period from September 10, 2003 to December 31, 2003 and the three months ended March 31, 2004 and reflect the effects of purchase accounting for the Dex West Acquisition. Accordingly, the results of operations for periods of the Predecessor are not comparable to the results of operations for periods of the Successor and our results of operations prior to the Dex West Acquisition are not comparable to our results of operations subsequent to the Dex West Acquisition.

The summary pro forma balance sheet data as of March 31, 2004 have been prepared to give pro forma effect to this offering, including the application of proceeds therefrom, and the summary pro forma statement of operations data for the year ended December 31, 2003 have been prepared to give pro forma effect to the Dex West Transactions, the Notes Offerings and this offering, including the application of proceeds therefrom, as if they had occurred on January 1, 2003. It also eliminates the non-recurring effects on 2003 revenue and cost of revenue as a result of purchase accounting related to the Dex East Acquisition.

We have historically operated as the directory business of Qwest Dex in the Dex States. Because our relationship with Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our summary historical operating results and the historical operating results of Dex West included elsewhere in this prospectus. As a result, our summary historical results of operations, financial position and cash flows and those of Dex West would have been different if we had operated as a stand-alone company without the shared resources of Qwest and its affiliates. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the date indicated and do not purport to be indicative of results of operations as of any future date or for any future period. The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Acquisition Transactions,” our consolidated financial statements and related notes thereto and the combined financial statements of Dex West and related notes thereto included elsewhere in this prospectus.

	Predecessor		Dex Media
(Dollars in thousands, except per share data)	Year Ended December 31, 2001	January 1, 2002 to November 8, 2002	November 9, 2002 to December 31, 2002	Year Ended December 31, 2003	Unaudited Three Months Ended March 31,		Unaudited Pro Forma Year Ended December 31, 2003
					2003	2004
Statement of operations data:
Revenue(a)	$666,207	$589,896	$58,097	$882,772	$152,873	$388,177	$1,631,129
Cost of revenue(a)	209,050	177,360	19,906	265,333	47,228	118,192	491,253
General and administrative expense(b)	47,610	49,606	20,502	146,480	23,642	53,351	218,104
Depreciation and amortization expense	12,707	9,258	33,299	305,420	56,363	109,440	482,156
Merger-related expenses(c)	3,859	—	—	—	—	—	—
Impairment charges(d)	6,744	—	—	—	—	—	—

Total operating expenses	279,970	236,224	73,707	717,233	127,233	280,983	1,191,513

Operating income (loss)	386,237	353,672	(15,610)	165,539	25,640	107,194	439,616
Other (income) expense:
Interest income	(2,971)	(721)	(71)	(1,380)	(98)	(257)	(1,380)
Interest expense(e)	112,944	87,165	27,866	277,626	48,164	124,625	452,458
Other (income) expense, net(f)	7,417	3,506	3,578	12,058	4,077	33	12,058
Provision (benefit) for income taxes	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)	(9,132)

Net income (loss)	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)	$(14,388)

Per share data:(g)
Net income (loss) per share:
Basic	n/a	n/a
Diluted	n/a	n/a
Weighted average common shares outstanding:
Basic	n/a	n/a
Diluted	n/a	n/a
Cash dividends declared per common share	n/a	n/a
Statements of cash flows data:
Net cash provided by operating activities	280,404	240,868	77,382	380,385	65,710	130,219
Net cash (used in) provided by investing activities	(7,401)	(13,367)	(2,803,668)	(4,366,631)	(3,273)	(22,006)
Net cash (used in) provided by financing activities	(218,178)	(192,255)	2,763,912	3,956,036	(25,337)	(101,540)
Other financial data:
EBITDA(h)	$391,527	$359,424	$14,111	$458,901	$77,926	$216,601	$909,714
Free cash flow(i)	n/a	n/a	n/a	n/a	n/a	102,962
Capital expenditures	7,401	13,367	3,513	40,548	3,273	27,257
Cash paid for interest	—	—	648	197,192	17,168	90,074
Other operational data:
Local account renewal rate	93%	92%	92%	91%	n/a	n/a
Number of directories published	150	130	20	182	28	74

	December 31, 2001	November 8, 2002	December 31, 2002	December 31, 2003	Unaudited March 31, 2003	Unaudited March 31, 2004	Unaudited Pro Forma March 31, 2004

Balance sheet data (at period end):
Total cash and cash equivalents	$54,825	n/a	$37,626	$7,416	$74,726	$14,089	$14,089
Working capital (deficit)(j)	(1,266,857)	n/a	29,354	(8,341)	37,578	(53,290)	(53,290)
Total assets	347,647	n/a	3,021,674	7,290,378	3,015,380	7,218,598	7,237,353
Total debt	1,390,920	n/a	2,207,130	6,097,434	2,183,378	6,251,316	5,814,566
Stockholders’ (deficit) equity	(1,250,187)	n/a	623,379	760,772	605,829	503,141	958,646

(a)	Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, and we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have otherwise been because the Acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to this twelve-month period and will have no impact on cash flows.

(b)	Includes bad debt expense.

(c)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of U S WEST, or the “Merger,” including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses and rebranding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	Pro forma interest expense reflects an estimated weighted average interest rate on our subsidiaries’ credit facilities of approximately 4%. A 0.125% increase or decrease in the assumed interest rate applicable to our subsidiaries’ credit facilities would change pro forma interest expense and income before taxes by approximately $4 million for the year ended December 31, 2003. Pro forma interest expense does not give effect to the Repricing.

(f)	In 2001, other (income) expense, net represents charges for a permanent decline in the value of investments. In 2002 and 2003, other (income) expense, net represents commitment fees related to the financing of the Dex West Acquisition.

(g)	Diluted per share information is derived from the weighted average number of shares of common stock outstanding after giving effect to this offering, including the redemption of all of our outstanding 5% Series A preferred stock, the increase in the number of our authorized shares of capital stock to shares of common stock and shares of preferred stock and the split of each share of common stock then outstanding into shares of common stock by way of a reclassification.

(h)	EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense, net and depreciation and amortization expense.

The following table summarizes the calculation of EBITDA for the periods indicated:

	Predecessor		Dex Media
	Year ended December 31, 2001	January 1, 2002 to November 8, 2002	November 9, 2002 to December 31, 2002	Year ended December 31, 2003	Unaudited Three months ended March 31,		Unaudited Pro forma Year ended December 31, 2003
(In thousands)					2003	2004
Net income (loss)	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)	$(14,388)
Adjustments to net income (loss):

Provision (benefit) for income taxes	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)	(9,132)
Interest expense, net	109,973	86,444	27,795	276,246	48,066	124,368	451,078
Depreciation and amortization expense	12,707	9,258	33,299	305,420	56,363	109,440	482,156

EBITDA	$391,527	$359,424	$14,111	$458,901	$77,926	$216,601	$909,714

EBITDA for the period from November 9, 2002 to December 31, 2002, for the year ended December 31, 2003 and for the three months ended March 31, 2003 and 2004 includes the effects of purchase accounting adjustments recorded upon the consummation of the Dex East Acquisition and the Dex West Acquisition, as applicable. These purchase accounting adjustments relate to the portion of deferred revenue and related deferred costs associated with directories published and distributed prior to the Acquisitions that were not carried over to our balance sheet due to purchase accounting. As a result of such Dex Media East purchase accounting adjustments, revenue and cost of revenue were reduced by $41.5 million and $10.6 million, respectively, for the period from November 9, 2002 to December 31, 2002, and revenue and cost of revenue were reduced by $24.7 million and $5.9 million, respectively, for the three months ended March 31, 2003, and, as a result of the Dex Media East and the Dex Media West purchase accounting adjustments, revenue and cost of revenue were reduced by $118.2 million and $32.6 million, respectively, for the year ended December 31, 2003 and revenue and cost of revenue were reduced by $22.7 million and $6.4 million, respectively, for the three months ended March 31, 2004. As a result, EBITDA was reduced by $30.9 million, $18.8 million, $85.6 million and $16.3 million for the period from November 9, 2002 to December 31, 2002, the three months ended March 31, 2003, the year ended December 31, 2003 and the three months ended March 31, 2004.

Management uses EBITDA as a measure of operating performance of its directory publishing business. Excluding certain items from net income (loss) allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, and amortization of intangible assets recorded in the acquisition and depreciation of property and equipment. EBITDA is also used by management to assess the ability of Dex Media to satisfy its debt service, capital expenditures and working capital requirements, and to assess certain covenants in our borrowing arrangements that are tied to similar measures. However, EBITDA presented in this prospectus is calculated in a different manner than comparable terms in our and our subsidiaries’ debt agreements, which permit the exclusion of certain items as defined.

The use of EBITDA instead of net income has limitations, including the inability to determine profitability, the exclusion of interest expense, net and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net income, will be comprised substantially of amortization of acquired intangible assets by Dex Media. Management believes it is acceptable to exclude depreciation from net income because Dex Media has not historically been required to invest significant amounts in property, plant or equipment in its primary business. Net income and a reconciliation of net income to EBITDA are provided above to compensate for these limitations.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(i)	Free cash flow represents cash provided by operating activities less capital expenditures.

The following table summarizes the calculation of free cash flow for the three months ended March 31, 2004:

(In thousands)
Cash provided by operating activities	$130,219
less capital expenditures	(27,257)

Free cash flow	$102,962

Management believes free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available for principal payment on debt obligation, payment of dividends and other non-operating cash needs. Free cash flow is not a measure determined in accordance with GAAP and should not be considered a substitute for “Operating income,” “Net income,” “Cash provided by operating activities” or any other measure determined in accordance with GAAP. We believe this non-GAAP liquidity measure is useful when considered in addition to the most directly comparable GAAP measure of “Cash provided by operating activities” because free cash flow includes investments in operational assets. Free cash flow does not represent residual cash available for discretionary expenditures since it excludes cash required for debt repayment.

(j)	Working capital is defined as current assets less current liabilities. Working capital includes cash and short-term borrowings that were not acquired or assumed by Dex Media from Qwest Dex. The following table summarizes the effects of these items on working capital for the period of the Predecessor indicated:

(In thousands)	December 31, 2001
Working capital (deficit)	$(1,266,857)
Cash and cash equivalents	(54,825)
Short-term borrowings	1,390,920

Working capital, excluding cash and short-term borrowings	$69,238

Working capital, excluding cash and short-term borrowings is included in this prospectus to provide additional information with respect to the working capital of Dex Media, as it excludes cash and short-term borrowings that were not acquired or assumed by Dex Media from Qwest Dex.

RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this prospectus before investing in our common stock. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

The loss of any of our key agreements with Qwest could have a material adverse effect on our business.

In connection with the Acquisitions, we entered into several agreements with Qwest, including a publishing agreement, a non-competition agreement and billing and collection services agreements. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest in the Dex States until November 7, 2052. We believe that acting as the exclusive official publisher of directories for the incumbent telephone company provides us with a competitive advantage. Under the non-competition agreement, Qwest agreed until November 7, 2042 not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex States in which Qwest provides local telephone service that are directed primarily at customers in those geographic areas. Under the billing and collection services agreements, Qwest agreed until November 7, 2004 to continue to bill and collect, on behalf of Dex Media East and Dex Media West, amounts owed by customers in connection with our directory services and purchase the associated accounts receivable from Dex Media East and Dex Media West. For the Combined Year 2003, Qwest billed approximately 45% of our local account billings on our behalf as part of Qwest’s telephone bill and held these collections in joint accounts with Qwest’s own collections. The termination of any of these agreements or the failure by Qwest to satisfy its obligations under these agreements could have a material adverse effect on our business. See “The Acquisition Transactions—Agreements between Us, Dex Media East and/or Dex Media West and Qwest.”

Qwest is currently highly leveraged and has a significant amount of debt service obligations over the near term and thereafter. In addition, Qwest has faced and may continue to face significant liquidity issues as well as issues relating to its compliance with certain covenants contained in the agreements governing its indebtedness. Based on Qwest’s public filings and announcements, Qwest has recently taken measures to improve its near-term liquidity and covenant compliance. However, Qwest still has a substantial amount of indebtedness outstanding and substantial debt service requirements. Consequently, it may be unable to meet its debt service obligations without obtaining additional financing or improving operating cash flow. Accordingly, we cannot assure you that Qwest will not ultimately seek protection under U.S. bankruptcy laws. In any such proceeding, our agreements with Qwest, and Qwest’s ability to provide the services under those agreements, could be adversely impacted. For example:

•	Qwest, or a trustee acting on its behalf, could seek to reject our agreements with Qwest as “executory” contracts under U.S. bankruptcy law, thus allowing Qwest to avoid its obligations under such contracts. Loss of substantial rights under these agreements could effectively require us to operate our business as an independent directory business, which could have a material adverse effect on our business.

•	Qwest could seek to sell certain of its assets, including the assets relating to Qwest’s local telephone business, to third parties pursuant to the approval of the bankruptcy court. In such case, the purchaser of any such assets might be able to avoid, among other things, our publishing agreement and non-competition agreement with Qwest.

•

We may have difficulties obtaining the funds collected by Qwest on our behalf pursuant to the billing and collection service agreements at the time such proceeding is instituted, although pursuant to such agreements, Qwest prepares settlement statements 10 times per month for each state in the Dex States summarizing the amounts due to Dex Media East and Dex Media West and purchases Dex Media East’s and Dex Media West’s accounts receivable billed by it within approximately nine business days following such settlement date. Further, if Qwest continued to bill our customers pursuant to the billing and collection services agreement following any such bankruptcy filing, customers of Qwest may be less likely to pay on time, or at all, bills received, including the amount owed to us. Qwest has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. See “The Acquisition Transactions—Agreements between Us, Dex Media East and/or Dex Media West and Qwest—Billing and Collection Services Agreements.”

Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business.

We are a highly leveraged company. As of March 31, 2004, our total indebtedness was $6,251 million, including $3,099 million of indebtedness under our subsidiaries’ credit facilities, $835 million of our subsidiaries’ senior notes, $1,305 million of our subsidiaries’ senior subordinated notes, $500 million of our 8% notes due 2013 and $512 million ($750 million at maturity) of our 9% discount notes due 2013. On a pro forma basis giving effect to this offering and the application of proceeds therefrom, our total indebtedness at March 31, 2004 would have been $5,815 million, including $3,119 million of indebtedness under our subsidiaries’ credit facilities, $835 million of our subsidiaries’ senior notes, $848 million of our subsidiaries’ senior subordinated notes, $500 million of our 8% Notes due 2013 and $512 million ($750 million at maturity) of our 9% Discount Notes due 2013. As of March 31, 2004, our ratio of total indebtedness to stockholders’ equity was 12.4 to 1.0. On a pro forma basis giving effect to this offering and the application of proceeds therefrom, our ratio of total indebtedness to stockholders’ equity at March 31, 2004 would have been 6.1 to 1.0. This level of indebtedness could have important consequences to you, including the following:

•	the agreements governing our indebtedness substantially limit our ability to access the cash flow and value of our subsidiaries and, therefore, to pay interest and/or principal on the indebtedness of Dex Media;

•	our indebtedness limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	our interest expense could increase if interest rates in general increase because a substantial portion of our indebtedness bears interest at floating rates;

•	our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	our indebtedness may make us more vulnerable to a downturn in our business or the economy;

•	a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks described above.

Although covenants under (1) the indentures governing the subsidiary notes limit the ability of our subsidiaries to incur additional indebtedness, (2) our subsidiaries’ credit facilities limit our ability and the ability of our subsidiaries to incur additional indebtedness and (3) the indentures governing our notes limit our ability and the ability of our subsidiaries to incur additional indebtedness, the terms of our subsidiaries’ credit facilities and the indentures permit Dex Media and our subsidiaries to incur significant additional indebtedness in the future if conditions are satisfied, including indebtedness under our subsidiaries’ revolving credit facilities. As of March 31, 2004, our subsidiaries had $199.1 million available for additional borrowing under our subsidiaries’ revolving credit facilities. See “—Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.”

Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.

Dex Media has no operations of its own and derives all of its cash flow and liquidity from its two principal operating subsidiaries, Dex Media East and Dex Media West. Dex Media therefore depends on distributions from Dex Media East and Dex Media West to meet its debt service obligations and to pay dividends on our common stock. Because of the substantial leverage of Dex Media East and Dex Media West, and the dependence of Dex Media upon the operating performance of its subsidiaries to generate distributions to it, there can be no assurance that we will have adequate funds to fulfill our obligations in respect of our indebtedness when due or and pay dividends on our common stock. In connection with our subsidiaries’ credit facilities, Dex Media entered into support agreements providing that, upon an acceleration of Dex Media East’s or Dex Media West’s credit facility, Dex Media is obligated to partially repay such subsidiary’s credit facilities using a portion of any proceeds received by Dex Media from certain extraordinary events relating to the other subsidiary, including, for example, certain asset sale proceeds and excess distribution proceeds. A portion of any proceeds received from such extraordinary events from time to time is required to be pledged to secure Dex Media’s obligations under the applicable support agreement. See “Description of Our Indebtedness—Our Subsidiaries’ Credit Facilities—Support Agreement.”

As of March 31, 2004, after giving pro forma effect to this offering and the application of proceeds therefrom, our subsidiaries had total indebtedness of approximately $4,802 million. Furthermore, $199.1 million was available to our subsidiaries for additional borrowing under our subsidiaries’ credit facilities. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, such subsidiary may not have sufficient assets to make payments to Dex Media.

The indentures governing our subsidiaries’ notes may restrict our access to the cash flow and other assets of our subsidiaries that may be needed to make payment on our indebtedness or the payment of dividends on our common stock.

The indentures governing the subsidiary notes significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to Dex Media. We cannot assure you that the agreements governing our current and future indebtedness or other agreements will permit us to engage in transactions to fund scheduled interest and principal payments on our indebtedness when due, and no assurances can be given as to the timing or cost of, or our ability to, effectuate any refinancing or renegotiation, if such transactions are necessary. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

Specifically, the indentures relating to the senior notes and the senior subordinated notes of Dex Media East prohibit Dex Media East and its restricted subsidiaries from distributing funds to Dex Media if the amount of such distribution, together with all other restricted payments made by Dex Media East since November 8, 2002, would exceed the sum of (i) 50% of the adjusted consolidated net income accrued by Dex Media East since January 1, 2003, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media East, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media East by its unrestricted subsidiaries. In addition, in order to make any such distributions of funds to Dex Media, Dex Media East would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to their respective senior notes and senior subordinated notes. There is no specific exception to this restriction that would permit funds to be distributed to Dex Media to make interest payments on our indebtedness or the payment of dividends on its common stock.

The indentures relating to the senior notes and the senior subordinated notes of Dex Media West permit Dex Media West and its restricted subsidiaries to make one or more distributions to Dex Media with an aggregate amount not to exceed $50.0 million each fiscal year for the sole purpose of paying interest on Dex Media’s debt obligations. However, the same indentures prohibit Dex Media West and its restricted subsidiaries from distributing funds to Dex Media in excess of $50.0 million each fiscal year to service interest on Dex Media’s debt obligations or for any other purpose if the amount of such distribution, together with all other restricted payments made by Dex Media West since September 9, 2003 would exceed the sum of (i) 100% of the adjusted earnings before interest, tax, depreciation and amortization accrued since January 1, 2004 less 1.4 times the consolidated interest expense for the same period, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media West, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media West by its unrestricted subsidiaries.

The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media.

Although the terms of our subsidiaries’ credit facilities permit Dex Media East and Dex Media West to pay cash dividends to Dex Media in an amount not to exceed 42% and 58%, respectively, of regularly scheduled cash interest payable on the initial $250 million of our 8% Notes due 2013 (provided that no event of default is continuing or would result therefrom), Dex Media East or Dex Media West, as applicable, may not pay dividends on its 42% or 58% portion, as applicable, of the regularly scheduled interest payments on the remaining $250 million of the $500 million of our 8% Notes due 2013 unless Dex Media East or Dex Media West, as applicable, meets an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the dividend. Furthermore, in the event that (1) Dex Media East or Dex Media West, as the case may be, is unable to pay any dividends to be used for payment of cash interest on our 8% Notes due 2013 because an event of default is continuing or would result therefrom or (2) Dex Media East or Dex Media West is unable to pay dividends in excess of its 42% or 58% portion, respectively, of the interest payments on $250 million of the $500 million of our 8% Notes due 2013, the other subsidiary will not be permitted by the terms of its credit facility to pay dividends in excess of its 42% or 58% portion of the cash interest payments, as applicable, to replace the dividends that cannot be paid by the other subsidiary.

Additionally, although the terms of our subsidiaries’ credit facilities permitted Dex Media to issue discount notes, such credit facilities do not specifically permit the payment of dividends to Dex Media to pay cash interest on our 9% Discount Notes due 2013 when cash interest becomes payable on May 15, 2009. Accordingly, any dividend to Dex Media for payment of cash interest on our 9% Discount Notes due 2013 must be permitted to be paid pursuant to the general dividend basket of each of our subsidiaries’ credit facilities, which restricts Dex Media East (including its immediate parent and its subsidiaries) and Dex Media West (including its immediate parent and its subsidiaries), as applicable, from paying dividends to Dex Media in excess of $5 million and $12.5 million per year, respectively, if Dex Media East (including its immediate parent and its subsidiaries) or Dex Media West (including its immediate parent and its subsidiaries), as applicable, does not comply with a coverage ratio and a leverage ratio test. In any event, any such dividend would be limited to a portion of excess cash flow (as defined in the Dex Media East and Dex Media West credit facilities). If Dex Media East and Dex Media West are not able to pay Dex Media dividends under the general dividend basket of our subsidiaries’ credit facilities in amounts sufficient to meet Dex Media’s obligations to pay cash interest on our 9% Discount Notes due 2013 once cash payments become due, we will need to refinance or amend our subsidiaries’ credit facilities before such date. We cannot be sure that we will be able to refinance or amend our subsidiaries’ credit facilities on commercially reasonable terms or at all.

Our subsidiaries may enter into additional agreements or financings in the future which could further limit Dex Media’s ability to access the assets and cash flow of our subsidiaries.

Our subsidiaries are permitted under the terms of our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and the terms of other indebtedness to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Dex Media. In addition to these contractual restrictions and prohibitions, the laws of our subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to Dex Media. The indentures governing our notes do not significantly limit our subsidiaries from entering into agreements restricting such distributions, dividends or loans. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, other agreements of our subsidiaries and statutory restrictions will permit our subsidiaries to provide Dex Media with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on our indebtedness when due.

We operate in the competitive directory advertising industry.

The U.S. directory advertising industry is competitive. There are a number of independent directory publishers, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd., with which we compete in one or more of the Dex States. In addition, we compete with other directory publishers in some of our markets, including Verizon Communications Inc., and these other directory publishers could elect to publish directories in the future in any of our markets in which they do not currently publish directories. For example, new competitive directories were introduced in six of our top ten markets in 2003 compared to just one new competitive directory in 2002. In the Dex States, our competitors publish and deliver approximately 600 directories. Our two largest competitors are Yell Group and Verizon. On average, there are two to three competing directories in each of our local markets. Through our Internet-based directory, we compete with these publishers and with other Internet sites providing classified directory information, such as Switchboard.com, yellowpages.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers. We cannot assure you that we will be able to compete effectively with these other companies, some of which may have greater resources than we do, for advertising in the future. In addition, we compete against other media, including newspapers, radio, television, the Internet, billboards and direct mail, for business and professional advertising, and we cannot assure you that we will be able to compete successfully against these and other media for such advertising.

The Telecommunications Act of 1996 effectively opened local telephone markets to increased competition. Consequently, there can be no assurance that Qwest will remain the dominant local telephone service provider in its local service area. If Qwest were no longer the dominant local telephone service provider in its local service area, we may not realize some of the anticipated benefits under our publishing agreement with Qwest, which could have a material adverse effect on our business.

We could be materially adversely affected by declining usage of printed yellow pages directories.

We believe that overall usage of printed yellow pages directories in the United States and in the Dex States declined by a compound annual rate of approximately 2% between 1999 and 2003. Notwithstanding these declines in usage, we have been able to increase our annual revenue in recent years through, among other things, increases in our advertising prices and new product offerings and enhanced features such as color advertisements and awareness products. There can be no assurance that usage of our print yellow pages directories will not continue to decline at the existing rate or more severely. In addition, there can be no assurance that we will be able to continue to increase prices or increase revenues from new product offerings and enhanced features. Any declines in usage could impair our ability to maintain or increase our advertising prices, cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases and discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

Although we believe that the decline in the usage of our printed directories will be offset in part by an increase in usage of our Internet-based directory, we cannot assure you that such increase in usage will result in additional Internet revenue. Any of the factors that may contribute to a decline in usage of our printed directories, or a combination of them, could impair our directory services revenue and have a material adverse effect on our business.

Qwest, the former owner of our business, is the subject of ongoing investigations by the SEC and the U.S. Attorney’s office.

On March 8, 2002, Qwest, the former owner of our business, received a request from the Denver regional office of the U.S. Securities and Exchange Commission, or “SEC,” to voluntarily produce documents and information as part of an informal inquiry into certain of its accounting practices. On April 3, 2002, the SEC issued an order authorizing a formal investigation of Qwest. The matters under investigation include, among others, the revenue recognition practices of Qwest Dex. In addition, two former Chief Executive Officers (one of whom is our current Chief Executive Officer) and two former Chief Financial Officers (one of whom is our current Vice President, Financial Planning and Analysis) of Qwest Dex were subpoenaed in August 2002 and have provided documents and testimony to the SEC. In the investigation, the SEC may issue additional subpoenas seeking documents and/or testimony from other current and former Qwest Dex employees. We cannot assure you that the SEC investigation will not result in any enforcement action against Qwest Dex, its employees or those of our employees who were formerly employees of Qwest Dex.

In addition, on July 9, 2002, Qwest was informed by the U.S. Attorney’s Office for the District of Colorado that it had begun a criminal investigation of Qwest. Although the U.S. Attorney’s Office has not disclosed the subject matter of the investigation, it has indicated that it is investigating the matters under inquiry in the SEC investigation. It is not clear whether this investigation involves the business or management of Qwest Dex’s directory business (other than its former revenue recognition policy under the point of publication method) or employees who historically worked for the Qwest Dex business, most of whom are now our employees. We do not have any knowledge that former employees of Qwest Dex, most of whom are now our employees, are the subject of the U.S. Attorney’s investigation. None of the former employees of Qwest Dex have informed us that they are the targets of the U.S. Attorney’s investigation or have been contacted by the U.S. Attorney’s office in connection with the investigation. Although we acquired only the assets of the Qwest Dex business located in the Dex States and not the Qwest Dex corporate entity and we did not assume in the Acquisitions any liabilities relating to the SEC or the U.S. Attorney’s Office investigations, there can be no assurances that these investigations or other investigations will not have a material adverse effect on our business.

Restrictive covenants in our subsidiaries’ credit facilities and the indentures may restrict our ability to pursue our business strategies.

Our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and/or the indentures governing our notes limit Dex Media’s ability and/or the ability of our subsidiaries, among other things, to:

•	access the cash flow and value of our subsidiaries and, therefore, to pay interest and/or principal on the indebtedness of Dex Media or to pay dividends on the common stock of Dex Media;

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make distributions in respect of Dex Media’s or the applicable subsidiary’s capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of Dex Media’s or the applicable subsidiary’s future restricted subsidiaries;

•	agree to payment restrictions affecting Dex Media’s or the applicable subsidiary’s future restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Dex Media’s or the applicable subsidiary’s assets;

•	enter into transactions with Dex Media’s or the applicable subsidiary’s affiliates;

•	incur liens;

•	designate any of Dex Media’s or the applicable subsidiary’s future subsidiaries as unrestricted subsidiaries; and

•	enter into new lines of businesses.

In addition, our subsidiaries’ credit facilities include other and more restrictive covenants and prohibit our subsidiaries from prepaying our other indebtedness while indebtedness under our subsidiaries’ credit facilities is outstanding. The agreements governing our subsidiaries’ credit facilities also require our subsidiaries to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our subsidiaries’ ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indentures governing the subsidiary notes, the indentures governing our notes and the agreements governing our subsidiaries’ credit facilities could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreements governing our subsidiaries’ credit facilities. If a default occurs, the lenders under our subsidiaries’ credit facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable or prevent our subsidiaries from making distributions to Dex Media in order for Dex Media to make payments on its indebtedness, either of which could result in an event of default under such indebtedness. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our subsidiaries’ credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our subsidiaries’ credit facilities, the subsidiary notes and our notes were to be accelerated, we can make no assurances that our assets would be sufficient to repay in full that indebtedness and our other indebtedness. See “Description of Our Indebtedness.”

Our business could suffer if there is a prolonged economic downturn.

We derive our net revenue from the sale of advertising in our directories. Our advertising revenue, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business.

Our dependence on third-party providers of printing, distribution and delivery services could materially adversely affect us.

We depend on third parties for the printing and distribution of our directories. Dex Media East and Dex Media West each have contracts with two companies, R.R. Donnelley & Sons Company, or “Donnelley,” and Quebecor World Directory Sales Corporation, or “Quebecor,” for the printing of our directories, which expire on December 31, 2011 and July 30, 2008, respectively. Because of the large print volume and specialized binding of directories, there are only a small number of companies in the printing industry that could service our needs. Accordingly, the inability or unwillingness of Donnelley or Quebecor to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business.

We have a contract with a single company, Product Development Corporation, or “PDC,” for the distribution of our directories. This contract expires on May 31, 2009. There are only a small number of companies that could service our distribution needs. Accordingly, the inability or unwillingness of PDC to provide distribution services to us on acceptable terms or at all could have a material adverse effect on our business. We have a contract with Matson Integrated Logistics, or “Matson,” to provide logistical support and to transport our printed directories from our printers’ locations to PDC. This contract expires on December 31, 2008. We rely on Matson’s services extensively for our transportation and logistical needs, and only a small number of companies could service our transportation needs. Accordingly, any disruptions in the services provided to us by Matson or by a third party upon termination of the contracts with Matson could have a material adverse effect on our business.

Fluctuations in the price or availability of paper could materially adversely affect us.

The principal raw material that we use is paper. For the Combined Year 2003, paper costs equaled 4% of our revenue and 12% of our cost of revenue, excluding the effects of purchase accounting. Approximately 97% of the paper that we use is supplied by two companies: Nippon Paper Industries USA Co., Ltd. (formerly

Daishowa America Co., Ltd.), or “Nippon,” and Norske Skog Canada (USA), Inc., or “Norske.” Pursuant to our agreements with Nippon and Norske, they are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are set each year based on prevailing market rates. If, in a particular year, the parties to either of the agreements are unable to agree on repricing, either party may terminate the agreement. The contract with Nippon expires on December 31, 2009 and the contract with Norske expires on December 31, 2008. Furthermore, we purchase paper used for the covers of our directories from Spruce Falls, Inc., or “Spruce Falls.” Pursuant to an agreement between Spruce Falls and us, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Prices under this agreement are negotiated each year. If, in a particular year, Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2006.

We do not engage in hedging activities to limit our exposure to paper price increases. The price of paper may fluctuate significantly in the future. Changes in the supply of or demand for paper could affect delivery times and prices. We cannot assure you that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Results of Operations.”

We could be materially adversely affected by turnover among sales representatives or loss of key personnel.

We depend on our ability to identify, hire, train and retain qualified sales personnel. A loss of a significant number of experienced sales representatives would likely result in fewer sales of advertising in our directories and could materially adversely affect our business. We expend significant resources and management time in identifying and training our sales representatives. Our ability to attract and retain qualified sales personnel depends, however, on numerous factors, including factors that we cannot control, such as conditions in the local employment markets in which we operate. We cannot assure you that we will be able to hire or retain a sufficient number of sales representatives to achieve our financial objectives.

Furthermore, we depend on the continued services of key personnel, including George Burnett, our President and Chief Executive Officer, Robert M. Neumeister, Jr., our Executive Vice President and Chief Financial Officer, Marilyn B. Neal, our Executive Vice President and Chief Operating Officer and other members of our senior management and regional sales management personnel. Although we believe that we could replace our key employees within a reasonable time should the need arise, the loss of key personnel could have a material adverse effect on our business.

We may be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

For the Combined Year 2003, approximately 82% of our revenue, excluding the effects of purchase accounting, was generated through the sale of advertising to local businesses, which are generally small and medium-sized businesses. In the ordinary course of our directory operations, we extend credit to these customers for advertising purchases. As of December 31, 2003, we had approximately 399,000 accounts with local businesses to which we extended credit. Full collection of delinquent accounts can take many months or may never occur. For the Combined Year 2003, bad debt expense for all of our accounts amounted to approximately $55.8 million, or 3.4% of our revenue, excluding the effects of purchase accounting. Small and medium-sized businesses tend to have fewer financial resources and higher rates of failure than do larger businesses. Consequently, although we attempt to mitigate exposure to the risks that result from extending credit to small and medium-sized businesses through credit screening and the collection of advance payments under certain circumstances, we cannot assure you that we will not be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

Our sales of advertising to national accounts is coordinated by third parties that we do not control.

Approximately 15% of our revenue for the Combined Year 2003 was derived from the sale of advertising to national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertising in several of the directories that we publish. In order to sell advertising to these accounts, we contract with approximately 160 certified marketing representatives, which we refer to as CMRs, which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. In particular, we rely on one of our CMRs, TMP Worldwide Inc., or “TMP,” whose billings were approximately 4% of our revenue for the Combined Year 2003. Although we believe that our relationship with TMP is mutually beneficial and that those CMRs with whom we have existing relationships or other third parties could service our needs if TMP were unable or unwilling to provide its services to us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. In addition, any decline in the performance of TMP or the other CMRs with whom we contract could harm our ability to generate revenue from our national accounts and could materially adversely affect our business.

We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.

As of December 31, 2003, approximately 66% of our workforce was represented by various local labor unions. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations and an increase in our operating costs, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

Future changes in Qwest’s directory publishing obligations in the Dex States may increase our costs.

Pursuant to the publishing agreement, we are required to discharge Qwest’s regulatory obligation to publish white pages directories covering each service territory in the Dex States where it provides local telephone service as the incumbent service provider. If the staff of a state public utility commission in a Dex State were to impose additional or changed legal requirements in any of Qwest’s service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of Qwest, even if such compliance were to increase our publishing costs. Pursuant to the publishing agreement, Qwest will only be obligated to reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements, and this obligation will expire on November 7, 2009. Our competitive position relative to competing directory publishers could be adversely affected if we are not able to recover from Qwest that portion of our increased costs that Qwest has agreed to reimburse and, moreover, we cannot assure you that we would be able to increase our revenue to cover any unreimbursed compliance costs.

Our conversion to the Amdocs software system may disrupt our operations or we may not be able realize the improvement in our operational efficiency and the associated cost savings.

We are in the process of migrating from our legacy process management infrastructure to Amdocs, an industry-standard software system. The conversion from our existing software system to the Amdocs software system is complicated and is expected to take several months for us to fully complete in all of the Dex States. During the conversion, we may experience a disruption to our business. We cannot assure you that any disruption caused by the conversion to Amdocs will not materially adversely affect our business or that we will be able to realize the anticipated cost savings as result of our conversion to Amdocs. In addition, if we are unable to convert to Amdocs, we will be unable to fully implement our segmented pricing strategy.

We are controlled by Carlyle and WCAS, whose interests may not be aligned with yours.

Dex Holdings, which is equally controlled by Carlyle and WCAS, owns substantially all of our equity and after giving effect to this offering, will own approximately             % of our common stock, or approximately             % if the underwriters exercise their over-allotment option in full. The Sponsors have the power to control our affairs and policies. The Sponsors also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The interests of the Sponsors could conflict with your interests. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

Risks Related to Our Common Stock

Our common stock price may be volatile.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock. The initial public offering price for the shares was determined by negotiations between us, the selling stockholder and the representatives of the underwriters, and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. Market price fluctuations of our common stock could be caused by many things, including but not limited to:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry or failure of analysts to cover our common stock;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

•	sale of common stock by our directors and executive officers and the selling stockholder.

Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

We may be restricted from paying cash dividends on our common stock in the future.

We currently intend to declare and pay regular quarterly cash dividends on our common stock. Any payment of cash dividends will depend upon our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors. The terms of our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and/or the indentures governing our notes may restrict us from paying cash dividends on our common stock. See “—Dex Media may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on its indebtedness or the payment of dividends on its common stock as a result of, among other things, contractual provisions in existing or future indebtedness of it subsidiaries.” Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock. See “Description of Certain Indebtedness.”

Shares eligible for future sale may adversely affect our common stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our amended and restated articles of incorporation, we are authorized to issue up to              shares of common stock, of which approximately              million shares of common stock will be outstanding following this offering and approximately              million shares of common stock will be issuable upon the exercise of outstanding stock options. Of these shares,              shares of common stock will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. We, our directors, officers and the selling stockholder have entered into lock-up agreements described under the caption “Underwriting.” In addition, we will enter into a stockholders agreement with the Sponsors granting certain demand and piggyback registration rights to the Sponsors. The amended and restated management stockholders agreement and the sponsor stockholders agreement both provide for piggyback registration rights for certain of our stockholders. Both agreements provide that parties to such agreements shall not sell shares of our common stock until at least 180 days after the effective date of the registration statement of which this prospectus is a part. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock would have on the market price of our common stock. See “Certain Relationships and Related Party Transactions” and “Shares Eligible for Future Sale.”

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our amended and restated certificate of incorporation and by-laws may also make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	a classified board of directors;

•	the sole power of a majority of the board of directors to fix the number of directors;

•	limitations on the removal of directors;

•	the sole power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval; and

•	the inability of stockholders to act by written consent or to call special meetings.

Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock, our stockholder rights plan, the acceleration of the vesting of the outstanding stock options upon a change of control of Dex Media and certain other provisions of our amended and restated certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving Dex Media or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stand-Alone Company” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the U.S. directory advertising industry, the U.S. advertising industry and their respective segments, our general expectations concerning such industries and their segments and our market position and market share within such industries and their segments are derived from data from various third party sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the U.S. directory advertising industry, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

Data on U.S. directory advertising industry revenue and corresponding market position and market share within the industry are based on U.S. directory advertising sales. A few of our competitors utilize the point of publication method of accounting under which revenue and expenses are recognized when a directory is published. We utilize the deferral and amortization method of accounting under which revenue and expenses are recognized over the lives of the directories. As a result, while we believe that the information presented herein with respect to ourselves and our competitors is comparable, comparisons made beyond the scope of those made in this prospectus may be impacted by the differing accounting methods. Except where otherwise noted, the calculation of advertiser renewal and retention rates is based on local advertisers and excludes the loss of advertisers as a result of business failures, which we believe is the customary calculation method in our industry.

The DEX® trademark referred to in this prospectus is a registered trademark of Dex Media. The QWEST DEX® and QWEST DEX ADVANTAGE® trademarks referred to in this prospectus are registered trademarks of Qwest and are used by us under license.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $632.4 million from the sale of shares of our common stock in this offering, based upon an assumed initial public offering price of $             per share, the midpoint of the offering range, and after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering to (i) redeem all of our outstanding 5% Series A preferred stock, which is held by our Sponsors and management, for approximately $125.7 million plus accrued and unpaid dividends and (ii) redeem (A) $183.8 million in aggregate principal amount of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 at a redemption price of 112.125% of principal, plus accrued and unpaid interest, and (B) $273.0 million in aggregate principal amount of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 at a redemption price of 109.875% of principal, plus accrued and unpaid interest. Dex Media East’s 12 1/8% senior subordinated notes due 2012 and Dex Media West’s 9 7/8% senior subordinated notes due 2013 have a maturity of November 15, 2012 and August 15, 2013, respectively. The outstanding Dex Media East notes and outstanding Dex Media West notes were used to pay a portion of the purchase price for the acquisition of Dex Media East and Dex Media West, respectively. We do not intend to use any of the proceeds from this offering to prepay indebtedness under our subsidiaries’ credit facilities.

Currently, the credit agreements governing our subsidiaries’ credit facilities require that 50% of all proceeds received by us in connection with our initial public offering of common stock be applied to prepay indebtedness under our subsidiaries’ credit facilities. On June 11, 2004, our subsidiaries entered into amended and restated credit agreements with their respective lenders to waive this requirement, thus permitting the intended use of the proceeds of this offering. The amendments will be effective immediately upon the consummation of this offering.

The selling stockholder will receive the remaining net proceeds from the sale of shares of our common stock in this offering. We will not receive any proceeds from the sale of shares by the selling stockholder, including if the underwriters exercise their overallotment option, which is solely from the selling stockholder.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an initial rate of $             per share. However, there can be no assurance that we will declare or pay any cash dividends. On November 10, 2003, we paid a dividend of approximately $750.2 million to our stockholders with the proceeds received from the 8% notes due 2013 and 9% discount notes due 2013 issued in November 2003, and on February 17, 2004, we paid a dividend of approximately $250.5 million to our stockholders with the proceeds received from the 9% discount notes due 2013 issued in February 2004. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. The terms of our indebtedness may also restrict us from paying cash dividends on our common stock under some circumstances. See “Risk Factors—Dex Media may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on its indebtedness or the payment of dividends on its common stock as a result of, among other things, contractual provisions in existing or future indebtedness of its subsidiaries,” “—We may be restricted from paying cash dividends on our common stock in the future” and “Description of Certain Indebtedness.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004 on an actual basis and a pro forma basis giving effect to this offering and the application of proceeds thereof.

The information in this table should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	March 31, 2004
(In thousands)	Actual	Pro forma
	(unaudited)
Cash and cash equivalents	$14,089	$14,089

Total debt:
Subsidiary debt:
Dex Media East credit facilities:
Revolving credit facility(1)	$—	$10,000
Term loan facilities	1,091,017	1,091,017
Dex Media West credit facilities:
Revolving credit facility(2)	—	10,000
Term loan facilities	2,008,000	2,008,000
Senior notes:
9 7/8% senior notes of Dex Media East	450,000	450,000
8 1/2% senior notes of Dex Media West	385,000	385,000
Senior subordinated notes:
12 1/8% senior subordinated notes of Dex Media East	525,000	341,250
9 7/8% senior subordinated notes of Dex Media West	780,000	507,000
Dex Media debt:
8% notes	500,000	500,000
9% discount notes	253,321	253,321
9% discount notes	258,978	258,978

Total debt	6,251,316	5,814,566
Stockholders’ equity:
5% Series A preferred stock	3	—
Common stock, $0.01 par value	130	130
Additional paid-in capital	621,985	1,127,976
Accumulated deficit	(113,681)	(164,164)
Accumulated other comprehensive loss	(5,296)	(5,296)

Total stockholders’ equity	503,141	958,646

Total capitalization	$6,754,457	$6,773,212

(1)	Total availability of $100 million. As of March 31, 2004, Dex Media East had $99.1 million available under such revolving credit facility ($0.9 million was committed under a stand-by letter of credit).
(2)	Total availability of $100 million. As of March 31, 2004, Dex Media West had $100 million available under such revolving credit facility.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

Our net tangible book value as of March 31, 2004 was approximately $(6,103) million, or $             per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2004. Total tangible assets represent total assets excluding goodwill, other intangible assets and deferred financing costs. After giving effect to the issuance and sale of              shares of our common stock in this offering at an assumed initial public offering price of $             (the midpoint of range on the cover page of this prospectus), and after deducting the underwriting discounts and estimated offering expenses that we will pay, our net tangible book value as of March 31, 2004 would have been approximately $             million, or $             per share of common stock. This represents an immediate increase in net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Per Share
Assumed initial public offering price per share	$
Net tangible book value per share as of March 31, 2004	$
Increase per share attributable to this offering	$
Net tangible book value per share after this offering	$
Dilution per share to new investors	$

The following table summarizes, as of March 31, 2004, the total number of shares of common stock acquired from us for cash during the past five years by existing stockholders and the total consideration received by us and the average price per share paid by them and by new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and estimated offering expenses that we will pay:

	Share Number	Purchased Percent	Total Amount	Consideration Percent	Average Price Per Share
Existing Stockholders		%	$	%	$
New investors
Total		100.0%		$100.0%	$

The tables and calculations above assume no exercise of outstanding options. As of                 , 2004, there were              shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of approximately $         per share. To the extent that these options are exercised, there will be further dilution to new investors. See “Management—Executive Compensation—Option/SAR Grants in Last Fiscal Year” and “Description of Capital Stock.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information of Dex Media has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Dex Media and the combined financial statements of Dex West included elsewhere in this prospectus. The Dex Media pro forma balance sheet as of March 31, 2004 gives pro forma effect to this offering and the redemption of our outstanding 5% Series A preferred stock, a portion of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 and a portion of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 from the proceeds from this offering as if they were completed on March 31, 2004. The Dex Media pro forma statement of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 give pro forma effect to the Dex West Transactions, the Notes Offerings, this offering and the redemption of our outstanding 5% Series A preferred stock, a portion of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 and a portion of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 from the proceeds from this offering as if they were completed on January 1, 2003. The pro forma statement of operations for the year ended December 31, 2003 also eliminates the non-recurring effects on 2003 revenue and cost of revenue resulting from purchase accounting adjustments related to the Dex East Acquisition. The pro forma financial information does not give effect to the Repricing. We refer to the adjustments relating to the Dex West Transactions and the Dex East Transactions as the “Acquisitions Transactions Adjustments,” the adjustments relating to the Notes Offerings as the “Notes Adjustments” and the adjustments relating to this offering and the use of proceeds therefrom as the “Offering Adjustments.” The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes.

The pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Dex West Transactions, the Notes Offerings and this offering been completed on the date indicated and does not purport to be indicative of results of operations as of any future date or for any future period. The pro forma financial information does not include all of the stand-alone costs related to operating as a separate entity from Qwest. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stand-Alone Company.” The pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Acquisition Transactions,” the historical consolidated financial statements of Dex Media and the notes thereto and the historical consolidated financial statements of Dex Media West and the notes thereto, in each case included elsewhere in this prospectus.

Dex Media

Unaudited pro forma balance sheet

As of March 31, 2004

(In thousands)	Dex Media Historical	Offering Adjustments		Dex Media Pro Forma
Current Assets:
Cash and cash equivalents	$14,089	$—		$14,089
Accounts receivable, net	112,719	—		112,719
Deferred directory costs	297,910	—		297,910
Current deferred taxes	9,938	—		9,938
Other current assets	7,774	—		7,774

Total Current Assets	442,430	—		442,430

Property, plant and equipment, net	98,610	—		98,610
Goodwill	3,084,066	—		3,084,066
Intangible assets	3,342,990	—		3,342,990
Deferred income taxes	66,802	31,870	(a)	98,672
Deferred financing costs	179,406	(13,115	)(a)(b)	166,291
Other assets	4,294	—		4,294

Total Assets	$7,218,598	$18,755		$7,237,353

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$49,906	$—		$49,906
Amounts due to related parties	32,791	—		32,791
Deferred revenue and customer deposits	205,835	—		205,835
Accrued interest payable	80,486	—		80,486
Current portion of long-term debt	109,194	—		109,194
Other accrued liabilities	17,508	—		17,508

Total Current Liabilities	495,720	—		495,720

Long-term debt	6,142,122	(456,750	)(c)	5,705,372
		20,000	(d)
Post-retirement and other post-employment benefit obligations	72,431	—		72,431
Other liabilities	5,184	—		5,184

Total Liabilities	6,715,457	(436,750)		6,278,707

Commitments and contingencies
Stockholders’ Equity:
Series A Preferred stock	3	(3	)(e)	—

Common stock	130		(f)	130
Additional paid-in-capital	621,985	632,438	(f)	1,127,976
		(126,447	)(e)

Accumulated deficit	(113,681)	(50,483	)(a)	(164,164)
Accumulated other comprehensive income	(5,296)	—		(5,296)

Total Stockholders’ Equity	503,141	455,505		958,646

Total Liabilities and Stockholders’ Equity	$7,218,598	$18,755		$7,237,353

See accompanying notes to unaudited pro forma balance sheet.

DEX MEDIA

Notes to unaudited pro forma balance sheet

The pro forma financial data have been derived by the application of pro forma adjustments to our historical balance sheet data as of March 31, 2004.

(a)	Reflects the write-off of deferred financing costs from the redemption of Dex Media East senior subordinated notes and Dex Media West senior subordinated notes, premium paid upon the redemption of Dex Media East and Dex Media West senior subordinated notes and a one-time fee of $20.0 million paid to eliminate the $4.0 million annual fee under the management services agreement, net of the related deferred tax benefits. The $4.0 million annual fee has been eliminated from the pro forma statements of operations to reflect the continuing impact on us. The effect of these adjustments on accumulated deficit and deferred income taxes are as follows (in thousands):

Deferred financing costs	$13,115
Premium on redemption of senior subordinated notes	49,238
Elimination of annual fee under management services agreement	20,000

Pre-tax impact	82,353
Income tax benefit	(31,870)

Accumulated deficit	$50,483

(b)	Reflects the elimination of deferred financing costs associated with the redemption of $183.8 million of Dex Media East senior subordinated notes and $273.0 million of Dex Media West senior subordinated notes.

(c)	Reflects the redemption of $183.8 million of Dex Media East senior subordinated notes and $273.0 million of Dex Media West senior subordinated notes using a portion of the net proceeds of this offering.

(d)	Reflects borrowings under the Dex Media East and Dex Media West revolving credit facilities to pay $20.0 million to eliminate the $4.0 million annual fee under the management services agreement.

(e)	Reflects the redemption of $126.5 million of preferred stock, including accumulated dividends of $0.8 million, with a portion of the net proceeds of this offering.

(f)	Reflects the proceeds of this offering, net of related expenses.

Dex Media

Unaudited pro forma statement of operations

For the year ended December 31, 2003

	Dex Media Historical Year Ended December 31, 2003(i)	Dex West Historical January 1 to September 9, 2003	Acquisitions Transactions Adjustments		Subtotal	Notes Adjustments		Offering Adjustments		Total
(in thousands, except per share data)
Revenue	$882,772	$630,160	$118,197	(a)	$1,631,129	—		—		$1,631,129

Operating expenses:
Cost of revenue	265,333	193,282	32,638	(b)	491,253	—		—		491,253
General and administrative expense (including bad debt expense)	146,480	74,241	1,383	(c)	222,104	—		(4,000	)(c)	218,104
Depreciation and amortization expense	305,420	8,153	168,583	(d)	482,156	—		—		482,156

Total operating expenses	717,233	275,676	202,604		1,195,513	—		(4,000)		1,191,513

Operating income	165,539	354,484	(84,407)		435,616	—		4,000		439,616
Other (income) expense:
Interest income	(1,380)	(2,336)	2,336	(e)	(1,380)	—		—		(1,380)
Interest expense	277,626	113,627	32,354	(f)	423,607	81,520	(f)	(52,669	)(f)	452,458
Other expense, net	12,058	—	—		12,058	—		—		12,058

(Loss) income before income taxes	(122,765)	243,193	(119,097)		1,331	(81,520)		56,669		(23,520)
Provision (benefit) for income taxes	(47,729)	91,441	(43,194	)(g)	518	(31,694	)(g)	22,044	(g)	(9,132)

Net income (loss)	(75,036)	151,752	(75,903)		813	(49,826)		34,625		(14,388)
Dividend on Series A Preferred Stock	8,594	—	—		8,594	—		(8,594	)(h)	—

Net income (loss) available to common shareholders	$(83,630)	$151,752	$(75,903)		$(7,781)	$(49,826)		$43,219		$(14,388)

Basic loss per common share
Diluted loss per common share
Weighted average common shares

See accompanying notes to unaudited pro forma statements of operations.

Dex Media

Unaudited pro forma statement of operations

For the three months ended March 31, 2004

	Dex Media Historical Three Months Ended March 31, 2004(i)	Acquisitions Transactions Adjustments		Notes Adjustments		Offering Adjustments		Total
(in thousands, except per share data)
Revenue	$388,177	$22,734	(a)	—		—		$410,911

Operating expenses:
Cost of revenue	118,192	6,438	(b)	—		—		124,630
General and administrative expense	53,351	—		—		(1,000	)(c)	52,351
Depreciation and amortization expense	109,440	—		—		—		109,440

Total operating expenses	280,983	6,438		—		(1,000)		286,421

Operating income	107,194	16,296		—		1,000		124,490
Other (income) expense:
Interest income	(257)	—		—		—		(257)
Interest expense	124,625	—		2,370	(f)	(13,167	)(f)	113,828
Other expense, net	33	—		—		—		33

(Loss) income before income taxes	(17,207)	16,296		(2,370)		14,167		10,886
Benefit (provision) for income taxes	(6,666)	6,313	(g)	(918	)(g)	5,488	(g)	4,217

Net (loss) income	(10,541)	9,983		(1,452)		8,679		6,669
Dividend on Series A Preferred Stock	1,896	—		—		(1,896	)(h)	—

Net income (loss) available to common shareholders	$(12,437)	$9,983		$(1,452)		$10,575		$6,669

Basic loss per common share
Diluted loss per common share
Weighted average common shares

See accompanying notes to unaudited pro forma statements of operations.

DEX MEDIA

Notes to unaudited pro forma statements of operations

Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were $85.9 million and $22.2 million lower, respectively, and we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have been if we had not consummated such Acquisitions because the Acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to this twelve-month period. These purchase accounting adjustments relating to the Acquisitions are non-recurring and have no impact on cash flows.

(a) For the year ended December 31, 2003, the pro forma adjustment to revenue reflects the effects of Dex Media purchase accounting on amortization of deferred revenue related to Dex Media East and Dex Media West of $44.4 million and $73.8 million, respectively. For the three months ended March 31, 2004, the pro forma adjustment to revenue reflects the effects of Dex Media purchase accounting on amortization of deferred revenue related to Dex Media West of $22.7 million.

(b) For the year ended December 31, 2003, the pro forma adjustment to cost of revenue reflects the effects of Dex Media purchase accounting on amortization of deferred directory costs related to Dex Media East and Dex Media West of $11.6 million and $21.1 million, respectively. For the three months ended March 31, 2004, the pro forma adjustment to cost of revenue reflects the effects of Dex Media purchase accounting on amortization of deferred directory costs related to Dex Media West of $6.4 million.

(c) The pro forma adjustment to general and administrative expense for the Acquisition Transactions reflects the pro rata adjustment for management fees of $1.4 million related to Dex Media West for the period from January 1 to September 9, 2003. Management fees represent a $4.0 million annual fee to be paid to the Sponsors under the management agreement ($2.0 million each for Dex Media East and Dex Media West). The pro forma adjustment to general and administrative expense for this offering reflects the elimination of the $4.0 million in annual management fees paid to the Sponsors pursuant to the management agreements.

(d) The pro forma adjustment to depreciation and amortization reflects the effects of amortization of intangible assets of $168.6 million related to Dex Media West. The pro forma financial statements reflect an allocation to tangible assets, liabilities, goodwill and identified intangible assets. For purposes of the unaudited pro forma financial statements, the underlying expected useful lives and related amortization periods of identifiable intangible assets are as follows:

Amortization Period(i)
Local customer relationships	20 years	(ii)
National customer relationships	25 years	(ii)
Non-compete/Publishing agreements	39 years
Qwest Dex trademark agreement	4 years
Dex trademark	Indefinite
Advertising agreement	14 years

(i)	See Note 7 to our audited consolidated financial statements for the year ended December 31, 2003 included elsewhere in this prospectus for our determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.
(ii)	Annual amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

(e) The pro forma adjustment eliminates interest income relating to cash and cash equivalents that were not acquired in the Dex West Acquisition.

(f) The pro forma adjustments to interest expense reflect the following (in thousands):

	Year Ended December 31, 2003	Three Months Ended March 31, 2004
Dex Media West:
Revolving credit facility	$1,436
Tranche A term loan	31,144
Tranche B term loan	38,762
Senior notes	22,377
Senior subordinated notes	52,262

Pro forma interest expense for the period from January 1 to September 9, 2003	145,981
Less: Dex West historical interest expense	(113,627)

Dex Media West Transactions adjustment	$32,354

Dex Media:
November notes	$35,096
November discount notes	22,856
February discount notes	23,568	$2,370

Notes Adjustments	$81,520	$2,370

Dex Media East:
Revolving credit facility	$335	$84
Senior subordinated notes	(24,056)	(6,014)
Dex Media West:
Revolving credit facility	360	90
Senior subordinated notes	(29,308)	(7,327)

Offering Adjustments	$(52,669)	$(13,167)

Pro forma adjustments for the November 2003 offerings include interest expense for the period from January 1 to November 10, 2003. The pro forma adjustment for the February 2004 offering includes interest expense for the year ended December 31, 2003 and for the period from January 1, 2004 through February 10, 2004.

The offering adjustment related to interest expense reflects the impact of the redemption of $183.8 million of Dex Media East senior subordinated notes and $273.0 million of Dex Media West senior subordinated notes and the effects of additional borrowings under the Dex Media East and Dex Media West revolving credit facilities used to fund the termination payments in respect of the annual fees related to the management services agreements.

(g) The estimated tax effect of the pro forma adjustments has been included at our estimated effective tax rate for the period presented. The estimated effective tax rate is based upon our Federal statutory rate of 35% and our average state income tax rate, net of Federal tax benefit.

(h) The pro forma adjustment to dividend on Series A Preferred Stock reflects the redemption of $126.5 million of Series A Preferred Stock, which is held by our Sponsors, with a portion of the proceeds of the offering.

(i) Includes results of operations of Dex Media West subsequent to September 9, 2003, the date of the consummation of the Dex West Acquisition.

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data as of December 31, 2003 and 2002 and for the year ended December 31, 2003, the period from November 9, 2002 to December 31, 2002, the period from January 1, 2002 to November 8, 2002 and the year ended December 31, 2001 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical financial data as of December 31, 2000 and 2001 and for each of the years ended December 31, 1999 and 2000 have been derived from our Predecessor’s combined financial statements not included in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical financial data as of December 31, 1999 and as of and for the three months ended March 31, 2003 and 2004 were derived from our unaudited consolidated financial statements which, in the case of the three months ended March 31, 2003 and as of and for the three months ended March 31, 2004, are included in this prospectus. In the opinion of management, the unaudited financial data for the three months ended March 31, 2003 and 2004 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

On November 8, 2002, we consummated the Dex East Acquisition. The periods of our Predecessor reflect the historical basis of accounting of Qwest Dex for operations in the Dex East States, and the periods of our Successor reflect the effects of purchase accounting for the Dex East Acquisition. On September 9, 2003, we consummated the Dex West Acquisition. The results of operations of Dex Media West are included in our historical results of operations for the period from September 10, 2003 to December 31, 2003 and the three months ended March 31, 2004 and reflect the effects of purchase accounting for the Dex West Acquisition. Accordingly, the results of operations for the periods of the Predecessor are not comparable to the results of operations for the periods of the Successor. The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor				Dex Media
(Dollars in thousands, except per share data)	Year ended December 31,			January 1, 2002 to November 8, 2002	November 9, 2002 to December 31, 2002	Year ended December 31, 2003	Three Months Ended March 31,
	1999	2000	2001				2003	2004
Statement of operations data:
Revenue(a)	$600,906	$637,894	$666,207	$589,896	$58,097	$882,772	$152,873	$388,177

Cost of revenue(a)	231,764	238,326	209,050	177,360	19,906	265,333	47,228	118,192
General and administrative expense(b)	87,027	49,288	47,610	49,606	20,502	146,480	23,642	53,351
Depreciation and amortization expense	14,162	15,329	12,707	9,258	33,299	305,420	56,363	109,440
Merger-related expense(c)	—	5,788	3,859	—	—	—	—	—
Impairment charges(d)	—	—	6,744	—	—	—	—	—

Total operating expenses	332,953	308,731	279,970	236,224	73,707	717,233	127,233	280,983

Operating income (loss)	267,953	329,163	386,237	353,672	(15,610)	165,539	25,640	107,194

Other (income) expense:
Interest income	(2,808)	(915)	(2,971)	(721)	(71)	(1,380)	(98)	(257)
Interest expense	126,596	123,501	112,944	87,165	27,866	277,626	48,164	124,625
Other (income) expense, net(e)	—	(14,481)	7,417	3,506	3,578	12,058	4,077	33
Provision (benefit) for income taxes	58,531	90,903	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)

Net income (loss)	$85,634	$130,155	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)

Balance sheet data (at period end):
Total cash and cash equivalents	$—	$—	$54,825	n/a	$37,626	$7,416	$74,726	$14,089
Total assets	298,587	313,112	347,647	n/a	3,021,674	7,290,378	3,015,380	7,218,598
Total debt	1,741,255	1,602,654	1,390,920	n/a	2,207,130	6,097,434	2,183,378	6,251,316
Stockholders’ (deficit) equity	(1,672,775)	(1,492,517)	(1,250,187)	n/a	623,379	760,772	605,829	503,141
Per share data:(f)
Net income (loss) per share:
Basic	n/a	n/a	n/a	n/a
Diluted	n/a	n/a	n/a	n/a
Weighted average common shares outstanding:
Basic	n/a	n/a	n/a	n/a
Diluted	n/a	n/a	n/a	n/a
Cash dividends declared per common share
Statements of cash flows data:
Net cash provided by operating activities	120,284	121,211	280,404	240,868	77,382	380,385	65,710	130,219
Net cash (used in) provided by investing activities	(19,119)	(5,280)	(7,401)	(13,367)	(2,803,668)	(4,366,631)	(3,273)	(22,006)
Net cash (used in) provided by financing activities	(101,165)	(115,931)	(218,178)	(192,255)	2,763,912	3,956,036	(25,337)	(101,540)
Other operational data:
Local account renewal rate	94%	94%	93%	92%	92%	91%	n/a	n/a
Number of directories published	153	152	150	130	20	182	28	74

(a)	Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, and we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have been if we had not consummated such Acquisitions because the Acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to this twelve-month period. The purchase accounting adjustments relating to the Acquisitions are non-recurring and have no impact on cash flows.

(b)	Includes bad debt expense.

(c)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of U S WEST, or the “Merger,” including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses and rebranding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	In 2000, other (income) expense, net includes a $15.9 million gain related to the sale of investments, net of losses on asset sales of $1.5 million. In 2001 other (income) expense, net represents a permanent decline in the value of investments. In 2002 and 2003, other (income) expense, net includes commitment fees related to the financing of the Dex West Acquisition.

(f)	Diluted per share information is derived from the weighted average number of shares of common stock outstanding after giving effect to this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Background

The following discussion and analysis of our financial condition and results of operations covers periods prior to and subsequent to the consummation of the acquisitions of the assets of Qwest Dex in the Dex East States (the “Dex East Acquisition”) on November 8, 2002 and of Qwest Dex in the Dex West States (the “Dex West Acquisition”) on September 9, 2003 (together, the “Acquisitions”). References to “Predecessor” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in the Dex East States prior to November 8, 2002. Pursuant to generally accepted accounting principles (“GAAP”), Dex East is considered to be the predecessor to Dex Media. References to “Dex West” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in the Dex West States prior to September 9, 2003. The Dex East States and the Dex West States are referred to collectively as the “Dex States.”

We have operated as a stand-alone company since the Dex East Acquisition. The Dex East Acquisition and the Dex West Acquisition have been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition dates were not carried over to Dex Media’s balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the acquisition dates.

Prior to the Dex East Acquisition, Qwest Dex Holdings, Inc. and its subsidiary operated the directory businesses of Dex East and Dex West as one business. In this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, we have provided a discussion and analysis of (1) the historical results of Dex Media for the three months ended March 31, 2004 compared to the combined results of Dex Media and Dex West for the three months ended March 31, 2003, (2) the combined results of Dex Media for the year ended December 31, 2003 and Dex West for the period from January 1, 2003 through September 9, 2003 (the “Combined Year 2003”) compared to the combined results of our Predecessor for the period from January 1, 2002 through November 8, 2002, Dex Media for the period from November 9, 2002 through December 31, 2002 and Dex West for the year ended December 31, 2002 (the “Combined Year 2002”), (3) the Combined Year 2002 compared to the combined results of our Predecessor for the year ended December 31, 2001 and Dex West for the year ended December 31, 2001 (the “Combined Year 2001”), (4) the historical results of Dex Media for the year ended December 31, 2003 compared to the combined results of our Predecessor for the period from January 1, 2002 through November 8, 2002 (the “Predecessor Period”) and Dex Media for the period from November 9, 2002 through December 31, 2002 (the “Successor Period”), (together the “Combined Successor and Predecessor Period 2002”), (5) the Combined Successor and Predecessor Period 2002 compared to the historical results of our Predecessor for the year ended December 31, 2001. For purposes of discussion and analysis, we have compared the combined results of Dex Media and Dex West for the applicable periods. We have also provided separate discussion and analysis of our historical results, including our historical results subsequent to the Dex East Acquisition and the historical results of our Predecessor for periods prior to the Dex East Acquisition.

We have provided the combined results described in the previous paragraph because (1) we believe that such financial information results are important to an investor’s understanding of Dex Media’s future operations due to the Dex West Acquisition and (2) Dex East and Dex West were under common management for all periods presented. In the following discussion and analysis, “we,” “our” or “us” refers to (1) Dex Media and our Predecessor and (2) Dex Media and Dex West combined, as applicable.

The discussion and analysis of historical periods of the Predecessor do not reflect the significant impact that the Acquisitions have had on us, including significantly increased leverage and liquidity requirements. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

As a result of our conversion to the Amdocs software system, certain of our customer categories will be reclassified, which may result in a change in how we report our total number of customer accounts.

Our Business

We are the largest directory publisher in the Dex States and the fourth largest directory publisher in the U.S. For the Combined Year 2003, we published 259 directories and distributed approximately 43 million copies of these directories to business and residential consumers in the Dex States. We also provide related services, including an Internet-based directory, direct marketing lists and the sale of directories of Dex and other publishers outside of the normal delivery schedule. For the Combined Year 2003, we generated $1,512.9 million in revenue. Excluding the effects of purchase accounting adjustments to deferred revenue, which totaled $118.2 million, our revenue for the Combined Year 2003 would have been $1,631.1 million. Approximately 97% of our total revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated from the publication of directories. Approximately 96% and 4% of this directory services revenue, excluding the effects of purchase accounting, came from the sale of advertising in yellow pages directories and white pages directories, respectively.

Stand-Alone Company

Our Predecessor historically operated as the directory business of Qwest Dex in the Dex East States and not as a stand-alone company. Dex West historically operated as the directory business of Qwest Dex in the Dex West States and not as a stand-alone company. The combined financial statements included in this prospectus for the periods prior to November 8, 2002 (the “Predecessor Financial Statements”) have been derived from the historical financial statements of Qwest Dex, and include the activities of Qwest Dex for business conducted in the Dex East States prior to the Dex East Acquisition. To prepare the Predecessor Financial Statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West. Whenever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. Substantially all of the Predecessor’s revenue and cost of revenue have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on revenue and/or cost causative relationships to the account balance being apportioned. These specific identifications, assignments and apportionments are believed to be reasonable; however, the resulting amounts could differ from amounts that would have been determined if the Predecessor had operated on a stand-alone basis. Note 3(v) to our consolidated financial statements included in this prospectus sets forth additional information regarding such identification, assignments and apportionments. Because of the Predecessor’s relationship with Qwest Dex as well as Qwest and its other affiliates, the Predecessor’s historical results of operations and cash flows are not necessarily indicative of what they would have been had the Predecessor operated without the shared resources of Qwest and its affiliates. Accordingly, the results of operations and cash flows for periods prior to November 8, 2002 and for periods prior to the Dex West Acquisition are not indicative of our future results of operations and cash flows.

Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to Dex East based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs (“FDC”). FDCs include costs associated with employees of Qwest or Qwest affiliates that were entirely dedicated to functions within Qwest Dex, many of whom became our employees upon consummation of the Acquisitions. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. For more detail regarding how the Predecessor historically reimbursed Qwest for services Qwest and its affiliates provided to the Predecessor, see Note 16 to our audited consolidated financial statements included in this prospectus. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates may not necessarily reflect the expenses that we will incur as an independent entity.

After the Acquisitions, Qwest continued to provide certain services to us that they had historically provided to the Predecessor, including but not limited to support services relating to information technology services and payroll services, pursuant to a transition services agreement. We have terminated the transition services agreement with Qwest as of December 31, 2003 with services provided internally or through arrangements with third parties.

Our Strategy

Our strategy is centered on building relationships with our major customer groups: small and medium-sized local businesses and national companies doing business in the Dex States. We plan to continue to build our knowledge of their businesses and develop value-added content that can be distributed in a variety of forms. Currently, the primary method of distribution is our print directories, which represented 97% of our total revenue, excluding the effects of purchase accounting, for the Combined Year 2003. We also use the Internet and CD-ROMs to deliver our content. We plan to continue evaluating different methods of distribution as markets and electronic device acceptance change, particularly in the digital space. Additionally, we will look to enhance product offerings such as bundled print and Internet.

Maximizing the utility of our content is an important aspect of our overall strategy. To accomplish this, we plan to continue innovating new products such as advertising on book spines, covers and tabs, expanding on market segmentation such as bilingual directories in select markets, and enhancing our distribution platforms. In addition, we plan to continue evaluating our related businesses based on the utility of these product offerings to our advertisers and consumers.

Also, now that we are a stand-alone company, our strategy is to focus on improving our infrastructure in order to achieve a more efficient cost structure and improve revenue opportunities in the long-term. In 2004, we expect to replace our entire production system with Amdocs technology in a phased deployment. The first phase was deployed on June 1, 2004, with the last phase expected to be completed in the first quarter of 2005. Costs related to the phased deployment and related on-going support, through 2008, include a $108 million contract with Amdocs, of which $76 million was not yet incurred as of March 31, 2004, and approximately $10 million of internal development, $2 million of software costs and $9 million of training, travel and project management, of which $7 million of internal development and $5 million of training, travel and project management costs were not yet incurred as of March 31, 2004.

RESULTS OF OPERATIONS

Overview

Our consolidated financial statements included herein have been prepared on the basis of the deferral and amortization method of accounting, under which revenue and expenses are initially deferred and then recognized ratably over the life of each directory, commencing in the month of delivery. In 2003, we determined that the 12-month lives of 13 directories published in December 2002 would be extended. The new editions of these 13 directories were published in January 2004, in most cases. These extensions were made to more efficiently manage work and customer flow. The lives of the new editions of these directories are expected to be 12 months thereafter. These extensions did not have a significant impact on our results of operations for the year ended December 31, 2003 or the three months ended March 31, 2004, and are not expected to have a material effect on revenue or cost of revenue in future periods under the deferral and amortization method of accounting.

Revenue

We derive virtually all of our revenue from the sale of advertising in our printed directories, which we refer to as directory services revenue. We also provide related services, including an Internet-based directory, direct marketing lists and the sale of directories of Dex and other publishers outside of the normal delivery schedule, which we refer to collectively as other revenue. Growth in directory services revenue is affected by several factors, including changes in the quantity and size of advertisements sold as well as the proportion of premium advertisements sold, changes in the pricing of advertising, changes in the quantity of advertising purchased per customer and the introduction of additional products which generate incremental revenue. Directory services revenue may also increase through the publication of new printed directories.

We estimate that our revenue and cost of revenue for the twelve months following the consummation of each of the Acquisitions will be lower than they would have been had the Acquisitions not occurred because the Acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and deferred directory costs associated with the directories published and distributed prior to the Acquisitions were not carried over to our balance sheet at the time of purchase. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise be recognized in the twelve months subsequent to the Acquisitions. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to September 2004. These purchase accounting adjustments are non-recurring and have no impact on cash flows.

We enter into transactions where our products and services are promoted by a customer and, in exchange, we carry that customer’s advertisement. We account for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Such transactions were not significant to our operations for the three months ended March 31, 2004, for the year ended December 31, 2003, during the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the year ended December 31, 2001.

In certain cases, we enter into agreements with customers that involve the delivery of more than one product or service. We allocate revenue for such arrangements in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

As part of the Advertising Commitment Agreement dated September 9, 2003 between Qwest and us, Qwest agreed to purchase from us, under a take-or-pay arrangement, a minimum of $20.0 million annually in advertising services over a 15-year period beginning with the date of the acquisition of Dex East on November 8, 2002. If Qwest purchases more than $20.0 million of advertising in any one year pursuant to such agreement, up to $5.0 million of the excess would be carried over to the subsequent year’s minimum advertising purchase commitment. In addition, as part of the agreement, we agreed to allocate $2.9 million of advertising purchased in 2002 to the 2003 advertising purchase commitment.

Cost of Revenue

We account for cost of revenue under the deferral and amortization method of accounting. Accordingly, our cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period, and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production, and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to CMRs, which act as our channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

General and Administrative Expense

Our general and administrative expense consists primarily of the costs of advertising, promotion and marketing, administrative staff, information technology, training, customer billing, corporate management and bad debt expense. All of our general and administrative expense is recognized in the period in which it is incurred. Historically, our general and administrative expense has included the costs of other services that were shared among Qwest affiliates, including real estate, information technologies, finance and human resources. However, since we have terminated the transition services agreements with Qwest as of December 31, 2003, we now incur these costs directly. Our general and administrative expense has increased as a stand-alone company and may continue to increase as we complete our transition to a stand-alone company.

Income Tax Provision

We account for income taxes under the asset and liability method of accounting. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

Items Affecting Comparability Between Periods

Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, than our revenue and cost of revenue would have been because the Dex East Acquisition was accounted for under the purchase method of accounting. Additionally, we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have been because the Dex West Acquisition was also accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and related deferred directory costs associated with directories that had previously been published and distributed were not carried over to the balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized in the twelve months subsequent to the applicable acquisition. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to these twelve-month periods after the consummation of the related Acquisitions. These purchase accounting adjustments are non-recurring and have no historical or future cash impact.

Dex Media financial information for the periods prior to the consummation of the Dex East Acquisition on November 8, 2002 reflect a historic basis of accounting. Financial information for the periods subsequent to the consummation of the Dex East Acquisition reflect a purchase accounting basis. As a result of the differing bases of accounting, the financial information for these respective periods are not comparable.

Upon the consummation of the Dex East Acquisition, we became a stand-alone company. Operating as a separate entity from Qwest increased our costs subsequent to the date of the Dex East Acquisition. In addition, we believe that we have incurred incremental pension and benefit costs as a stand-alone entity. The increase in pension costs results from the elimination of pension credits included in our Predecessor’s historical results related to Qwest’s over-funded pension plan from which Dex Media will no longer benefit. Additionally, Dex Media is expected to incur increased employee benefit costs due to separation from Qwest’s larger employee base. Other additional incremental costs relate primarily to post-retirement pension and other post-employment medical benefits, and to employee medical insurance and other employee related benefits. We have incurred certain stand-alone costs in connection with operating as a separate entity from Qwest. Future stand-alone costs incurred are unpredictable due to various factors. In addition, we pay an annual management fee of $4.0 million to the Sponsors. In connection with this offering, the annual management consulting fees currently payable under the management consulting agreements with the Sponsors will be terminated.

Historically, we have been included in the consolidated federal income tax returns filed by Qwest. Our Predecessor and Dex West had an informal agreement with Qwest pursuant to which we were required to compute our provision for income taxes on a separate return basis and pay to, or receive from, Qwest the separate U.S. federal income tax return liability or benefit so computed, if any. For federal income tax purposes, the Acquisitions are treated as an asset purchase and we generally have a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, we will be able to depreciate assets, primarily intangibles, with a higher tax basis after the consummation of the Acquisitions. These step-ups in tax basis for intangibles, which will be amortized over 15 years, should significantly reduce our cash taxes over that period.

In connection with the Acquisitions, we incurred substantial indebtedness. As a result, we incur significant interest expense and we have significant repayment obligations. The interest expense relating to this debt adversely affects our net income.

Results of Operations

Three Months Ended March 31, 2004 compared to the Combined Three Months Ended March 31, 2003

We have provided the following combined results of Dex Media and Dex West for the three months ended March 31, 2003 because 1) we believe that such financial information is important to an investor’s understanding of the impact of the Dex West Acquisition on Dex Media’s future financial results and 2) Dex Media and Dex West were under common management for all periods presented. The financial information for the combined three months ended March 31, 2003 includes the financial information of Dex Media and Dex West for the three months ended March 31, 2003. Because our relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our historical results of operations, including the combined results of operations that follows. There were no significant transactions between Dex Media and Dex West to consider in combining the results as described above. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the Dex West Acquisition.

	Three Months Ended March 31, 2004	Combined Three Months Ended March 31, 2003	$ Change	% Change
(Dollars in thousands)
Revenue:
Local directory services	$332,675	$325,707	$6,968	2.1%
National directory services	43,932	46,750	(2,818)	(6.0)%

Total directory services	376,607	372,457	4,150	1.1%
Other revenue	11,570	9,031	2,539	28.1%

Total revenue	388,177	381,488	6,689	1.8%
Cost of revenue	118,192	114,839	3,353	2.9%

Gross profit	$269,985	$266,649	$3,336	1.3%
Gross margin	69.6%	69.9%
General and administrative expense, including bad debt expense	$53,351	$47,473	$5,878	12.4%

Revenue

Total revenue increased by $6.7 million, or 1.8%, to $388.2 million for the three months ended March 31, 2004 from $381.5 million for the combined three months ended March 31, 2003. Total revenue was $22.7 million and $24.7 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, total revenue increased $4.7 million, or 1.2%. Total revenue, excluding the effects of purchase accounting, included $399.3 million in directory services revenue and $11.6 million in revenue for all other products for the three months ended March 31, 2004.

Total directory services revenue, which consists of local and national directory services revenue, increased $4.2 million, or 1.1%, to $376.6 million for the three months ended March 31, 2004 from $372.5 million for the combined three months ended March 31, 2003. Total directory services revenue was $22.7 million and $24.7 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, total directory services revenue increased $2.1 million, or 0.5%.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue.

Local directory services revenue increased $7.0 million, or 2.1%, to $332.7 million for the three months ended March 31, 2004 compared to $325.7 million for the combined three months ended March 31, 2003. Local directory services revenue was $2.5 million and $9.1 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, local directory services revenue increased $0.4 million, or 0.1%.

Revenue from national advertisers, including Qwest, decreased $2.8 million, or 6.0%, to $43.9 million for the three months ended March 31, 2004 as compared to $46.8 million for the combined three months ended March 31, 2003. Revenue from national advertisers, including Qwest, was $20.2 million and $15.6 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2003, revenue from national advertisers, including Qwest, increased $1.7 million, or 2.7%.

Other revenue increased by $2.5 million, or 28.1%, to $11.6 million for the three months ended March 31, 2004 from $9.0 million for the combined three months ended March 31, 2003.

Cost of Revenue

Cost of revenue recognized was $118.2 million for the three months ended March 31, 2004 compared to $114.8 million for the combined three months ended March 31, 2003. Recognized cost of revenue was $6.4 million and $5.9 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, cost of revenue recognized represented 30.3% and 29.7% of revenue, excluding the effects of purchase accounting, for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively.

For the three months ended March 31, 2004 and the combined three months ended March 31, 2003, we incurred costs subject to deferral and amortization of $140.4 million and $123.1 million, respectively. Costs subject to deferral and amortization included employee costs, direct costs of publishing, and other costs. The increase in incurred costs was primarily due to the shifts in publication cycles which impacted direct costs of publishing and national commissions by $15.0 million.

Employee costs incurred were $55.1 million for the three months ended March 31, 2004 and $55.0 million for the combined three months ended March 31, 2003.

Direct costs of publishing incurred during the period, which primarily included paper, printing and distribution, were $57.9 million and $43.2 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively. The difference in directory publication schedules between the periods contributed to $10.8 million of the increase.

Other costs of revenue incurred during the period, which primarily included systems expense, office and facilities expense, national commissions and professional fees were $27.4 million and $24.9 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively.

Gross Profit

Our gross profit was $270.0 million for the three months ended March 31, 2004 compared to $266.6 million for the combined three months ended March 31, 2003. Gross profit for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, was $16.3 million and $18.8 million lower, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2003, total gross profit increased $0.9 million, or 0.3%. Gross margin, excluding the effects of purchase accounting, decreased to 69.7% for the three months ended March 31, 2004 from 70.3% for the combined three months ended March 31, 2003. The decrease in gross margin is attributable to a change in the product mix, specifically an increase in internet and awareness products which offer slightly lower margins, partially offset by a decrease in paper, printing and distribution resulting from lower paper costs and lower page counts.

General and Administrative Expense

General and administrative expense, excluding depreciation and amortization, increased $5.9 million, or 12.4%, to $53.4 million from $47.5 million for the combined three months ended March 31, 2003. The increase was primarily due to increases in employee costs, advertising and office and facilities expense.

Employee costs, which include salaries and wages, benefits and other employee costs, increased $4.3 million, or 38.1%, to $15.6 million for the three months ended March 31, 2004 from $11.3 million for the combined three months ended March 31, 2003. Salaries and wages increased $2.5 million, or 36.8%, to $9.3 million from $6.8 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to increased employees in finance, human resources and information technology related to Dex Media West. Benefits were $5.2 million and $3.9 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively. The increase in benefits was a result of pension expense in 2004 compared to pension credits in 2003 for Dex Media West. Other employee costs were $1.1 million and $0.6 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively.

Bad debt expense decreased $0.4 million, or 2.8%, to $14.0 million for the three months ended March 31, 2004 from $14.4 million for the combined three months ended March 31, 2003. Bad debt expense as a percentage of revenue, excluding the effects of purchase accounting, was 3.4% for the three months ended March 31, 2004 as compared to 3.5% for the combined three months ended March 31, 2003.

Advertising increased $3.2 million to $7.3 million for the three months ended March 31, 2004 from $4.1 million for the combined three months ended March 31, 2003 due to efforts to increase customer awareness, including promoting the new Dex trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 1.8% for the three months ended March 31, 2004 from 1.0% for the combined three months ended March 31, 2003.

Office and facilities expense was $6.1 million for the three months ended March 31, 2004 compared to $4.8 million for the combined three months ended March 31, 2003.

All other general and administrative expense, decreased $2.5 million, or 19.4%, to $10.4 million for the three months ended March 31, 2004 from $12.9 million for the combined three months ended March 31, 2003. For the combined three months ended March 31, 2003, other general and administrative expense includes shared services with Qwest including finance, human resources, real estate and information technology with the costs of such services incurred directly in salaries and wages for the three months ended March 31, 2004.

Combined Year 2003 compared to the Combined Year 2002

We have provided the following combined results because 1) we believe that such financial information is important to an investor’s understanding of the impact of the Dex West Acquisition on Dex Media’s future financial results and 2) Dex Media, Dex East and Dex West were under common management for all periods presented. The financial information for the Combined Year 2003 includes the financial information of Dex Media for the year ended December 31, 2003 and the financial information of Dex West for the period from January 1, 2003 through September 9, 2003. The financial information for the Combined Year 2002 is the result of the aggregation of the historical financial results of our Predecessor for the period from January 1, 2002 through November 8, 2002, Dex Media for the period from November 9, 2002 through December 31, 2002 and Dex West for the year ended December 31, 2002. Because our relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our historical results of operations, including combined results of operations that follow. There were no significant transactions between Dex Media (including our Predecessor) and Dex West to consider in combining the results as described above. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the Acquisitions.

(Dollars in thousands)	Combined Year 2003	Combined Year 2002	$ Change	% Change
Revenue:
Local directory services	$1,288,938	$1,279,297	$9,641	0.8%
National directory services	182,511	231,379	(48,868)	(21.1)%

Total directory services	1,471,449	1,510,676	(39,227)	(2.6)%
Other revenue	41,483	37,516	3,967	10.6%

Total revenue	1,512,932	1,548,192	(35,260)	(2.3)%
Cost of revenue	458,615	479,022	(20,407)	(4.3)%

Gross profit	1,054,317	1,069,170	(14,853)	(1.4)%
Gross margin	69.7%	69.1%
General and administrative expense, including bad debt expense	$220,722	$163,832	$56,890	34.7%

Revenue

Total revenue decreased by $35.3 million, or 2.3%, to $1,512.9 million for the Combined Year 2003 from $1,548.2 million for the Combined Year 2002. The effects of purchase accounting for deferred revenue totaled $118.2 million and $41.5 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting in each combined year, total revenue would have been $1,631.1 million for the Combined Year 2003, a $41.4 million, or 2.6%, increase from $1,589.7 million for the Combined Year 2002. Total revenue, excluding the effects of purchase accounting, for the Combined Year 2003 included $1,589.6 million in directory services revenue and $41.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, decreased $39.2 million, or 2.6%, to $1,471.4 million for the Combined Year 2003 from $1,510.7 million for the Combined Year 2002. Excluding the effects of purchase accounting in each combined year, total directory services revenue increased by $37.4 million, or 2.4%, to $1,589.6 million for the Combined Year 2003 from $1,552.2 million for the Combined Year 2002.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of publication. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue, excluding the effect of purchase accounting.

Local directory services revenue increased $9.6 million, or 0.8%, to $1,288.9 million for the Combined Year 2003 compared to $1,279.3 million for the Combined Year 2002. The effects of purchase accounting on local directory services revenue totaled $50.5 million and $27.1 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting in each combined year, local directory services revenue increased by $33.0 million, or 2.5%, to $1,339.4 million for the Combined Year 2003 from $1,306.4 million for the Combined Year 2002. Local directory services revenue, excluding the effects of purchase accounting in each combined year, accounted for 82.1% and 82.2% of revenue for the Combined Year 2003 and the Combined Year 2002, respectively.

Revenue from national advertisers, including Qwest, decreased $48.9 million, or 21.1%, to $182.5 million for the Combined Year 2003 compared to $231.4 million for the Combined Year 2002. The effects of purchase accounting on revenue from national advertisers totaled $67.7 million and $14.4 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting in each combined year, revenue from national advertisers, including Qwest, increased $4.4 million, or 1.8%, to $250.2 million for the Combined Year 2003 compared to $245.8 million for the Combined Year 2002. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting in each combined year, accounted for 15.3% and 15.5% of revenue for the Combined Year 2003 and the Combined Year 2002, respectively.

Other revenue increased by $4.0 million, or 10.6%, to $41.5 million for the Combined Year 2003 from $37.5 million for the Combined Year 2002.

Cost of revenue

Cost of revenue recognized was $458.6 million for the Combined Year 2003 compared to $479.0 million for the Combined Year 2002. Cost of revenue recognized reflects reductions to costs related to purchase accounting of $32.6 million and $10.6 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $491.2 million for the Combined Year 2003 compared to $489.6 million for the Combined Year 2002. Cost of revenue recognized, excluding the effects of purchase accounting, represented 30.1% of revenue for the Combined Year 2003, compared to 30.8% for the Combined Year 2002.

For the Combined Year 2003 and the Combined Year 2002, we and our Predecessor incurred costs subject to deferral and amortization of $486.5 million and $476.3 million, respectively. Costs subject to deferral and amortization include certain employee costs, direct costs of publishing, sales commissions, systems costs and other costs.

Employee costs incurred increased by $22.7 million, or 11.9%, to $213.6 million for the Combined Year 2003 from $190.9 million for the Combined Year 2002. This increase was primarily a result of increases in the number of employees, higher cost of medical insurance and higher sales commissions and sales incentives paid to employees.

Direct costs of publishing incurred, which include paper, printing and distribution, were $158.6 million and $176.0 million for the Combined Year 2003 and the Combined Year 2002, respectively. The decrease is primarily a result of differences in directory publication schedules between the periods.

National commissions incurred decreased by $1.9 million, or 3.9%, to $47.0 million for the Combined Year 2003 from $48.9 million for the Combined Year 2002.

Systems costs incurred increased $7.3 million, or 27.3%, to $34.0 million for the Combined Year 2003 from $26.7 million for the Combined Year 2002 as a result of increased technology spending associated with being a stand-alone entity.

Other cost of revenue incurred, which primarily includes contractor and professional fees and office and facilities expense, decreased by $0.5 million, or 1.5%, to $33.3 million for the Combined Year 2003 from $33.8 million for the Combined Year 2002.

Gross profit

Our gross profit was $1,054.3 million for the Combined Year 2003 compared to $1,069.2 million for the Combined Year 2002. Excluding the effects of purchase accounting in each combined year, gross profit for the Combined Year 2003 would have been $1,139.9 million compared to $1,100.1 million for the Combined Year 2002. Gross margin, excluding the effects of purchase accounting, increased to 69.9% for the Combined Year 2003 from 69.2% for the Combined Year 2002.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $56.9 million, or 34.7%, to $220.7 million for the Combined Year 2003 from $163.8 million for the Combined Year 2002. The increase was primarily due to increases in employee costs, bad debt expense, advertising, contractor and professional fees and other general and administrative expense associated with operating as a stand-alone company.

Employee costs increased $48.3 million to $69.4 million for the Combined Year 2003 from $21.1 million for the Combined Year 2002 primarily due to increases in salaries and wages and employee benefits of $32.7 million and $14.0 million, respectively. Salaries and wages increased as a result of additional stand-alone costs resulting from operating as a separate entity from Qwest, including additional employees in information technology, finance and human resources. The services related to the stand-alone costs were previously provided to our Predecessor by Qwest, and were included in other general and administrative expense as affiliate transactions in the Predecessor Period, as further discussed below. Salary and wages also includes an increase in bonus expense for the Combined Year 2003 compared to the Combined Year 2002. Employee benefits increased due to additional costs related to transitioning to a stand-alone entity including pension and other post-retirement expense of $11.7 million for the Combined Year 2003 compared to pension credits, net of other post-retirement expense, of $2.4 million for the Combined Year 2002.

Bad debt expense increased $7.2 million, or 14.8%, to $55.8 million for the Combined Year 2003 from $48.6 million for the Combined Year 2002 due to the effects of weak local economies and aging receivables. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 3.4% for the Combined Year 2003 compared to 3.1% for the Combined Year 2002.

Advertising increased $20.1 million to $26.8 million for the Combined Year 2003 from $6.7 million for the Combined Year 2002 due to efforts to increase customer awareness, including promoting the new Dex trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 1.6% from 0.4% for the Combined Year 2003 compared to the Combined Year 2002, respectively.

Contractor and professional fees increased $15.1 million, or 57.4%, to $41.4 million for the Combined Year 2003 from $26.3 million for the Combined Year 2002. The increase in contractor and professional fees is primarily due to increased spending for consulting and contract labor in connection with transitioning to a stand-alone entity as well as management fees for which there was minimal comparable cost in the Combined Year 2002.

All other general and administrative expense decreased $33.8 million, or 55.3%, to $27.3 million for the Combined Year 2003 from $61.1 million for the Combined Year 2002. The Combined Year 2002 includes ten months of allocations from Qwest, including costs for information technology, finance and human resource services. The costs of these services are incurred directly in salaries and wages, advertising and contractor and professional fees in the Combined Year 2003.

Combined Year 2002 compared to the Combined Year 2001

We have provided the following combined results because 1) we believe that such financial information is important to an investor’s understanding of the impact of the Acquisitions on Dex Media’s future financial results and 2) Dex Media, Dex East and Dex West were under common management for all periods presented. The financial information for the Combined Year 2002 is the result of the aggregation of the historical financial results of our Predecessor for the period of January 1, 2002 to November 8, 2002, our historical financial results for the period of November 9, 2002 to December 31, 2002 and the historical financial results of Dex West for the year ended December 31, 2002. The financial information for the Combined Year 2001 is the result of the aggregation of the historical financial results of our Predecessor for the year ended December 31, 2001 and Dex West for the year ended December 31, 2001. Because our relationship with Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our historical results of operations, including combined results of operations that follow. There were no significant transactions between Dex Media (including our Predecessor) and Dex West to consider in combining the results as described above. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles due to the change in the basis that resulted from the Acquisitions.

(Dollars in thousands)	Combined Year 2002	Combined Year 2001	$ Change	% Change
Revenue
Local directory services	$1,279,297	$1,259,752	$19,545	1.6%
National directory services	231,379	245,129	(13,750)	(5.6)%

Total directory services	1,510,676	1,504,881	5,795	0.4%
Other revenue	37,516	41,538	(4,022)	(9.7)%

Total revenue	1,548,192	1,546,419	1,773	0.1%
Cost of revenue	479,022	481,782	(2,760)	(0.6)%

Gross profit	1,069,170	1,064,637	4,533	0.4%
Gross margin	69.1%	68.8%
General and administrative expense, including bad debt expense	$163,832	$122,583	$41,249	33.6%

Revenue

Total revenue increased by $1.8 million, or 0.1%, to $1,548.2 million for the Combined Year 2002 from $1,546.4 million for the Combined Year 2001. Total revenue for the Combined Year 2002 included $1,510.7 million in directory services revenue and $37.5 million in revenue for all other products. The effects of purchase accounting for deferred revenue totaled $41.5 million for the Combined Year 2002. Excluding the effects of purchase accounting, total revenue would have been $1,589.7 million for the Combined Year 2002, a $43.3 million, or 2.8%, increase from $1,546.4 million for the Combined Year 2001. Total revenue, excluding the effects of purchase accounting for the Combined Year 2002, included $1,552.2 million in directory services revenue and $37.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, increased $5.8 million, or 0.4%, to $1,510.7 million for the Combined Year 2002 from $1,504.9 million for the Combined Year 2001. Excluding the effects of purchase accounting, total directory services revenue increased by $47.3 million, or 3.1%, to $1,552.2 million for the Combined Year 2002 from $1,504.9 million for the Combined Year 2001.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue.

Local directory services revenue increased $19.5 million, or 1.6%, to $1,279.3 million for the Combined Year 2002 compared to $1,259.8 million for the Combined Year 2001. Excluding the effects of purchase accounting of $27.1 million for the Combined Year 2002, local directory services revenue increased by $46.6 million, or 3.7%, to $1,306.4 million from $1,259.8 million for the Combined Year 2001. Local directory services revenue, excluding the effects of purchase accounting for the Combined Year 2002 accounted for 82.2% of revenue compared to 81.5% of revenue for the Combined Year 2001.

Revenue from national advertisers, including Qwest, decreased $13.8 million, or 5.6%, to $231.4 million for the Combined Year 2002 compared to $245.1 million for the Combined Year 2001. Excluding the effects of purchase accounting of $14.4 million for the Combined Year 2002, revenue from national advertisers, including Qwest, increased $0.7 million, or 0.3%, to $245.8 million compared to $245.1 million for the Combined Year 2001. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting for the Combined Year 2002, accounted for 15.5% of revenue compared to 15.9% of revenue for the Combined Year 2001.

Other revenue decreased by $4.0 million, or 9.7%, to $37.5 million for the Combined Year 2002 from $41.5 million for the Combined Year 2001.

Cost of revenue

Cost of revenue recognized was $479.0 million for the Combined Year 2002 compared to $481.8 million for the Combined Year 2001. Excluding the effects of purchase accounting for deferred costs of $10.6 million for the Combined Year 2002, cost of revenue recognized would have been $489.6 million for the Combined Year 2002 compared to $481.8 million for the Combined Year 2001. Cost of revenue recognized represented 30.8% of revenue for the Combined Year 2002, compared to 31.2% for the Combined Year 2001.

For the Combined Year 2002 and the Combined Year 2001, we incurred costs subject to deferral and amortization of $476.3 million and $480.3 million, respectively. Costs subject to deferral and amortization include employee costs, direct costs of publishing, sales commissions and other costs.

Employee costs incurred increased by $5.6 million, or 3.0%, to $190.9 million for the Combined Year 2002 from $185.3 million for the Combined Year 2001. This increase in salaries and wages resulted from annual wage increases and higher commission payments associated with revenue growth.

Direct costs of publishing incurred, which include paper, printing and distribution, were $176.0 million and $178.0 million for the Combined Year 2002 and the Combined Year 2001, respectively. The decrease was due in part to a reduction in the number of copies printed resulting from increased demand for CD-Rom versions of our directories.

National commissions incurred decreased by $14.3 million, or 22.6%, to $48.9 million for the Combined Year 2002 from $63.2 million for the Combined Year 2001.

Other cost of revenue incurred, which primarily includes contractor and professional fees, office and facilities expense, system costs and other expenses, increased by $6.7 million, or 12.5%, to $60.5 million for the Combined Year 2002 from $53.8 million for the Combined Year 2001.

Gross profit

Our gross profit was $1,069.2 million for the Combined Year 2002 compared to $1,064.6 million for the Combined Year 2001. Excluding the effects of purchase accounting for the Combined Year 2002, gross profit would have been $1,100.1 million compared to $1,064.6 million for the Combined Year 2001. Gross margin, excluding the effects of purchase accounting for the Combined Year 2002 increased to 69.2% compared to 68.8% for the Combined Year 2001.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $41.2 million, or 33.6%, to $163.8 million for the Combined Year 2002 from $122.6 million for the Combined Year 2001.

Employee costs increased $22.9 million to $21.1 million for the Combined Year 2002 from a credit of $1.8 million for the Combined Year 2001. Included in employee costs are employee pension benefits which increased $14.7 million, to a credit of $2.4 million from a credit of $17.4 million for the Combined Year 2001.

Bad debt expense increased $2.5 million, or 5.4%, to $48.6 million for the Combined Year 2002 from $46.1 million for the Combined Year 2001. Bad debt expense, excluding the effects of purchase accounting for the Combined Year 2002, was 3.1% as a percent of total revenue compared to 3.0% for the Combined Year 2001.

Advertising decreased $9.7 million, or 59.1%, to $6.7 million for the Combined Year 2002 from $16.4 million for the Combined Year 2001. Advertising as a percent of revenue decreased to 0.4% from 1.1% for the Combined Year 2002 and the Combined Year 2001, respectively.

Contractor and professional fees were $26.3 million and $8.1 million for the Combined Year 2002 and the Combined Year 2001, respectively. The increase resulted primarily from professional fees related to the acquisition of Dex East and increased expenses related to marketing research.

All other general and administrative expense increased $7.3 million, or 13.6%, to $61.1 million for the Combined Year 2002 from $53.8 million for the Combined Year 2001.

Historical Results of Operations of Dex Media

Three Months Ended March 31, 2004 compared to the Three Months Ended March 31, 2003

The three months ended March 31, 2004 include the results of operations for Dex Media West, whereas the results of operations for the three months ended March 31, 2003 do not include the results of Dex West. Consequently, the periods presented are non-comparable. As such, we have provided a comparison of the three months ended March 31, 2004 to the combined three months ended March 31, 2003 in a previous section. In addition and as described further below, in connection with the acquisition of Dex West, we acquired intangible assets subject to amortization and incurred significant indebtedness.

Amortization of Intangibles

In connection with the Acquisitions, we recorded significant intangible assets at the date of the Acquisitions. Substantial portions of these assets have definite lives and are subject to amortization. For the three months ended March 31, 2004 and 2003, we recognized $103.1 million and $53.6 million, respectively, in amortization expense related to our identifiable intangible assets.

Interest Expense

We incurred significant indebtedness in connection with the Acquisitions. We recognized interest expense of $124.6 million and $48.2 million for the three months ended March 31, 2004 and 2003, respectively.

Income Taxes

SFAS No. 109 requires that we recognize deferred income tax assets on net operating losses to the extent realization of these assets is more likely than not. As of March 31, 2004 we have recorded $76.7 million of deferred income tax assets resulting primarily from net operating loss carryforwards. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Year ended December 31, 2003 compared to the Combined Successor and Predecessor Period

The following discussion and analysis is based on the historical financial information of Dex Media. For the periods prior to the consummation of the of Dex East Acquisition on November 8, 2002, the historical financial information of Dex Media is that of our Predecessor. For the periods subsequent to November 8, 2002, the historical financial information of Dex Media is primarily that of Dex Media East. The financial information for the periods prior to November 8, 2002 reflect the historical basis of accounting of Qwest Dex, Inc.’s operations in the Dex East States, while the financial information for the periods subsequent to November 8, 2002 reflect the effects of purchase accounting; therefore, the financial information for these periods is not comparable. In reviewing the following information, it should be noted that there is significant additional non-comparability among the periods presented because Dex Media consummated the Dex West Acquisition on September 9, 2003 and therefore the results of operations for the year ended December 31, 2003 include the operations of Dex Media West since its acquisition.

(Dollars in thousands)	Year ended December 31, 2003	Combined Successor and Predecessor Period 2002	$ Change	% Change
Revenue
Local directory services	$768,144	$536,402	$231,742	43.2%
National directory services	88,162	95,076	(6,914)	(7.3)%

Total directory services	856,306	631,478	224,828	35.6%
Other revenue	26,466	16,515	9,951	60.3%

Total revenue	882,772	647,993	234,779	36.2%
Cost of revenue	265,333	197,266	68,067	34.5%

Gross profit	617,439	450,727	166,712	37.0%
Gross margin	69.9%	69.6%
General and administrative expense, including bad debt expense	$146,480	$70,108	$76,372	108.9%

Revenue

Total revenue increased by $234.8 million, or 36.2%, to $882.8 million for the year ended December 31, 2003 from $648.0 million for the Combined Successor and Predecessor Period. The effects of purchase accounting for deferred revenue totaled $118.2 million and $41.5 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting in each year, total revenue would have been $1,001.0 million for the year ended December 31, 2003, which includes 113 days of Dex Media West revenue, a $311.5 million, or 45.2%, increase from $689.5 million for the Combined Successor and Predecessor Period. Total revenue, excluding the effects of purchase accounting, included $974.5 million in directory services revenue and $26.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, increased $224.8 million, or 35.6%, to $856.3 million for the year ended December 31, 2003 from $631.5 million for the Combined Successor and Predecessor Period. Excluding the effects of purchase accounting in each year, total directory services revenue increased by $301.5 million, or 44.8%, to $974.5 million for the year ended December 31, 2003 from $673.0 million for the Combined Successor and Predecessor Period.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue, excluding the effect of purchase accounting.

Local directory services revenue increased $231.7 million, or 43.2%, to $768.1 million for the year ended December 31, 2003 compared to $536.4 million for the Combined Successor and Predecessor Period. The effects of purchase accounting on local directory services revenue totaled $50.5 million and $27.1 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting in each year, local directory services revenue increased by $255.1 million, or 45.3%, to $818.6 million for the year ended December 31, 2003 from $563.5 million for the Combined Successor and Predecessor Period. Local directory services revenue, excluding the effects of purchase accounting in each year, accounted for 81.8% and 81.7% of revenue for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively.

Revenue from national advertisers, including Qwest, decreased $6.9 million, or 7.3%, to $88.2 million for the year ended December 31, 2003 compared to $95.1 million for the Combined Successor and Predecessor Period. The effects of purchase accounting on revenue from national advertisers totaled $67.7 million and $14.4 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting in each year, revenue from national advertisers, including Qwest, increased $46.4 million, or 42.4%, to $155.9 million for the year ended December 31, 2003 compared to $109.5 million for the Combined Successor and Predecessor Period. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting in each year, accounted for 15.6% and 15.9% of revenue for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively.

Other revenue increased by $10.0 million, or 60.3%, to $26.5 million for the year ended December 31, 2003 from $16.5 million for the Combined Successor and Predecessor Period.

Cost of revenue

Cost of revenue recognized was $265.3 million for the year ended December 31, 2003 compared to $197.3 million for the Combined Successor and Predecessor Period. Cost of revenue recognized reflects reductions to costs related to purchase accounting of $32.6 million and $10.6 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $297.9 million for the year ended December 31, 2003, which includes 113 days of expense for Dex Media West, compared to $207.9 million for the Combined Successor and Predecessor Period. Cost of revenue recognized, excluding the effects of purchase accounting, represented 29.8% of revenue for the year ended December 31, 2003, compared to 30.2% for the Combined Successor and Predecessor Period.

For the year ended December 31, 2003 and the Combined Successor and Predecessor Period, we and our Predecessor incurred costs subject to deferral and amortization of $297.3 million and $207.2 million, respectively. Costs subject to deferral and amortization include certain employee costs, direct costs of publishing, sales commissions, systems costs and other costs.

Employee costs incurred increased by $43.0 million, or 50.2%, to $128.7 million for the year ended December 31, 2003 from $85.7 million for the Combined Successor and Predecessor Period. This increase was primarily a result of increases in the number of employees, higher cost of medical insurance and higher sales commissions and sales incentives paid to employees.

Direct costs of publishing incurred, which include paper, printing and distribution, were $97.8 million and $76.5 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. The increase is primarily a result of the inclusion of 113 days of expense for Dex Media West for the year ended December 31, 2003 offset by differences in directory publication schedules between the periods.

National commissions incurred increased by $5.4 million, or 24.0%, to $27.9 million for the year ended December 31, 2003 from $22.5 million for the Combined Successor and Predecessor Period.

Systems costs incurred increased $11.2 million to $20.8 million for the year ended December 31, 2003 from $9.6 million for the Combined Successor and Predecessor Period as a result of increased technology spending associated with being a stand-alone entity.

Other cost of revenue incurred, which primarily includes contractor and professional fees and office and facilities expense, increased by $9.2 million, or 71.3%, to $22.1 million for the year ended December 31, 2003 from $12.9 million for the Combined Successor and Predecessor Period.

Gross profit

Our gross profit was $617.4 million for the year ended December 31, 2003 compared to $450.7 million for the Combined Successor and Predecessor Period. Gross profit for the year ended December 31, 2003 includes the operations of Dex Media West subsequent to the Dex West Acquisition on September 9, 2003. The operations of Dex West are not included in the 2002 Combined Successor and Predecessor Period. Excluding the effects of purchase accounting in each year, gross profit for the year ended December 31, 2003 would have been $703.0 million compared to $481.6 million for the Combined Successor and Predecessor Period. Gross margin, excluding the effects of purchase accounting, increased to 70.2% for the year ended December 31, 2003 from 69.8% for the Combined Successor and Predecessor Period.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $76.4 million to $146.5 million for the year ended December 31, 2003, which includes 113 days of expense for Dex Media West, from $70.1 million for the Combined Successor and Predecessor Period. The increase was primarily due to the inclusion of 113 days of expense for Dex Media West in 2003 not in 2002 and due to increases in employee costs, bad debt expense, advertising, contractor and professional fees and other general and administrative expense associated with operating as a stand-alone company.

Employee costs increased $40.2 million to $49.9 million for the year ended December 31, 2003 from $9.7 million for the Combined Successor and Predecessor Period primarily due to increases in salaries and wages and employee benefits of $26.6 million and $10.7 million, respectively. Salaries and wages increased as a result of additional stand-alone costs resulting from operating as a separate entity from Qwest, including additional employees in information technology, finance and human resources. The services related to the stand-alone costs were previously provided to our Predecessor by Qwest, and were included in other general and administrative expense in periods of the Predecessor, as further discussed below. Salary and wages also includes an increase in bonus expense for the year ended December 31, 2003 compared to the Combined Successor and Predecessor Period. Employee benefits increased due to additional costs related to transitioning to a stand-alone entity including pension and other post-retirement expense of $9.0 million for the year ended December 31, 2003 compared to pension credits, net of other post-retirement expense, of $1.7 million for the Combined Successor and Predecessor Period.

Bad debt expense increased $17.5 million to $34.8 million for the year ended December 31, 2003 from $17.3 million for the Combined Successor and Predecessor Period due to the effects of weak local economies and aging receivables. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 3.5% for the year ended December 31, 2003 compared to 2.5% for the Combined Successor and Predecessor Period.

Advertising increased $16.2 million to $19.9 million for the year ended December 31, 2003 from $3.7 million for the Combined Successor and Predecessor Period due to efforts to increase customer awareness, including promoting the new Dex trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 2.0% from 0.5% for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively.

Contractor and professional fees increased $16.7 million to $30.8 million for the year ended December 31, 2003 from $14.1 million for the Combined Successor and Predecessor Period. The increase in contractor and professional fees is primarily due to increased spending for consulting and contract labor in connection with transitioning to a stand-alone entity as well as management fees for which there was minimal comparable cost for the Combined Successor and Predecessor Period.

All other general and administrative expense decreased $14.2 million, or 56.1%, to $11.1 million for the year ended December 31, 2003 from $25.3 million for the Combined Successor and Predecessor Period. The Combined Successor and Predecessor Period includes ten months of allocations from Qwest, including costs for information technology, finance and human resource services. The costs of these services are incurred directly in salaries and wages, advertising and contractor and professional fees in 2003.

Amortization of intangibles

In connection with the Acquisitions, we recorded significant intangible assets at each respective acquisition date. Substantial portions of these assets have definite lives and are subject to amortization. For the year ended December 31, 2003 and the Successor Period, we recognized $290.1 million and $31.8 million, respectively, in amortization expense related to our identifiable intangible assets. There were no comparable expenses in periods of the Predecessor.

Interest expense

We incurred significant indebtedness in connection with the Acquisitions. As such, interest expense between the Predecessor Period and the Successor Period is not comparable. We recognized interest expense of $277.6 million and $27.9 million, for the year ended December 31, 2003 and the Successor Period, respectively.

Other expense

Other expense consists primarily of accrued fees to various financial institutions for financing commitments relating to the Dex West Acquisition. The obligation for such fees was extinguished in connection with the consummation of the Dex West Acquisition on September 9, 2003. For the year ended December 31, 2003 and the Successor Period we recognized $11.7 million and $2.6 million in other expense related to the accrual of such fees.

Income taxes

SFAS No. 109 requires that we recognize deferred income tax assets on net operating losses to the extent realization of such assets is more likely than not. As of December 31, 2003 we have recorded $69.2 million of deferred income tax assets resulting primarily from net operating loss carryforwards of $140.7 million. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Combined Successor and Predecessor Period compared to the year ended December 31, 2001

For purposes of comparison and analysis, the Successor Period from November 9 to December 31, 2002 has been combined with the Predecessor Period from January 1 to November 8, 2002 for the Combined Successor and Predecessor Period and the financial information for the year ended December 31, 2001 is that of our Predecessor. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles due to the change in basis of our assets that resulted from the Dex East Acquisition.

(Dollars in thousands)	Combined Successor and Predecessor 2002 Period	Year ended December 31, 2001	$ Change	% Change
Revenue
Local directory services	$536,402	$540,640	$(4,238)	(0.8)%
National directory services	95,076	107,410	(12,334)	(11.5)%

Total directory services	631,478	648,050	(16,572)	(2.6)%
Other revenue	16,515	18,157	(1,642)	(9.0)%

Total revenue	647,993	666,207	(18,214)	(2.7)%
Cost of revenue	197,266	209,050	(11,784)	(5.6)%

Gross profit	450,727	457,157	(6,430)	(1.4)%
Gross margin	69.6%	68.6%
General and administrative expense, including bad debt expense	$70,108	$47,610	$22,498	47.3%

Revenue

Total revenue decreased by $18.2 million, or 2.7%, to $648.0 million for the Combined Successor and Predecessor Period from $666.2 million for the year ended December 31, 2001. The effects of purchase accounting for deferred revenue totaled $41.5 million for the Combined Successor and Predecessor Period.

Excluding the effects of purchase accounting, total revenue would have been $689.5 million for the Combined Successor and Predecessor Period, a $23.3 million, or 3.5%, increase from $666.2 million for the year ended December 31, 2001. Total revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, included $673.0 million in directory services revenue and $16.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, decreased $16.6 million, or 2.6%, to $631.5 million for the Combined Successor and Predecessor Period from $648.1 million for the year ended December 31, 2001. Excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, total directory services revenue increased by $24.9 million, or 3.8%, to $673.0 million for the Combined Successor and Predecessor Period from $648.1 million for the year ended December 31, 2001.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue.

Local directory services revenue decreased $4.2 million, or 0.8%, to $536.4 million for the Combined Successor and Predecessor Period compared to $540.6 million for the year ended December 31, 2001. The effects of purchase accounting on local directory services revenue totaled $27.1 million for the Combined Successor and Predecessor Period. Excluding the effects of purchase accounting for the year ended December 31, 2002, local directory services revenue increased by $22.9 million, or 4.2%, to $563.5 million for the Combined Successor and Predecessor Period from $540.6 million for the year ended December 31, 2001. Local directory services revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, accounted for 81.7% and 81.2% of total revenue for the Combined Successor and Predecessor Period and the year ended December 31, 2001, respectively.

Revenue from national advertisers, including Qwest, decreased $12.3 million, or 11.5%, to $95.1 million for the Combined Successor and Predecessor Period compared to $107.4 million for the year ended December 31, 2001. The effects of purchase accounting on revenue from national advertisers totaled $14.4 million for the Combined Successor and Predecessor Period. Excluding the effects of purchase accounting in each year, revenue from national advertisers, including Qwest, increased $2.1 million, or 2.0%, to $109.5 million for the Combined Successor and Predecessor Period compared to $107.4 million for the year ended December 31, 2001. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, accounted for 15.9% of revenue compared to 16.1% of revenue for the year ended December 31, 2001.

Other revenue decreased by $1.6 million, or 9.0%, to $16.5 million for the Combined Successor and Predecessor Period from $18.2 million for the year ended December 31, 2001.

Cost of revenue

Cost of revenue recognized was $197.3 million for the Combined Successor and Predecessor Period compared to $209.1 million for the year ended December 31, 2001. Cost of revenue recognized reflects reductions to costs related to purchase accounting of $10.6 million for the Combined Successor and Predecessor

Period. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $207.9 million for the Combined Successor and Predecessor Period. Cost of revenue recognized, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, represented 30.2% of revenue as compared to 31.4% for the year ended December 31, 2001.

For the Combined Successor and Predecessor Period and the year ended December 31, 2001, we incurred costs subject to deferral and amortization of $207.2 million and $208.1 million, respectively. Costs subject to deferral and amortization include employee costs, direct costs of publishing, sales commissions and other costs.

Employee costs incurred increased by $4.6 million, or 5.7%, to $85.7 million for the Combined Successor and Predecessor Period from $81.1 million for the year ended December 31, 2001. This increase in salaries and wages resulted from annual wage increases and higher commission payments associated with revenue growth.

Direct costs of publishing incurred, which include paper, printing and distribution were $76.5 million and $77.3 million for the Combined Successor and Predecessor Period and the year ended December 31, 2001, respectively. The decrease was due in part to a reduction in the number of copies printed resulting from increased demand for CD-Rom versions of our directories.

National commissions incurred decreased by $4.6 million, or 17.0%, to $22.5 million for the Combined Successor and Predecessor Period from $27.1 million for the year ended December 31, 2001.

Other cost of revenue incurred, which primarily includes contractor and professional fees and office and facilities expense, system costs and other expenses, decreased by $0.1 million, or 0.4%, to $22.5 million for the Combined Successor and Predecessor Period from $22.6 million for the year ended December 31, 2001.

Gross profit

Our gross profit was $450.7 million for the Combined Successor and Predecessor Period compared to $457.2 million for the year ended December 31, 2001. Excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, gross profit would have been $481.6 million. Gross margin, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, increased to 69.8% from 68.6% for the year ended December 31, 2001.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $22.5 million, or 47.3%, to $70.1 million for the Combined Successor and Predecessor Period from $47.6 million for the year ended December 31, 2001. The increase was primarily due to increases in benefits and contracting and professional fees.

Employee costs increased $12.8 million to $9.7 million for the Combined Successor and Predecessor Period from a credit of $3.1 million for the year ended December 31, 2001. Included in employee costs are employee benefits which increased $11.5 million, to $1.7 million from a credit of $9.8 million for the year ended December 31, 2001. The increase in employee benefits resulted from the incurrence of pension credits of $1.7 million for the Combined Successor and Predecessor Period compared to pension credits of $9.6 million for the year ended December 31, 2001.

Bad debt expense increased $1.2 million, or 7.5%, to $17.3 million for the Combined Successor and Predecessor Period from $16.1 million for the year ended December 31, 2001. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, was 2.5% compared to 2.4% for the year ended December 31, 2001.

Advertising decreased $3.3 million, or 47.1%, to $3.7 million for the Combined Successor and Predecessor Period from $7.0 million for the year ended December 31, 2001. Advertising as a percent of revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, was 0.5% compared to 1.1% for the year ended December 31, 2001.

Contractor and professional fees were $14.1 million for the Combined Successor and Predecessor Period compared to $3.6 million for the year ended December 31, 2001. The increase resulted primarily from professional fees related to the acquisition of Dex East and increased expenses related to marketing research.

All other general and administrative expense increased $1.3 million, or 5.4%, to $25.3 million for the Combined Successor and Predecessor Period from $24.0 million for the year ended December 31, 2001.

Income taxes

SFAS No. 109 requires that we recognize deferred income tax assets on net operating losses to the extent realization of such assets is more likely than not. As of December 31, 2002 we have recorded $21.2 million of deferred income tax assets resulting primarily from net operating loss carryforwards of $40.7 million. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Liquidity and Capital Resources

Overview

Following the Acquisition Transactions, our primary source of liquidity continues to be cash flow generated from the operations of our subsidiaries. Our subsidiaries also have availability under their revolving credit facilities, subject to certain conditions.

In connection with the Acquisitions, we incurred $3,653 million of borrowings under our subsidiaries’ credit facilities and $2,140 million of indebtedness with the issuance of outstanding subsidiary notes. On November 10, 2003, we issued $500 million of 8% Notes due 2013 and $389 million aggregate principal amount at maturity of 9% Discount Notes due 2013 for gross proceeds of $750.2 million. On February 11, 2004, we issued an additional $361 million aggregate principal amount at maturity of 9% Discount Notes due 2013 for gross proceeds of $250.5 million. The gross proceeds of $1,000.7 million were paid by us as a distribution to our parent. These notes are expected to be serviced and repaid from distributions from Dex Media East and Dex Media West, subject in each case to restrictions contained in our subsidiaries’ respective debt agreements. As of March 31, 2004, we had outstanding $6,251.3 million in aggregate indebtedness. As a result, we are significantly leveraged and our liquidity requirements have significantly increased due to increased debt service obligations.

Our subsidiaries’ credit facilities each consist of revolving credit and term loan facilities. The revolving credit facility for Dex Media East expiring in November 2008 is comprised of total principal of up to $100.0 million and the revolving credit facility for Dex Media West expiring in September 2009 is comprised of total principal of up to $100.0 million, both of which are available for general corporate purposes, subject to certain conditions. Our subsidiaries’ term loan facilities consist of Tranche A term loan facilities and Tranche B term loan facilities. The Tranche A term loan facility and Tranche B term loan facility for Dex Media East mature in November 2008 and May 2009, respectively. The Tranche A term loan facility and Tranche B term loan facility for Dex Media West mature in September 2009 and March 2010, respectively.

Our subsidiaries’ credit facilities bear interest, at their option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

The applicable margins on loans under our subsidiaries’ revolving credit facilities and the Tranche A term loan facilities and the Tranche B term loan facilities are subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable. In addition to paying interest on outstanding principal amounts under our subsidiaries’ credit facilities, our subsidiaries are required to pay an annual commitment fee of 0.5% to the lenders for the unused commitments under our subsidiaries’ revolving credit facilities. The commitment fee is payable quarterly in arrears and is subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable.

On November 10, 2003, Dex Media East restructured its credit facilities to, among other things, replace the Tranche B Euro denominated term loan facility with a larger Tranche B US dollar denominated term loan facility. Through this restructuring, we eliminated the currency risk exposure in our subsidiary’s credit facilities and terminated the cross currency swap that had been in place since November 2002. In conjunction with the restructuring, the applicable margins on loans under the revolving credit facility, Tranche A term loan facility and Tranche B term loan facility were reduced. Consequently, the interest expense and liquidity needs associated with the credit facilities will decrease in the future even when the floating interest rate remains unchanged from the current level. In addition, Dex Media East paid a one-percent prepayment fee totaling $6.2 million in connection with the restructuring and is included in interest expense. Assuming the reduction in the interest rate spreads of 0.25% and 1.50% on the Tranche A and Tranche B term loan facilities, respectively, had been in place since January 1, 2003, our interest expense for the year ended December 31, 2003 would have been approximately $10 million lower.

On June 11, 2004, Dex Media East and Dex Media West amended their respective credit agreements which included a repricing of their respective credit facilities. The applicable margins on loans under the revolving credit facilities, Tranche A term loan facilities and Tranche B term loan facilities were reduced.

Our subsidiaries’ credit facilities contain negative and affirmative covenants and requirements affecting us, domestic subsidiaries that we create or acquire and our existing subsidiaries, with certain exceptions set forth in our subsidiaries’ credit agreements. Our subsidiaries’ credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, incurrence of debt, payment of dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements and inter-company indebtedness. Our subsidiaries’ credit facilities also require Dex Media East or Dex Media West, as applicable, to meet certain financial covenants, including leverage ratios, an interest coverage ratio and a fixed charges coverage ratio.

Dex Media East and Dex Media West each entered into a billing and collection services agreement with Qwest upon the consummation of the respective Acquisitions. Under these agreements, Qwest will continue until November 7, 2004 subject to renewal, to bill and collect, on our behalf, amounts owed by customers, that are also Qwest local telephone customers, for our directory services. For the Combined Year 2003, Qwest billed approximately 45% of our revenue, excluding the effects of purchase accounting, on our behalf, and we billed the remaining 55% directly. Qwest bills the customer on the same billing statement on which it bills the customer for local telephone service. In connection with the Acquisitions, we developed and continue to maintain the ability to transition from the Qwest billing and collection system to our own billing and collection system, for those customers billed by Qwest, within approximately two weeks should we choose to do so.

Historically, our principal source of liquidity has been cash flow generated from the operations of our subsidiaries. Prior to the consummation of the Dex East Acquisition, our Predecessor’s primary liquidity requirements were for debt service on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to them, debt service on $750.0 million of debt issued by Qwest Dex, dividends to Qwest, income tax payments to Qwest to reflect their portion of the estimated tax liability of Qwest Dex as well as capital expenditures and working capital. Our Predecessor historically generated sufficient cash flow to fund its operations and investments and to make payments to Qwest.

Sources of Liquidity

Three months ended March 31, 2004

Net cash provided by operations was $130.2 million and $65.7 million for the three months ended March 31, 2004 and 2003, respectively. Cash provided by operations was generated primarily from cash receipts from the sale of directory advertisements, reduced by cash disbursements for cost of revenue incurred, general and administrative expenses and interest expense.

Net cash used for investing activities was $22.0 million and $3.3 million for the three months ended March 31, 2004 and 2003, respectively. The principal use of cash for investing activities for the three months ended March 31, 2004 and 2003 was expenditures for property, plant and equipment and software.

Net cash used for financing activities was $101.5 million and $25.3 million for the three months ended March 31, 2004 and 2003, respectively. Significant uses of cash for financing activities for the three months ended March 31, 2004 and 2003 include $105.0 million and $25.0 million, respectively, of repayments on long-term borrowings and a $250.5 million distribution to stockholders for the three months ended March 31, 2004.

Year ended December 31, 2003

Net cash provided by operations was $380.4 million for the year ended December 31, 2003, and $77.4 million for the Successor Period. Cash provided by operations was generated primarily from cash receipts from the sale of directory advertisements, reduced by cash disbursements for cost of revenue incurred, general and administrative expenses and interest expense.

Net cash used for investing activities was $4,367 million and $2,804 million for the year ended December 31, 2003 and the Successor Period, respectively. The principal use of cash flows for investing activities for the year ended December 31, 2003 was $4,344 million for the acquisition of Dex West (which includes $54.4 million in acquisition fees), $31.4 million for capitalized software and $9.1 million of property, plant and equipment purchases. These were offset by $17.2 million in proceeds received from the disposition of our investment in a partnership interest held by Dex Media International Inc. (formerly LCI International Inc.). The principal use of cash flows for investing activities for the Successor Period was the $2,754 million purchase price and the $44.2 million payment of fees related to the Dex East Acquisition.

Net cash provided by financing activities was $3,956 million and $2,764 million for the year ended December 31, 2003 and for the Successor Period, respectively. The principal sources of cash flows provided by financing activities for year ended December 31, 2003 came from proceeds from issuance of long term debt and preferred and common stock, totaling $5,250 million, obtained in relation to the consummation of the Dex West Acquisition in September of 2003. Significant uses of cash flows for financing activities for the year ended December 31, 2003 includes $750.2 million in distributions to our parent, $405.1 million of net repayments on long-term borrowings, and $125.4 million in payment of deferred financing costs related to the Dex West Acquisition. The principal source of cash flows provided by financing activities for the Successor Period were proceeds from issuance of long term debt and preferred and common stock, totaling $2,910 million, obtained in relation to the consummation of the Dex East Acquisition in November of 2002. Significant uses of cash flows for financing activities for the Successor Period included $50.0 million of net repayments on long-term borrowings and $96.1 million in payment of deferred financing costs related to the Dex East Acquisition.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend to a large extent on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our subsidiaries’ credit facilities will be adequate to meet our future liquidity needs for at least the next 12 months.

We cannot assure you, however, that our business will generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. The restrictive covenants under our subsidiaries’ note indentures and credit agreements prohibit us from commingling the funds of our subsidiaries. They also prohibit our subsidiaries from borrowing any funds from each other. Despite the restrictive covenants under our subsidiaries’ note indentures and credit agreements limiting our ability to incur additional indebtedness and dispose of our assets, the covenants allow for multiple sources of limited liquidity that we may access to meet our ongoing business needs, including:

i.	Cash from operating cash flow.

ii.	Up to $199.1 million of our subsidiaries’ revolving facilities available to our subsidiaries as of March 31, 2004.

iii.	Other unsecured indebtedness up to an aggregate principal amount of $360.0 million, of which no more than $125.0 million may be borrowed by our subsidiaries.

iv.	Our subsidiaries may sell, or dispose of, assets up to $10.0 million and $15.0 million annually for Dex Media East and Dex Media West, respectively, subject to an aggregate amount of $20.0 million and $30.0 million, respectively.

v.	The proceeds from any debt issuance, which our subsidiaries may use as long as the respective leverage ratio of Dex Media East and Dex Media West is at or below 4.0 to 1.0.

vi.	Our subsidiaries may use the proceeds from any equity offering as follows: a) 50%, if the respective leverage ratio is above 4.0 to 1.0 or b) 100%, if the respective leverage ratio is at or below 4.0 to 1.0.

The subsidiaries’ credit agreements and indentures of the senior notes and senior subordinated notes permit our subsidiaries to pursue the option of financing capital expenditures with capital leases as long as the aggregate outstanding balance of capital leases is not in excess of $30.0 million at any time for Dex Media East and $45.0 million at any time for Dex Media West. As of March 31, 2004, the outstanding balance of capital leases was $1.2 million.

Uses of Liquidity

We expect that our primary liquidity requirements will be for debt service on our indebtedness, our subsidiaries’ credit facilities and notes, capital expenditures and working capital. During the three months ended March 31, 2004, we used cash generated from operations in excess of liquidity requirements to make optional repayments under our subsidiaries’ credit facilities.

Our capital expenditure requirements over the last three years (including the combined Predecessor Period and Successor Period) averaged $21.0 million per year, or 2.7% of average total revenue, excluding the effects of purchase accounting. We expect that our capital expenditures in 2004 will not be materially greater than in the Combined Year 2003. During 2004, we expect that our capital expenditures will include approximately $34 million related to software development and implementation related to the replacement of our production system with technology from Amdocs.

The following table sets forth, as of December 31, 2003, debt, lease and employment agreement obligations for the next several years:

(Dollars in Thousands)	2004	2005	2006	2007	2008	2009 and Thereafter	Total
Debt, Lease and Employment Agreement Obligations:
Long-Term Debt	$71,023	$276,688	$357,175	$402,114	$688,065	$4,302,369	$6,097,434
Operating Leases	15,152	12,904	10,850	8,099	5,332	6,268	58,605
Capital Leases	805	830	437	25	—	—	2,097
Employment Agreements(1)	3,525	2,988	306	—	—	—	6,819

Total Debt, Lease and Employment Agreement Obligations	$90,505	$293,410	$368,768	$410,238	$693,397	$4,308,637	$6,164,955

(1)	The amounts set forth above represent the amount of base salary payable to the executives during the initial term of employment assuming that all such executives remain employed by us until the end of the initial term. For additional information regarding the employment agreements of certain of our senior executive officers, please see “Executive Compensation-Employment Agreements.”

Our subsidiary, Dex Media East, made optional repayments in an aggregate principal amount of $75.0 million under its credit facilities during the three months ended March 31, 2004 using the excess cash flow generated from operations. As a result of the repayments and the fixed interest rate swaps that were entered into in 2002, the Dex Media East debt portfolio, consisting of the amounts borrowed under the credit facilities, senior notes and senior subordinated notes, is comprised of 65.1% fixed rate debt and 34.9% floating rate debt as of March 31, 2004. Our subsidiary, Dex Media West, made optional repayments in an aggregate principal amount of $30.0 million under our credit facilities during the three months ended March 31, 2004 using the excess cash flow generated from operations. The Dex Media West debt portfolio, consisting of the amounts borrowed under the credit facilities, senior notes and senior subordinated notes, is comprised of 36.7% fixed rate debt and 63.3% floating rate debt as of March 31, 2004. Mandatory repayments or optional repayments under the credit facilities in the future will cause the percentage of fixed rate debt in the debt portfolios to increase. As fixed rate debt increases in the portfolios, the effective interest rates of the debt portfolios will rise. Due to the current low interest rate environment, the floating rate debt under the credit facilities has significantly lower interest rates than the fixed interest rates of the senior notes and senior subordinated notes. If short-term interest rates rise, the effective interest rate of the portfolios will also increase.

Tranche A and Tranche B of Dex Media East’s term loan credit facilities have scheduled quarterly principal repayments that began September 30, 2003 and continue until the maturity dates of the facilities. As a result of the optional repayments made through the date of this prospectus, the required quarterly payments for each tranche in the period from September 30, 2003 to June 30, 2004 have been reduced to zero. The first mandatory repayment of $23.5 million is now due on September 30, 2004.

Tranche A and Tranche B of Dex Media West’s term loan credit facilities have scheduled quarterly principal repayments starting June 30, 2004 and continue until the maturity dates of the facilities. Any optional repayment is applied to reduce the subsequent scheduled repayments of each tranche, in direct order of the first four scheduled repayments, and thereafter, ratably. As a result of the optional repayments made through the date of this prospectus, the required quarterly payments for Tranche A in the period from June 30, 2004 to December 31, 2004 and for Tranche B in the period from June 30, 2004 to March 31, 2005 have been reduced to zero. The first mandatory repayment for Tranche A is now due on March 31, 2005 in the amount of $8.4 million and the first mandatory repayment for Tranche B is now due on June 30, 2005 in the amount of $11.3 million.

At December 31, 2003 the aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2004	$71,023
2005	276,688
2006	357,175
2007	402,114
2008	688,065
Thereafter	4,302,369

$6,097,434

On November 10, 2003, we issued $500.0 million of 8% Notes due 2013 and $389.0 million aggregate principal amount at maturity of 9% Discount Notes due 2013 for gross proceeds of $750.2 million. The gross proceeds of $750.2 million were paid by us as a distribution to our parent. Our parent distributed the gross proceeds from the offering to its equity holders. We did not receive any of the proceeds from the offering. These notes are expected to be serviced and repaid from distributions to us from Dex Media East and Dex Media West, subject in each case to restrictions contained in our subsidiaries’ respective debt agreements. Accordingly, our subsidiaries’ cash requirements will increase in May 2009 when cash interest becomes payable on our 9% Discount Notes.

On February 11, 2004, we issued another $361.0 million aggregate principal amount at maturity of 9% Discount Notes due 2013 for gross proceeds of $250.5 million. The gross proceeds of $250.5 million were paid by us as a distribution to our parent. Our parent distributed the gross proceeds from the offering to its equity holders. We did not receive any of the proceeds from the offering. These discount notes defer interest until May 2009 at which time Dex Media East and Dex Media West will be expected to service and repay this debt in the form of distributions to us, subject in each case to restrictions contained in our subsidiaries’ respective debt agreements.

We have no operations of our own and we derive all of our cash flow and liquidity from our subsidiaries. We depend on the earnings and the distribution of funds from Dex Media East and Dex Media West to meet our cash needs. Although our subsidiaries are not obligated to make funds available to us for any purpose, Dex Media East and Dex Media West are expected to make cash distributions of $8.4 million and $11.6 million, respectively, to us semi-annually to service our cash interest obligations on the 8% Notes due 2013, subject to certain covenant requirements under the subsidiary note indentures and credit agreements. Particularly, Dex Media East’s indentures relating to the senior notes and the senior subordinated notes prohibit Dex Media East from distributing funds to us if the amount of such distribution, together with all other restricted payments made since November 8, 2002 would exceed the sum of (i) 50% of the adjusted consolidated net income accrued by Dex Media East since January 1, 2003, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media East, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media East by its unrestricted subsidiaries. In addition, in order to make any such distributions of funds to Dex Media, Dex Media East and Dex Media West would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to their respective senior notes and senior subordinated notes. The indentures relating to the senior notes and the senior subordinated notes of Dex Media West permit Dex Media West and its restricted subsidiaries to make one or more distributions to Dex Media with an aggregate amount not to exceed $50.0 million each fiscal year for the sole purpose of paying interest on Dex Media’s debt obligations. However, the same indentures prohibit Dex Media West and its restricted subsidiaries from distributing funds to Dex Media in excess of $50.0 million each fiscal year to service interest on Dex Media’s debt obligations or for any other purpose if the amount of such distribution, together with all other restricted payments made by Dex Media West since September 9, 2003 would exceed the sum of (i) 100% of the adjusted earnings before interest, tax, depreciation and amortization accrued since January 1, 2004 less 1.4 times the consolidated interest expense for the same period, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media West, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media West by its unrestricted subsidiaries.

Although the terms of Dex Media East’s credit facilities permit Dex Media East to pay cash distributions to us in an amount not to exceed 42% of the regularly scheduled interest payments on the initial $250.0 million of the $500.0 million of 8% Notes due 2013, Dex Media East must meet an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the distribution to us to cover Dex Media East’s 42% portion of the regularly scheduled interest payments on the remaining $250.0 million of the $500.0 million of 8% Notes due 2013. In addition, the terms of Dex Media West’s credit facilities permit Dex Media West to pay cash dividends to us in an amount not to exceed 58% of the regularly scheduled interest payments on the initial $250.0 million of the $500.0 million of 8% Notes due 2013, Dex Media West must meet an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the dividend to us to cover Dex Media West’s 58% portion of the regularly scheduled interest payments on the remaining $250.0 million of the $500.0 million of 8% Notes due 2013.

Additionally, although the terms of our subsidiaries’ credit facilities permitted Dex Media to issue the outstanding discount notes, such credit facilities do not specifically permit the payment of dividends to Dex Media to pay cash interest on the outstanding November discount notes and the outstanding February discount notes when cash interest becomes payable on such notes on May 15, 2009. Accordingly, any dividend to Dex Media for payment of cash interest on the outstanding November discount notes and the outstanding February discount notes must be permitted to be paid pursuant to the subsidiaries’ indentures described in the previous paragraph and the general dividend basket of each of our subsidiaries’ credit facilities, which restricts Dex Media East (including its immediate parent and its subsidiaries) and Dex Media West (including its immediate parent and its subsidiaries), as applicable, from paying dividends to Dex Media in excess of $5.0 million and $12.5 million per year, respectively, if Dex Media East (including its immediate parent and its subsidiaries) or Dex Media West (including its immediate parent and its subsidiaries), as applicable, does not comply with a coverage ratio and a leverage ratio test; furthermore, assuming the applicable parties comply with such tests, any such dividend would be limited to a portion of excess cash flow (as defined in the Dex Media East and Dex Media West credit facilities). If Dex Media East and Dex Media West are not able to pay Dex Media dividends under the general dividend basket of our subsidiaries’ credit facilities in amounts sufficient to meet Dex Media’s obligations to pay cash interest on the outstanding November discount notes and the outstanding February discount notes once cash payments become due, we will need to refinance or amend our subsidiaries’ credit facilities before such date. We cannot assure you that we will be able to refinance or amend our subsidiaries’ credit facilities on commercially reasonable terms or at all.

Furthermore, our subsidiaries are permitted under the terms of our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and the terms of other indebtedness to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Dex Media. In addition to these contractual restrictions and prohibitions, the laws of our subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, other agreements of our subsidiaries and statutory restrictions will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on our indebtedness when due.

In addition to the limitations on distributions, dividends or loans to Dex Media by our subsidiaries mentioned above, our subsidiaries’ credit facilities, the indentures governing our notes, the terms of our other indebtedness or any future agreements may prohibit or limit our ability to, among other things, dispose of assets (including the stock of our subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on our notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on our notes may be prohibited or limited by agreements governing our current and future indebtedness. The indentures governing our notes will not significantly limit our subsidiaries from entering into agreements restricting such distributions, dividends or loans. We cannot assure you that the agreements governing our current and future indebtedness or other agreements will permit Dex Media to engage in transactions to fund scheduled interest and principal payments on our indebtedness when due, if such transactions are necessary. See “Risk Factors—The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on its indebtedness or the payment of dividends on its common stock,” “—The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media” and “—Our subsidiaries may enter into additional agreements or financings in the future which could further limit Dex Media’s ability to access the assets and cash flow of our subsidiaries.”

In addition, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to our subsidiaries under our subsidiaries’ revolving credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Further, if we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. See “Risk Factors—The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on its indebtedness or the payment of dividends on its common stock,” “—The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media” and “—Our subsidiaries may enter into additional agreements or financings in the future which could further limit Dex Media’s ability to access the assets and cash flow of our subsidiaries.”

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

As of December 31, 2003, our subsidiaries had no debt outstanding under Dex Media East’s or Dex Media West’s revolving credit facilities (although $0.9 million was committed under a stand-by letter of credit under the Dex Media East revolving credit facility), $585.3 million of debt outstanding under Dex Media East’s Tranche A term loan facility, $580.8 million of debt outstanding under Dex Media East’s Tranche B term loan facility, $905.8 million of debt outstanding under Dex Media West’s Tranche A term loan facility, and $1,132.2 million of debt outstanding under Dex Media West’s Tranche B term loan facility. Each of Dex Media East’s and Dex Media West’s revolving credit facilities and term loan facilities are subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Dex Media East has hedged a portion of its interest rate risk. All of Dex Media East’s interest rate swap agreements became effective May 8, 2003, have an aggregate notional amount of $370.0 million, have applicable fixed rates ranging from 2.354% to 4.085% and expire in various terms ranging from two and a half to five and a half years. The notional amount of Dex Media East’s interest rate cap totals $200.0 million, has a cap interest rate of 4.75% and expires in May 2005. Assuming our subsidiaries had incurred this level of borrowings, excluding the amounts covered under Dex Media East’s interest rate swap agreements, on January 1, 2003 at variable rates and assuming a one percentage point increase in the average interest rate under these borrowings, our interest expense for the year ended December 31, 2003 would have increased by $28.7 million. We have not and do not expect to use any financial derivative instruments for speculative purposes.

Foreign Currency Exchange Risk

On November 10, 2003, Dex Media East restructured its credit facilities to replace the Euro-denominated portion of its tranche B term loan facility with a larger US dollar denominated tranche B term loan facility. In connection with this restructuring, Dex Media East eliminated the currency risk exposure in the tranche B term loan facility and terminated the cross currency swap that had been in place since November 2002. In addition, a one-percent prepayment fee totaling $6.2 million was paid in connection with the restructuring and is included in interest expense. Dex Media East has realized a total, after-tax gain of $3.1 million from this cross-currency swap since its inception.

Material Trends, Known Facts and Uncertainties

Advertising Revenue

Directory services revenue is our most significant source of revenue. Competition from other yellow pages publishers affects our ability to attract and retain advertisers and to increase advertising rates. The effect of competition and the current economic cycle on our revenue, excluding the effects of purchase accounting, can be seen in the decreasing revenue growth trend, on a combined revenue basis, of 4.3%, 2.8% and 2.6% in 2001, 2002 and 2003, respectively.

Paper Prices

Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by two companies: Nippon and Norske. Prices under the two agreements with these vendors are negotiated each year based on prevailing market rates, which have been declining, consistent with general U.S. market trends for directory paper over the last three years.

Stand-Alone Costs

Historically, our Predecessor reimbursed Qwest for services Qwest and its affiliates provided to Dex East based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs (“FDC”). The historical costs for services provided to the Predecessor by Qwest affiliates do not reflect the expenses that we will incur as a stand-alone entity. As of December 31, 2003, we have completed the replacement of the services provided by Qwest with services provided internally or through arrangements with third parties. We expect that the costs we incur on a stand-alone basis will be higher than historical costs for services previously provided by Qwest and its affiliates.

Usage

Based on industry sources, overall usage of printed yellow pages directories in the U.S. and in the Dex States declined by a compound annual rate of approximately 2% between 1999 and 2003. Several factors, including the publication of competing directories and the increased usage of Internet-based directories, could cause usage of our printed directories to continue to decline. Any declines in usage could limit our ability to maintain or increase our advertising prices, cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases and discourage businesses that do not purchase advertising in our yellow pages directories from doing so. Any of these factors could affect our revenue and have a material adverse effect on our business.

On-Line Migration

Although we remain primarily focused on our printed directories, we also market an Internet-based directory service, DexOnline.com (formerly Qwestdex.com), to our advertisers. We view our Internet-based directory as a complement to our print product rather than as a stand-alone business. We believe that any decline in the usage of our printed directories could be offset in part by an increase in usage of our Internet-based directory. We also believe that increased usage of Internet-based directories will continue to support overall usage and advertising rates in the U.S. directory advertising industry and could provide us with growth in advertisements. However, if we cannot provide services over the Internet successfully or compete successfully with other Internet-based directory services, our business would be negatively impacted.

Reduction of Bond Ratings

In connection with the offering of $361.0 million aggregate principal amount at maturity of our 9% Discount Notes due 2013 on February 11, 2004, Moody’s Investor Service, Inc. downgraded the credit ratings of our notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes by one notch while Standard & Poor’s Rating Group maintained negative outlooks on our subsidiaries’ credit ratings.

The rating downgrade does not have any immediate impact on our and our subsidiaries’ financing costs. If we issue new debt or refinance our existing debt in the future, the downgrade may result in higher interest costs. The credit ratings of our notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes assigned by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Group are summarized in the following table:

	Credit Ratings Assigned By Moody’s Investor Service, Inc. prior to January 28, 2004	Current Credit Ratings Assigned by Moody’s Investor Service, Inc.	Notches Below Investment Grade	Current Credit Ratings Assigned by Standard & Poor’s Rating Group		Notches Below Investment Grade
Dex Media’s notes	Caa1	Caa2	8	B		5
Subsidiaries’ credit facilities	Ba3	B1	4	BB	–	3
Subsidiaries’ senior notes	B2	B3	6	B		5
Subsidiaries’ senior subordinated notes	B3	Caa1	7	B		5

In anticipation of this initial public offering of our common stock, Moody’s Investor Service, Inc. has placed the credit ratings of our notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes on credit watch for potential upgrade. Standard & Poor’s Rating Group revised the outlooks on our notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes from negative to stable.

Competition

The U.S. directory advertising industry is competitive. There are a number of independent directory publishers and publishers affiliated with local exchange carriers with which we compete in one or more of the Dex States. For example, new competitive directories were introduced in six of our top ten markets in 2003 compared to just one new competitive directory in 2002.

Through our Internet-based directory, we compete with these publishers and with other Internet sites providing search and classified directory information. In addition, we compete against other forms of media, including newspapers, radio, television, the Internet, billboards and direct mail, for business and professional advertising.

The foregoing list of factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosure made by us.

We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Critical Accounting Policies and Estimates

We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. The effect and any associated risks related to these policies and estimates on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where these policies and estimates affect our reported and expected financial results.

Revenue Recognition

The sale of advertising in printed directories published by us is our primary source of revenue. We recognize revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. Our directories are initially published with an estimated 12-month useful life, although we may revise the estimate of a directory life subsequent to its publication in order to better manage customer and production workflow as it relates to other directories published in the same period. Because we generally have the right to bill and collect revenue related to the extension of directory publishing dates, a revision in the estimated life of a given directory should not have a significant impact on our results of operations or cash flows.

Cost of Revenue

Direct costs related to the sales, production and distribution of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution. Revisions in the estimated useful lives of directories after their initial publication may cause the acceleration or deceleration of cost recognition related to the amortization of deferred directory costs. Although we cannot predict the extent such changes could have on future cost recognition, the movement of book publishing dates has historically had a minimal impact on cost recognition between periods.

Allowance for Doubtful Accounts and Bad Debt Expense

We periodically make judgments regarding the collectibility of outstanding receivables and provide appropriate allowances when collectibility becomes doubtful. Although we believe our allowance for doubtful accounts adequately reflects that portion of our receivables that are uncollectible, we may revise our estimates in future periods based upon new circumstances and such revisions may be material.

Income Taxes

It is our determination that it is more likely than not that we will utilize our deferred tax assets before the expiration of the net operating loss carryforward periods. This determination is based upon our estimation of projected book and taxable income over the next several years. To the extent our projections vary significantly from actual results, a portion of our deferred tax benefits may not be realizable, resulting in a charge to income tax expense.

Basis of Allocation for Periods of the Predecessor

In order to divide the Qwest Dex combined financial statements between Dex East and Dex West, it was necessary for management of Qwest Dex to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. A substantial portion of the Predecessor’s revenue and cost of revenue have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on revenue and/or cost causative relationships to the account balance being apportioned. Expense accounts subject to apportionment primarily consisted of overhead costs and related items that have historically been shared with Qwest Dex.

We believe that such specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would have been determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Qwest Dex, as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would have been had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, the Predecessor’s combined financial statements are not necessarily indicative of future results of operations.

BUSINESS

We are the exclusive publisher of the “official” yellow pages and white pages directories for Qwest in the following states where Qwest is the primary incumbent local exchange carrier: Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, or collectively the “Dex States.” Our contractual agreements with Qwest grant us the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex States until November 2052 and prevent Qwest from competing with us in the directory products business in the Dex States until November 2042.

We seek to bring buyers together with our advertising customers through a cost-effective, bundled advertising solution that includes print, CDROM and Internet-based directories. We generate our revenues primarily through the sale of print directory advertising. For the year ended December 31, 2003, after giving pro forma effect to the Transactions, as defined below, we generated $1.63 billion in revenue, $910 million in EBITDA, and $14 million in net loss. For the three months ended March 31, 2004, after giving pro forma effect to the Transactions, we generated $411 million in revenue, $234 million in EBITDA and $7 million in net income. Our ability to generate EBITDA, along with low capital expenditure requirements and cash income taxes, allows our business to provide significant free cash flow. See “Prospectus Summary—Summary Historical and Pro Forma Financial Data.”

During 2003, we published 259 directories and distributed approximately 43 million copies of these directories to business and residential customers throughout the Dex States. In addition, our Internet-based directory, DexOnline.com, which provides an integrated complement to our print directories, includes more than 15 million business listings and 200 million residential listings from across the United States. Approximately 96% of our revenue from directory services for the Combined Year 2003 came from the sale of advertising in yellow pages directories, and approximately 4% of our revenue from directory services for the same period came from the sale of advertising in white pages directories.

We believe that our advertising customers value: (i) our lower cost per usage versus other directories and higher return on investment than other forms of local advertising; (ii) our broad distribution to potential buyers of our advertisers’ products and services; (iii) our ability to provide potential buyers with an authoritative reference source to search for products and services; and (iv) the quality of our client service and support. We have advertising customers across a diverse range of industries and we believe our customer retention rates exceed the averages of other incumbent publishers, or those owned by or affiliated with incumbent local exchange carriers. In 2003, we had over 400,000 local advertising accounts consisting primarily of small and medium-sized businesses and over 4,000 national advertising accounts.

Industry Overview and Outlook

Directory advertising competes with all other forms of media advertising, including television, radio, newspapers, the Internet, outdoor and direct mail. The entire U.S. advertising market was $245.5 billion in 2003, with directory advertising estimated to have captured a 5.7% share of the advertising market. Unlike other advertising, directory advertising is characterized as primarily “directional” advertising, or advertising targeted at consumers who are actively seeking information and are prepared to purchase a product or service. Historically, the U.S. directory advertising industry has been dominated by the large publishing businesses of regional bell operating companies, or “RBOCs,” and other incumbent local telephone companies. Over the past few years, RBOC mergers have reduced the number of RBOC-affiliated publishers to four: SBC Directory Operations, Verizon Information Services, BellSouth Advertising & Publishing Corp. and Dex Media.

Directory Advertising Market Size

The U.S. directory advertising industry generated approximately $14 billion in revenues in 2003, with a total circulation of approximately 420 million directories. The industry is characterized by steady and consistent growth with revenue increasing at a 3.0%, 3.9% and 3.9% compounded annual growth rate in the periods 1998 to 2003, 1993 to 2003 and 1988 to 2003, respectively. The following chart depicts the estimated size and growth of the U.S. directory advertising industry since 1985.

U.S. Directory Advertising Revenue: 1985—2003

Local Versus National Advertising

While directory advertising is sold on both a local and national basis, local advertising from small and medium-sized businesses constitutes the majority of directory advertising revenue. As shown in the table below, over the last seven years local directory advertising constituted approximately 84% of total revenue for the U.S. directory advertising industry. This is consistent with our experience, where in 2003, local advertising made up approximately 82% of our directory advertising revenue, excluding the effects of purchase accounting.

Local Versus National U.S. Print Directory Advertising: 1997—2003

(Dollars in billions)	1997	% of total	1998	% of total	1999	% of total	2000	% of total	2001	% of total	2002	% of total	2003	% of total	CAGR ’97-’03
Local	$9.7	85.1%	$10.1	84.2%	$10.7	84.3%	$11.1	84.1%	$11.5	84.6%	$11.7	84.8%	$11.8	84.9%	3.3%
% growth yearly	NA		4.1%		5.9%		3.7%		3.6%		1.7%		0.9%
National	1.7	14.9%	1.9	15.8%	2.0	15.7%	2.1	15.9%	2.1	15.4%	2.1	15.2%	$2.1	15.1%	3.6%
% growth yearly	NA		11.8%		5.3%		5.0%		0.0%		0.0%		0.0%

Total Print	$11.4	100.0%	$12.0	100.0%	$12.7	100.0%	$13.2	100.0%	$13.6	100.0%	$13.8	100.0%	$13.9	100.0%	3.4%
% growth yearly	NA		5.3%		5.8%		3.9%		3.0%		1.5%		0.7%

Competition Within the Industry

Presently, the industry can be divided into two major groups of directory advertising publishers: incumbent publishers, which includes the directory businesses of RBOCs and other incumbent local telephone companies, and independents, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd. As shown in the table below, the independents’ revenues have increased over the last seven years, yet the incumbent publishers remain the dominant players, with an 86.5% share of total 2003 revenue for the U.S. directory advertising industry.

U.S. Print Directory Market Share: 1997—2003

(Dollars in billions)	1997	% of total	1998	% of total	1999	% of total	2000	% of total	2001	% of total	2002	% of total	2003	% of total	CAGR ’97-’03
Incumbent Publishers(1)	$10.6	93.0%	$11.0	91.7%	$11.5	90.6%	$11.8	89.7%	$12.1	89.2%	$12.2	88.2%	$12.0	86.5%	2.1%
% growth yearly	NA		3.8%		4.6%		2.6%		2.5%		0.8%		(1.6)%
Independent Publishers	0.8	7.0%	1.0	8.3%	1.2	9.4%	1.4	10.3%	1.5	10.8%	1.6	11.8%	1.9	13.5%	15.5%
% growth yearly	NA		25.0%		20.0%		16.7%		7.1%		6.7%		18.8%

Total Print	$11.4	100.0%	$12.0	100.0%	$12.7	100.0%	$13.2	100.0%	$13.6	100.0%	$13.8	100.0%	$13.9	100.0%	3.4%
% growth yearly	NA		5.3%		5.8%		3.9%		3.0%		1.5%		0.7%

(1)	Includes the directory businesses of RBOCs and other incumbent local telephone companies.

As the table below illustrates, the U.S. directory advertising industry remains highly concentrated with the incumbent publishers, Dex Media, SBC, Verizon, BellSouth and Sprint, cumulatively generated approximately $12.2 billion, or 88.4%, of total U.S. directory advertising revenue in 2002. The independents segment is highly fragmented and comprised only 11.6% of total directory-related advertising revenue in 2002.

U.S. Directory Advertising Publishers: 2002

(Dollars in billions) Company	2002 Revenue	Market Share
SBC	$4.5	32.6%
Verizon(1)	3.8	27.6%
BellSouth(1)	1.8	13.0%
Dex Media	1.6	11.6%
Yell Group(2)	0.8	5.8%
Sprint	0.5	3.6%
TransWestern	0.3	2.2%
Others	0.5	3.6%

Total	$13.8	100%

(1)	Represents estimates of U.S. operations only.
(2)	Represents the U.S. business of the Yell Group, Ltd., including the revenues of McLeod USA Media Group Inc., which Yell Group, Ltd. acquired in early 2002.

We believe incumbents have a number of advantages over their independent competitors. Incumbents typically can deliver a better value proposition to advertisers, largely due to user perception of accuracy and completeness that comes with their affiliation with the local telecom service provider. Incumbents also benefit from established usage patterns and customer bases. The majority of incumbent sales are made on premise in local offices calling on established clients. Independents’ sales are primarily made over the telephone, often through cold calling.

These factors force independents to compete on price while they build their customer bases resulting in listing rates significantly lower than those prices for equivalent products listed by incumbents. Incumbents also benefit from an established operational infrastructure. Printing, publishing, and distribution channels benefit from established long-term relationships. The existing infrastructure, scale of business, and pricing premium allow incumbents to achieve significantly higher EBITDA margins than their independent competitors.

Competition with Other Media

We believe directory advertising is the preferred form of advertising for many small and medium-sized businesses due to its relatively low cost, broad demographic and geographic distribution, enduring presence and high customer usage rates. We believe that directory advertising is attractive to our customers because consumers may view directories as a free, comprehensive, single source of information. While overall advertising tends to track an economy’s business cycle, directory advertising tends to be more stable and does not fluctuate widely with economic cycles due to its frequent use by small to medium-sized businesses, often as their principal or only form of advertising. Directory advertising is also less influenced by business cycles because failure to advertise in a given directory cannot be remedied until the replacement directory is published, which is usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to their longest-tenured advertisers. As a result, advertisers have a strong incentive to renew their directory advertising purchases from year to year, so as not to lose their priority placement within the directory.

As the table below highlights, in the last two recessions, in 1991 and 2001, directory advertising was one of the only media segments to show revenue growth. U.S. directory advertising industry revenue increased 3.4% and 3.0% in 1991 and 2001, respectively, while other major media segments declined.

Advertising Spending by Media Category: 1990—2003

(Dollars in billions)
Year	U.S. Directories	Revenue Growth	Television(1)	Revenue Growth	Radio	Revenue Growth	Newspaper	Revenue Growth
1990	$8.9	n/a	$28.4	n/a	$8.7	n/a	$32.3	n/a
1991	$9.2	3.4%	$27.4	-3.5%	$8.5	-2.3%	$30.4	-5.9%
1992	$9.3	1.1%	$29.4	7.3%	$8.7	2.4%	$30.1	-1.0%
1993	$9.5	2.2%	$29.7	1.0%	$9.5	9.2%	$32.0	6.3%
1994	$9.8	3.2%	$34.2	15.2%	$10.5	10.5%	$34.4	7.5%
1995	$10.2	4.1%	$38.9	13.7%	$11.3	7.6%	$36.3	5.5%
1996	$10.8	5.9%	$42.5	9.3%	$12.3	8.8%	$38.4	5.8%
1997	$11.4	5.6%	$44.1	3.8%	$13.5	9.8%	$41.7	8.6%
1998	$12.0	5.3%	$47.5	7.7%	$15.1	11.9%	$44.3	6.2%
1999	$12.7	5.8%	$52.6	10.7%	$17.2	13.9%	$46.7	5.4%
2000	$13.2	3.9%	$60.3	14.6%	$19.3	12.2%	$49.0	4.9%
2001	$13.6	3.0%	$54.6	-9.5%	$17.9	-7.3%	$44.3	-9.6%
2002	$13.8	1.5%	$58.4	7.0%	$18.9	5.6%	$44.0	-0.7%
2003	$13.9	0.7%	$60.7	3.9%	$19.1	1.1%	$44.8	1.8%

’98-’03 CAGR		3.0%		5.0%		4.8%		0.2%

(1)	Includes broadcast television and cable and satellite television; excludes barter syndication.

The Internet

Most major directory publishers, including us, operate an Internet-based directory business. The U.S. Internet directory market represented only a small portion of the total U.S. directory advertising market in 2002 with total revenue of approximately $347 million, having grown from $263 million in 2001, an increase of approximately 32%. Industry sources estimate that 70% of 2001 Internet directory revenues were generated by print publishers. Publishers have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value. We expect Internet directory usage to continue to grow steadily in support of overall directory usage.

Competitive Strengths

While the directory advertising industry has become increasingly competitive, we believe that we possess the following strengths that will enable us to continue to compete successfully in the local advertising market:

Scale and leading market position. Dex is the fourth largest directory publisher in the United States and the exclusive directory publisher for Qwest in the Dex States. We believe that our scale and our incumbent position provide us with a substantial competitive advantage over independent directory advertising providers. During 2003, we printed and distributed approximately 43 million directories. As the incumbent directory publisher in the Dex States, our directories benefit from strong brand recognition as the “official” yellow pages and have positioned us as the preferred directory for both consumers and local advertisers, many of whom select our directories as their primary advertising medium.

Superior value proposition for our target advertisers. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than other media. Directory advertisements enable our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services. In addition, we believe that the “directional” nature of directory advertising is a unique attribute to our media ensuring our advertisers reach their target customers at the key time when they are actively seeking information to make a purchase. Furthermore, we believe that our directory advertising has a lower cost per usage than other directories and higher return on investment than other local advertising alternatives, including newspapers, television, radio and the Internet.

Established and experienced sales force. As of December 31, 2003, we had 1,019 sales representatives in 49 local offices who have been employed by Dex for an average of nine years. We believe that our sales force’s experience, tenure and local market knowledge is a competitive advantage which has enabled us to develop longstanding relationships with our advertisers and has been a key factor in our ability to exceed the average revenue growth of the incumbent industry for the Combined Year 2003. Our revenue growth (excluding the effects of purchase accounting) for the Combined Year 2003 was 2.6%.

Attractive market demographics. In 2003, the Dex States on a percentage basis have experienced greater job creation and per capita gross state product growth than the United States as a whole. For the period 1995 through 2003, non-agricultural employment grew at an average compounded annual growth rate of 1.3% in the Dex States versus the national average of 1.2%. In addition, gross state product in the Dex States grew at an average compounded annual growth rate of 4.3% versus the national average of 3.3%. We believe our markets are economically diverse, limiting our exposure to economic downturns in specific sectors of the economy.

Stable and recurring revenue. Our business produces stable and recurring revenue because of our large diversified customer base, high account retention and renewal rates and limited exposure to national advertising. In addition, the pre-sold nature of directory advertising provides significant revenue and cash flow visibility as advertisers typically enter into one-year contracts and pay on a monthly basis. As of December 31, 2003, we had over 400,000 local advertising accounts, consisting primarily of small and medium-sized businesses. These local accounts generated approximately 82% of our revenue, excluding effects of purchase accounting, and, in many cases, use yellow pages directories as their primary form of advertising. Our account renewal rate was 91% in 2003. For the Combined Year 2003, no single account contributed more than 0.3% of our total revenue (other than Qwest, which accounted for 1.6% of our total revenue), with our top 10 customers (excluding Qwest) representing less than 1.5% of total revenue. In addition, no single directory heading contributed more than 2.8% of total revenue, with the top 10 directory headings accounting for 15.1% of total revenue.

Strong financial profile generates significant free cash flow. Our business generates significant free cash flow due to its recurring revenue combined with the high margins associated with our incumbent position, low capital expenditures and favorable tax position. For example, for the three months ended March 31, 2004, we generated $130 million in cash provided by operating activities and $103 million in free cash flow. For the year ended December 31, 2003, on a pro forma basis giving effect to the Transactions, we generated $910 million in

EBITDA and $14 million in net loss from $1.63 billion of revenue. Over the past three years ending December 31, 2003, we have invested an average of $37.5 million per year in capital expenditures on a combined basis, including capitalized software development costs. We also benefit from the favorable income tax treatment associated with the $6.8 billion step-up in the tax basis of our assets from the Acquisitions, as defined below, which is amortized for tax purposes on a straight-line basis for 15 years. In 2003 and for the three months ended March 31, 2004, our free cash flow allowed us to repay $405 million and $105 million, respectively, of our indebtedness.

Experienced management team. We have assembled a strong and experienced senior management team across all areas of our organization, including sales, finance, operations, marketing and customer service. Our senior management team has an average of approximately 20 years of public and private company experience in their respective areas of expertise.

Business Strategy

We intend to leverage our incumbent position and strong brand while maintaining an entrepreneurial culture that encourages our employees to identify and capitalize on new opportunities to enhance our position in the Dex States. We believe that our directory advertisements enable our customers to connect with potential buyers in a very cost effective manner, which, when combined with our competitive strengths, will allow us to grow our revenues and cash flows. The principal elements of our business strategy include:

Introducing new products that enhance the value proposition for our customers. We have a history of introducing and selling new products, product extensions and other innovations that offer creative opportunities for our advertisers to find new customers and generate additional revenue for their products and services. As the incumbent directory publisher in the Dex States, we have a large number of existing advertisers to whom we can effectively market our new products to generate additional revenue. In 2003, we introduced the following new products: (i) targeted segment products within existing directories (local dining guides, golf guides and Spanish Yellow Pages), (ii) a new directory in Lincoln, Nebraska, (iii) two additional white pages directory products (repeating corner advertisement and color offerings) and (iv) limited inventory products (e.g. leader advertisements and front cover gate folds). We believe that our ability to innovate our product line will continue to serve as a competitive advantage.

Increasing revenue and customer growth through segmented pricing. Historically, the directory advertising industry has utilized a simplified approach to pricing, with set rates based upon the size and features (e.g., use of color, graphics, etc.) of the advertisement regardless of heading category. We are now instituting a more sophisticated pricing strategy, which prices advertisements by heading category. We believe that implementing this strategy will improve advertiser retention and help drive revenue growth by allowing us to respond to the different demand characteristics of various heading categories and to better align our pricing with our customers’ perceptions of value.

Further penetrating our addressable markets through enhanced sales force productivity. We believe a significant opportunity exists for our established local sales force to further penetrate the addressable markets that we serve and increase the sales of our services to existing customers. Over the past year, we have taken a number of steps to improve sales force effectiveness including:

(i)	servicing our customers on a more cost-effective means based on the revenue generated by such customers;

(ii)	rescheduling the launch and duration of sales campaigns to maximize available selling days by allowing our salespeople to more efficiently allocate their time over a broader customer base during the publishing cycle; and

(iii)

implementing standardized sales practices and procedures across all markets, including the introduction of “PrepSmart,” our proprietary sales preparation tool. “PrepSmart” provides critical account history and advertisement effectiveness to our salespeople, which can be shared with our customers to demonstrate the value of our product and the benefits of enhancements such as colored or larger sized advertisements. We expect our salespeople to offer our existing customers a more consultative approach to their marketing needs by using tools such as “PrepSmart,” thereby enhancing their relationships and increasing the sales of existing services.

Increasing the value proposition for our customers through a content-driven Internet strategy. We currently provide an Internet-based directory, DexOnline.com, which includes fully searchable content derived from more than 240,000 yellow pages display advertisements from our directories. DexOnline.com includes more than 15 million business listings and more than 200 million residential listings from across the United States. The site incorporates free text search capabilities, with a single search box that is similar in design and functionality to popular search engines. We believe that the competitive advantage of DexOnline.com versus search engines is that our content is structured to deliver information from our printed directories on local services and products within the Dex States. We are also reviewing opportunities to expand our electronic product line in appropriately structured and cost-effective relationships with other Internet directory providers, portals and search engines. We are committed to developing these opportunities in a manner that will benefit us, and at a scale which is justified by usage and utility to our advertisers.

Strengthen our competitive position by aggressively promoting our superior value proposition. We are investing in brand awareness campaigns that reinforce the benefits that our directories and DexOnline.com offer to advertisers and consumers. Our marketing plan highlights the advantages we enjoy as an incumbent publisher by positioning us as the “official” directory with the broad distribution, high usage and low cost per usage, which are attributes that advertisers require.

Enhancing our operational efficiency by converting to the Amdocs software system. We are in the process of migrating from our legacy process management infrastructure to Amdocs, an industry-standard software system, that will allow us to better manage every aspect of our production cycle from initial sales call through distribution of our directories. The Amdocs system will enable us to: (i) consolidate our software systems and associated hardware; (ii) maintain a single customer database; (iii) implement a coordinated billing, credit and collection system; (iv) provide new mobile technology for the sales force; (v) automate the entering of customer orders; and (vi) implement our segmented pricing strategy. Upon completion of the Amdocs implementation, we will have reduced the number of process management systems from 54 to 13. We expect the implementation of this system will allow us to improve our operational efficiency and benefit from the associated cost savings.

You should also consider the many risks we face that could limit our ability to implement our business strategies, including:

•	our inability to introduce new products in the future could adversely affect our ability to generate additional revenue;

•	if we do not successfully implement our new segmented pricing strategy, we may not fully realize the expected growth of our revenues;

•	if we experience a significant turnover of our sales force, we will incur additional costs in the hiring and training of new sales force personnel;

•	the ability of other search engines to provide local products and services content in a cost-effective manner may adversely impact our Internet strategy;

•	a significant decline in consumer usage could materially adversely affect our business; and

•	our failure to utilize the capabilities of the Amdocs software system could materially adversely impact our planned operational efficiencies.

In addition, while we may achieve many individual objectives by reason of our strategies, the benefits of these achievements may be mitigated in part, or in whole, if we suffer from one or more of the risks described in this prospectus. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

Markets

For the Combined Year 2003, we published 259 directories, including white pages, yellow pages and other specialty directories, and distributed approximately 43 million copies of these directories to business and residential consumers in metropolitan areas and local communities in the Dex States. Our directories are generally well-established in their communities and cover contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies. The following table shows the percentage of directory services revenue and other data for the Combined Year 2003 for our directories in each state in which we operate:

(Circulation in millions) State	Percentage of directory services revenue(1)	Published directories	Total circulation
Washington	17.7%	23	5.0
Colorado	17.5%	34	6.7
Arizona	16.6%	26	10.6
Minnesota	12.5%	40	5.7
Oregon	9.3%	22	3.3
Utah	6.6%	14	2.7
New Mexico	5.0%	18	2.1
Iowa	4.4%	29	2.3
Idaho	3.0%	8	0.4
Nebraska	2.6%	11	1.6
Montana	1.8%	9	0.8
South Dakota	1.1%	7	0.6
Wyoming	1.1%	10	0.5
North Dakota	0.8%	8	0.6

Total	100.0%	259	42.9

(1)	Excludes non-print related directory services revenue and includes revenue from affiliates.

We derive a significant portion of our printed revenue from the sale of directory advertising to businesses in large metropolitan areas. For the Combined Year 2003, 45.5% and 61.8% of our directory services revenue was from the sale of directory advertising in our 5 and 10 largest geographic markets, respectively.

Products

Our main product is printed directories, which generated approximately 97% of our total revenue, excluding the effects of purchase accounting, for the Combined Year 2003. We also operate an Internet-based telephone directory and provide direct and database marketing services.

Printed Directories

For the Combined Year 2003, we published 259 printed directories, consisting of:

•	231 directories that contained both white and yellow pages;

•	11 directories that contained only yellow pages, which contains a listing of businesses by various directory headings as well as display and other paid advertisements;

•	12 directories that contained only white pages, which contains a listing of the names, addresses and phone numbers of residences and businesses in the area served, as well as display and other paid advertisements; and

•	5 specialty “On the Go” directories, which are yellow pages directory editions that are designed for use in the car.

Whenever practicable, we combine the white and yellow pages sections into one volume.

Our directories are designed to meet the advertising needs of local and national businesses and the informational needs of consumers. The diversity of our advertising options enables us to create customized advertising programs that are responsive to specific customer needs and financial resources. Our yellow pages and white pages directories are also efficient sources of information for consumers, featuring a comprehensive list of businesses in the local market that are conveniently organized under approximately 4,400 directory headings.

Yellow Pages Directories. We offer businesses a basic listing at no charge in the relevant edition of our yellow pages directories. This listing includes the name, address and telephone number of the business and is included in alphabetical order in the relevant heading.

For the Combined Year 2003, we derived approximately 96% of our directory services revenue, excluding the effects of purchase accounting, from the sale of advertising in our yellow pages directories. A range of paid advertising options is available in our yellow pages directories, as set forth below:

•	Listing Options. An advertiser may enhance its complimentary listing in several ways. It may pay to have its listing placed in additional headings, highlighted or printed in bold or superbold text, which increases the visibility of the listing. An advertiser may also purchase extra lines of text to convey information such as hours of operation or a more detailed description of its business.

•	In-column Advertising Options. For greater prominence on a page, an advertiser may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column advertisements may include such features as bolding, special fonts, color and graphics.

•	Display Advertising Options. A display advertisement allows businesses to include a wide range of information, illustrations, photographs and logos. The cost of display advertisements depends on the size and type of advertisement purchased. Display advertisements usually are placed at the front of a heading, and are ordered first by size and then by advertiser seniority. This process of ordering provides a strong incentive to advertisers to increase the size of their advertisements and to renew their advertising purchases from year to year to ensure that their advertisements receive priority placement. Display advertisements range in size from a quarter column to as large as two pages (a “double truck” advertisement) and three pages (a “triple truck” advertisement).

•	Awareness Products. Our line of “awareness products” allows businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. Our new awareness products include ink jet edge advertisements and front cover gate folds. Our other awareness products include:

•	Cover. Premium location advertisements are available on the front cover, inside front and back cover and the inside and outside back cover of a directory.

•	Spine. Premium location advertisements are available on the spine of yellow and white pages directories.

•	Tabs. A full-page, double-sided, hardstock, full-color insert that is bound inside and that separates key sections of the directory. These inserts enable advertisers to achieve prominence and increase the amount of information displayed to directory users.

•	Tip-On. Removable paper or magnet coupon placed on the front cover of the directory.

•	Banners. An ad sold at the bottom of any page in the Community or Government sections of the print directory.

•	Delivery Bag. Used in the delivery of hand-delivered print directories. Between one and three advertisers per bag.

White Pages Directories. State public utilities commissions require Qwest, as the local exchange carrier in its local service area, to have white pages directories published to serve the local service areas. Qwest has contracted with us to publish these directories until November 7, 2052. By virtue of this agreement, we provide a white pages listing to every residence and business in a given area that sets forth the name, address and phone number of the residence or business in question unless they have requested to be a non-published or non-listed customer.

For the Combined Year 2003, we derived approximately 4% of our directory services revenue, excluding the effects of purchase accounting, from the sale of advertising in our white pages directories. Advertising options include bolding and highlighting for added visibility, extra lines for the inclusion of supplemental information and in-column and display advertisements. With a renewed focus on selling white pages advertising for the Combined Year 2003, we more than doubled our white pages revenue growth rate over the prior year. We still believe there is an untapped market for selling white pages advertising and intend to continue to pursue our opportunities with innovative new products such as the repeating corner ad and color offerings.

Internet-based Directory and Electronic Products

Although we remain primarily focused on our printed directories, we also market an Internet-based directory service, DexOnline.com (formerly Qwestdex.com), to our advertisers. All of the listings in our printed directories also appear in our Internet-based directory, which is available in real time to users and at no additional charge to our advertisers. We began to post the proprietary display advertisements we create for our printed directories on DexOnline.com in April 2003. We believe these proprietary display advertisements cannot currently be replicated by other Internet-based directories.

In January 2004, we introduced significant new search capabilities. DexOnline.com now includes fully searchable content from our more than 240,000 Yellow Pages display advertisements. It also includes more than 15 million business listings and more than 200 million residential listings from across the United States. The new site incorporates free text search capability, with a single search box that is similar in its design and functionality to popular search engines. In addition, we have incorporated intelligence capabilities such as “spell check” and “thesaurus.” Users can now refine their searches using important selection criteria that include such things as specific product and brand names, hours of operation, payment options and locations.

We view our Internet-based directory as an integrated complement to our printed directories through expanded distribution capability rather than as a stand-alone business. We believe that increased usage of Internet-based directories, such as DexOnline.com, will serve to enhance overall Yellow Pages advertising usage thereby lowering our advertisers’ cost per thousand uses (“CPMU”) despite some growth in advertising rates.

To promote usage of our Internet-based directories, we have bundled some of our Internet products to enhance completeness with our print advertising products. We believe bundling will drive-up our usage rates, which will in turn increase the customer value proposition. As in our printed directories, businesses may pay to enhance their listings on DexOnline.com and for other premium advertising products. Options that are available include extra lines, replica advertisements, website and email link, pop-up windows, priority placement and banners.

Direct Marketing Services

We sell comprehensive direct marketing lists of residents and businesses within the Dex States that allow our customers to purchase accurate lists for their direct mail and telemarketing activities. We also have an extensive New Mover list that provides businesses access to the most current new business and/or residence lists in the Dex States. We are able to overlay demographic data that is purchased through third-party providers so that our customers can identify certain information about the residents in the Dex States, including age, income and household size. The lists we sell comply with do-not-call and do-not-mail requirements for the industry. While we provide customer names, addresses and telephone numbers to outside companies, this information does not include any private, non-published or non-listed information.

We also have insert programs through which we help businesses deliver messages and promotional offers to our customers in conjunction with directories delivered right to the mailbox or doorstep. Customers can choose between Total Market Coverage inserts in directories going to nearly every household and business within the Dex States, or New Mover Delivery inserts reaching the lucrative market of new movers within a few days of their new phone service connection.

Sales and Marketing

The marketing of directory advertisements is primarily a direct sales effort that requires both maintaining existing customers and developing new customers. Renewing customers comprise our core advertiser base, and a large number of these customers have advertised in our directories for many years. For the Combined Year 2003, we retained approximately 91% of our local advertising accounts from the previous year. This high renewal rate reflects the importance of our directories to our local customers, for whom yellow pages directory advertising is, in many cases, the primary form of advertising. Larger national companies also use advertising in our directories as an integral part of their national advertising strategy.

We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers.

Local Sales Force

As of December 31, 2003, our locally-based sales force was comprised of 1,019 quota-bearing sales representatives who average approximately nine years of employment with us. The sales force is divided into three principal groups:

•	Premise Sales Representatives. Our 432 premise sales representatives generally focus on high revenue customers. A premise sales representative typically interacts with customers on a face-to-face basis at the customer’s place of business.

•	Telephone Sales Representatives. Our 393 telephone sales representatives generally focus on medium-sized customers. A telephone sales representative typically interacts with customers over the telephone. Telephone sales represent our principal source of new advertisers.

•	Centralized Sales Representatives. Our 194 centralized sales representatives include both centralized account representatives, who generally focus on the smallest accounts, and prospector sales representatives, who generally focus on customer acquisition.

We assign our customers among premise representatives and telephone representatives based on a careful assessment of a customer’s expected advertising expenditures. This practice allows us to deploy our sales force in an effective manner. A majority of our sales force is decentralized and locally based, operating from 49 locations. We believe that our locally-based sales force facilitates the establishment of personal, long-term relationships with local advertisers necessary to maintain a high rate of customer renewal.

We believe that formal training is important to maintaining a highly productive sales force. Our sales force undergoes ongoing training, with new sales representatives receiving approximately eight weeks of training in their first year, including classroom training on sales techniques, our product portfolio, customer care and administration and standards and ethics. Following classroom training, they are accompanied on sales calls by experienced sales personnel for further training. Ongoing training and our commitment to developing the best sales practices are intended to ensure that sales representatives are able to give advertisers high-quality service and advice on appropriate advertising products and services.

We have well-established practices and procedures to manage the productivity and effectiveness of our sales force. Each sales representative has a specified customer assignment consisting of both new business leads and renewing advertisers and is accountable for meeting sales goals on a regular basis. Our sales representatives are compensated in the form of base salary and incentive-based compensation. Approximately two-thirds of the total compensation paid to our sales force is in the form of commissions and other incentive-based compensation, making sales force compensation largely tied to sales performance. Our sales force employees are represented by labor unions covered by collective bargaining agreements, which we believe significantly reduce the rate of employee turnover. For the Combined Year 2003, we experienced 15% turnover among our sales representatives.

For purposes of managing our sales force, we divide the local service area into twelve territories. In each territory, between six and 16 sales managers supervise the performance of the sales representatives who are assigned to that territory. Every sales manager within a territory reports to the sales director for the territory, and the 12 sales directors report to the Senior Vice President of Sales for the relevant territory.

In 2002, our Predecessor began compensating our sales managers and directors pursuant to an incentive-based compensation plan that ties their compensation to their success in meeting specific sales targets. Prior to the Acquisitions, bonuses for our sales managers and directors were determined by our Predecessor by reference to Qwest’s overall financial performance.

National Sales Force

In addition to our locally-based sales personnel, we have a separate sales channel to serve our national advertisers. National advertisers are typically national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertisements in many yellow pages directories in multiple geographical regions. In order to sell to national advertisers, we use the services of third party certified marketing representatives, or “CMRs.” CMRs design and create advertisements for national companies and place those advertisements in yellow pages directories nationwide. Some CMRs are departments or subsidiaries of general advertising agencies, while others are specialized agencies that focus solely on directory advertising. The national advertiser pays the CMR, which then pays us after deducting its commission. We have contracts with approximately 160 CMRs and employ eight national sales managers to manage our selling efforts to national customers.

Customers

For the Combined Year 2003, we had over 400,000 accounts with local businesses which purchased advertising in our directories. Approximately 82% of our revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated by the sale of our advertising to local businesses, which are generally small and medium-sized enterprises. Approximately 15% of our revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated by sales to national advertisers. The remaining 3% of our revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated from sources other than sales of advertising in our print directories, including Internet-based directory and direct marketing services.

We do not depend to any significant extent on the sale of advertising to a particular industry or to a particular advertiser. For the Combined Year 2003, no single directory heading accounted for more than 2.8% of our total revenue, no single customer accounted for more than 0.3% of our total revenue (other than Qwest, which accounted for 1.6% of our total revenue), the top 10 customers (excluding Qwest) accounted for 1.5% of our total revenue and the top 10 directory headings accounted for approximately 15% of total revenue. The diversity of our customer base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results. The table below, which sets forth 2003 information relating to our largest directory headings demonstrates this diversity:

Directory heading	Percentage of directory services revenue
Attorneys	2.8%
Insurance	2.1%
Dentists	1.9%
Plumbing Contractors	1.7%
Auto Repair and Service	1.3%
Storage-Household and Commercial	1.3%
Glass-Auto, Plate, Window, etc.	1.2%
Physicians and Surgeons	1.0%
Roofing Contractors	1.0%
Restaurants	0.8%

Total	15.1%

We enjoy high customer renewal rates. From 1999 to 2002, our annual account renewal rate remained stable at approximately 93%, which we believe compares favorably with the renewal rates of our competitors. For the Combined Year 2003, we retained approximately 91% of our local advertising accounts from the previous year (which excludes the loss of advertisers as a result of business failures). As it relates to our revenue results, increases in total advertising spending and average dollars spent per advertisement substantially offset the net loss of advertiser accounts.

We believe that this low level of turnover reflects a high level of satisfaction among our customers. The training that we provide to our sales representatives emphasizes the fostering of long-term relationships between sales representatives and their customers, and our incentive-based compensation structure rewards sales consultants who retain a high percentage of their accounts. In addition, our customers often do not reduce or eliminate directory spending during difficult economic periods because the failure to advertise cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to long-time advertisers. As a result, businesses have a strong incentive to renew their directory advertising purchases from year to year, even during difficult economic times, so as not to lose their placement within the directory.

Publishing, Production and Distribution

We generally publish our directories on a 12-month cycle. The publishing cycles for our directories are staggered throughout the year, which allows us to efficiently use our infrastructure and sales capabilities and the resources of our third-party vendors. The following are the major steps of the publication and production process:

•	Selling. The sales cycle of a directory varies based on the size of the revenue base and can range from a few weeks to six months. In the months prior to publication, the sales force approaches potential new advertisers in an effort to expand our customer base. Potential new advertisers include businesses that have operated in the area for some time but that did not purchase advertising in the most recent edition of our directory, as well as newly-formed businesses and businesses that have only recently moved into the area. At the same time, the sales force contacts existing advertisers and encourages them to renew and increase the size, and therefore, prominence of their advertisements and to purchase other products in our portfolio. Advertisers generally agree to our standard advertising terms and conditions at the time that they place their order.

•	Generation of Advertisements. Upon entering into an agreement with a customer, we collaborate with the customer to generate its advertisement. We use our proprietary technology and a team of in-house graphic artists for this purpose.

•	Pre-press Activities. The selling of advertisements typically ceases one month prior to publication, at which time we do not accept additional customers. Once a directory has closed, pre-press activities commence. Pre-press activities include finalizing artwork, proofing and paginating the directories. When the composition of the directory is finalized, we deliver the directory pages to a third-party printer.

•	Printing. We use two outside contractors, R.R. Donnelley & Sons Company, or “Donnelley,” and Quebecor World Directory Sales Corporation, or “Quebecor,” for the printing of our directories. In addition, we have purchase contracts with two paper suppliers, Nippon Paper Industries USA Co., Ltd. (formerly Daishowa America Co., Ltd.), or “Nippon,” and Norske Skog Canada (USA), Inc. or “Norske,” for the paper needed for the pages of our directories and we have a contract with one paper supplier, Spruce Falls, Inc., or “Spruce Falls,” for the paper needed for the covers of our directories. The time required to print a directory depends on its size and may be as long as one month.

•	Transportation. We use Matson Integrated Logistics, or “Matson,” to manage the logistics of transporting our printed directories from our printers to our distributor.

•	Distribution. We aim to deliver our directories to all of the residences and businesses in the geographical areas for which we produce directories. We use Product Development Corporation, or “PDC,” for the distribution of our directories. Distribution begins as soon as the first completed directories are produced. Depending on the circulation and size of the directory, distribution ranges three to six weeks, with most directories taking 30 days or less.

Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by Nippon and Norske. Pursuant to our agreements with them, Nippon and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are negotiated each year based on prevailing market rates and are subject to certain price escalation limits. For the Combined Year 2003, paper costs were 4% of revenue, excluding the effects of purchase accounting, and 12% of our cost of revenue. If, in a particular year, the parties to one of the agreements are unable to agree on repricing, either party may terminate the agreement. The agreement with Nippon expires on December 31, 2009 and the agreement with Norske expires on December 31, 2008. In addition, we purchase paper used for the covers of our directories from Spruce Falls. Pursuant to an agreement between Spruce Falls and us, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Although the amount of future price increases are specified in the agreement, if Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2006.

All of our directories are printed by Donnelley and Quebecor, with which each of Dex Media East and Dex Media West has contracts. In general, Donnelley prints our larger, higher-circulation directories and Quebecor prints those directories that are smaller and have a more limited circulation. Dex Media East and Dex Media West do not guarantee any minimum volume in their agreements with Donnelley and Quebecor. Dex Media East’s and Dex Media West’s contracts with Donnelley allow us to adjust prices annually on a formula based on changes to the consumer price index. Our contracts with Donnelley and Quebecor expire on December 31, 2011 and July 30, 2008, respectively.

Nearly all copies of our directories are distributed by PDC. Although prices under our agreement with PDC are fixed, they may be renegotiated under some circumstances, such as new service specifications or to match more favorable prices offered by PDC to other customers. This contract expires on May 31, 2009.

We rely on Matson to manage the transportation of our printed directories from our printers’ locations to PDC. Our contract with Matson expires on December 31, 2008.

We believe that each of these agreements is favorable on terms that are currently available in the market and could be replaced.

Billing and Credit Control

Historically, we have generally billed our customers monthly for advertising fees, either directly by us or by Qwest as part of the customer’s monthly bill for telecommunications services, for which we have paid Qwest a fee. For the Combined Year 2003, Qwest billed approximately 45% of our local customer billings on our behalf. In connection with the Acquisition Transactions, Dex Media East and Dex Media West each entered into a billing and collection services agreement with Qwest pursuant to which Qwest continues to bill and collect on our behalf. The terms of these agreements end on November 7, 2004, although Qwest is required to provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of either agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest would be subject to negotiations and to Qwest’s standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Qwest prepares settlement statements approximately 10 times per month for each state in the Dex States. At that time, Qwest purchases our accounts receivable with recourse to facilitate billing and collection. See “The Acquisition Transactions—Agreements between us, Dex Media East and/or Dex Media West and Qwest—Billing and Collection Services Agreements.” We will be able to transition from the Qwest billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so.

Because most directories are published on 12-month cycles and we bill most of our customers over the course of that 12-month period, we often effectively extend credit to our customers, many of which are small or medium-sized businesses with default rates that usually exceed those of larger businesses. Fees for national advertisers are typically billed upon issue of each directory in which advertising is placed by CMRs, after deduction of commissions. Because we do not usually enter into contracts with our national advertisers, we are subject to the credit risk of CMRs on sales to those advertisers, to the extent we do not receive fees in advance. For the Combined Year 2003, bad debt expense for our customers amounted to approximately 3.4% of our revenue, excluding the effects of purchase accounting. We attempt to improve collection of accounts receivable by conducting initial credit checks of new advertisers under certain circumstances, reducing the time taken to resolve billing inquiries and, where appropriate, requiring personal guarantees from business owners. We check all new orders from existing advertisers for payments that are past due to us prior to publishing of the new order. When applicable, based on credit policy, we use both internal and external data to decide whether to extend credit to an advertiser. In some cases, where appropriate, we may also require the advertiser to prepay part or all of the amount of its order. Beyond efforts under certain circumstances to assess credit risk prior to extending credit to customers, we employ well-developed collection strategies utilizing an integrated system of internal, external and automated means to engage with customers concerning payment obligations.

Competition

The U.S. directory advertising industry is competitive. We compete with many different advertising and other media, including newspapers, radio, television, the Internet, billboards, direct mail and other yellow pages directory publishers. There are a number of Independent directory publishers, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd., with which we compete in one or more of the Dex States. In addition, we compete with other directory publishers in some of our markets, including Verizon Communications Inc. We compete with these publishers on value, quality, features and distribution. In the Dex States, our competitors publish and deliver approximately 600 directories. Our two largest competitors are Yell Group and Verizon. On average, there are two to three competing directories in each of our local markets.

In connection with the Acquisitions, we became a party to a publishing agreement and a non-competition agreement with Qwest. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest within the Dex States. The publishing agreement will expire on November 7, 2052 and will automatically be renewed for additional one-year periods unless either party terminates the contract upon 12 months’ written notice. See “The Acquisition Transactions—Agreements between Us, Dex Media East or Dex Media West and Qwest—Publishing Agreement.” Acting as the exclusive official publisher of directories for the incumbent telephone company provides us with an advantage over our Independent competitors due to recognition of our brands, higher usage of our directories by end users and our long-term relationships with our customers. Under the non-competition and non-solicitation agreement, which will remain in effect until November 7, 2042, Qwest has agreed not to compete with us in the directory publication business in the areas in which we operate. See “The Acquisition Transactions—Agreements between Us, Dex Media East or Dex Media West and Qwest—Non-competition and Non-solicitation Agreement.”

The Internet has emerged as a new medium for advertisers. Although advertising on the Internet still represents only a small part of the total advertising market, as the Internet grows, it may become increasingly important as an advertising medium. Most major yellow pages publishers operate an Internet-based directory business. We compete directly through our Internet-based directory, DexOnline.com with the Internet directories of the Independent publishers and some of the local exchange carriers. In addition, we compete with other Internet sites providing classified directory information, such as yellowpages.com, Switchboard.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers.

Intellectual Property

We own and license a number of patents, copyrights and trademarks in the United States. The only trademark we consider material to our operations is the DEX® trademark, which is owned by us and is used by Dex Media East and Dex Media West. We do not consider any individual patent, copyright or other trademark to be material to our operations. We believe that the phrase “yellow pages” and the walking fingers logo are in the public domain in the United States.

Properties

Our headquarters are located at 198 Inverness Drive West, Englewood, Colorado. Dex Media East leases this facility from Qwest Dex. The lease covering this facility expires October 31, 2008. After the consummation of the Dex West Acquisition, Dex Media West obtained co-occupancy rights with Dex Media East for these headquarters. Dex Media East also has significant operations at its facility located at 3190 South Vaughn Way, Aurora, Colorado, which it leases from a third party. The lease covering this facility expires October 31, 2008, and Dex Media East has the option to renew it for two additional terms, each for a period of five years. Dex Media West has significant operations at its facilities located at 10200 SW Greeburg Road, Portland, Oregon, which it leases from a third party. The lease covering this facility expires June 30, 2006, and Dex Media West has the option to renew it for five years. We operate from approximately 53 other facilities and, in the aggregate, utilize over 1,020,000 square feet (excluding the sublease for 198 Inverness Drive). We lease all of our facilities.

Employees

As of December 31, 2003, we employed approximately 3,000 employees, of which approximately 66% were represented by labor unions covered by two collective bargaining agreements. Our collective bargaining agreement with the International Brotherhood of Electrical Workers, or “IBEW,” which covered approximately 27% of our unionized workforce as of December 31, 2003, expires in May 2006. Our collective bargaining agreement with the Communications Workers of America, or “CWA,” which covered approximately 73% of our unionized workforce as of December 31, 2003, expires in October 2006. As of January 1, 2004, Dex Media Service LLC, a bankruptcy-remote entity owned 49% by Dex Media East, Inc., 49% by Dex Media West, Inc. and 2% by Dex Media, employs all of our non-senior management employees and makes them available to Dex Media East and Dex Media West. Dex Media Service LLC was formed as a bankruptcy-remote entity pursuant to the terms of Dex Media West’s credit facilities and Dex Media East’s credit facilities in order to mitigate the risk of not having available to Dex Media West or Dex Media East the services of our non-management employees if the other entity merges, is acquired or files for bankruptcy.

Our Sponsors

The Carlyle Group, or “Carlyle,” is a global private equity firm with more than $18 billion under management. Carlyle invests in buyouts, venture, real estate, leveraged finance, and turnarounds in North America, Europe, and Asia, focusing on aerospace & defense, automotive & transportation, consumer, energy & power, healthcare, industrial, technology & business services, and telecommunications & media. Since 1987, the firm has invested $10.5 billion of equity in 300 transactions. The Carlyle Group employs more than 500 people in 14 countries.

Welsh, Carson, Anderson & Stowe, or “WCAS,” is one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the communications, information services and healthcare services industries. WCAS has more than $11 billion in total assets under management and, since its founding in 1979, has completed more than 100 management buyouts and initial investments.

Legal Proceedings

From time to time, we are a party to litigation matters arising in connection with the normal course of our business. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions or improper listings contained in directories published by us. Although we have not had notice of any such claims that we believe to be material, any pending or future claim could have a material adverse effect on our business.

In addition, we are exposed to defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using personal data. The subjects of our data and users of data that we collect and publish could have claims against us if such data were found to be inaccurate, or if personal data stored by us was improperly accessed and disseminated by unauthorized persons. Although we have not had notice of any material claims relating to defamation or breach of privacy claims to date, we may be party to litigation matters that could have a material adverse effect on our business.

THE ACQUISITION TRANSACTIONS

General

On August 19, 2002, Dex Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, in two separate phases, for an aggregate consideration of $7.1 billion (excluding fees and expenses). In connection with the first phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex East States to its indirect subsidiary, Dex Media East. Dex Media East consummated the first phase of the acquisition on November 8, 2002 and currently operates the acquired directory businesses in the Dex East States. We refer to the Dex East Acquisition and the financing thereof, including the issuance of senior notes and senior subordinated notes, the borrowings under the Dex East credit facilities and the equity contribution by the equity investors in connection therewith, collectively, as the “Dex East Transactions.” In connection with the second phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex West States to its indirect subsidiary, Dex Media West. Dex Media West consummated the second phase of the acquisition on September 9, 2003 and currently operates the acquired directory businesses in the Dex West States. We refer to the Dex West Acquisition and the financing thereof, including the issuance of senior notes and senior subordinated notes, the borrowings under the Dex West credit facilities and the equity contribution by the equity investors in connection therewith, collectively, as the “Dex West Transactions,” and together with the Dex East Transactions, the “Acquisition Transactions.”

For federal income tax purposes, the Acquisitions were treated as asset purchases and Dex Media East, Inc. and Dex Media West, Inc., the direct parents of Dex Media East and Dex Media West, respectively, generally will have a tax basis in the acquired assets equal to the purchase price for the applicable Acquisition. Upon the consummation of the Dex East Acquisition and the Dex West Acquisition, Dex Media East and Dex Media West, respectively, each became a stand alone company separate from Qwest.

Agreements between Us, Dex Media East and/or Dex Media West and Qwest

Publishing Agreement

Our publishing agreement with Qwest granted us the right to be the exclusive official directory publisher of listings and classified advertisements of its telephone customers in the geographic areas in the Dex States in which Qwest provides local telephone service from time to time, which we refer to as Qwest’s service areas. Pursuant to state public utilities commission requirements, Qwest is required to publish and deliver white pages directories of certain residences and businesses that order or receive local telephone service from Qwest. In addition, pursuant to tariffs and agreements with telephone companies and resellers of local telephone service, Qwest is required to publish and deliver certain white pages directories and yellow pages directories. Pursuant to this agreement, we are obligated to fulfill Qwest’s legal and contractual obligations to publish and deliver white pages and yellow pages directories in each of Qwest’s service areas and, subject to limitations, are obligated to fulfill Qwest’s publishing obligations in the areas in the Dex States into which Qwest provides local telephone service in the future. In fulfilling these obligations, we must comply with all regulatory requirements related to the publishing and delivery of such directories. We agreed to cause any successor acquiring our business and Qwest agreed to cause any successor acquiring its business to agree in writing to assume the terms of this agreement.

Our contractual agreement with Qwest granted us the right to identify ourselves (including on our web sites) as its exclusive official directory publisher for its legally required directories as well as certain other directories in Qwest’s service areas in the Dex States. Our use of the name of the local exchange carrier in such circumstances must be in accordance with Qwest’s trademark and branding requirements. Pursuant to this agreement, we granted Qwest the limited right to use specific service marks, trade names and trademarks that are owned by us, including DEX® (which we refer to as the Dex trademarks), solely in connection with the advertising and marketing of products and services that relate to or refer to our directories that cover the service areas in the Dex States. Pursuant to the list license agreement for the use of directory publisher and directory delivery lists discussed below, Qwest is required to provide us with information about subscribers, such as names, addresses and telephone numbers for the purpose of publishing and delivering directories.

If federal law no longer requires Qwest to provide subscriber information under nondiscriminatory and reasonable terms, Qwest is required by the terms of the publishing agreement to continue to license the information to us on terms and conditions at least as favorable as those then being offered to any person doing business in the Dex States. If such a change in federal law occurs within the first seven years after November 8, 2002, Qwest will charge us the prices then in effect under the list license agreement for the use of directory publisher lists and directory delivery lists until the end of this seven-year period, subject to increases for inflation. After this seven-year period, regardless of when the change in federal law occurred, Qwest will charge us prices equal to or less than the lowest prices it then charges to any other person doing business in the Dex States. However, if Qwest is not licensing this information to at least two other purchasers in the Dex States, it will charge us prices equal to the average price that other similarly sized incumbent local telephone companies charge for such information.

For the first seven years after November 8, 2002, Qwest will reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements.

This agreement will remain in effect for 50 years from November 8, 2002 and will automatically renew for additional one year terms unless either Qwest or we provide 12 months’ notice of termination. Qwest may terminate the entire agreement if we materially breach this agreement in a manner that has the effect of abrogating our performance and Qwest’s enjoyment of the benefits of this agreement, or if we fail to discharge Qwest’s publishing obligation with respect to twenty percent of Qwest’s subscribers. Generally, if we breach our obligation with respect to a particular directory in a manner that results in a material and continuing failure to discharge the publishing obligation with respect to that directory, Qwest may terminate this agreement with respect to the affected service area. In addition, if we or any of our subsidiaries engage in or act as a sales agent with regard to the marketing, sale or distribution of any telecommunication services or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any person pursuant to which such person’s telecommunication services are offered, marketed, sold or priced in connection with our directory products, in each case in any of Qwest’s service areas in the Dex States, Qwest may terminate this agreement with respect to the affected service area. However, if our owner or an affiliate of ours is a provider of telecommunication services and the activity referred to in the previous sentence is not occurring in connection with our directory products, Qwest may not terminate this agreement with respect to the affected service area.

We may terminate this entire agreement if Qwest materially breaches this agreement in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement. In addition, we may terminate this entire agreement after the first seven years after November 8, 2002 if new legal requirements imposed by government regulatory entities result in a net increase of more than 25% in our costs of publishing directories that satisfy Qwest’s publishing obligations (excluding cost increases that generally apply to incumbent local exchange carriers) and Qwest acknowledges that this has occurred or such increase is confirmed in a binding arbitration. Generally, if Qwest materially breaches its obligation with respect to a certain service area in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement with respect to the affected service area, we may terminate this agreement with respect to such service area.

If Qwest formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or we terminate this agreement due to a material breach of this agreement by Qwest, we will be entitled to receive liquidated damages from Qwest equal to thirty percent of the sum of the total consideration to Qwest Dex, Inc. for the Acquisitions, less any liquidated damages previously paid by Qwest for a material breach with respect to a specific service area. In the event that Qwest materially breaches its obligations with respect to a specific service area and we terminate this agreement with respect to the affected service area, we will be entitled to liquidated damages generally calculated on a similar basis as that described above, pro rata for the affected service area.

If we formally repudiate or reject this agreement (other than pursuant to the termination provisions described above) or Qwest terminates this agreement with respect to a specific service area because we have materially failed to discharge Qwest’s publishing obligation with respect to the service area, Qwest will be entitled to receive from us liquidated damages in an amount equal to one hundred twenty-five percent of the net present value of the anticipated costs to Qwest through the remaining term of the publishing agreement to perform, or cause another person to perform, Qwest’s publishing obligation.

The liquidated damages provided for in this agreement are in lieu of any other type of damages and are the sole remedy of either party in the event of a material breach or formal repudiation or rejection of this agreement by the other party. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, our right to claims for liquidated damages provided for in the non-competition and non-solicitation agreement discussed below.

We have agreed to indemnify Qwest for losses resulting from (1) our failure to perform our obligations under this agreement, (2) any third-party claims resulting from errors in listings and advertisements of Qwest’s customers in our directories or omissions of listings and advertisements of Qwest’s customers in our directories, in each case caused by us, and (3) any claims that our directories or the rights we will grant to Qwest relating to the Dex trademarks violate or infringe the intellectual property rights, or require the consent, of any third party. Qwest will indemnify us for losses resulting from (1) its failure to perform its obligations under this agreement, (2) any third party claims resulting from errors in listings and advertisements of its customers in our directories or omissions of listings and advertisements of its customers in our directories, in each case caused by Qwest and (3) any claims that the rights to identify ourselves as Qwest’s exclusive official directory publisher and to use Qwest’s branding on the directories violate or infringe the intellectual property rights, or require the consent, of any third party.

Non-competition and Non-solicitation Agreement

Pursuant to a non-competition and non-solicitation agreement, Qwest agreed, for a period of 40 years after November 8, 2002, not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex States in which Qwest provides local telephone service directed primarily at customers in those geographic areas. We agreed to cause any successor acquiring our business and Qwest agreed to cause any successors acquiring their businesses (subject to limited exceptions) to agree in writing to assume the terms of this agreement.

For a period of two years after November 8, 2002, we, on one hand, and Qwest, on the other hand, agreed not to solicit any of the other’s employees or to induce one another’s employees to terminate their relationship with the other. In addition, Qwest agreed not to solicit or hire any members of our senior management team for the same two-year time period.

This agreement will remain in effect for a period of 40 years after November 8, 2002. However, if the publishing agreement terminates in accordance with its terms, any party to this agreement may terminate it immediately. In addition, if we directly or indirectly provide telecommunication services in the Dex States, Qwest may terminate this agreement and the publishing agreement with respect to the affected service area. See “—Publishing Agreement.”

If Qwest formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or Qwest materially breaches this agreement, we will be entitled to receive liquidated damages from Qwest, calculated according to the formula described above with respect to the liquidated damages provisions of the publishing agreement. If Qwest materially breaches its obligations with respect to a specific service area or Qwest does not require a person acquiring its business in a specific service area to agree in writing to assume this agreement to the extent of the relevant service area, Qwest will be liable for liquidated damages generally calculated on a similar basis as in the publishing agreement, pro rata for the affected service area.

The liquidated damages provided for in this agreement are in lieu of any other type of damages and are our sole remedy in the event of a material breach or formal repudiation or rejection of this agreement by Qwest. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, the liquidated damages provided for in the publishing agreement.

Billing and Collection Services Agreements

Dex Media East and Dex Media West have each entered into a billing and collection services agreement with Qwest pursuant to which Qwest will continue until November 7, 2004 to bill and collect, on behalf of Dex Media East or Dex Media West, as applicable, amounts owed by certain of our customers. For the Combined Year 2003, Qwest billed approximately 45% of our local account billings on our behalf. This service extends only to those customers for whom Qwest is the provider of local telephone service and Qwest bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest prepares settlement statements approximately 10 times per month for each state in the Dex East States or the Dex West States, as applicable, summarizing the amounts due to Dex Media East or Dex Media West, as applicable, and purchases Dex Media East’s accounts receivable or Dex Media West’s accounts receivable, as applicable, within approximately nine business days following the earliest billing date within such settlement cycle representing such amounts pursuant to a formula that takes into account factors such as an allowance for bad debt reserves and realized uncollectible amounts. In addition, Qwest will charge Dex Media East or Dex Media West, as applicable, a fee per bill issued. These agreements will be in effect until November 7, 2004, although Qwest will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of these agreements for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest would be subject to Qwest’s standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Dex Media East or Dex Media West, as applicable, is able to terminate these agreements with 30 days’ notice. However, if Qwest willfully fails to pay Dex Media East or Dex Media West, as applicable, for the accounts receivable it is required to purchase under the applicable agreement, Dex Media East or Dex Media West, as applicable, may terminate such agreement immediately. Qwest has prepared its billing and collection system so that we will be able to transition from the Qwest billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so.

Intellectual Property Contribution Agreement

Pursuant to an intellectual property contribution agreement, Qwest has assigned, in certain cases, and has licensed, in other cases, to us the Qwest intellectual property used in the Qwest directory services business. We currently own all of Qwest’s former rights, titles and interests in certain Dex trademarks, including DEX®, and specific internet domain names. We also own specific patents and other intellectual property of Qwest Dex previously owned by Qwest and used in the directory services business, as well as all of Qwest’s former rights, titles and interests in registered copyrights for printed directories in the Qwest service areas in the Dex States and certain non-public data created by Qwest Dex regarding advertising customers in the Dex States.

In addition, Qwest has licensed to us other intellectual property of Qwest used by Qwest Dex in the directory business in the year prior to the consummation of the Dex East Acquisition, including but not limited to technology, research and development data and software not assigned to us by Qwest.

We have licensed to Qwest the Dex trademarks until September 2005 for use in connection with certain directory and ancillary products of Qwest in the Dex West States, as well as in connection with Qwest’s directory web sites, although Qwest is required to transition away from its use of the Dex trademarks beginning as of September 2003. In addition, we have licensed to Qwest other intellectual property transferred to us pursuant to the purchase agreement.

The intellectual property contribution agreement continues indefinitely (although many of the licenses are of limited duration) unless terminated by Qwest or us because of a material breach by the other. However, some of the licenses are perpetual and survive any termination.

Trademark License Agreement

Pursuant to a trademark license agreement, Qwest licensed to us the right to use the QWEST DEX® and QWEST DEX ADVANTAGE® marks until November 2007 in connection with directory products and related marketing materials in the Dex States. Qwest also licensed to us the right to use these marks in connection with our directory web site. Each of these licenses is generally exclusive for a period of time with respect to the sale of directory products consisting principally of listings and classified advertisements directed primarily at customers in the geographic areas in the Dex States in which Qwest provides local telephone service.

We may terminate this agreement upon 30 days notice and Qwest may terminate this agreement in the event of an uncured material breach by us. In addition, this agreement may terminate if we cease using the licensed trademarks for a substantial period of time, or if the publishing agreement terminates before the expiration of the five-year term of this agreement.

List License Agreements

Pursuant to license agreements for the use of directory publisher lists and directory delivery lists, Qwest granted to each of Dex Media East and Dex Media West a non-exclusive, non-transferable restricted license of listing and delivery information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreements. Dex Media East and Dex Media West may use the listing information solely for publishing directories and the delivery information solely for delivering directories. The agreement with Dex Media East will be in effect until November 2005 and the agreement with Dex Media West will be in effect until September 2006. Each agreement is subject to automatic renewal for additional 18-month terms until either Qwest or Dex Media East or Dex Media West, as applicable, terminates the applicable agreement by providing 18 months’ notice. The publishing agreement, however, requires Qwest to continue to license the listing and delivery information to Dex Media East and Dex Media West for as long as the publishing agreement is in effect.

Pursuant to license agreements for expanded use of subscriber lists, Qwest granted to each of Dex Media East and Dex Media West a non-exclusive, non-transferable restricted license of listing information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreements. Dex Media East and Dex Media West may use this information for the sole purpose of reselling the information to third party entities solely for direct marketing activities, database marketing, telemarketing, market analysis purposes and internal marketing purposes, and for our use in direct marketing activities undertaken on behalf of third parties. Each of these agreements will be in effect until November 2007, subject to automatic renewal for additional one-year terms until either Qwest, on the one hand, or Dex Media East or Dex Media West, as applicable, on the other hand, terminates this agreement by providing six months notice.

Master Telecommunications Commitment Agreement

In connection with the Acquisition Transactions, Qwest, Dex Holdings LLC, Dex Media East and Dex Media West entered into a master telecommunications commitment agreement pursuant to which we must purchase from Qwest, and their affiliates, on an exclusive basis, those telecommunications services and products that we use from time to time (including data transmission, local wired and wireless local exchange services and enhanced services; wireless communications, including cellular, PCS and paging services; video conferencing services; intrastate, interstate and international long distance telephone services; pay telephone services; telephone calling cards; prepaid telephone calling cards, voice messaging and other enhanced services; internet connectivity and/or protocol based services; data hosting; web hosting; and any and all comparable or successor telecommunications products or services and offered by Qwest from time to time).

Our obligation to purchase such telecommunications services from Qwest is subject to Qwest’s ability to offer pricing and service terms that are not, in the aggregate, materially less favorable than the terms generally available in the market to us from other telecommunications services providers that are nationally or regionally recognized as being highly reputable. Furthermore, Qwest is required to offer the telecommunications services to us on terms and conditions that are no less favorable than the terms and conditions that Qwest provides similar services, at similar volumes and for similar time periods, to other customers in the applicable service area. In all events, however, Qwest’s service offerings and our obligation to purchase telecommunications services, are subject to tariff requirements and applicable laws and orders, although Qwest is required to engage in good faith discussions to offset any increased cost to us resulting from such tariff requirements on unregulated portions of telecommunications services that we purchase from Qwest. The term of the master telecommunications commitment agreement extends until November 8, 2017. The agreement may be terminated by us, on the one hand, or Qwest, on the other hand, on 90 days written notice if (i) the other party fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (ii) the other party otherwise is in material breach of the master agreement and fails to cure such breach with 30 days of receipt of written notice specifying the breach, (iii) the other party is the subject of certain bankruptcy or insolvency events, or (iv) the publishing agreement is terminated in accordance with the terms thereof.

Advertising Commitment Agreement

In connection with the Acquisition Transactions, Qwest, Dex Holdings LLC, Dex Media East and Dex Media West entered into an advertising agreement. Pursuant to the advertising agreement, Qwest agreed to purchase an aggregate of $20 million of advertising per year through 2017 from Dex Media East and/or Dex Media West. In the event that Qwest purchases more than $20 million of advertising from Dex Media East and/or Dex Media West in any one year, up to $5 million of the excess will be carried over to the subsequent year’s minimum advertising purchase requirement. The pricing will be on terms at least as favorable as those offered to similar large customers.

The agreement may be terminated by Dex Media East and Dex Media West, on the one hand, or Qwest, on the other hand, on 90 days written notice if (1) the other party fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (2) the other party breaches other material covenants or obligations and fails to cure the breach within 30 days of notice of the breach, (3) the other party is the subject of certain bankruptcy or insolvency events, or (4) the publishing agreement is terminated in accordance with the terms thereof.

Other Agreements

We have entered into other agreements, including a joint defense and common interest agreement and a public pay stations agreement. The joint defense and common interest agreement relates to any future administrative proceedings or review of the agreements relating to the Acquisition Transactions by regulatory or governmental entities. The public pay stations agreement governs our exclusive right and obligation to place directories in all of Qwest’s phone booths in specific regions in the Dex States.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
George Burnett	48	President, Chief Executive Officer and Director
Robert M. Neumeister, Jr.	54	Executive Vice President and Chief Financial Officer
Marilyn B. Neal	55	Executive Vice President and Chief Operating Officer
Maggie Le Beau	45	Senior Vice President, Marketing
Linda Martin	50	Senior Vice President, Sales
Kristine Shaw	39	Senior Vice President, Sales
Bradley Richards	44	Senior Vice President, Operations
Francis B. Barker	42	Senior Vice President, Strategy and Corporate Development
Frank Eichler	47	Senior Vice President, General Counsel and Secretary
Helen Cousins	50	Senior Vice President, Chief Information Officer
Scott Bontempo	41	Senior Vice President, Human Resources
Robert Houston	55	Vice President, Financial Planning and Analysis
Scott Pomeroy	42	Vice President, Finance and Treasurer
John W. Meyer	48	Vice President, Finance and Controller
Anthony Basile	34	Vice President, Central Services
Simon Greenman	36	Vice President, Internet Products
James A. Attwood, Jr.	46	Co-Chairman of the Board
Anthony J. de Nicola	39	Co-Chairman of the Board
John Almeida, Jr.	33	Director
William E. Kennard	47	Director
Bruce E. Rosenblum	50	Director
Sanjay Swani	37	Director

In addition, each of the executive officers set forth above is an officer of Dex Media East and Dex Media West and each of the directors set forth above is a director of Dex Media East and Dex Media West.

George Burnett is our President, Chief Executive Officer and a Director. He joined us as President, Chief Executive Officer and Director upon consummation of the Dex East Acquisition. He served as President and Chief Executive Officer of Qwest Dex from February 2001 until September 2003 and as of March 2004, serves as a Director and Chairman of the Yellow Pages Integrated Media Association, YPIMA. He joined Qwest as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power. Prior to holding that position, he spent six years at AT&T as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services. In addition, he worked for 14 years at D’Arcy Masius Benton and Bowles, a worldwide advertising agency. Mr. Burnett received an A.B. from Dartmouth College and an M.B.A. from Dartmouth’s Amos Tuck School.

Robert M. Neumeister, Jr. is our Executive Vice President and Chief Financial Officer. He joined us as Executive Vice President and Chief Financial Officer in January 2003. From October 2001 until December 2002, Mr. Neumeister served as Chief Financial Officer for Myriad Proteomics, Inc. From January 2000 until June 2001, he served as Chief Financial Officer of Aerie Networks, Inc. From December 1998 to December 1999, he served as Vice President and Director of Finance of Intel Corporation. Prior to joining Intel, he served as Chief Financial Officer of Sprint PCS LLC from September 1995 to November 1998. He is a member of the Boards of Directors of Symmetricom, Inc. and VA Software Corporation. Mr. Neumeister holds a B.A. from Vanderbilt University and an M.B.A. from the University of Virginia.

Marilyn B. Neal is our Executive Vice President and Chief Operating Officer. She joined us as Executive Vice President and Chief Operating Officer in January 2003. From 2000 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services with responsibilities for Verizon’s yellow pages business in the Western and Northeastern states. From 1974 to 2000, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the Board of Directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

Maggie Le Beau is our Senior Vice President of Marketing. She joined us as Senior Vice President of Marketing upon consummation of the Dex East Acquisition. She served as Senior Vice President of Marketing & Growth Ventures of Qwest Dex from November 1999 until September 2003. From 1994 until 1999, she served in other capacities within Qwest Dex, including Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company. Ms. Le Beau received a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

Linda Martin is Senior Vice President of Sales. She joined us as Senior Vice President of Sales in December of 2002. From 1977 until her retirement from Verizon in 2002, Ms. Martin served in a variety of sales and leadership positions with GTE/Verizon including Publishing, Sales and Operations. From 2001 until 2002, Ms. Martin was Vice President of the Transcoastal Region, where she was instrumental in the GTE/Verizon merger process, particularly with the integration of the former R.H. Donnelley organization into Verizon Information Services. In the 1990s, she held the positions of Area Vice President, Vice President of Publishing, Operations, Sales and Quality, Vice President/General Manager of the California Region and Regional Vice President of New York.

Kristine Shaw is Senior Vice President of Sales. She joined us as Senior Vice President of Sales upon consummation of the Dex East Acquisition. She served as Vice President of Sales of Qwest Dex from 2001 until September 2003. From 1996 until 2001, she served in other capacities, including as Vice President of the Internet Group and New Ventures, with Qwest Dex. Prior to joining Qwest Dex, she worked for 10 years in the sales and marketing departments of TransWestern Publishing. Ms. Shaw earned an M.B.A. from the University of Denver.

Bradley Richards is our Senior Vice President of Operations. He joined us as Senior Vice President of Operations upon consummation of the Dex East Acquisition. He served as Vice President of Operations of Qwest Dex from 2001 until September 2003. From 1999 until 2001, he served as Director of Operations for Gateway, Inc. Prior to holding that position, he worked for five years in a variety of strategic and operational positions at Worldcom, Inc. Mr. Richards received a B.A. and an M.P.A. from the University of Rhode Island and an M.A. from the University of Kentucky.

Francis B. Barker is our Senior Vice President for Strategy and Corporate Development. He joined us as Senior Vice President of Strategy and Corporate Development in January 2003. Prior to joining us, Mr. Barker spent approximately four years leading investment activities in the media sector at Carlyle, most recently as a Managing Director. Before joining Carlyle, Mr. Barker spent 10 years at Morgan Stanley & Co. providing investment banking services to media companies in various sectors. Mr. Barker is a magna cum laude graduate of Amherst College and holds an MBA degree from The Wharton School, University of Pennsylvania.

Frank Eichler is our Senior Vice President, General Counsel and Secretary. He joined us as Senior Vice President, General Counsel and Secretary in June 2003. Prior to holding this position, he served as Executive Vice President, General Counsel and Secretary for MediaOne Group. He was previously Senior Vice President of Corporate Development for Teletech, where he was responsible for transactions including mergers and acquisitions. Before joining Teletech, he was a founding partner of Lone Tree Capital, an investment firm targeting opportunities in communications, Internet and related industries. His experience also includes 16 years with U S WEST and its successor companies. Mr. Eichler received a B.S., a B.A., a J.D. and an M.B.A. from the University of South Dakota.

Helen Cousins is our Senior Vice President, Chief Information Officer. She joined us as Senior Vice President, Chief Information Officer in November 2003. Prior to holding this position, Ms. Cousins was Senior Vice President and CIO of Corporate Technology at Cendant Corporation. Before that, she was Senior Vice President of Global Product Development at Dun and Bradstreet and spent 24 years on Wall Street in senior management positions in both international and investment banking. Ms. Cousins received a B.S. from Fordham University and an M.B.A. from Pace University.

Scott Bontempo is our Senior Vice President, Human Resources. He joined us as Senior Vice President, Human Resources in May 2004. Prior to holding this position, he served as Vice President Human Resources, Operations for Frito Lay North America and as a member of that company’s executive committee from April 2001 to May 2004. From 1993-1999 he held various field and headquarter positions in human resources and labor relations at Frito Lay. His experience includes an additional 7 years in human resources, training, line management and new product development with Kraft Foods and Nabisco. Mr. Bontempo received a B.S.B.A. from Ashland College and an M.S. from Carnegie Mellon University.

Robert Houston is our Vice President of Financial Planning and Analysis. He joined us as Vice President of Financial Planning and Analysis upon consummation of the Dex East Acquisition. He served as Senior Director of Financial Planning and Analysis of Qwest Dex from 2000 until September 2003. From 1993 until 2000, he served as Director of Finance of Qwest Dex. Prior to holding that position, he worked for 12 years at Marketing Resources Group as Director of Finance and Planning (a predecessor to Qwest Dex). In addition, he held several other positions in the finance department of Qwest Dex since joining U S WEST in 1970. Mr. Houston received a B.A. from Utah State University.

Scott Pomeroy is our Vice President of Finance and Treasurer. He joined us as Vice President of Finance and Secretary upon consummation of the Dex East Acquisition. He served as a consultant to Qwest from May 2002 until November 2003. From 2000 to 2002, he served as Chief Financial Officer for Eotec Capital, LLC. He served as an “interim” Chief Financial Officer for clients of CFO Consulting Services from 1999 to 2000. Additionally, he held the positions of Chief Financial Officer and President and Chief Operating Officer of Lewis Foods Group from 1996 to 1999. He served as Chief Financial Officer for JELTEX Holdings from 1993 to 1996, and was senior manager for KPMG Peat Marwick from 1984 to 1992. Mr. Pomeroy received a B.B.A. in Accounting from the University of New Mexico and is a Certified Public Accountant, inactive.

John W. Meyer is our Vice President of Finance and Controller. He joined us as Vice President of Finance and Controller in January 2003. Before joining us, he served as Vice President and Controller of Sprint PCS from its start-up until joining Aerie Networks as Senior Vice President and Controller in 2000. Prior to that, Mr. Meyer held various positions in finance at Nortel Networks and Motorola. Mr. Meyer holds a B.S. in accountancy from the University of Illinois, College of Business Administration.

Anthony Basile is our Vice President of Central Services. He joined us as Vice President of Central Services upon consummation of the Dex East Acquisition. He served as Senior Director of Central Services of Qwest Dex from August 2001 until September 2003. From 1999 until 2001, he served as Director of Customer Service, Credit and Collections and as Director of Methods and Procedures of Qwest Dex. Prior to holding those positions, he worked for six years in a variety of positions at US WEST Dex. Mr. Basile received a B.A. from the University of Denver and a J.D. from the University of Denver College of Law.

Simon Greenman is our Vice President of Internet Products. He joined us as Vice President of Internet Products in January 2004. Before joining us, Mr. Greenman was an independent interactive marketing and strategy consultant from 2002 until 2003 with clients including AOL and Charles Schwab. From 2001 through 2002, he served as President and Chief Operating Officer of Asterand, Inc. and from 1999 through 2001, he served as General Manager of Webb Interactive Services Local Commerce group (now part of Aptas). Prior to holding these positions, Mr. Greenman was a co-founder of the MapQuest.com service and also held increasingly senior management positions at Accenture and R.R. Donnelley & Sons. Mr. Greenman holds a B.A. in Computing and Artificial Intelligence from the University of Sussex, England and an M.B.A. from Harvard Business School.

James A. Attwood, Jr. is Co-Chairman of the Board. He joined us as Co-Chairman of the Board upon consummation of the Dex East Acquisition. He has been a managing director of Carlyle since November 2000. Prior to joining Carlyle, he served as Executive Vice President-Strategy, Development and Planning for Verizon Communications. He served as Executive Vice President-Strategic Development and Planning at GTE Corporation prior to that. Mr. Attwood joined GTE Corporation in 1996 as Vice President-Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. He received a BA and MA from Yale University in 1980 and an MBA and JD from Harvard University in 1985. Mr. Attwood was designated by affiliates of Carlyle and elected as Co-Chairman of the Board pursuant to the equity holders agreement described under “Certain Relationships and Related Transactions.”

Anthony J. de Nicola is Co-Chairman of the Board. He joined us as Co-Chairman of the Board upon consummation of the Dex East Acquisition. He has been a general partner of WCAS since April 1994. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is also a member of the boards of directors of Centennial Communications Corp., Valor Telecommunications, LLC, Alliance Data Systems Corporation, ITC^DeltaCom, Inc. and several private companies. Mr. de Nicola was designated by affiliates of WCAS and elected as Co-Chairman of the Board pursuant to the equity holders agreement.

John Almeida, Jr. is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. Mr. Almeida joined WCAS in March 1999 and is a general partner. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. and previously worked at the private equity firm Westbury Capital Partners. Mr. Almeida holds a B.A. degree from Yale College. He is also a member of the board of directors of ITC^DeltaCom, Inc. Mr. Almeida was designated by affiliates of WCAS and elected as a Director pursuant to the equity holders agreement.

William E. Kennard is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. He has been a managing director of Carlyle since May 2001. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from November 1997 to January 2001. He was the FCC’s general counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the board of directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand in Washington, DC. He is a member of the boards of directors of Nextel Communications and The New York Times Company. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School. Mr. Kennard was designated by affiliates of Carlyle and elected as a Director pursuant to the equity holders agreement.

Bruce E. Rosenblum is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. He has been a managing director of Carlyle since May 2000. Prior to joining Carlyle, Mr. Rosenblum was a partner and Executive Committee member at the law firm of Latham & Watkins, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. Mr. Rosenblum is a graduate of Yale University and received his J.D. from Columbia Law School. He is a member of the boards of directors of The Relizon Company and Rexnord Corporation. Mr. Rosenblum was designated by affiliates of Carlyle and elected as a Director pursuant to the equity holders agreement.

Sanjay Swani is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. Mr. Swani has been a general partner of WCAS since October 2001. Prior to joining WCAS, Mr. Swani was a principal at Fox Paine & Company (a San Francisco-based buyout firm) from June 1998 to June 1999 and prior to that worked in the mergers and acquisitions department of Morgan Stanley & Co. (a global financial services firm) from August 1994 to June 1998. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School, and an M.S. from the MIT Sloan School of Management. He is also a member of the boards of directors of Banctec Inc, ITC^DeltaCom, Inc., Global Knowledge Networks, Inc. and Valor Telecommunications, LLC. Mr. Swani was designated by affiliates of WCAS and elected as a Director pursuant to the equity holders agreement.

Composition of the Board After this Offering

Upon the closing of this offering, we will amend and restate our current certificate of incorporation and file such amended and restated certificate of incorporation with the State of Delaware. Pursuant to such amended and restated certificate of incorporation, our board of directors will consist of between seven and 15 directors. A board of directors consisting of more than 11 directors will require stockholder approval. A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

Our board of directors currently consists of seven directors. Within three months following the closing of this offering, our board of directors will consist of nine directors, including two independent directors, of which each of the Sponsors will designate one. We expect to add two additional independent directors, of which each of the Sponsors will designate one, to our board of directors within twelve months after the closing of this offering.

Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

•	George Burnett and the two independent directors we expect to be designated to our board of directors within twelve months after the closing of this offering will be Class I directors, whose terms will expire at the 2005 annual meeting of stockholders;

•	One director from each of the Sponsors and the two independent directors we expect to be designated to our board of directors within three months after the closing of this offering will be Class II directors, whose terms will expire at the 2006 annual meeting of stockholders; and

•	The four remaining directors will be Class III directors, whose terms will expire at the 2007 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Committees of the Board of Directors

Our board of directors currently has an office of the chairman, an audit committee and a compensation committee. Upon the closing of the offering, the office of the chairman will be dissolved and replaced with an executive committee. In addition, our board of directors will also form a corporate governance and nominating committee. We may nominate and elect additional members to the committees described above and/or appoint additional committees of our board of directors in the future, including for purposes of complying with all required corporate governance rules of the New York Stock Exchange.

Executive Committee

The executive committee will be comprised of James A. Attwood, Jr., Anthony J. de Nicola and George Burnett. Our executive committee will have all the powers and authority of our board of directors in the management of our business and affairs, except in respect of:

•	approving or adopting, or recommending to stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval, and

•	adopting, amending or repealing any of our by-laws.

We call the types of actions described in the previous two bullets “full board matters.” Our executive committee will have the power and authority to submit recommendations to the board of directors with respect to “full board matters” prior to the board of directors taking any action. Upon the closing of this offering, the scope of the executive committee’s authority will be modified to exclude those matters which applicable stock exchange listing or SEC rules require to be within the purview of our independent directors or which is otherwise in conflict with such rules.

Audit Committee

The audit committee is currently comprised of James A. Attwood, Jr., William E. Kennard, Sanjay Swani and John Almeida, Jr. The audit committee will be responsible for (1) selecting the independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of the independent registered public accounting firm describing the registered public accounting firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent registered public accounting firm any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

Within three months of the closing of this offering, the audit committee will be comprised of two independent directors and two other directors, of which each of the Sponsors will designate one. Within one year of the closing of this offering, we will nominate two additional independent members to replace the remaining non-independent members of our audit committee so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act. In addition, one of the new members will be determined to be an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee which will be available on our website.

Compensation Committee

The compensation committee is currently comprised of James A. Attwood, Jr. and Anthony J. de Nicola. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Corporate Governance and Nominating Committee

Upon the closing of this offering, our corporate governance and nominating committee will oversee all aspects of our corporate governance functions. The committee will make recommendations to our board of directors regarding director candidates and assist our board of directors in determining the composition of our board of directors and its committees. The initial members of the committee will be James A. Attwood, Jr. and Anthony J. de Nicola.

Board Compensation

We do not currently pay any compensation to any of our directors for serving as a director or as a member or chair of a committee of the board of directors other than reimbursements for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. Within three months of the closing of this offering, we will be adding independent directors to our board of directors and intend to pay our independent directors an annual cash retainer and a fee for each meeting attended. The board of directors may also pay fees to directors for acting as committee chairs and grant stock options and/or restricted stock awards to independent directors under the Dex Media Inc. 2004 Incentive Award Plan.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to compensation for services in all capacities for the fiscal year ended December 31, 2003 paid to our President and Chief Executive Officer and our five other most highly compensated executive officers serving as our executive officers on December 31, 2003, whom we refer to as the Named Executive Officers. The Named Executive Officers also served as executive officers of Dex Media East and Dex Media West during the fiscal year ended December 31, 2003. In addition, all of the Named Executive Officers other than Mr. Neumeister served as executive officers of Qwest Dex from January 1, 2003 to September 9, 2003, the date of the consummation of the acquisition of Dex West. Compensation received by the Named Executive Officers during the fiscal year ended December 31, 2003 for services in their capacities as executive officers of Dex Media East, Dex Media West and/or Qwest Dex, as applicable, is included in the following table in addition to compensation received for services in their capacities as executive officers of Dex Media.

This table, and the other tables throughout this “Executive Compensation” section do not reflect the effects of adjustments made in March 2004 to the exercise price and number of securities underlying outstanding options in order to minimize dilution of benefits under the applicable option plan related to the distribution of $250.5 million by Dex Media to its parent.

	Annual Compensation				Long-Term Compensation
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/SARs (#)	All Other Compensation (2) ($)
George Burnett, President and Chief Executive Officer(3)	2003	456,731	797,250	—	58,647	5,712
Robert M. Neumeister, Jr., Executive Vice President and Chief Financial Officer(4)	2003	315,766	435,000	—	70,377	6,000
Marilyn B. Neal, Executive Vice President and Chief Operating Officer(5)	2003	312,500	510,080	—	35,188	6,000
Maggie Le Beau, Senior Vice President, Marketing(6)	2003	225,000	246,250	—	11,729	5,381
Linda Martin, Senior Vice President, Sales(7)	2003	225,000	342,750	—	23,459	6,000
Kristine Shaw, Senior Vice President, Sales(8)	2003	225,000	246,250	—	11,729	5,170

(1)	Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for any of the Named Executive Officers.
(2)	Includes matching contributions to the defined contribution plan during 2003. Amounts contributed by Qwest were invested in the QSIP in Qwest stock. Amounts contributed by Dex Media were invested in the Dex Media plan according to the employee’s investment allocation. The Named Executive officers are fully vested in these matching contributions.
(3)

Prior to September 9, 2003, a portion of the compensation earned by or paid to Mr. Burnett was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $190,954, $486,264 and $0 of Mr. Burnett’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $120,296, $170,000 and $5,712 of Mr. Burnett’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Mr. Burnett was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $63,139 and $61,188 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Dex Media East and $82,342 and $79,798 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Dex Media West. Does not include $126,438 paid to Mr. Burnett by Qwest Dex relating to in-the-money options to purchase common stock of Qwest or $48,578 paid to

Mr. Burnett by Qwest Dex relating to the payment of deferred compensation for the periods prior to the fiscal year ended December 31, 2003.
(4)	Prior to September 9, 2003, all of the compensation earned by or paid to Mr. Neumeister was allocated to Dex Media East. For the period from January 1, 2003 to September 9, 2003, $218,405, $334,792 and $4,150 of Mr. Neumeister’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Mr. Neumeister was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $42,255, $43,490 and $803 of Mr. Neumeister’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $55,106, $56,718 and $1,047 of Mr. Neumeister’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West.
(5)	Prior to September 9, 2003, all of the compensation earned by or paid to Ms. Neal was allocated to Dex Media East. For the period from January 1, 2003 to September 9, 2003, $216,146, $409,872 and $4,150 of Ms. Neal’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Neal was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $41,818, $43,490 and $803 of Ms. Neal’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $54,536, $56,718 and $1,047 of Ms. Neal’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West.
(6)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Le Beau was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $80,232, $145,156 and $2,164 of Ms. Le Beau’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $75,393, $56,000 and $1,558 of Ms. Le Beau’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Le Beau was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109, $19,571 and $720 of Ms. Le Beau’s total salary, bonus and al other compensation, respectively, was allocated to Dex Media East and $39,266, $25,523 and $939 of Ms. Le Beau’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West. Does not include $32,489 paid to Ms. Le Beau by Qwest Dex relating to the payment of deferred compensation for periods prior to the fiscal year ended December 31, 2003.
(7)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Martin was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $92,417, $297,656 and $1,006 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $63,208, $0 and $3,144 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Martin was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109, $19,571 and $803 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $39,266, $25,523 and $1,047 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West.
(8)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Shaw was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $147,733, $145,156 and $3,339 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $7,892, $56,000 and $237 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Shaw was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109, $19,571 and $692 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $39,266, $25,523 and $902 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West. Does not include $14,329 paid to Ms. Shaw by Qwest Dex, Inc. relating to the payment of deferred compensation for periods prior to the fiscal year ended December 31, 2003.

Option/SAR Grants in Last Fiscal Year

The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2003 to purchase shares of common stock of Dex Media, including a theoretical grant date present value for each such grant. Such grants were made to the Named Executive Officers in their capacities as executive officers of Dex Media, Dex Media East and Dex Media West. None of the Named Executive Officers exercised any option to purchase shares of common stock of Dex Media during the fiscal year ended December 31, 2003.

Name and principal position	Number of Securities Underlying Options/ SARs Granted (#)(1)	Individual Grants				Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		Percent of Total Options/SARs Granted to Employees in Fiscal Year		Exercise Price per Share ($/ Sh)(1)			5% ($)		10% ($)
George Burnett, President and Chief Executive Officer	58,647	18.84%			$60	9/9/2013		$2,216,857		$5,594,924

Robert M. Neumeister, Jr., Executive Vice President and Chief Financial Officer	35,189 35,188	11.30 11.30	% %	$ $	60 60	1/2/2013 9/9/2013	$ $	1,330,144 1,330,106	$ $	3,357,031 3,356,935

Marilyn B. Neal, Executive Vice President and Chief Operating Officer	35,188	11.30%			$60	9/9/2013		$1,330,106		$3,356,935

Maggie Le Beau, Senior Vice President, Marketing	11,729	3.77%			$60	9/9/2013		$443,356		$1,118,947

Linda Martin, Senior Vice President, Sales	11,730 11,729	3.77 3.77	% %	$ $	60 60	1/2/2013 9/9/2013	$ $	443,394 443,356	$ $	1,119,042 1,118,947

Kristine Shaw, Senior Vice President, Sales	11,729	3.77%			$60	9/9/2013		$443,356		$1,118,947

(1)	In accordance with the terms of the Stock Option Plan of Dex Media, the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media during the period beginning on the date of grant and ending on December 31, 2003.
(2)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the SEC and they assume a ten-year option term and annual compounding. These growth rates are not intended to forecast future appreciation, if any, of the price of Dex Media common stock.

Aggregated Option/SAR Exercises

In Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers to purchase shares of common stock of Dex Media. None of the Named Executive Officers exercised any option to purchase shares of common stock of Dex Media during the fiscal year ended December 31, 2003.

Name and principal position	Exercise Price (1)	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(2)
George Burnett, President and Chief Executive Officer	$60	—	—	Exercisable Unexercisable	23,459 93,836	Exercisable Unexercisable	$211,131 844,524

Robert M. Neumeister, Jr., Executive Vice President and Chief Financial Officer	$60	—	—	Exercisable Unexercisable	14,075 56,302	Exercisable Unexercisable	126,675 506,718

Marilyn B. Neal, Executive Vice President and Chief Operating Officer	$60	—	—	Exercisable Unexercisable	14,075 56,302	Exercisable Unexercisable	126,675 506,718

Maggie Le Beau, Senior Vice President, Marketing	$60	—	—	Exercisable Unexercisable	4,692 18,767	Exercisable Unexercisable	42,228 168,903

Linda Martin, Senior Vice President, Sales	$60	—	—	Exercisable Unexercisable	4,692 18,767	Exercisable Unexercisable	42,228 168,903

Kristine Shaw, Senior Vice President, Sales	$60	—	—	Exercisable Unexercisable	4,692 18,767	Exercisable Unexercisable	42,228 168,903

(1)	In accordance with the terms of the Stock Option Plan of Dex Media, the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media during the period beginning on the date of grant and ending on December 31, 2003.
(2)	The value of an option equals the aggregate fair market value of the shares underlying the option (based on a per share value of $69 at fiscal year end), less the aggregate exercise price of the option. The $69 per share value used in this calculation is an estimate determined by the Board of Directors of Dex Media as of December 31, 2003, since there is currently no trading market for the shares. The actual share value on that date may have been different, and share values are subject to change over time.

Employment Agreements

Dex Media and 15 senior executives (including each of the Named Executive Officers) have entered into written employment agreements governing the terms and conditions of such senior executive’s employment. With respect to the Named Executive Officers, each employment agreement provides:

•	The initial term of employment is three years, which will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 90 days prior to the end of a term.

•	The annual base salary for each of the Named Executive Officers is as follows:

George Burnett	$475,000
Robert M. Neumeister, Jr.	$325,000
Marilyn Neal	$325,000
Maggie Le Beau	$225,000
Linda Martin	$225,000
Kristine Shaw	$225,000

•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain pre-established financial targets. The maximum amount of George Burnett’s, Robert M. Neumeister, Jr.’s and Marilyn Neal’s annual bonus is 100% of annual base salary. The maximum amount of each of the other Named Executive Officers’ annual bonus is 65% of annual base salary.

•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his or her employment and for a specified period thereafter (18 months for George Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn Neal; and six months for each of the other Named Executive Officers).

•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his or her base salary for a specified period following termination (18 months for George Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn Neal; and six months for each of the other Named Executive Officers). Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete or other restrictive covenant.

George Burnett’s employment agreement contains certain provisions that differ from the terms contained in the other management employment agreements, including a provision that provides that if we do not renew the term of his employment, then he will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his base salary for 18 months following his termination of employment (but not if he has violated any non-compete or other restrictive covenant).

With respect to the senior executives other than the Named Executive Officers, each employment agreement generally provides:

•	The initial term of the employment is three years, subject to possible year-to-year extensions.

•	In the event that a senior executive’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive may be eligible to continue to be paid his or her base salary (and to participate in certain of our health and welfare benefit plans) for a specified period (generally six months) following termination.

•	The executives may be eligible to receive annual performance based bonuses to the extent that we meet certain pre-established financial targets.

Stock Option Plan of Dex Media, Inc.

2002 Plan. Dex Media adopted a stock option plan as of November 8, 2002, which we also refer to as the 2002 Plan. The 2002 Plan provides that options to purchase common stock of Dex Media may be granted to, among others, Dex Media employees, including executive officers. The 2002 Plan provides for the grant of both non-qualified stock options and “incentive stock options” within the meaning of Section 422 of the Code. The compensation committee of our board of directors generally has the authority to administer the 2002 Plan, to designate individuals to whom options will be granted and to establish the terms of such options. Each individual to whom options have been granted (including each individual to whom High Performer Reward Program options (as described below) have been granted) has entered into a management stockholders agreement with Dex Media and Dex Holdings that contains certain transfer restrictions that apply to shares of Dex Media common stock that are purchased upon the exercise of any options granted under the 2002 Plan.

Options Outstanding. A total of              shares are reserved for issuance under the 2002 Plan, of which              have been issued to employees upon exercise of options. As of              , 2004, options to purchase a total of              shares were issued and outstanding with a weighted average exercise price of $             per share. The

share numbers and exercise price amount set forth in this paragraph include the High Performer Reward Program options described in the next paragraph and reflect all adjustments made to the number of shares and exercise prices of outstanding stock options in connection with changes in our capitalization that have occurred on or prior to              , 2004, including all adjustments made under the 2002 Plan in connection with the March 2004 distribution of $250.5 million by Dex Media to its parent. In general, 25% of shares subject to each outstanding option become vested in equal installments of 5% each over the first five years following the date of grant. The remaining 75% of the shares subject to each outstanding option generally become vested on the eighth anniversary of the date of grant, subject to earlier vesting if we achieve certain financial targets over the first five years following the date of grant. We do not intend to grant any additional options under the 2002 Plan following the completion of this offering.

High Performer Reward Program

Dex Media has granted non-qualified stock options under the 2002 Plan to certain employees who are not senior executive officers pursuant to the “High Performer Reward Program.” Approximately 60 of our non-executive employees have received options under the High Performer Reward Program. As of June             , 2004, High Performer Reward Program options to purchase              shares were issued and outstanding with a weighted average exercise price of $             per share. The share number and exercise price amount of outstanding High Performer Reward Program options set forth in this paragraph are included in the aggregate summary of outstanding options contained in the immediately preceding paragraph and reflect all adjustments made to the number of shares and exercise prices of outstanding options in connection with changes to our capitalization that have occurred on or prior to June             , 2004. In general, 25% of shares subject to each outstanding High Performer Reward Program option become vested in equal installments of 5% each over the first five years following the date of grant. The remaining 75% of the shares subject to each outstanding High Performer Reward Program option generally become vested on the eighth anniversary of the date of grant, subject to earlier vesting if the Company achieves certain financial targets over the first five years following the date of grant. Options granted under the High Performer Reward Program are intended to provide an inducement for selected employees who are not executive officers to enter into or remain in our employment and to serve as an incentive for increased efforts during such employment.

2004 Incentive Award Plan

2004 Plan. In May 2004, our board of directors adopted, and our stockholders approved, our 2004 incentive award plan, which we also refer to as the 2004 Plan. The principal purpose of the 2004 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. The 2004 Plan provides for a variety of such awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance awards, performance-based awards and other stock-based awards. A total of 100,000 shares of common stock are reserved for issuance under the 2004 Plan, plus the number of shares of common stock which are or which become available for issuance under the 2002 Plan and which are not issued under the 2002 Plan. None of the shares available under the 2004 Plan are currently subject to outstanding awards. The maximum number of shares which may be subject to awards granted under the 2004 Plan to any individual in any fiscal year cannot exceed 33,000.

Administration. The 2004 Plan will be administered by our board of directors, unless and until the board delegates administration to the compensation committee or other applicable committee of the board. Upon and following the completion of this offering, the 2004 Plan will be administered by a committee which is comprised solely of at least two individuals who qualify as “non-employee directors,” as defined in Rule 16 b-3 of the Exchange Act and at least two “outside directors” pursuant to Section l62(m) of the Code, except that with respect to any awards granted to independent directors, the 2004 Plan will be administered by the full board. The compensation committee may delegate administration to one or more members of the board of directors. The board of directors, or the committee if so empowered, has the power to interpret the 2004 Plan and to adopt such rules for the administration, interpretation and application of the 2004 Plan according to its terms. The board of directors or the committee may also delegate to one or more of our officers the power to designate which of our non-officer employees shall receive stock awards, and the number of shares of common stock that will be subject to each award, subject to a maximum aggregate number of shares specified by the board of directors or the committee at the time the delegation to the officers is made. However, the board of directors may not delegate to a committee or otherwise, the power to grant stock awards to independent directors.

Grant of Awards. Certain employees, consultants and directors are eligible to be granted awards under the 2004 Plan. The board of directors, or the committee if so empowered, determines:

•	which employees, consultants, and directors are to be granted awards;

•	the type of award that is granted;

•	the number of shares subject to the awards; and

•	terms and conditions of such award, consistent with the 2004 Plan.

The board of directors, or the committee if so empowered, has the discretion, subject to the limitations of the 2004 Plan and applicable laws, to grant incentive stock options, non-qualified stock options, stock bonuses and rights to acquire restricted stock (except that only our employees may be granted incentive stock options).

Limitation on Incentive Stock Option Treatment. Even if an option is designated as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of the stock (as determined as of the date of grant) with respect to all of a holder’s incentive stock options exercisable for the first time during any calendar year under the 2004 Plan exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

Stock Option Exercise Price. The board of directors, or the committee if so empowered, shall set the per share exercise price, subject to the following rules:

•	in the case of incentive stock options, the per share option exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date;

•	in the case of non-qualified stock options, the option exercise price shall not be less than the par value of shares of our common stock on the grant date; and

•	for any persons owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the per share exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date.

The fair market value of a share of our common stock as of a given date will be determined in good faith by the board of directors.

Expiration of Stock Options. The term of an option is set by the board of directors, or the committee if so empowered, subject to the following conditions: (1) no option term shall be longer than ten years from the date of grant; and (2) the option term for an incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. Upon termination of an outstanding option holder’s services with us, the holder may exercise his or her options within the period of time specified in the option agreement, to the extent that the options were vested at the time of termination. Options granted under the 2004 Plan must be exercised within one year if the holder’s services are terminated due to death, or by the date of expiration of the option as set forth in the option agreement, whichever is earlier.

Other Equity Awards. In addition to stock options, the committee may also grant to certain employees, consultants and directors stock appreciation rights, shares of restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock unit awards, stock payment awards, deferred stock awards, performance-based awards, or other stock-based awards, with such terms and conditions as the board of directors (or, if applicable, the committee) may, subject to the terms of the 2004 Plan, establish. Under the 2004 Plan, performance-based stock awards are intended to comply with the requirements of Section 162(m) of the Code and its underlying regulations, in order to allow these awards, when payable, to be fully tax deductible by us.

Adjustments of Awards. If the committee determines that a stock dividend, stock split, combination, merger, consolidation, spin-off, recapitalization or other change in our capitalization affects our common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the 2004 Plan, then the committee may appropriately and equitably adjust:

•	the aggregate number of, and kind of, shares of our common stock subject to the 2004 Plan;

•	the number of, and kind of, shares of our common stock subject to the outstanding awards;

•	the price per share of our common stock upon exercise of outstanding options; and

•	the financial or other performance targets specified in each option agreement for determining the exercisability of options.

Change in Control. Unless otherwise provided in any written agreement between a participant and us, if a change in control (as defined in the 2004 Plan) occurs and the participant’s awards granted pursuant to the 2004 Plan are not converted, assumed or replaced by the successor entity, then the awards will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control. In addition, with respect to stock options, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our financial statements), the committee, in its sole discretion, may: (1) cancel options that have a per share exercise price that is greater than the fair market value per share of our common stock as of the date of such change in control or other transaction; (2) terminate outstanding options in exchange for a cash amount or replace outstanding options with other rights or property; (3) provide that only for a specified period of time after such transaction, options will be exercisable, notwithstanding any other provision in the 2004 Plan or option award agreement to the contrary; or (4) provide that each outstanding option shall be assumed or substituted for an equivalent option by any successor corporation. Any such action may be effectuated by the committee either by the terms of the applicable option agreement or by action of the committee taken prior to the change in control.

Amendment and Termination. The board of directors, or the committee if so empowered, is generally authorized to adopt, amend and rescind rules relating to the administration of the 2004 Plan, and to amend, suspend and terminate the 2004 Plan. We have attempted to structure the 2004 Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Code. However, we must generally obtain approval of our stockholders: (1) to increase the number of shares of our common stock that may be issued under the 2004 Plan; (2) to extend the limit on the period during which options may be granted; or (3) to the extent required by applicable law, rule or regulation (including New York Stock Exchange rules).

Employee Stock Purchase Plan

Effective upon or following the completion of this offering, we may adopt an employee stock purchase plan (including an “employee stock purchase plan” within the meaning of Section 423 of the Code). The purpose of such an employee stock purchase plan would be to assist our employees (and employees of certain of our subsidiaries) in purchasing shares of common stock from us at a discounted purchase price. As of the date of this prospectus, we have not adopted any such employee stock purchase plan, but we will continue to evaluate the desirability of such a plan, and if in the future such a plan is deemed to be in our best interests and the best interests of our stockholders, we will consider adopting such a plan.

Annual Incentive Bonus Plan

Our board of directors has adopted, and our stockholders have approved, our Senior Executive Incentive Bonus Plan, which we also refer to as the Incentive Bonus Plan. The Incentive Bonus Plan is a performance-based incentive bonus plan under which our designated executive officers are eligible to receive bonus payments with respect to a specified period (for example, our fiscal year). Bonuses are payable under the Incentive Bonus Plan upon the attainment of pre-established performance goals. Such performance goals may relate to one or more of the following corporate business criteria with respect to us or any of our subsidiaries: net earnings (either before or after interest, taxes, depreciation and amortization), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets or capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The Incentive Bonus Plan is intended to provide an incentive for superior work and to motivate covered executive officers toward even higher achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified senior executives. The Incentive Bonus Plan will generally be administered by a committee designated by our board of directors. The committee will select the participants in the Incentive Bonus Plan and the performance goals to be utilized with respect to the participants, establish the maximum amount of each participant’s annual bonus, and certify that the performance goals have been met with respect to a given performance period. We may amend or terminate the Incentive Bonus Plan at any time in our sole discretion.

PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of the shares of common stock in this offering (assuming no exercise of the underwriters’ over-allotment option), by:

•	each person that is a beneficial owner of more than 5% of our outstanding Common Stock;

•	Dex Holdings LLC, the selling stockholder (which holds all of the shares of our common stock that are beneficially owned by TCG Holdings, L.L.C. and WCAS IX Associates, LLC as set forth in the footnotes below);

•	each director and named executive officer of Dex Media; and

•	all of our directors and executive officers as a group.

Dex Holdings LLC is neither a broker dealer nor affiliated with a broker dealer. In connection with this offering, Dex Holdings LLC will be liquidated and the shares of our common stock held by Dex Holdings will be distributed to Dex Holdings’ equity holders.

For purposes of this table, information as to the number and percentage of shares beneficially owned is calculated based on shares of common stock outstanding as of May 1, 2004, and the number and percentage of shares beneficial owned after this offering gives effect to the issuance of our common stock in this offering.

	Beneficial Ownership of Dex Media
	Number of Shares Beneficially Owned Prior to the Offering		Number of shares being sold in this Offering	Number of Shares Beneficially Owned After this Offering
Name and address of beneficial owner	Number	%		Number	%
TCG Holdings, L.L.C.(1)(2)	6,468,000	49.9%
WCAS IX Associates, LLC(3)(4)	6,468,000	49.9%
George Burnett(5)(6)	31,856	*
Robert M. Neumeister, Jr.(5)(7)	19,009	*
Marilyn B. Neal(5)	16,425	*
Maggie Le Beau(5)	5,750	*
Linda Martin (5)	5,648	*
Kristine Shaw(5)	6,267	*
James A. Attwood, Jr.(8)	—	—
Anthony J. de Nicola(9)	—	—
John Almeida, Jr.(9)	—	—
William E. Kennard(8)	—	—
Bruce E. Rosenblum(8)	—	—
Sanjay Swani(9)	—	—
All executive officers and directors as a group (21 persons)(5)	116,558	*

*	Less than 1.0%
(1)

Shares shown as beneficially owned by TCG Holdings, L.L.C. are held directly by Dex Holdings LLC., our parent company, Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. collectively indirectly hold 49.9% of the outstanding Common Stock of Dex Media. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. TCG Holdings, L.L.C. is neither a broker dealer nor affiliated with a broker dealer.

(2)	Each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.
(3)	Shares shown as beneficially owned by WCAS IX Associates, LLC are held directly by Dex Holdings LLC, our parent company. Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. collectively indirectly hold 49.9% of the outstanding Common Stock of Dex Media. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner, and the shares indirectly held by WD Investors LLC, of which it is the sole managing member. WD GP Associates was organized to co-invest with Welsh, Carson, Anderson & Stowe IX, L.P. in Dex Holdings LLC on the same terms and at substantially the same time as Welsh, Carson, Anderson & Stowe IX, L.P. The Managers of WD GP Associates LLC are individuals who are managing members of WCAS IX Associates, LLC. A.S.F. Co-Investment Partners, L.P. has given WCAS IX Associates, LLC an irrevocable proxy to vote its membership interests in Dex Holdings LLC. Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, Sanjay Swani, D. Scott Mackesy, John D. Clark, James R. Matthews, John Almeida, Jr. and Sean M. Traynor, as the managing members of WCAS IX Associates, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by WCAS IX Associates, LLC. Such persons disclaim such beneficial ownership. WCAS IX Associates is neither a broker dealer nor affiliated with a broker dealer.
(4)	Each of Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC and WD Investors LLC has an address c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. A.S.F. Co-Investment Partners, L.P. has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway, South Darien, Connecticut 06820.
(5)	Does not include certain option grants relating to Common Stock under the Stock Option Plan of Dex Media, as such options are subject to vesting provisions and are not exercisable within 60 days. Pursuant to the terms of the Stock Option Plan of Dex Media (and certain of the stock option agreements), vesting and exercisability of options may accelerate under certain circumstances, such as a change of control. The business address for George Burnett, Robert M. Neumeister, Jr., Marilyn B. Neal, Maggie LeBeau, Linda Martin and Kristine Shaw is 198 Inverness Drive West, Englewood, Colorado 80112.
(6)	Includes an aggregate of 9,300 shares of Common Stock held by two irrevocable trusts for the benefit of Mr. Burnett’s children for which George Burnett, Robert C. Burnett and Todd S. McCuaig serve as the co-trustees. Mr. Burnett disclaims beneficial ownership of these 9,300 shares.
(7)	Includes an aggregate of 1,600 shares of Common Stock held by two irrevocable trusts for the benefit of Mr. Neumeister’s children for which Mr. Neumeister’s wife serves as the trustee. Mr. Neumeister disclaims beneficial ownership of these 1,600 shares.
(8)	The business address for each such person is 520 Madison Avenue, 41st Floor, New York, New York 10022.
(9)	The business address for each such person is 320 Park Avenue, Suite 2500, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amended and Restated Limited Liability Company Agreement and Equityholders Agreement

In connection with the Acquisitions, the Sponsors and their assignees and designees entered into an amended and restated limited liability company agreement and equityholders agreement that define their rights with respect to voting, ownership and transfer of their interests in our parent, Dex Holdings LLC. In connection with this offering, Dex Holdings LLC will be liquidated and the shares of our common stock held by Dex Holdings will be distributed to Dex Holdings’ equity holders and the amended and restated limited liability company agreement and equityholders agreement will be terminated. Upon distribution of the common stock by Dex Holdings, we will enter into a sponsor stockholders agreement with the Sponsors.

Sponsor Stockholders Agreement

Corporate Governance

Upon the liquidation of Dex Holdings LLC as described above, we will enter into a sponsor stockholders agreement with the Sponsors that will provide that each Sponsor will vote their respective shares such that the board of directors will be comprised of:

•	immediately following the closing of this offering, seven directors consisting of George Burnett and three designees of each of Carlyle and WCAS;

•	within three months of the closing of this offering, nine directors consisting of the directors listed in the first bullet point plus two independent directors, of which each of Carlyle and WCAS will designate one; and

•	within twelve months of the closing of this offering, 11 directors consisting of the directors listed in the second bullet point plus two additional independent directors, of which each of Carlyle and WCAS will designate one.

In addition, pursuant to the sponsor stockholders agreement, each Sponsor will agree to vote in support of the other Sponsor’s designated board member or members as follows: (i) three directors if such other Sponsor owns 33% or more of the amount of our common stock that such Sponsor owned immediately after this offering; (ii) two directors if such other Sponsor owns at least 10% but less than 33% of the amount of our common stock that such Sponsor owned immediately after this offering; and (iii) one director if such other Sponsor owns at least 5% but less than 10% of the amount of our common stock that such Sponsor owned immediately after this offering. If either Sponsor no longer has the right to designate a director, that Sponsor shall have the right to appoint a non-voting observer to our board of directors, such rights to be consistent with similar rights to be granted to other persons, and shall have the right to substantially participate in and substantially influence the conduct of management and its business through such Sponsor’s observer. Also, pursuant to the sponsor stockholders agreement, the Sponsors have agreed to use commercially reasonable efforts to vote their shares such that the board of directors of each of our subsidiaries shall at any given time either be (i) comprised in the same manner as our board of directors is comprised or (ii) comprised in a manner reasonably acceptable to both Carlyle and WCAS.

The sponsor stockholders agreement will contain certain transfer restrictions on the Sponsors and their assignees and designees concerning their respective ownership, including (i) prohibiting the transfer of any board of directors rights and voting arrangements granted thereunder with the sale or transfer of stock; (ii) requiring the consent of the non-transferring Sponsor prior to either such Sponsor transferring stock to a third-party if such transfer represents an amount equal to 10% or more of such Sponsor’s ownership in us after this offering and (iii) prohibiting the transfer by either Sponsor of any of our common stock to one of our direct competitors without the prior written consent of the non-transferring Sponsor. Pursuant to the sponsor stockholders agreement, if either Sponsor proposes to transfer common stock held by it, then such Sponsor shall give notice to the other Sponsor, who shall have the right to sell a number of shares of common stock equal to its pro rata portion of shares of common stock to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.

The sponsor stockholders agreement will terminate once either Carlyle or WCAS own less than five percent of the amount of our common stock that such Sponsor owned immediately after this offering (other than with respect to observer rights).

Registration Rights

The sponsor stockholders agreement will provide each of the Sponsors the following registration rights:

•	Demand Rights. Each Sponsor has the right at any time following this offering to make up to three written requests to us for registration under the Securities Act of our common stock held by such Sponsor.

•	Piggyback Rights. If we at any time propose to register under the Securities Act any equity interests on a form and in a manner which would permit registration of our common stock held by a Sponsor for sale to the public under the Securities Act, we shall give written notice of the proposed registration to each Sponsor, who shall then have the right to request that any part of our common stock held by such Sponsor be included in such registration.

Holdback Agreements

Each Sponsor agrees that it will not offer for public sale any equity interests during a period not to exceed 60 days prior to and 180 days after the effective date of any registration statement we file in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations, including this registration statement.

Amended and Restated Management Stockholders Agreement

In connection with the Acquisitions, Dex Media, Dex Holdings and certain of Dex Media’s employees, executive officers and directors, whom we refer to as the management stockholders, have entered into an amended and restated management stockholders agreement to provide for certain matters with respect to the ownership and transfer of any and all shares of Dex Media’s common stock and/or preferred stock owned by the management stockholders, which we refer to as restricted shares. Pursuant to this agreement, the management stockholders agreed not to transfer any restricted shares without Dex Media’s prior consent, except for permitted transfers to Dex Media, Dex Holdings LLC, the applicable management stockholder’s immediate family, or, in the case of the death of the management stockholder, the management stockholder’s executors, administrators and beneficiaries. If a management stockholder receives a bona fide offer from a third party to purchase any restricted shares, Dex Media has the right to purchase such shares on terms no less favorable than those offered by the third party.

In connection with this offering, Dex Holdings will be dissolved. As of the date of this prospectus, Dex Media’s board of directors has not resolved to terminate this agreement, but may do so in the future.

Rights to Repurchase Shares. For seven months following the termination of a management stockholder’s employment, Dex Media has the right to repurchase all of that stockholder’s restricted shares at fair market value (as defined in the agreement). Dex Media may also repurchase any management stockholder’s restricted shares at fair market value immediately prior to a change in control. If a management stockholder’s restricted shares are transferred to a third party involuntarily (e.g. through foreclosure or divorce), Dex Media has the right to repurchase the affected shares from the involuntary transferee at fair market value. Notwithstanding the foregoing, Dex Media may not repurchase any restricted shares held by management stockholders if such repurchase would render it insolvent, is prohibited by law or would constitute a default under any of its financing arrangements.

Bring-along Rights. If Dex Holdings (or holders of 51% or more of Dex Media’s common stock and preferred stock, following any liquidation or dissolution of Dex Holdings) proposes to transfer shares of Dex

Media’s common stock and preferred stock to a third party, Dex Holdings or such holder has the right to require each management stockholder to tender a proportionate amount of their restricted shares for purchase by the third party on the same terms.

Tag-along Rights. If Dex Holdings (or holders of 51% or more of Dex Media’s common stock and preferred stock, following any liquidation or dissolution of Dex Holdings) proposes to transfer shares of common stock and preferred stock to a third party constituting a change of control, each management stockholder has the right to require the third party to purchase an equivalent percentage of its restricted shares as that being sold by Dex Holdings or such holder on the same terms.

Cooperation. If Dex Holdings or such holder exercises its bring-along rights, each management stockholder agrees to consent to the underlying transaction and take all actions Dex Media’s Board of Directors deems necessary or desirable in furtherance of the underlying transaction.

Termination. Except as set forth in the next sentence, this agreement will terminate upon the first to occur of: the date Dex Media consummates an underwritten public offering of at least $500 million, the date of Dex Media’s complete liquidation or the date of an agreement for the disposition of all or substantially all of Dex Media’s assets or, the date that Dex Media’s Board resolves to terminate this agreement. However, in no event will this agreement terminate prior to November 8, 2005, unless Dex Media’s Board resolves to terminate this agreement prior to that date.

Dex Media also entered into the Dex Media, Inc. High Performer Reward Program Management Stockholders Agreement that will govern shares of Dex Media common stock purchased upon exercise of options granted pursuant to the Dex Media, Inc. High Performer Reward Program, which is substantially similar to the Amended and Restated Management Stockholders Agreement described above.

Management Consulting Agreements

Each of Dex Media East and Dex Media West is party to a management consulting agreement with each of the Sponsors. Each agreement allows Dex Media East or Dex Media West, as applicable, to avail itself of the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to such entity’s business, administration and policies. Each of the Sponsors received one-time cash transaction fees in the amount of $35 million for structuring the transactions related to each of the Acquisitions. Each Sponsor currently receives a per annum fee from each of Dex Media East and Dex Media West of $1 million for advisory, consulting and other services and for other incidental expenses related to corporate management. As of March 31, 2004, Dex Media East and Dex Media West have paid a total of $3.3 million and $1.2 million, respectively, to each Sponsor in advisory fees. In connection with the closing of this offering, each of Dex Media East and Dex Media West will terminate the annual management consulting fees payable under the management consulting agreements with the Sponsors and each of Dex Media East and Dex Media West will pay, from their respective revolving credit facilities, each of the Sponsors $5 million as a final lump sum payment for total consideration to the Sponsors of $20 million. Upon termination of the agreements, any future obligations of the Sponsors under the agreements will terminate. Such payments will be expensed as incurred. The Sponsors will maintain the right to act as Dex Media East’s financial advisor or investment banker or Dex Media West’s financial advisor or investment banker, as applicable, in connection with any merger, acquisition, disposition, finance or the like if Dex Media East or Dex Media West, as applicable, decides it needs to engage someone to fill such a role, in return for additional reasonable compensation as agreed upon by the parties to the applicable agreement and approved by a majority of the members of the applicable board of directors.

Network Services Agreement

We have entered into a two year network services agreement with SAVVIS Communications Corporation, or SAVVIS, pursuant to which SAVVIS will provide network connections and other services to support our integrated production system and other systems. SAVVIS is an affiliate of WCAS, one of the Sponsors. We expect to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although we have the option to purchase additional services for which we would pay SAVVIS additional fees. We believe the terms and conditions of this agreement are at least as favorable as those that could have been obtained from an unaffiliated person.

Amdocs Agreement

During February 2003, we entered into a five year agreement with Amdocs for the complete modernization of our core production platform. Upon the consummation of the Dex West Acquisition, our obligation under the agreement totaled approximately $108 million. At the time we entered into this agreement, WCAS was a shareholder of Amdocs. This project will upgrade our existing software system to enhance its functionality. Dex Media East and Dex Media West will each be allocated their proportionate share of these charges in accordance with our Shared Services and Employees Agreement as the charges are incurred over the five year period. In the event that Dex Media West is unable to meet its obligation, Dex Media East is required to assume the obligation for charges incurred, and in the event Dex Media East is unable to meet its obligation under the agreement, Dex Media West may be required to assume the portion of the obligation currently attributable to Dex Media East. We believe the terms and conditions of this agreement are at least as favorable as those that could have been obtained from an unaffiliated person and such terms and conditions were independently approved by the unaffiliated directors.

DESCRIPTION OF OUR INDEBTEDNESS

Although we have summarized the principal terms that govern our material outstanding indebtedness and that of our subsidiaries, we encourage you to read the relevant agreements contained in the exhibits to the registration statement of which this prospectus is a part for a more complete understanding and description of such agreements.

Dex Media, Inc.

8% Notes due 2013

On November 10, 2003, we issued $500 million in aggregate principal amount of our 8% Notes due 2013. Cash interest on the notes will accrue at the rate of 8% per annum and be payable semiannually in arrears on May 15 and November 15 of each year. The notes are not guaranteed by our subsidiaries.

The notes are senior unsecured obligations of Dex Media and:

•	rank equally in right of payment with all of our existing and future unsecured senior indebtedness (other than pursuant to the support agreements governing our obligations under our subsidiaries’ credit facilities, to which the notes will be contractually subordinated);

•	senior in right of payment to all of our existing and future indebtedness that expressly provides for subordination to the notes; and

•	effectively subordinated to all the liabilities and preferred stock of our subsidiaries and any of our secured indebtedness (including our obligations under our subsidiaries’ credit facilities) to the extent of the value of the assets securing such indebtedness.

We may redeem some or all of the notes at any time at specified prices, plus accrued and unpaid interest. Prior to November 15, 2006, the issuers may redeem up to 35% of the senior notes with the net cash proceeds from certain equity offerings. Upon a change of control, we must offer to repurchase the senior notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the notes contains certain restrictive covenants that limit, among other things, the actions of Dex Media and the ability of each of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	permit payments or dividend restrictions on certain of our subsidiaries;

•	sell assets, including capital stock of future restricted subsidiaries;

•	create liens;

•	engage in transactions with affiliates; and

•	consolidate or merge or sell or otherwise dispose of all or substantially all of our assets and the assets of our restricted subsidiaries.

9% Discount Notes due 2013

On November 10, 2003, we issued $389 million in aggregate principal amount at maturity of our 9% Discount Notes due 2013. On February 11, 2004, we issued an additional $361 million in aggregate principal amount at maturity of our 9% Discount Notes due 2013. Prior to November 15, 2008, interest will accrue in the form of an increase in the accreted value of the discount notes, and no cash interest will be paid. Thereafter, cash interest on the discount notes will accrue at a rate of 9% per annum and be payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2009. The accreted value of each discount note will increase at a rate of 9% per annum from the date of issuance until November 15, 2008, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on November 15, 2008. The discount notes are not guaranteed by our subsidiaries. Our 9% Discount Notes due 2013 issued in February 2004 are not fungible, and do not trade as a single class, with our 9% Discount Notes due 2013 issued in November 2003.

The discount notes are senior unsecured obligations of Dex Media and:

•	rank equally in right of payment with all of our existing and future unsecured senior indebtedness (other than pursuant to the support agreements governing our obligations under our subsidiaries’ credit facilities, to which the discount notes will be contractually subordinated);

•	senior in right of payment to all of our existing and future indebtedness that expressly provides for subordination to the discount notes; and

•	effectively subordinated to all the liabilities and preferred stock of our subsidiaries and any of our secured indebtedness (including our obligations under our subsidiaries’ credit facilities) to the extent of the value of the assets securing such indebtedness.

We may redeem some or all of the notes at any time at specified prices, plus accrued and unpaid interest. Prior to November 15, 2006, the issuers may redeem up to 35% of the senior notes with the net cash proceeds from certain equity offerings. Upon a change of control, we must offer to repurchase the senior notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the discount notes contains certain restrictive covenants that limit, among other things, the actions of Dex Media and the ability of each of its restricted subsidiaries in a similar manner to that described above in relation to the 8% Notes due 2013.

Our Subsidiaries’ Credit Facilities

General

Dex Media East and Dex Media West entered into credit facilities in connection with the Dex East Acquisition and the Dex West Acquisition, respectively, which we refer to together as our subsidiaries’ credit facilities. Unless the context otherwise requires, the description of our subsidiaries’ credit facilities that appears below refers to both the Dex Media East credit facilities and the Dex Media West credit facilities.

Dex Media East Credit Facilities

In connection with the Dex East Acquisition, on November 8, 2002, we and certain of our subsidiaries, including Dex Media East, entered into credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents. Such credit facilities were amended on October 31, 2003 and June 11, 2004.

The Dex Media East credit facilities consist of a revolving credit facility and term loan facilities. The revolving credit facility is comprised of commitments in a total principal amount of $100 million, which facility is available for general corporate purposes, subject to certain conditions. As of March 31, 2004, Dex Media East had approximately $99.1 million available for additional borrowings under this revolving credit facility (approximately $0.9 million was committed under a stand-by letter of credit). The Dex Media East term loan facilities consist of a Tranche A term loan facility in an initial total principal amount of $690 million (which includes additional loans in a total principal amount of $160 million that were made in connection with the Dex West Acquisition) and a Tranche B term loan facility in an initial total principal amount of $700 million. As of

March 31, 2004, the principal amounts owing under these facilities were $547.5 million and $543.6 million, respectively. The Tranche A and Tranche B term loan facilities were available only to fund a portion of the Dex East Acquisition and a portion of the Dex West Acquisition. The Dex Media East revolving credit facility and Tranche A term loan facility will mature in November 2008 and the Tranche B term loan facility will mature in May 2009.

On October 31, 2003, Dex Media East amended its credit facilities to generally conform various terms and conditions to those in the Dex Media West credit facilities.

On November 11, 2003, Dex Media East refinanced its Tranche B-Euro term loan facilities with a new $620.5 million Tranche B term loan on more favorable terms to Dex Media East.

Dex Media West Credit Facilities

In connection with the Dex West Acquisition, on September 9, 2003, we and certain of our subsidiaries, including Dex Media West, entered into credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents. Such credit facilities were amended on October 31, 2003 and June 11, 2004.

The Dex Media West credit facilities consist of a revolving credit facility and term loan facilities. The revolving credit facility is comprised of commitments in a total principal amount of $100 million, which facility is available for general corporate purposes, subject to certain conditions. As of March 31, 2004, Dex Media West had approximately $100 million available for additional borrowings under the revolving credit facility. The Dex Media West term loan facilities consist of a Tranche A term loan facility in a total principal amount of $960 million and a Tranche B term loan facility in a total principal amount of $1,200 million. As of March 31, 2004, the principal amounts owing under these facilities were $892.4 million and $1,115.6 million, respectively. The Tranche A and Tranche B term loan facilities were available only to fund a portion of the Dex West Acquisition. The Dex Media West revolving credit facility and the Tranche A term loan facility will mature in September 2009 and the Tranche B term loan facility will mature in March 2010.

Guarantees

The obligations under the Dex Media East credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media East, Inc., Dex Media East’s existing subsidiary and each domestic restricted subsidiary that Dex Media East may create or acquire, with certain exceptions as set forth in the applicable credit agreement, pursuant to the terms of a separate guarantee and collateral agreement. Similarly, the obligations under the Dex Media West credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media West, Inc. and each domestic restricted subsidiary that Dex Media West may create or acquire, with certain exceptions as set forth in the applicable credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

Interest Rates and Fees

Our subsidiaries’ credit facilities bear interest, at our subsidiaries’ option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

The applicable margin on loans under our subsidiaries’ revolving credit facilities and Tranche A term loan facilities is subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable.

In addition to paying interest on outstanding principal amounts under our subsidiaries’ credit facilities, our subsidiaries are required to pay a commitment fee to the lenders for the unused commitments under their respective revolving credit facility, which is payable quarterly in arrears. The commitment fee is subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable.

Security Interests

Borrowings under our subsidiaries’ credit facilities, the guarantees described above and obligations under related hedging agreements are secured by a perfected first priority security interest in:

•	in the case of the Dex Media East credit facilities, all of the capital stock or other equity interests of each of Dex Media East, Inc., Dex Media East and each of their respective existing and future restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests;

•	in the case of the Dex Media West credit facilities, all of the capital stock or other equity interests of each of Dex Media West, Inc., Dex Media West and each of their respective existing and future restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests;

•	in the case of the Dex Media East credit facilities, all of the tangible and intangible assets of each of Dex Media East, Inc., Dex Media East and each of their respective existing and future restricted subsidiaries, with certain exceptions as set forth in the Dex Media East credit agreement; and

•	in the case of the Dex Media West credit facilities, all of the tangible and intangible assets of each of Dex Media West, Inc., Dex Media West and each of their respective existing and future restricted subsidiaries, with certain exceptions as set forth in the Dex Media West credit agreement.

Mandatory and Optional Repayment

Our subsidiaries are required to make scheduled principal repayments each quarter under their respective credit agreements. Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, our subsidiaries are required to prepay outstanding loans under their respective credit facilities with the net proceeds of certain asset dispositions, incurrences of certain debt, issuances of certain equity, certain damages resulting from claims under the publishing agreement and the non-competition agreement and excess cash flow.

Our subsidiaries may voluntarily prepay loans or reduce commitments under their respective credit facilities, in whole or in part, subject to minimum amounts. If we prepay eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

Covenants

Our subsidiaries’ credit facilities contain negative and affirmative covenants and requirements affecting Dex Media and/or our existing and future subsidiaries. Our subsidiaries’ credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements, intercompany indebtedness and, in the case of the Dex Media East credit facilities, commingling of the funds of Dex Media East with the funds of Dex Media West and Dex Media West, Inc. and, in the case of the Dex Media West credit facilities, commingling of the funds of Dex Media West with the funds of Dex Media East and Dex Media East, Inc. Our subsidiaries’ credit facilities also require our existing and future subsidiaries, with certain exceptions set forth in our subsidiaries’ credit agreements, to meet certain financial covenants and ratios, in particular leverage ratios, interest coverage ratios and fixed charges coverage ratios.

Our subsidiaries’ credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.

Events of Default

Our subsidiaries’ credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross- defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, invalidity of the liens, invalidity of guarantees or security documents and material breach of, or loss of right under, agreements with Qwest that result in a material adverse effect on Dex Media East, Inc. or Dex Media West, Inc. and their respective subsidiaries, as the case may be.

Support Agreement

In connection with each of our subsidiaries’ credit facilities, Dex Media entered into a support agreement that requires certain asset sale and excess distribution proceeds received by Dex Media from each of Dex Media East and Dex Media West to be retained at Dex Media and to be pledged to the administrative agent under the other subsidiary’s credit facility. Amounts received representing (i) an annual basket, (ii) any excess cash flow not required to be used to prepay the applicable credit facility, and (iii) the 42% or 58% share, as applicable, of regularly scheduled interest payments on our notes are in each case not required to be retained or pledged. In addition, the initial $125 million received from each of Dex Media East and Dex Media West is not required to be retained or pledged.

The amount of such proceeds received by Dex Media to be pledged at any time must equal 1.35x the amount needed to reduce the other subsidiary’s pro forma leverage ratio to 5.0x. Upon an acceleration of the Dex Media East or Dex Media West credit facility, Dex Media will be required to apply the pledged amounts received from the other subsidiary to purchase subordinated participations in loans under such credit facility.

Each support agreement will terminate when the pro forma leverage ratio of Dex Media East or Dex Media West, as applicable, is less than 5.0x for two consecutive fiscal quarters.

Subsidiary Notes

Senior Notes

9 7/8% Senior Notes due 2009

On November 8, 2002, our wholly owned subsidiaries, Dex Media East and Dex Media East Finance Co., co-issued $450 million in aggregate principal amount of their 9 7/8% Senior Notes due 2009. The net proceeds were used to partially fund the Dex East Acquisition. Interest on the senior notes is payable semiannually on May 15 and November 15 of each year. The senior notes are guaranteed on a senior basis by each of Dex Media East’s current and future subsidiaries (other than Dex Media East Finance Co.) that is a guarantor or direct borrower under the Dex Media East credit facilities.

The senior notes are senior unsecured obligations of Dex Media East and Dex Media East Finance Co. and:

•	rank equally in right of payment to all existing and future senior indebtedness of the issuers;

•	rank senior in right of payment to all existing and future senior subordinated indebtedness and subordinated indebtedness of the issuers; and

•	are effectively subordinated in right of payment to the secured debt of the issuers, to the extent of the value of the assets securing such debt, and all liabilities and preferred stock of each of the issuers’ future subsidiaries that do not guarantee the senior notes.

Similarly, senior note guarantees are senior unsecured obligations of the guarantors and:

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior indebtedness;

•	rank senior in right of payment to all of the applicable guarantor’s existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	are effectively subordinated in right of payment to all secured debt of such guarantor, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

On or after November 15, 2006, the issuers may redeem some or all of the senior notes at specified prices, plus accrued and unpaid interest. Prior to November 15, 2005, the issuers may redeem up to 35% of the senior notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media East, Inc. or Dex Media East. Upon a change of control of Dex Media, Dex Media East, Inc. or Dex Media East, the issuers must offer to repurchase the senior notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior notes contains certain covenants that limit, among other things the ability of Dex Media East and each of its subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make distributions in respect of its capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of future restricted subsidiaries;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into transactions with its affiliates;

•	designate any of its future subsidiaries as unrestricted subsidiaries;

•	incur liens; and

•	make investments.

8 1/2% Senior Notes due 2010

On August 29, 2003, our wholly owned subsidiaries, Dex Media West and Dex Media West Finance Co., co-issued $385.0 million in aggregate principal amount of their 8 1/2% Senior Notes due 2010. The gross proceeds from such offering were deposited into an escrow account. On September 9, 2003, such proceeds were released from escrow and the net proceeds were used to partially fund the Dex West Acquisition. Interest on the senior notes is payable semiannually on February 15 and August 15 of each year. The senior notes are guaranteed on a senior basis by each of Dex Media West’s current and future subsidiaries (other than Dex Media West Finance Co.) that is a guarantor or direct borrower under the Dex Media West credit facilities.

The senior notes are senior unsecured obligations of Dex Media West and Dex Media West Finance Co. and the senior notes and the senior note guarantees rank in a similar manner to the 9 7/8% Senior Notes of Dex Media East and Dex Media East Finance Co. due 2009 and the guarantees thereof as described above.

The issuers may redeem some or all of the senior notes at any time at specified prices, plus accrued and unpaid interest. Prior to August 15, 2006, the issuers may redeem up to 35% of the senior notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West. Upon a change of control of Dex Media, Dex Media West, Inc. or Dex Media West, the issuers must offer to repurchase the senior notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior notes contains certain covenants that limit the actions of Dex Media West and each of its subsidiaries in a similar manner to that described above in relation to the 9 7/8% Senior Notes due 2009 of Dex Media East and Dex Media East Finance Co.

Senior Subordinated Notes

12 1/8% Senior Subordinated Notes due 2012

On November 8, 2002, our wholly owned subsidiaries, Dex Media East and Dex Media East Finance Co., co-issued $525 million in aggregate principal amount of their 12 1/8% Senior Subordinated Notes due 2012. We intend to redeem $183.8 million of the senior subordinated notes with a portion of the net proceeds from the initial public offering of our common stock. The net proceeds were used to partially fund the Dex East Acquisition. Interest on the senior subordinated notes is payable semiannually on May 15 and November 15 of each year. The senior subordinated notes are guaranteed on a senior subordinated basis by each of Dex Media East’s current and future subsidiaries (other than Dex Media East Finance Co.) that is a guarantor or direct borrower under the Dex Media East credit facilities.

The senior subordinated notes are senior subordinated unsecured obligations of Dex Media East and Dex Media East Finance Co. and:

•	rank junior in right of payment to all existing and future senior indebtedness of the issuers;

•	rank equally in right of payment with all existing and future senior subordinated indebtedness of the issuers;

•	rank senior in right of payment to all future subordinated indebtedness of the issuers; and

•	are effectively subordinated in right of payment to secured debt of the issuers, to the extent of the value of the assets securing such debt, and all liabilities and preferred stock of each of the issuers’ future subsidiaries that do not guarantee the senior subordinated notes.

Similarly, senior subordinated note guarantees are senior subordinated unsecured obligations of the guarantors and:

•	rank junior in right of payment to all of the applicable guarantor’s existing and future senior indebtedness;

•	rank equally in right of payment with all of the applicable guarantor’s existing and future senior subordinated indebtedness;

•	rank senior in right of payment to all of the applicable guarantor’s future subordinated indebtedness; and

•	are effectively subordinated in right of payment to all secured debt of such guarantor, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

On or after November 15, 2007, the issuers may redeem some or all of the senior subordinated notes, plus accrued and unpaid interest. Prior to November 15, 2005, the issuers may redeem up to 35% of the senior subordinated notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media East, Inc. or Dex Media East. Upon a change of control of Dex Media, Dex Media East, Inc. or Dex Media East, the issuers must offer to repurchase the senior subordinated notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior subordinated notes contains certain covenants that limit the actions of Dex Media East and each of its subsidiaries in a similar manner to that described above in relation to the 9 7/8% Senior Notes due 2009, except that the indenture governing the senior subordinated notes does not limit Dex Media East’s ability and the ability of its restricted subsidiaries to incur liens.

9 7/8% Senior Subordinated Notes due 2013

On August 29, 2003, our wholly owned subsidiaries, Dex Media West and Dex Media West Finance Co., co-issued $780 million in aggregate principal amount of their 9 7/8% Senior Subordinated Notes due 2013. We intend to redeem $273.0 million of the senior subordinated notes with a portion of the net proceeds from the initial public offering of our common stock. The gross proceeds from such offering were deposited into an escrow account. On September 9, 2003, such proceeds were released from escrow and the net proceeds were used to partially fund the Dex West Acquisition. Interest on the senior subordinated notes is payable semiannually on February 15 and August 15 of each year. The senior notes are guaranteed by each of Dex Media West’s current and future subsidiaries (other than Dex Media West Finance Co.) that is a guarantor or direct borrower under the Dex Media West credit facilities.

The senior notes are senior subordinated unsecured obligations of Dex Media West and Dex Media West Finance Co. and the senior subordinated notes and the senior subordinated note guarantees rank in a similar manner to the 12 1/8% Senior Subordinated Notes of Dex Media East and Dex Media East Finance Co. due 2012 and the guarantees thereof as described above.

The issuers may redeem some or all of the senior subordinated notes at any time at specified prices, plus accrued and unpaid interest. Prior to August 15, 2006, the issuers may redeem up to 35% of the senior subordinated notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West. Upon a change of control of Dex Media, Dex Media West, Inc. or Dex Media West, the issuers must offer to repurchase the senior subordinated notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior subordinated notes contains certain covenants that limit the actions of Dex Media West and each of its subsidiaries in a similar manner to that described above in relation to the 8 1/2% Senior Notes of Dex Media West and Dex Media West Finance Co. due 2010, except that the indenture governing the senior subordinated notes does not limit Dex Media West’s ability and the ability of its restricted subsidiaries to incur liens.

DESCRIPTION OF CAPITAL STOCK

General Matters

Immediately prior to the effectiveness of our amended and restated certificate of incorporation, we had the authority to issue the following total number of shares of capital stock:

•	20,000,000 shares of common stock, $.01 par value, of which 13,054,482 shares were outstanding; and

•	1,000,000 shares of preferred stock, $.01 par value, of which 323,970 shares designated as 5% Series A preferred stock were outstanding.

In connection with the closing of this offering, we will redeem all of our outstanding 5% Series A preferred stock, which is held by our Sponsors, for cash. Upon the effectiveness of our amended and restated certificate of incorporation:

•	the number of our authorized shares of capital stock will be increased to shares of common stock and shares of preferred stock; and

•	each share of common stock then outstanding will be split into shares of common stock by way of a reclassification.

Upon completion of this offering, there will be              shares of common stock and no shares of preferred stock outstanding. The following description is qualified in its entirety by reference to all of the provisions of our amended and restated certificate of incorporation, as amended, and by-laws, which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to share in any distribution of our assets after payment of liabilities and the liquidation preference of any of our outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders. Holders of common stock have no cumulative voting rights or, subject to the amended and restated stock rights agreement, preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common stock. Thus, the holders of a majority of our outstanding common stock will be able to elect all members of our board of directors and to take other actions requiring a vote of our common stock.

In connection with our initial public offering, we will enter into a rights agreement pursuant to which each share of our common stock will have associated with it the right to purchase one-thousandth of a share of our Series A participating preferred stock. See “Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents—Rights Plan.”

Preferred Stock

Upon the effectiveness of our amended and restated certificate of incorporation, our board of directors is authorized to issue up to                      shares of preferred stock, in one or more series, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval.

Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents

Amended and Restated Certificate of Incorporation

In connection with this offering, we intend to amend and restate our certificate of incorporation and by-laws. Certain provisions of our amended and restated certificate of incorporation may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder’s best interests, including those attempts that might result in a premium being paid over the market price for the shares held by a stockholder.

Under our amended and restated certificate of incorporation and by-laws, and upon consummation of this offering, our board of directors will be divided into three classes whose members will serve three-year staggered terms. In addition, under Delaware law and our amended and restated certificate of incorporation and by-laws, directors may be removed only for cause. Under our amended and restated certificate of incorporation and by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Dex Media.

Our amended and restated certificate of incorporation and by-laws will provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our amended and restated certificate of incorporation and by-laws also will provide that, except as otherwise required by law, special meetings of stockholders can only be called by our chairman, our board of directors or our president. In addition, our by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Our amended and restated certificate of incorporation will provide for              authorized shares of preferred stock. Our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition or control of Dex Media.

Rights Plan

In connection with our initial public offering, we will enter into a rights agreement pursuant to which each share of our common stock will have one right attached to it. Each right will entitle the holder to purchase one one-thousandth of a share of a new series of our preferred stock designated as Series A junior participating preferred stock at an exercise price to be determined by our board of directors. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and                 , as the rights agent, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part.

Rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by us.

If any person or group, other than one involving the Sponsors, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock, or acquires shares representing 15% or more of the voting power of our outstanding common stock, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person (as to whom such rights will be null and void) to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the rights’ exercise price.

The rights will expire upon the tenth anniversary of the date of the rights agreement unless such date is extended or the rights are earlier redeemed or exchanged by us. At no time will the rights have any voting powers. The provisions of the rights agreement may be amended by our board of directors in some circumstances.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Dex Media in certain circumstances. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquiror on behalf of all of the stockholders.

Delaware Takeover Statute

Our amended and restated certificate of incorporation will provide that we will not governed by Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Transfer Agent and Registrar

We have appointed                    as the transfer agent and registrar for our common stock.

Listing

We intend to list our common stock on the New York Stock Exchange under the symbol “DEX.”

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have outstanding                      shares of common stock, assuming no exercise of outstanding options. Of these shares,                      shares of common stock will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Shares of common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

We, our executive officers and directors and the selling stockholder holding an aggregate of                      shares of common stock have agreed with the underwriters of this offering not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or in other limited circumstances. See “Underwriting.”

Rule 144

In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares after the completion of this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Under Rule 144(k), persons who are not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who have beneficially owned the shares proposed to be sold for at least two years, are entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period generally includes the holding period of any prior owner who is not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions described above.

Registration of Shares under Dex Media, Inc. Stock Option Plan

As of the date of this prospectus, options to purchase a total of 490,534 shares of common stock were outstanding. We intend to file a registration statement on Form S-8 under the Securities Act to register the issuance and resale of those shares issuable or reserved for issuance under our 2002 Plan and 2004 Plan. That registration statement automatically will become effective upon filing. As a result, when options are exercised, the shares of common stock issuable on exercise thereof will be freely transferable under the Securities Act, except that any shares issued to “affiliates,” as that term is defined in Rule 144, will be subject to limitations and restrictions that are described above. A total of              shares are registered for issuance under the 2002 Plan and 2004 Plan. See “Management—Dex Media, Inc. Stock Option Plan.”

Registration Rights

Upon the consummation of this offering, the Sponsors will have the right to register their remaining shares of common stock pursuant to the sponsor stockholders agreement. In addition, certain holders of our common stock have piggyback registration rights pursuant to the amended and restated management stockholders agreement and the sponsor stockholders agreement. See “Certain Relationships and Related Transactions.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

OF OUR COMMON STOCK

The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder, but is not a complete analysis of all the potential tax consequences relating thereto. For the purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that for United States federal income tax purposes is not a “United States person.” For purposes of this discussion, the term United States person means:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a United States person.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their own tax advisors.

This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder’s special tax status or special circumstances. United States expatriates, insurance companies, tax-exempt organizations, dealers in securities, banks or other financial institutions, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid United States federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-United States holder should consult its own tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

Payments on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

Amounts treated as dividends paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide a valid Internal Revenue Service (the “IRS”) Form W-8BEN or other successor form certifying qualification for the reduced rate.

Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. In order to obtain this exemption, a non-United States holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to United States persons, net of allowable deductions and credits.

In addition to the graduated tax described above, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-United States holder may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed timely with the IRS. If a non-United States holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements.

Gain on Disposition of Common Stock

A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder or, if a tax treaty applies, as attributable to a United States permanent establishment maintained by such non-United States holder;

•	the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, however, such common stock will be treated as United States real property interests only if the non-United States holder actually or constructively held more than 5 percent of such regularly traded common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Gain described in the second bullet point above (which may be offset by United States source capital losses) will be subject to a flat 30% United States federal income tax. Non-United States holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-United States holder of our common stock if the holder has provided the certification described above that it is not a United States person or has otherwise established an exemption.

Payments of the proceeds from a disposition effected outside the United States by a non-United States holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership if (1) at any time during its tax year, one or more of its partners are United States persons who, in the aggregate hold more than 50 percent of the income or capital interest in such partnership or (2) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence that the beneficial owner is a non-United States holder and specified conditions are met or an exemption is otherwise established.

Payment of the proceeds from a disposition by a non-United States holder of common stock made by or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $            , the total underwriters’ discounts and commissions would be $              and total proceeds to the selling stockholder would be $            . We will not receive any of the proceeds from the sale of shares by the selling stockholder.

The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling stockholder assuming no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares from the selling stockholder.

	Per Share		Total
Underwriting discounts and commissions to be paid by	No Exercise	Full Exercise	No Exercise	Full Exercise
Us	$	$	$	$
Selling Stockholder	$	$	$	$

Our estimated offering expenses, in addition to the underwriting discounts and commissions, are approximately $2.4 million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of the shares of common stock.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to list our common stock on the New York Stock Exchange under the symbol “DEX.” In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

We, the selling stockholder, and each of our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter in any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock; or

•	publicly announce an intention to effect any transaction specified above;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock;

•	grants by us of employee stock options or restricted stock pursuant to the terms of a plan in effect on the date of this prospectus of which the underwriters have been advised in writing;

•	the filing by us of any registration statement with the SEC on Form S-8 relating to the offering of securities pursuant to the terms of a plan in effect on the date hereof of which the underwriters have been advised in writing; or

•	bona fide gifts by a person other than us or the selling stockholder, dispositions by a person other than us or the selling stockholder to any trust for the benefit of such person and/or the immediate family of such person and pledges by a person other than us or the selling stockholder to any financial institution as collateral and foreclosures of such pledges, provided, in each case, that any transferee or pledgee agrees in writing to be bound by the transfer restrictions described in this paragraph and subject to certain other conditions.

The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the “lock-up” restrictions described above will continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering or to cover any over-allotments, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters and one or more underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Relationships with Underwriters

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, including the selling stockholder, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters are investors in certain of the private equity funds controlled by the Sponsors. Lehman Brothers Inc. was an initial purchaser in connection with the offering by Dex Media East of its 9 7/8% Senior Notes due 2009 and 12 1/8% Senior Subordinated Notes due 2012 (together, the “Dex Media East Offerings”), the offering by Dex Media West of its 8½% Senior Notes due 2010 and 9 7/8% Senior Subordinated

Notes due 2013 (together, the “Dex Media West Offerings”) and the Notes Offerings. In addition, Lehman Brothers Inc. was an arranger under our subsidiaries’ credit facilities and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is a lender under our subsidiaries’ credit facilities. J.P. Morgan Securities Inc. was an initial purchaser in connection with the Dex Media East Offerings, the Dex Media West Offerings and the Notes Offerings. In addition, J.P. Morgan Securities Inc. was an arranger under our subsidiaries’ credit facilities and J.P. Morgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is a lender under our subsidiaries’ credit facilities. Banc of America Securities LLC was an initial purchaser in connection with the Dex Media East Offerings, the Dex Media West Offerings and the offering by us of our 8% Notes due 2013 and 9% Discount Notes due 2013 in November 2003. In addition, Banc of America Securities LLC was an arranger under our subsidiaries’ credit facilities and Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under our subsidiaries’ credit facilities. Deutsche Bank Securities Inc. was an initial purchaser in connection with the Dex Media East Offerings and the Dex Media West Offerings. In addition, Deutsche Bank Securities Inc. was an arranger under our subsidiaries’ credit facilities and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is a lender under our subsidiaries’ credit facilities. Wachovia Securities, Inc. was an initial purchaser in connection with the Dex Media East Offerings and the Dex Media West Offerings. In addition, Wachovia Securities, Inc. was an arranger under our subsidiaries’ credit facilities and Wachovia Bank, National Association, an affiliate of Wachovia Securities, Inc., is a lender under our subsidiaries’ credit facilities.

Directed Share Program

At our request, the underwriters have reserved for sale as part of the underwritten offering, at the initial offering price, up to             % of the total number of shares offered in this prospectus for our directors, officers and employees. If purchased by these persons, these shares will be subject to a 100-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Pricing of the Offering

Prior to this offering, there has been no public market for the common stock. The initial public offering price was determined by negotiations between us, the selling stockholder and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-book value ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

VALIDITY OF THE COMMON STOCK

The validity of the shares being sold in this offering will be passed upon for us by Latham & Watkins LLP, New York, New York and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Dex Media, Inc. and subsidiaries as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from November 9, 2002 to December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, referred to as Dex East (as more fully described in note 1 to the combined financial statements) for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Dex Media West LLC and subsidiary as of December 31, 2003, and for the period from September 10, 2003 to December 31, 2003, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, referred to as Dex West (as more fully described in note 1 to the combined financial statements) as of December 31, 2002, and for the period from January 1, 2003 to September 9, 2003, and for the years ended December 31, 2002 and 2001, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dex Media has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, covering the common stock being offered hereby. This prospectus contains all the information about Dex Media and our common stock that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this web site.

We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Dex Media, Inc. and Subsidiaries consolidated financial statements
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-4

Consolidated Statements of Operations for the year ended December 31, 2003, for the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002 and for the year ended December 31, 2001

F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2003, for the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002 and for the year ended December 31, 2001

F-6
Consolidated Statements of Changes in Stockholders’ Equity for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002	F-7
Consolidated Statements of Changes in Owner’s Deficit for the period from January 1 to November 8, 2002 and for the year ended December 31, 2001	F-8
Notes to Consolidated Financial Statements	F-9
Dex Media, Inc. and Subsidiaries condensed consolidated financial statements
Condensed Consolidated Balance Sheets (unaudited) as of March 31, 2004 and December 31, 2003	F-48
Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2004 and 2003	F-49
Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2004 and 2003	F-50
Notes to Condensed Consolidated Financial Statements (unaudited)	F-51
Dex Media West LLC consolidated financial statements
Reports of Independent Registered Public Accounting Firm	F-61
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-63
Consolidated Statements of Operations for the period from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001	F-64
Consolidated Statements of Cash Flows for the period from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001	F-65
Consolidated Statements of Changes in Owner’s Equity for the period from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001	F-66
Notes to Consolidated Financial Statements	F-67
Dex Media West LLC condensed consolidated financial statements
Condensed Consolidated Balance Sheets (unaudited) as of March 31, 2004 and December 31, 2003	F-101
Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2004 and 2003	F-102
Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2004 and 2003	F-103
Notes to Condensed Consolidated Financial Statements (unaudited)	F-104

Report of Independent Registered Public Accounting Firm

The Board of Directors

Dex Media, Inc.:

We have audited the accompanying consolidated balance sheets of Dex Media, Inc. and subsidiaries (Successor) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003, and for the period from November 9, 2002 to December 31, 2002 (Successor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dex Media, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and for the Successor Period in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1(a) to the consolidated financial statements, effective November 8, 2002, Dex Media East LLC acquired from Qwest Communications International Inc. the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (Dex East). As a result of the acquisition, the consolidated financial information of Dex Media East LLC for the periods after the acquisitions are presented on a different cost basis than that of Dex East for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Denver, Colorado

March 16, 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We have audited the accompanying combined statements of operations, owner deficit and cash flows of the operations of Qwest Dex Holdings, Inc. and subsidiary (Dex) in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, hereinafter referred to as Dex East (as more fully described in Note 1) for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001. These combined financial statements are the responsibility of Qwest Dex’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of Dex East’s operations and its cash flows for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado

March 14, 2003

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(Dollars in thousands, except per share data)	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$7,416	$37,626
Accounts receivable, net	116,409	67,394
Deferred directory costs	270,626	111,373
Current deferred taxes	9,855	1,053
Other current assets	13,564	3,480

Total current assets	417,870	220,926
Property, plant and equipment, net	77,683	21,891
Goodwill	3,089,317	903,347
Intangible assets, net	3,446,100	1,759,160
Deferred income taxes	59,387	20,190
Deferred financing costs	195,346	94,245
Other assets	4,675	1,915

Total Assets	$7,290,378	$3,021,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,773	$46,193
Employee compensation	32,783	9,024
Deferred revenue and customer deposits	167,754	62,521
Accrued interest payable	73,645	24,760
Current portion of long-term debt	71,023	40,514
Other accrued liabilities	15,233	8,560

Total current liabilities	426,211	191,572

Long-term debt	6,026,411	2,166,616
Post-retirement and other post-employment benefit obligations	69,381	35,456
Other liabilities	7,603	4,651

Total Liabilities	6,529,606	2,398,295

Commitments and contingencies (Note 15)
Stockholders’ Equity:
Preferred stock, $.01 par value, 500,000 undesignated shares authorized, none issued and outstanding at December 31, 2003 and 2002	—	—
Series A Preferred Stock, $.01 par value, 500,000 shares authorized, $175.3 million and $131.0 million of total liquidation preference at December 31, 2003 and 2002: 323,812 and 131,000 shares issued and outstanding at December 31, 2003 and 2002	3	1
Common stock, $.01 par value, 20 million shares authorized, 12,952,557 and 5,240,000 shares issued and outstanding at December 31, 2003 and 2002	130	52
Additional paid-in capital	867,805	654,947
Accumulated deficit	(103,140)	(28,104)
Accumulated other comprehensive loss	(4,026)	(3,517)

Total Stockholders’ Equity	760,772	623,379

Total Liabilities and Stockholders’ Equity	$7,290,378	$3,021,674

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company		Predecessor
(Dollars in thousands, except per share data)	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Revenue	$882,772	$58,097	$589,896	$666,207
Operating Expenses:
Cost of revenue	265,333	19,906	177,360	209,050
General and administrative expense	111,638	18,548	34,231	31,552
Bad debt expense	34,842	1,954	15,375	16,058
Depreciation and amortization expense	15,360	1,459	9,258	12,707
Amortization of intangibles	290,060	31,840	—	—
Merger-related expense	—	—	—	3,859
Impairment charges	—	—	—	6,744

Total operating expenses	717,233	73,707	236,224	279,970

Operating income (loss)	165,539	(15,610)	353,672	386,237
Other expense (income):
Interest income	(1,380)	(71)	(721)	(2,971)
Interest expense	277,626	27,866	10,979	—
Interest expense, affiliate	—	—	76,186	112,944
Other expense, net	12,058	3,578	3,506	7,417

(Loss) income before income taxes	(122,765)	(46,983)	263,722	268,847
Income tax (benefit) provision	(47,729)	(18,879)	106,629	108,292

Net (loss) income	$(75,036)	$(28,104)	$157,093	$160,555

Basic and diluted loss per common share	$(10.94)	$(5.55)

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company		Predecessor
(Dollars in thousands)	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Operating activities:
Net (loss) income	$(75,036)	$(28,104)	$157,093	$160,555
Adjustments to net (loss) income:
Employee benefit credit	—	—	—	(8,764)
Bad debt expense	34,842	1,954	15,375	16,058
Depreciation and amortization expense	15,360	1,459	9,258	12,707
Amortization of intangibles	290,060	31,840	—	—
Realized gain on foreign currency derivative instrument	(3,875)	—	—	—
Realized loss on translation of foreign currency debt	3,908	2,130	—	—
Amortization of deferred financing costs	24,285	1,843	2,300	—
Accretion of long-term debt	3,139	—	—	—
Write down of investments	—	—	—	6,308
Asset impairment charges	—	—	—	6,744
Loss on disposition of assets	—	—	3,539	—
Deferred tax (benefit) provision	(47,729)	(18,879)	(25,484)	9,126
Contributions from Qwest in lieu of income taxes	—	—	103,600	86,844
Changes in operating assets and liabilities:
Accounts receivable	(14,690)	(6,359)	(1,831)	(15,513)
Deferred directory costs	(34,974)	(29,595)	20,079	3,317
Other current assets	(2,547)	4,956	(6,419)	(2,883)
Other long-term assets	(1,119)	2,000	—	—
Accounts payable and other liabilities	78,695	51,969	(2,972)	12,843
Deferred revenue and customer deposits	104,657	61,420	(21,280)	2,589
Employee benefit plan obligations and other, net	5,409	748	(12,390)	(9,527)

Cash provided by operating activities	380,385	77,382	240,868	280,404

Investing activities:
Acquisition of Dex East	(778)	(2,754,000)	—	—
Proceeds from disposition of investment	17,190	—	—	—
Acquisition of Dex West	(4,290,104)	—	—	—
Payment of acquisition expenses	(54,391)	(44,155)	—	—
Expenditures for property, plant and equipment	(9,107)	(1,372)	(12,700)	—
Capitalized software development costs	(31,441)	(2,141)	(667)	(7,401)
Escrow deposits	(2,000)	(2,000)	—	—
Escrow funds released	4,000	—	—	—

Cash used for investing activities	(4,366,631)	(2,803,668)	(13,367)	(7,401)

Financing activities:
Proceeds from issuance of short-term debt	9,000	—	—	—
Repayments of short-term debt	(9,000)	—	—	—
Proceeds from issuance of long-term debt	4,288,181	2,255,000	329,847	—
Payments on long-term debt	(405,135)	(50,000)	—	—
Cash received on foreign currency swap settlement	4,538	—	—	—
Issuance of preferred stock	192,400	131,000	—	—
Issuance of common stock	769,600	524,000	—	—
Payment of deferred financing costs	(125,386)	(96,088)	(24,200)	—
Distributions to stockholder	(750,181)	—	—	—
Payment of debt commitment fees	(17,981)	—	—	—
Repayments of short-term borrowings from affiliates	—	—	(497,902)	(211,734)
Distributions to Qwest	—	—	—	(6,444)

Cash provided by (used for) financing activities	3,956,036	2,763,912	(192,255)	(218,178)

Cash and cash equivalents:
(Decrease) increase	(30,210)	37,626	35,246	54,825
Beginning balance	37,626	—	54,825	—

Ending balance	$7,416	$37,626	$90,071	$54,825

Non-cash investing and financing activities:
Contribution of LCI	—	—	$19,747	—
Contribution of software assets	—	—	3,752	—
Distribution of land and buildings	—	—	(9,915)	—

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Comprehensive Loss

Company
(Dollars in thousands)	Shares	Amount	Shares	Amount
Balance, November 9, 2002	—	$—	—	$—	$—	$—	$—	$—
Issuance of Preferred Stock	131,000	1			130,999			131,000
Issuance of Common Stock			5,240,000	52	523,948			524,000
Net loss						(28,104)		(28,104)	$(28,104)
Other comprehensive loss							(3,517)	(3,517)	(3,517)

Comprehensive loss									(31,621)

Balance, December 31, 2002	131,000	1	5,240,000	52	654,947	(28,104)	(3,517)	623,379
Issuance of Preferred Stock	192,812	2			192,621			192,623
Issuance of Common Stock			7,712,557	78	770,418			770,496
Distribution to stockholder					(750,181)			(750,181)
Net loss						(75,036)		(75,036)	(75,036)
Other comprehensive loss							(509)	(509)	(509)

Comprehensive loss									$(75,545)

Balance, December 31, 2003	323,812	$3	12,952,557	$130	$867,805	$(103,140)	$(4,026)	$760,772

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER’S DEFICIT

Predecessor	Total Owner Deficit	Comprehensive Income
(Dollars in thousands)
Balance, December 31, 2000	$(1,491,142)
Net income	160,555	$160,555

Contribution from Qwest in lieu of taxes	86,844
Distribution to Qwest	(6,444)

Balance, December 31, 2001	(1,250,187)
Net income	157,093	$157,093

Contribution from Qwest in lieu of taxes	103,600
Net non-cash capital contribution from Qwest	13,584

Balance, November 8, 2002	$(975,910)

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media” or the “Company”), new entities formed by the private equity firms of The Carlyle Group (“Carlyle”) and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002 (the “Dex East Acquisition”), Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), a subsidiary of Dex Media East, Inc. and an indirect wholly-owned subsidiary of Dex Media. Qwest Dex contributed substantially all of its assets and liabilities relating to its directory business in the Dex East States to SGN LLC, a newly-formed limited liability company, and, following that contribution, Dex Media East purchased all of the interests in SGN LLC. Immediately following such purchase, Dex Media East merged with SGN LLC. Dex Media East now operates the directory business acquired in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase, consummated on September 9, 2003 (the “Dex West Acquisition”), Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (defined below) to GPP LLC, another newly-formed limited liability company, and following that contribution, Dex Media West LLC (“Dex Media West”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees and acquisition costs and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the acquisition, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Service LLC.

(b) Predecessor Business

The combined financial statements of the acquired business in the Dex East States prior to the November 8, 2002 acquisition date, referred to as “Dex East” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex East States. “Dex West” represents a component of Qwest Dex and includes the operating activities of Qwest Dex for the Dex West States. Dex East and Dex West are not separate legal entities but represent the business of Qwest Dex in or attributable to the Dex East States and the Dex West States, respectively.

(c) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex East States and the Dex West States (together, the “Dex States”). As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

directories. Printed directories are distributed to residents and businesses in the local service area through third-party vendors. The Company operates as a single segment.

2. Basis of Presentation

(a) The Company

The accompanying consolidated balance sheets as of December 31, 2003 and 2002, and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002 reflect the consolidated financial position, results of operations and cash flows of the Company, which includes its wholly-owned subsidiaries, from the date of the Dex East Acquisition for Dex Media East and from the date of the Dex West Acquisition for Dex Media West, respectively. The historical financial statements of the Predecessor are included in the accompanying consolidated financial statements, including the statements of operations, cash flows and owner’s deficit for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001 (collectively, the “Predecessor Financial Statements”). The Predecessor Financial Statements have not been adjusted to give effect to the Dex East Acquisition and the Dex West Acquisitions (together, the “Acquisitions”). As such, the consolidated financial statements of the Company after the Acquisitions are not comparable to the Predecessor Financial Statements prior to the Acquisitions.

(b) The Predecessor

The Predecessor Financial Statements include the activities of Qwest Dex for business conducted in the Dex East States. To prepare these financial statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West and believed such specific identifications, assignments or apportionments were reasonable. However, because of Dex East’s and Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would have been had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these Predecessor Financial Statements are not necessarily indicative of future results of operations.

3. Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements of the Company include the results of operations, financial position, and cash flows of Dex Media and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company is the primary source of revenue. The Company recognizes revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company and its Predecessor publish white and yellow pages directories with primarily 12-month lives. From time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of 13 directories published (including eight published in the Dex West States) in December 2002 and publish them in January 2004 in most cases. The lives of the affected directories will be 12 months thereafter. For the year ended December 31, 2003 and the period from November 9 to December 31, 2002, the Company published 182 (including 35 published in the Dex West States) and 20 directories, respectively. For the period from January 1 to November 8, 2002 and the year ended December 31, 2001, the Predecessor published 130 and 150 directories, respectively.

The Company enters into transactions where the Company’s products and services are promoted by a customer and, in exchange, the Company carries that customer’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17 “Accounting for Advertising Barter Transactions”.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables”.

(d) Cost of Revenue

The Company accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, the Company’s cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period, and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third-party certified marketing representatives which act as the Company’s channel to national advertisers. All deferred costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

(e) Deferred Revenue

Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

(f) Deferred Directory Costs

Deferred directory costs represent costs incurred in the production of directories prior to publication and incurred costs for directories that have been delivered that have not yet been recognized as cost of revenue. Deferred directory costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g) Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expenses of $19.9 million and $1.3 million are included in general and administrative expense in the Company’s consolidated statements of operations for the year ended December 31, 2003 and the period from November 9 to December 31, 2002, respectively. Advertising costs of $2.4 million and $7.0 million are included in general and administrative expense in the Predecessor’s combined statements of operations for the period from January 1 to November 8, 2002 and the year ended December 31, 2001, respectively.

(h) Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. In periods of the Predecessor, all obligations to affiliates not settled on a quarterly basis were considered to be financing activities for purposes of the statement of cash flows.

(i) Accounts Receivable

The Company has a billing and collection agreement with Qwest LEC. Under that agreement, certain receivables are billed and collected by Qwest LEC on behalf of the Company for customers common between the Company and Qwest LEC within the DEX States. Qwest LEC purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of the Qwest LEC billed receivables and any related bad debt reserves in its consolidated balance sheets.

The Company reports its accounts receivable at the outstanding principal net of the allowance for doubtful accounts. The allowance for doubtful accounts for Company billed local trade receivables includes amounts past due more than 75 days as determined by the contractual term of each sale. The allowance for doubtful accounts for national trade receivables includes specifically identified uncollectible accounts. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of bad debt expense.

For accounts receivable purchased by Qwest LEC, the Company uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.

The Company charges a percentage finance charge on certain past due trade receivables. For local accounts receivables, the Company does not recognize finance charges until the cash is collected from the customer. For national accounts receivable, the Company recognizes finance charges when billed. At December 31, 2003, $2.9 million of national accounts receivable past due 90 days or more were accruing finance charges.

The following table presents a breakdown of accounts receivable balances as of December 31, (in thousands):

	2003	2002
Trade accounts receivable	$117,192	$68,974
Accounts receivable purchased by Qwest LEC	7,941	3,015
Amounts due from Qwest and its affiliates	10,683	3,418
Other accounts receivable	1,119	—
Less: allowance for doubtful accounts	(20,526)	(8,013)

Accounts receivable, net	$116,409	$67,394

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Balance at Beginning of Period	Costs and Expenses	Other (1)	Deductions (2)	Balance at End of Period
Allowance for doubtful accounts:
Predecessor:
Year ended December 31, 2001	7,382	16,058		(15,612)	7,828
Period from January 1, 2002 to November 8, 2002	7,828	15,375		(14,852)	8,351

Successor:
Period From November 9, 2002 to December 31, 2002	8,351	1,954		(2,292)	8,013
Year ended December 31, 2003	8,013	34,842	13,462	(35,791)	20,526

(1)	Represents the acquired allowance for doubtful accounts related to the Dex West Acquisition on September 9, 2003.

(2)	Represents uncollectible accounts charged against the allowance for doubtful accounts.

(j) Property, Plant and Equipment

Assets acquired as part of the Acquisitions were recorded at fair value as of the acquisition dates and are amortized over their remaining useful life. For assets purchased after the Acquisitions, property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other expense (income).

(k) Computer Software

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $32.4 million and $10.7 million as of December 31, 2003 and 2002, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $9.3 million, $0.7 million, $3.1 million and $3.2 million for the year ended December 31, 2003, the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002, and the year ended December 31, 2001, respectively. During December 2001, $6.7 million of capitalized computer software costs were written off because of the abandonment of a sales automation project and the implementation of various system enhancements. See Note 18(b) for an additional discussion of the asset impairment.

(l) Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. The carrying values of deferred financing costs in the accompanying consolidated balance sheets as of December 31, 2003 and 2002 were $195.3 million and $94.2 million, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m) Identifiable Intangibles and Long-Lived Assets

The impairment of identifiable intangibles and long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

(n) Goodwill and Intangible Assets

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on November 8, 2002, the date of the Dex East Acquisition, and on September 9, 2003, the date of the Dex West Acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to forty years.

The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter of each fiscal year. Under SFAS No. 142, impairment of goodwill and indefinite-lived intangibles may exist if the carrying value of the reporting unit to which they are allocated exceeds the fair value of the reporting unit. The Company has two reporting units, being Dex Media East and Dex Media West, and therefore compares the carrying value of each reporting unit to the fair value of each respective reporting unit. The fair value of Dex Media East and Dex Media West is estimated using a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

As of December 31, 2003, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Stock-Based Compensation

Company

The Company accounts for the Stock Option Plan of Dex Media, Inc., as more fully discussed in Note 12(e), under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Had the Company accounted for employee stock option grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company would have been as follows (in thousands, except per share data):

	For the Year Ended December 31, 2003	For the Period from November 9 to December 31, 2002
Net Loss
As reported	$(75,036)	$(28,104)
Pro forma	(75,339)	(28,126)
Basic and diluted loss per common share
As reported	$(10.94)	$(5.55)
Pro forma	(10.98)	(5.55)

Predecessor

Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of the Predecessor would have been as follows (in thousands):

	For the period from January 1 to November 8, 2002	For the Year Ended December 31, 2001
Net Income
As reported	$157,093	$160,555
Pro forma	156,705	160,019

(p) Derivative Instruments and Hedging Activities

The Company follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS Nos. 133, 138 and 149 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

On the date a derivative contract is executed, the Company may designate the derivative as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash-flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative is expired or is sold, terminated, or exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

(q) Earnings (loss) Per Common Share

The Company calculates earnings (loss) per common share in accordance with SFAS No. 128, “Earning per Share.” Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects the effect, if dilutive, of the assumed exercise of outstanding stock options (see Note 12(e)) and the assumed conversion of Series A Preferred Stock into common stock (see Note 12(a)).

(r) Comprehensive Income (Loss)

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income (loss), comprehensive income (loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions.

(s) Income Tax Provision

The Company files a consolidated Federal income tax return and combined or consolidated state income tax returns, where permitted. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(t) Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of their short-term nature. The carrying value of the Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market interest rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by discounting the

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.

(u) Reclassifications

Certain prior period amounts have been reclassified to conform to the 2003 presentation.

(v) Predecessor Financial Statements

In order to divide the Qwest Dex consolidated financial statements between Dex East and Dex West, it was necessary for Qwest Dex management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Qwest Dex accounts between Dex East and Dex West.

Balance Sheet:

Cash and cash equivalents—as there were no cash and cash equivalents balances as of January 1, 1999 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during the period from January 1 to November 8, 2002 and for the year ended December 31, 2001 were determined based on operating activities within the specified Dex States.

Accounts receivable, net—(i) the majority of accounts receivable were specifically identified as related to the customers within the Dex States and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

Deferred directory costs—specifically identified by state and by directory.

Current and non-current deferred taxes—specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

Other current assets—apportioned based upon Dex East’s and Dex West’s total current assets, excluding other current assets, relative to total Qwest Dex current assets, excluding other current assets.

Property, plant and equipment, net—the majority of the property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative aggregate expense amounts of Dex East and Dex West recorded in their respective employee-related cost of revenues and general and administrative expenses for the years presented.

Prepaid benefit obligations and other assets and post-retirement and other post-employment benefit obligations—generally apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

Short-term borrowings from affiliates—As discussed in Note 8, Qwest Dex had outstanding debt due to Qwest Capital Funding, Inc. (“QCF”) that was ascribed to Qwest Dex in 1999. As the initial amount of this debt

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was determined based on the fair value of the Qwest Dex business derived using an EBITDA multiple at that time, Qwest Dex’s management believed that the 1999 EBITDA of Dex East and Dex West was the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Qwest Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East’s and Dex West’s proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest was apportioned consistent with the related interest expense as discussed below.

Short-term borrowings and deferred debt issuance costs—as discussed in Note 8, Qwest Dex issued $750.0 million in debt to third parties in 2002 and incurred deferred financing costs of $55.5 million associated with the issuance. This loan and associated costs were apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Upon the sale of Dex East, Dex West was allocated the remainder of the debt and the unamortized portion of the deferred financing costs. Accrued interest has been apportioned consistent with the related interest expense as discussed below. The $750.0 million owed to third parties repaid in August 2003 by drawing on a line of credit from an affiliate discussed in more detail in Note 8.

Accounts payable—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented, excluding employee-related costs.

Amounts due to related parties—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Employee compensation—apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Deferred revenue and customer deposits—specifically identified by state and by directory.

Other accrued liabilities—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Other liabilities—(i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Statements of operations:

Revenue—(i) specifically identified by state and by directory and (ii) for other revenue that was not state-specific, amounts were apportioned based upon the relative percentage of Qwest Dex’s directory services revenue for the respective periods presented.

Cost of revenue—specifically identified by state and by directory.

Bad debt expense—specifically identified based on customer specific information and association with a specific state or directory.

General and administrative—apportioned primarily based on relative cost of revenue.

Depreciation and amortization expense—computed using historical depreciation rates applied to property, plant and equipment balances.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Merger-related expenses—apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenue.

Impairment charges—specifically apportioned based upon the state that the impaired asset was intended to benefit.

Interest income—apportioned based upon relative cash and cash equivalents.

Interest expense and interest expense, affiliate—computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.

Other expense (income)—apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate periods.

Provision for income taxes—specifically determined using the overall effective tax rate considering the states included in each stated geographic area for each period.

All significant intercompany amounts and transactions have been eliminated.

(v) New Accounting Standards

During April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments and hedging activities, resulting primarily from decisions reached by the FASB Derivatives Implementation Group subsequent to the original issuance of SFAS No. 133. This Statement is generally effective prospectively for contracts and hedging relationships entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many financial instruments were previously classified as equity. This statement is generally effective for financial instruments entered into or modified after May 31, 2003, except for mandatorily redeemable non-controlling minority interests of all entities and mandatorily redeemable financial instruments of nonpublic companies. The adoption of this statement did not have a material impact on the Company’s financial statements.

4. Acquisition of Dex West

The Dex West Acquisition (as more fully described in Note 1 (a)), was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” The operations of Dex Media West have been included in the accompanying consolidated financial statements from the September 9, 2003 acquisition date. The determination of the purchase price was based upon arm’s-length negotiations between the buyer and seller, including analyses of expected future cash flows, the ability of the Company to service various levels of debt at then current market interest rates and comparisons to comparable transactions regarding multiples of various

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operating measures. Although numerous factors affected the final negotiation of the purchase price, the ability of the Predecessor to historically maintain revenue and cash flow over long periods contributed to a valuation reflecting goodwill related to expected future customers and cash flow not acquired in the Acquisition. The purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the resulting excess, based upon the negotiated purchase price, allocated to goodwill as follows (in thousands):

Fair value of the assets acquired and liabilities assumed:

Dex purchase price	$4,290,104
Working capital contribution	30,054
Fees and expenses	179,842

Total purchase price	4,500,000
Estimated fair values of:
Assets acquired:
Tangible	413,595
Identifiable intangible assets	1,977,000
Liabilities assumed	(89,181)

Goodwill	$2,198,586

The purchase price was preliminarily allocated as follows:

Current assets	$270,549
Property and equipment	32,620
Intangible assets	1,977,000
Goodwill	2,198,586
Other assets	110,426

Total assets	4,589,181
Current liabilities	(60,516)
Other liabilities	(28,665)

Total liabilities	(89,181)

Total purchase price	$4,500,000

The sources of funds for the purchase price are as follows:

Dex Media West revolving credit facility	$53,000
Dex Media West Tranche A term loan facility	960,000
Dex Media East Tranche A term loan facility	160,000
Dex Media West Tranche B term loan facility	1,200,000
Dex Media West senior notes	385,000
Dex Media West senior subordinated notes	780,000
Capital contribution from stockholder	962,000

Total sources of funds	$4,500,000

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Pro Forma Financial Information (unaudited)

The following pro forma financial information for the year ended December 31, 2003 summarizes the results of operations of the Company as if the Dex West Acquisition (see Note 1 (a)) had occurred as of January 1, 2003 and without the non-recurring effects on 2003 revenue and cost of revenue from purchase accounting adjustments related to the Dex East Acquisition. The following pro forma financial information for the year ended December 31, 2002 summarizes the results of operations of the Company as if both the Dex East Acquisition and the Dex West Acquisition (See Note 1 (a)) had occurred as of January 1, 2002. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisitions occurred as described above, and does not purport to represent what the Company’s results of operations might be for any future period.

	Year ended December 31,
(In thousands)	2003	2002
Revenue	$1,631,129	$1,589,676
Operating expenses:
Cost of revenue	491,253	489,616
General and administrative	222,104	167,831
Depreciation and amortization	482,156	489,774

Total operating expense	1,195,513	1,147,221

Operating income	435,616	442,455
Other expense:
Interest expense, net	422,227	409,630
Other expense	12,058	7,084

Income before income taxes	1,331	25,741
Provision for income taxes	518	10,306

Net income	$813	$15,435

Revenue and operating expense for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, than they would have been had the Dex East Acquisition not occurred because the Dex East Acquisition was accounted for under the purchase method of accounting. Revenue and operating expense for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than they would have been had the Dex West Acquisition not occurred because the Dex West Acquisition was accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had been published prior to the Acquisitions were not carried over to the opening balance sheet on the respective acquisition dates. The purchase method of accounting for the Acquisitions will not affect the Company’s revenue and directory costs in periods subsequent to these twelve-month periods. The effects of these purchase accounting adjustments are non-recurring and have no historical or future cash impact, and therefore the effects of these purchase accounting adjustments are not included in the pro forma information above. As a result of purchase accounting adjustments at November 8, 2002 and September 9, 2003, revenue and expense included in the consolidated statements of operations for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002, are $118.2 million and $32.6 million and $41.5 million and $10.6 million lower, respectively, than they would have been had the Acquisitions not occurred.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The nature of the adjustments applied in preparing the pro forma financial information is as follows:

(a) Management fees

Additional general and administrative expense has been included to reflect the pro rata amount of a $4.0 million annual fee to be paid to the Sponsors under management agreements.

(b) Amortization of intangible assets

Additional annual amortization of identifiable intangible assets acquired is included in amortization of intangibles. See Note 7 for the Company’s determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.

(c) Interest expense

The adjustment to interest expense records interest expense as if the Acquisition had occurred and related debt had been obtained at the beginning of the period presented and eliminates historical interest expense. The pro forma adjustment to interest expense reflects an interest rate of 9.875% for the Dex Media East senior notes, an interest rate of 8.5% for the Dex Media West senior notes, an interest rate of 12.125% for the Dex Media East senior subordinated notes, an interest rate of 9.875% for the Dex Media West senior subordinated notes, estimated interest expense relating to the Company’s credit facilities (including the commitment fee on the unused portions of the Company’s revolving credit facility) and amortization of related debt issuance costs. Amortization of related debt issue costs was calculated using the effective interest method over the term of the related debt. Interest expense relating to the new credit facilities, was based on an assumed weighted average interest rate of approximately 4% and an assumed London Interbank Offered Rate (“LIBOR”) of 1.13%.

Pro forma interest expense adjustments related to debt obligations incurred in connection with the Acquisitions were as follows:

	Dex West		Dex East
(In thousands)	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Period from January 1 to November 8, 2002
Revolver	$1,436	$2,051	$2,728
Tranche A term loan	31,144	44,499	26,501
Tranche B term loan	38,762	55,315	38,780
Trance B term loan Euros	—	—	2,916
Senior notes	22,377	33,969	39,505
Senior subordinated notes	52,262	79,365	56,135

	$145,981	$215,199	$166,565

In addition, $111.3 million and $143.2 million of historical interest expense, net, for the Dex West historical period from January 1, 2003 through September 9, 2003 and the year ended December 31, 2002, respectively, and $86.4 million of historical interest expense, net, for the Predecessor Period was eliminated as the related debt was not assumed.

(d) Income taxes

The estimated tax effect of the pro forma adjustments has been included at the Company’s estimated effective tax rates for the periods presented. The estimated effective tax rates are based upon the Company’s Federal statutory rate of 35% and its average state income tax rate, net of Federal tax benefit.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Property, Plant and Equipment

The following table presents the composition of property, plant and equipment as of December 31, (dollars in thousands):

		Company
	Estimated lives	2003	2002
Computers and equipment	3-7 years	$22,542	$4,043
Leasehold improvements	5 years	4,877	4,239
Capitalized software	18 months-5 years	32,374	10,705
Furniture and fixtures	7 years	3,834	1,002
Construction in progress	N/A	30,218	3,361

Gross property, plant and equipment		93,845	23,350
Less: accumulated depreciation and amortization		(16,162)	(1,459)

Net property, plant and equipment		$77,683	$21,891

Depreciation and amortization expense (excluding amortization of definite-lived intangibles) for the year ended December 31, 2003, the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the year ended December 31, 2001 was $15.4 million, $1.5 million, $9.3 million and $12.7 million, respectively.

Included in computers and equipment above is $1.2 million of equipment obtained under capital lease agreements. The following are the future minimum lease payments required under these capital leases (in thousands):

2004	$805
2005	830
2006	437
2007	25

Total lease obligation	$2,097
Less: interest	(239)
Less: executory costs	(643)

Capital lease obligation	1,215
Less: current portion	(82)

Long-term capital lease obligation	$1,133

7. Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex East as of the date of the Dex East Acquisition was approximately $2,694 million ($903.3 million of goodwill and $1,791 million of identifiable intangible assets). The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West as of the date of the Dex West Acquisition was approximately $4,176 million ($2,199 million of goodwill and $1,977 million of identifiable intangible assets). In order to determine an estimate of the fair value of identifiable intangible assets, the Company utilized an independent specialist to determine the amount at which an asset could be bought or sold between willing parties, other than in a forced liquidation sale. In its analysis, the specialist relied primarily on the market approach, whereby transactions in which similar assets are bought or sold are identified.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2003 goodwill was increased (decreased) by the following purchase accounting adjustments (in thousands):

Balance at December 31, 2002	$903,347
Adjustments to Dex East Acquisition:
Fair value adjustment to investment acquired	(17,190)
Working capital adjustment	4,210
Other fair value adjustments	364
Dex West Acquisition	2,198,586

Balance at December 31, 2003	$3,089,317

The majority of the increase in goodwill is attributable to the acquisition of Dex West as discussed in Notes 1(a) and 4. In addition, the remaining change in goodwill is primarily attributable to an adjustment to the fair value of the Company’s investment in a partnership interest held by Dex Media International Inc. At the time of the Dex East Acquisition the fair value of the investment was estimated to be zero. During November 2003, the Company received cash of $17.2 million for its investment and accordingly recorded a corresponding adjustment to goodwill. The initial purchase price and fair value estimates recorded upon the Dex East Acquisition were adjusted to final balances upon settlement with the seller in 2003 pursuant to provisions of the Dex East Purchase Agreement.

The Company evaluates the carrying value of goodwill and indefinite-lived intangible assets at the end of the third quarter of each fiscal year. Based upon the evaluation performed as of September 30, 2003, goodwill was determined not to be impaired at September 30, 2003. No events have occurred since the date of the Company’s evaluation that would indicate the Company’s goodwill and indefinite-lived intangible asset may be impaired as of December 31, 2003.

Intangible assets (other than goodwill), net of amortization, totaled $3,446 million and $1,759 million at December 31, 2003 and 2002, respectively. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

	As of December 31, 2003
Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$1,787,000	$(240,691)	$1,546,309	20 years	(1)
Customer relationships—national	493,000	(48,433)	444,567	25 years	(1)
Non-compete/publishing agreements	610,000	(10,050)	599,950	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(20,404)	112,596	4-5 years
Advertising agreement	49,000	(2,322)	46,678	14-15 years

Totals	$3,768,000	$(321,900)	$3,446,100

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2002
Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$897,000	$(23,910)	$873,090	20 years	(1)
Customer relationships—national	241,000	(4,830)	236,170	25 years	(1)
Non-compete/publishing agreements	251,000	(910)	250,090	40 years
Dex Trademark	311,000	—	311,000	Indefinite
Qwest Dex Trademark agreement	68,000	(1,970)	66,030	5 years
Advertising agreement	23,000	(220)	22,780	15 years

Totals	$1,791,000	$(31,840)	$1,759,160

(1)	Amortization expense is calculated using a declining method in relation to estimated retention lives of acquired customers.

The determination of useful lives for customer relationships was made based on historical and expected customer attrition rates. Useful lives for non-compete/publishing agreements, the Qwest Dex Trademark agreement, and advertising agreements are based upon the remaining life of the related agreements.

Amortization expense for amortizing intangible assets for the year ended December 31, 2003 and the period from November 9 to December 31, 2002 were $290.1 million and $31.8 million, respectively. Estimated amortization expense for the next five years and thereafter is (in thousands):

2004	$412,442
2005	345,701
2006	291,400
2007	243,341
2008	182,035
Thereafter	1,275,181

$2,750,100

8. Short-Term Borrowings (Predecessor)

Qwest Dex had a line of credit borrowing arrangement with QCF under which Qwest Dex could borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. Qwest Dex used proceeds from the sale of the Predecessor to retire all amounts outstanding under this line of credit, which had been apportioned to the Predecessor.

In September 2002, Qwest Dex issued $750.0 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50%. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation (“QSC”), and the obligations were secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest LEC. In conjunction with the financing, Qwest Dex incurred $55.5 million in debt issuance costs of which $24.2 million was apportioned to the Predecessor. Amortization of $1.8 million related to these costs is included in interest expense for the period from January 1 to November 8, 2002. Upon completion of the sale of Dex West, the entire $750.0 million debt balance was repaid from the proceeds of the sale of Dex West on September 9, 2003.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Long-Term Debt

Long-term debt is comprised of the following (in thousands):

	December 31,
	2003	2002
Dex Media East Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.25% (weighted average rate of 3.4% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in November 2008. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	$585,288	$530,000
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.5% (weighted average rate of 3.7% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in May 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	580,825	660,700
Notes payable to banks, Tranche B-Euros term loan (Euro portion), bearing interest at 6.91% at December 31, 2002.	—	41,430
Dex Media West Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on December 31, 2004, maturing in September 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	905,778	—
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in March 2010. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	1,132,222	—
Dex Media East Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 9.875%, interest payable semi-annually (May and November), principal due in November 2009. At December 31, 2003, the fair value of the notes was approximately $515 million.	450,000	450,000
Unsecured senior subordinated notes payable, bearing interest at 12.125%, interest payable semi-annually (May and November), principal due in November 2012. At December 31, 2003, the fair value of the notes was approximately $646 million.	525,000	525,000

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,
	2003	2002
Dex Media West Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At December 31, 2003 the fair value of the notes was approximately $429 million.	385,000	—
Unsecured senior subordinated notes payable, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At December 31, 2003, the fair value of the notes was approximately $907 million.	780,000	—
Dex Media Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 8%, interest payable semi-annually (May and November), principal due in November 2013. At December 31, 2003, the fair value of the notes was approximately $525 million.	500,000	—
Unsecured senior subordinated discount notes payable, prior to November 2008, interest accrues at the rate of 9% per annum in the form of an increase in the initial accreted value of approximately $643 per $1,000 principal amount at maturity of the notes. Thereafter, cash interest on the discount notes will accrue and be payable at the rate of 9% per annum semi-annually (May and November), principal due in November 2013. At December 31, 2003, the fair value of the notes was approximately $274 million.	253,321	—

	6,097,434	2,207,130
Less: current portion of long-term debt	(71,023)	(40,514)

	$6,026,411	$2,166,616

At December 31, 2003 the aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2004	$71,023
2005	276,688
2006	357,175
2007	402,114
2008	688,065
Thereafter	4,302,369

$6,097,434

Dex Media East Long-Term Debt:

In connection with the Dex East Acquisition, Dex Media East entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $530.0 million six year term loan (Tranche A), (iii) a $660.7 million six and a half year term loan (Tranche B), and (iv) a $39.0 million six and a half year term loan payable in Euros (Tranche B-Euros). The entire proceeds from the Tranche A, Tranche B, and Tranche B-Euros term loans, along with $50.0 million of the revolving credit facility were used to consummate the Dex East Acquisition. The $50.0 million from the revolving credit facility was repaid in December 2002.

In conjunction with the consummation of the Dex West Acquisition on September 9, 2003, Dex Media East borrowed $160.0 million under the delayed draw provision of its Tranche A term loan.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective October 31, 2003, Dex Media East amended its credit agreement for the Tranche A, Tranche B, and Tranche B-Euros term loans. In connection with the amendment, the Tranche B and Tranche B-Euros term loans were refinanced on November 10, 2003 with proceeds of a new Tranche B term loan. A one-percent prepayment fee totaling $6.2 million was paid in conjunction with the refinancing and is included in interest expense.

Interest rate periods under the bank facility can, at the option of Dex Media East, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media East to choose, each time floating interest rates are reset, a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 2.25% for Tranche A term loans and 2.5% for Tranche B term loans. The corresponding spreads on ABR borrowings are 1.25% for Tranche A term loans and 1.5% for Tranche B term loans. Dex Media East is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving facility. Dex Media East expects to use the revolving facility for general corporate purposes. As of December 31, 2003, there were no borrowings under the revolving facility. The interest rates on Tranche A Term Loan and Tranche B Term Loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility, senior notes, senior subordinated notes and settlements on the interest rate swap (as more fully discussed in Note 10) of $182.9 million for the year ended December 31, 2003. The Company paid interest and fees on the bank facility of $0.6 million in the period from November 9 to December 31, 2002.

Dex Media East entered into interest rate swaps, an interest rate cap and a foreign currency hedging transaction to mitigate the interest rate and foreign currency exchange rate risk related to the credit facilities mentioned above. Refer to Note 10 for disclosure on these transactions.

The credit agreement related to the revolving credit facility and term loan facilities and the indenture related to Dex Media East’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2003, Dex Media East was in compliance with these covenants.

The obligations under Dex Media East’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media East, Inc., Dex Media Finance Co. and Dex Media International, Inc. (“East Credit Guarantors”). The East Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media East fails to perform under these facilities.

The obligations under Dex Media East’s senior notes and senior subordinated notes are guaranteed by Dex Media International, Inc. Dex Media East has a principal obligation of $975.0 million for these notes, for which Dex Media International, Inc. shall be responsible for repaying in the event that Dex Media East and Dex Media East Finance Co., co-issuer of the senior notes and senior subordinated notes, fail to perform under these notes.

Dex Media East registered its senior notes and subordinated senior notes with the Securities and Exchange Commission (“SEC”) through an exchange offer completed on May 6, 2003.

Dex Media West Long-Term Debt:

In connection with the Dex West Acquisition, Dex Media West entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $960.0 million six year term loan (Tranche A), and (iii) a $1,200.0 million six and a half year term loan (Tranche B). The entire proceeds from the

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tranche A and Tranche B term loans along with $53.0 million from the revolving credit facility were used to finance the Dex West Acquisition. During the period from September 10 to December 31, 2003 Dex Media West repaid $54.2 million, $67.8 million and $53.0 million on the Tranche A term loan and Tranche B term loan and the revolving credit facility, respectively.

Interest rate periods under the bank facility can, at the option of Dex Media West, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media West to choose, each time floating interest rates are reset, a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds rate plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 2.75% for Tranche A and Tranche B term loans. The current spreads on ABR borrowings are 1.75% for Tranche A and Tranche B term loans. Dex Media West is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving credit facility. Dex Media West expects to use the facility for general corporate purposes. As of December 31, 2003, there were no borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and Tranche B term loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility of $14.3 million for the period from September 10 to December 31, 2003.

The obligations under Dex Media West’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“West Credit Guarantors”). Dex Media West and these entities are all under the common control of Dex Media. The West Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media West fails to perform under these facilities.

Also in connection with the Dex West Acquisition, Dex Media West and Dex Media West Finance Co. (“West Co-Issuer”) issued $1,165 million of senior notes and senior subordinated notes. As of December 31, 2003, the West Co-Issuer had no independent assets or operations.

The credit agreement related to Dex Media West’s revolving credit facility and term loan facilities and the indentures related to Dex Media West’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2003, Dex Media West was in compliance with these covenants.

The note issuers have entered into registration rights agreements with the initial purchasers of Dex Media West’s senior notes and senior subordinated notes. In those agreements, Dex Media West and the West Co-Issuer agreed to use all commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange Dex Media West’s senior notes and senior subordinated notes for an issue of SEC-registered notes with terms identical to Dex Media West’s senior notes and senior subordinated notes. If the registration statement is not effective on or before the date that is 270 days after September 9, 2003, the annual interest rate on Dex Media West’s senior notes and senior subordinated notes will be increased by a maximum of 1.0% per annum until the registration statement is effective.

Dex Media Long-Term Debt:

Dex Media has no operations of its own and derives all of its cash flow and liquidity from its two principal operating subsidiaries, Dex Media East and Dex Media West. The Company therefore depends on distributions from Dex Media East and Dex Media West to meet its debt service obligations, including the interest and principal on the senior notes. Dex Media has a principal obligation of $753.3 million for these notes at

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003. Since the obligations under Dex Media’s senior notes are not guaranteed by the Company’s subsidiaries, these notes are effectively subordinated to the prior payment of all obligations (including trade payables) of the subsidiaries.

10. Derivative Instruments and Hedging Activities

The Company utilizes a combination of fixed-rate and variable-rate debt to finance its operations. The variable-rate debt exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable-rate borrowings. To meet this objective, management entered into four interest rate swap agreements and an interest rate cap agreement to manage fluctuations in cash flows resulting from adverse changes in interest rates on the term loans of Dex Media East. The interest rate swaps effectively change the variable-rate cash flow exposure on the debt obligations of Dex Media East to fixed cash flows. Under the terms of the interest rate swaps, the Company receives fluctuating interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate interest payments. The purpose of the interest rate cap agreement is to limit interest payments made to the extent of the notional amount of the cap agreement. The Company does not enter into derivative instruments for any purpose other than cash-flow-hedging purposes. That is, the Company does not speculate using derivative instruments.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the possible failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates or currency exchange rates. The market risk associated with interest-rate and foreign exchange contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company assesses interest rate cash flow risk by identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows. The Company maintains a risk management model to monitor interest rate cash flow risk attributable to both the Company’s outstanding debt obligations as well as the Company’s offsetting hedge positions. The risk management model involves the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

During November 2002, the Company entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on Dex Media East’s revolving credit facility and term loan facilities. The interest rate swap agreements have an aggregate notional amount of $370.0 million, applicable fixed rates ranging from 2.354% to 4.085% and expire in various terms ranging from two and a half to five and a half years.

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with Dex Media East’s variable-rate, term debt obligations are reported in accumulated other comprehensive income, net of tax (“AOCI”). These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest payments affect earnings. During the year ended December 31, 2003, the Company reclassified $4.6 million into earnings. Due to the forward starting dates of the interest rate related derivative instruments, the Company did not reclassify any amounts for the period from November 9 to December 31, 2002. For the year ended December 31, 2003, the Company had $0.5 million of unrealized losses, net of tax, included in other comprehensive income and had $4.0 million of unrealized losses, net of tax, included in AOCI as of December 31, 2003. For the period from November 9 to December 31, 2002, the Company had $3.5 million of unrealized losses included in other comprehensive loss and had $3.5 million in unrealized losses, net of tax, included in AOCI as of December 31, 2002.

As of December 31, 2003, $3.1 million of deferred losses, net of tax, on derivative instruments recorded in other comprehensive income are expected to be reclassified to earnings during the next 12 months. Transactions and events are expected to occur over the next 12 months that will necessitate reclassifying these derivative losses to earnings.

During November 2002, the Company entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuations between the US Dollar and the Euro on Dex Media East’s Tranche B-Euros. The foreign currency swap agreement did not qualify for hedge accounting treatment and, therefore, all gains and losses resulting from the change in fair value of the foreign currency swap are reported directly in earnings. In conjunction with the Tranche B-Euros refinancing as more fully discussed in Note 9, the foreign currency swap agreement was settled resulting in a gain of $3.9 million reported in earnings for the year ended December 31, 2003.

During November 2002, the Company entered into an interest rate cap agreement. The Company has not designated the interest rate cap as a hedging instrument and therefore reports all gains and losses in the change in fair value of the interest rate cap directly in earnings. The amount reported in earnings in the year ended December 31, 2003 and the period from November 9 to December 31, 2002 amounted to $0.6 million and $0.2 million, respectively. The interest rate cap has a notional amount of $200.0 million and expires in May 2005.

11. Comprehensive Income (Loss)

Components of comprehensive income (loss) are changes in equity other than those resulting from investments by stockholders and distributions to stockholders. Net income (loss) is the primary component of comprehensive income (loss). For the Company, the component of comprehensive income (loss) other than net income (loss) is the change in fair value on derivatives qualifying for hedge accounting, net of tax. The aggregate amounts of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss).

For the year ended December 31, 2003, the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the year ended December 31, 2001, comprehensive income (loss) included the following components (in thousands):

	Company		Predecessor
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Net (loss) income	$(75,036)	$(28,104)	$157,093	$160,555
Changes in fair value of derivatives, net of tax	(509)	(3,517)	—	—

Other comprehensive (loss) income	$(75,545)	$(31,621)	$157,093	$160,555

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Stockholders’ Equity

(a) Preferred stock

On November 8, 2002, September 9, 2003 and November 11, 2003, 131,000, 192,400 and 412 shares, respectively, of the Company’s Series A Preferred Stock were issued, all of which remain outstanding at December 31, 2003. In the case of a public offering of the Company’s common stock, preferred stock may be required to be converted into shares of common stock at the closing date at a conversion ratio on that date.

(b) Common stock

On November 8, 2002, September 9, 2003 and November 11, 2003, 5,240,000, 7,696,000 and 16,557 shares, respectively, of common stock were issued, all of which remain outstanding at December 31, 2003.

(c) Dividends

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million, which includes payment of cumulative undeclared dividends on its Series A Preferred Stock up to the date of payment, November 10, 2003. The Company did not declare any dividends during the period of November 9 to December 31, 2002. The Company had cumulative undeclared dividends on its Series A Preferred Stock of approximately $1.2 million and $1.0 million as of December 31, 2003 and 2002, respectively. The respective accumulated and undeclared dividends per share of Series A Preferred Stock at December 31, 2003 and 2002 are $3.83 and $7.36, respectively.

No dividends or other distributions may be paid to the holders of common stock until the Company has declared and set aside funds for payment of all dividends in arrears on all Series A Preferred Stock.

(d) Basic and Diluted Loss Per Common Share

(Amounts in thousands, except per share data)	Year Ended December 31, 2003	Period from November 9, to December 31, 2002
Net loss	$(75,036)	$(28,104)
Dividend on Series A Preferred Stock	(8,594)	(965)

Loss available to common stockholders	$(83,630)	$(29,069)
Weighted average shares outstanding	7,646	5,240

Basic and diluted loss per share	$(10.94)	$(5.55)

For the year ended December 31, 2003 and the period from November 9 to December 31, 2002, the effect of 456,432 and 145,157, respectively of outstanding stock options and 323,812 and 131,000, respectively of outstanding Series A Preferred Stock were excluded from the calculation of diluted loss per common share because the effect of the assumed exercise or conversion was anti-dilutive.

(e) Stock options

Company

On November 8, 2002, the Company adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly owned subsidiaries. As of December 31, 2003 and 2002, the maximum number of

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of common stock available for grant was 623,000 and 234,591, respectively. The Compensation Committee of Dex Media determines the exercise price for each option. However, all outstanding stock options have an exercise price that was equal to the estimated fair value of the common stock on the date the stock option was granted and all outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest in full on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain EBITDA targets are met with respect to each year.

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million which was paid on November 10, 2003. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of all outstanding options to $60 effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater that the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation.” The effect of this change has been included in the SFAS No. 123 pro forma calculation.

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million which was paid on February 17, 2004. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater that the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FIN 44. The effects of this change will be included in the SFAS No. 123 pro forma calculation in the first quarter of 2004.

Summarized below is information regarding options outstanding under the Plan as of December 31, 2003 and 2002:

	2003	2002
Options outstanding	456,432	145,157
Options exercisable	87,181	—
Weighted average exercise price	$60	$60
Weighted average remaining contractual life (years)	9.34	9.86

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had the Company accounted for the Plan under the fair value method prescribed by SFAS No. 123, the pro forma results of the Company for year ended December 31, 2003 and the period from November 9 to December 31, 2002 would have been as follows (in thousands):

	Year Ended December 31, 2003	For the period from November 9 to December 31, 2002
Net loss:
As reported	$(75,036)	$(28,104)
Pro forma	$(75,339)	$(28,126)
Basic and diluted loss per common share:
As reported	$(10.94)	$(5.55)
Pro forma	$(10.98)	$(5.55)

Following are the weighted average assumptions used to estimate the fair value of options granted under the Plan during 2003 and 2002.

	2003	2002
Risk-free interest rate	3.19%	2.88%
Expected dividend yield	0%	0%
Expected option life (years)	5.0	5.0
Expected stock price volatility	0%	0%
Grant date fair value	$8.84	$8.03
Options granted	311,275	145,157

Predecessor

Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest employee stock incentive plans were accounted for using the intrinsic value method of APB Opinion No. 25 under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media East and Dex Media West employees under this plan expired 90 days after the acquisition of Dex East and Dex West, respectively.

Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma results of the Company would have been as follows (in thousands):

	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Net income:
As reported	$157,093	$160,555
Pro forma	156,705	160,019

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following are the weighted average assumptions used to estimate the fair value of stock options granted to employees of the Predecessor during the period from January 1 to November 8, 2002 and the year ended December 31, 2001.

	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Risk-free interest rate	4.2%	4.2%
Expected dividend yield	0.0%	0.1%
Expected option life (years)	5.0	5.5
Expected stock price volatility	49.3%	64.0%
Grant date fair value	$2.72	$15.58
Options granted	137,686	369,940

13. Income Taxes

The composition of the income tax (benefit) provision is as follows (in thousands):

	Company		Predecessor
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Federal:
Current	$—	$—	$104,631	$79,214
Deferred	(40,177)	(15,122)	(19,481)	7,019

Total Federal	(40,177)	(15,122)	85,150	86,233

State and Local:
Current	—	—	27,482	21,057
Deferred	(7,552)	(3,757)	(6,003)	1,002

Total State and Local	(7,552)	(3,757)	21,479	22,059

Total income tax (benefit) provision	$(47,729)	$(18,879)	$106,629	$108,292

The effective tax rate differs from the statutory tax rate as follows:

	Company		Predecessor
	Year ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year ended December 31, 2001
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net	4.3	5.2	5.2	5.2
Other	(0.4)	—	0.2	0.1

Effective tax rate	38.9%	40.2%	40.4%	40.3%

Company

The Acquisitions (as more fully described in Note 1 (a)) were considered to be taxable asset acquisitions for income tax purposes. As a result, the Company recorded the tax basis of all acquired assets at their fair value at

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the date of acquisition. In addition, the Company acquired several intangible assets for tax purposes that are amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

For the year ended December 31, 2003, the Company generated a loss for tax purposes of approximately $100.0 million. For the period November 9 to December 31, 2002, the Company generated a loss for tax purposes of $40.7 million. Because the earlier period is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for the year ended December 31, 2003 will expire in the year 2023 and, the net operating loss for the period from November 9, to December 31, 2002 will expire in the year 2022. No valuation allowance has been provided for the net operating losses as, in management’s judgment, it is more likely than not that the net operating loss carryovers will be utilized before the end of the expiration periods. This presumption is based upon the book and taxable income expected to be generated by the Company over the next several years. No payments for income taxes were made for the year ending December 31, 2003 or for the period from November 9 to December 31, 2002.

The components of the net deferred tax assets are as follows (in thousands):

	Company As of December 31,
	2003	2002
Current:
Expenses not currently deductible	$9,855	$1,053

Net current deferred tax assets	9,855	1,053

Noncurrent:
Post-employment benefits, including pension	3,825	312
Amortization of goodwill and other intangibles	(4,439)	765
Net operating loss carryforward	55,303	16,375
Depreciation	1,285	301
Other	3,413	2,437

Net noncurrent deferred tax assets	$59,387	$20,190

Included in other noncurrent deferred tax assets as of December 31, 2003 and 2002 are approximately $2.6 million and $2.4 million, respectively in deferred tax assets associated with mark-to-market adjustments for the Company’s derivative financial instruments, with the related benefit included in accumulated other comprehensive loss on the consolidated balance sheets.

Predecessor

The Predecessor accounted for income taxes as if it were a separate taxpayer. However, the Predecessor was included in the Qwest federal consolidated income tax return and combined state income tax returns. As a result of the Predecessor’s inclusion in the Qwest returns, it was expected that there would be no cash obligation associated with its taxable income due to the utilization of losses from other Qwest affiliates. The Predecessor and its parent did not have a formal tax-sharing arrangement and there was no provision to settle intercompany tax related receivables and payables. Consequently, for financial reporting purposes, the Predecessor reflected in its statements of changes in owner’s deficit, contributions and distributions in lieu of recording receivables and payables for current income taxes. The contributions and distributions are reflected as non-cash charges/(credits) to operations in the statements of cash flows.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Qwest Dex made net payments of income taxes to third parties and QSC of which $28.4 million and $29.1 million for the period from January 1 to November 8, 2002, and for the year ended December 31, 2001, respectively, were apportioned to the Predecessor.

14. Employee Benefit Plans

(a) Pension and other post-retirement benefits

(i) General description

Company

Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”) with features similar to the Qwest plans described below. All individuals who became employees of Dex Media in connection with the Acquisitions and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisitions became retirees of Qwest and as such receive benefits under the Qwest plans. Dex Media has filed for a determination letter with the IRS for its pension plan. The actuarially determined liabilities of $192.1 million for the Qwest pension plan and $51.5 million for the Qwest other post-retirement benefit plan attributable to individuals that became employees of Dex Media East and Dex Media West as of the dates of acquisition (November 8, 2002 and September 9, 2003, respectively) were assumed by the Dex Media Plans. During 2003, pension trust assets from the Qwest pension trust totaling $192.3 million were transferred to the Dex Media pension trust.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for 2003 or 2002. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for 2003 or 2002.

Predecessor

Qwest Dex employees participated in the Qwest pension, other post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex to these plans were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Qwest Dex based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

Pension credits and other post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy was to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex in 2001 or in 2002 through the date of sale and neither Qwest nor Qwest Dex made any contributions to the other post-retirement benefit plan in 2001 or in 2002 through the date of sale.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Predecessor was apportioned pension credits for the period of January 1 to November 8, 2002, and the year ended December 31, 2001, of $5.9 million and $10.4 million, respectively. The Predecessor’s apportioned post-retirement benefit costs for the period from January 1 to November 8, 2002, and the year ended December 31, 2001 were $2.5 million and a credit of $0.5 million, respectively. These amounts represent the Predecessor’s apportioned share of the pension credits and post-retirement benefit costs of Qwest, based on employee demographic information.

(ii) Obligations and funded status (in thousands)

	Pension Benefit		Post-Retirement Benefits
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Year Ended December 31, 2003	Period from November 9 to December 31, 2002
Change in benefit obligation
Projected benefit obligation at beginning of period	$88,939	$87,518	$31,850	$27,368
Service cost	6,512	542	1,230	128
Interest cost	8,494	879	2,426	274
Amendments	(1,972)	—	(4,510)	—
Actuarial loss	6,287	—	408	4,080
Benefits paid	(10,036)	—	(42)	—
Benefit obligation relating to Dex Media West employees	104,557	—	24,117	—

Projected benefit obligation at end of period	$202,781	$88,939	$55,479	$31,850

Change in plan assets
Fair value of plan assets at beginning of period	$80,236	$80,266	$—	$—
Actual return (loss) on plan assets	20,235	(30)	—	—
Employer contribution	—	—	42	—
Benefits paid	(10,036)	—	(42)	—
Assets received from prior plan for Dex Media West employees	103,590	—	—	—

Fair value of plan assets at end of period	$194,025	$80,236	$—	$—

Funded status	$(8,756)	$(8,703)	$(55,479)	$(31,850)
Unrecognized net actuarial (gain) loss	(3,101)	1,147	4,488	4,080
Unrecognized prior service cost	(1,972)	—	(4,510)	—

Total accrued liabilities	$(13,829)	$(7,556)	$(55,501)	$(27,770)

The accumulated benefit obligation for the defined benefit pension plan was $170.3 million and $73.3 million at December 31, 2003 and 2002, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(iii) Components of net periodic benefit cost (in thousands)

	Pension Benefit		Post-Retirement Benefits
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Year Ended December 31, 2003	Period from November 9 to December 31, 2002
Service cost	$6,512	$542	$1,230	$128
Interest cost	8,494	879	2,426	274
Expected return on plan assets	(9,700)	(1,117)	—	—

Total net periodic benefit cost	$5,306	$304	$3,656	$402

To compute its expected return on plan assets, Dex Media applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” Dex Media elected to amortize actual returns on its plan assets falling outside a defined corridor over a five year period. Any actual returns falling within the corridor are recognized currently. Dex Media defined the corridor as a range that is 50% higher and 50% lower than the expected return on plan assets. For the year ending December 31, 2003, the corridor is defined as the range from 4% to 12%, based upon its expected return of 8%.

(iv) Assumptions

The actuarial assumptions used to compute the pension and other post-retirement net periodic benefit costs are based upon information available as of January 1, 2003, and November 8, 2002, respectively, and are as follows:

	Pension Benefits		Post-Retirement Benefits
	2003	2002	2003	2002
Weighted average discount rate	6.50%	6.75%	6.50%	6.75%
Weighted average rate of compensation increase	4.65%	4.65%	N/A	N/A
Expected long-term rate of return on plan assets	8.00%	9.40%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2013	2013

The actuarial assumptions used to compute the projected benefit obligation for the plans are based upon information available as of December 31, 2003, and December 31, 2002, respectively, and are as follows:

	Pension Benefits		Post-Retirement Benefits
	2003	2002	2003	2002
Weighted average discount rate	6.25%	6.75%	6.25%	6.75%
Weighted average rate of compensation increase	4.00%	4.65%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2014	2013

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement plan. A one-percent change in the assumed healthcare cost trend rate would have had the following effects at December 31, 2003 (in thousands):

	One Percent Change Increase	Decrease
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$154	$(126)
Effect on accumulated post-retirement benefit obligation (balance sheet)	1,814	(1,586)

(v) Plan assets

Dex Media’s pension plan weighted-average asset allocations at December 31, 2003, by asset category, are as follows:

	Plan Assets at December 31, 2003	Asset Allocation Target
Asset Category
Equity Securities	57%	60%
Debt Securities	29%	35%
Real Estate	5%	5%
Cash	9%	0%

Total	100%	100%

The plan’s assets are invested in accordance with investment practices that emphasize long-term investment fundamentals. The plan’s investment objective is to achieve a positive rate of return over the long-term from capital appreciation and a growing stream of current income that would significantly contribute to meeting the plan’s current and future obligations. These objectives can be obtained through a well-diversified portfolio structure in a manner consistent with the plan’s investment policy statement.

The plan’s assets are invested in marketable equity and fixed income securities managed by professional investment managers. The plan’s assets are to be broadly diversified by asset class, investment style, number of issues, issue type and other factors consistent with the investment objectives outlined in the plan’s investment policy statement. The plan’s assets are to be invested with prudent levels of risk and with the expectation that long-term returns will maintain and contribute to increasing purchasing power of the plan’s assets, net of all disbursements, over the long-term.

The plan’s assets in separately managed accounts may not be used for the following purposes: short sales, purchases of letter stock, private placements, leveraged transactions, commodities transactions, option strategies, investments in some limited partnerships, investments by the managers in their own securities, their affiliates or subsidiaries, investment in futures, use of margin or investments in any derivative not explicitly permitted in the plan’s investment policy statement.

In 2003, the Dex Media assumed an expected long-term rate of return of 8% in computing its net periodic pension cost. The basis used for determining this rate was the historical capital market returns for an asset mix similar to the Pension Plan’s 65% equity and 35% fixed income. Dex Media did not begin to manage the trust

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets until November 1, 2003, when Qwest transferred assets from its pension trust to the Dex Media pension trust. From January 1, 2003 until the date of transfer, Qwest Asset Management Company managed the Dex Media pension assets as provided for in the Purchase Agreement. In determining the 2004 expected long-term rate of return, Dex Media made adjustments to the historical return based on the expectation that there is opportunity for active management of the trust’s investments to add value over the long term. This expectation was supported by calculating historical returns for the eight investment managers who were selected to actively manage the trust’s assets. As a result, Dex Media will be assuming an expected long-term rate of return of 9% in 2004.

(vi) Cash flows

Dex Media does not expect to make any contributions to its pension plan in 2004.

(vii) New matters

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As provided by FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” Dex Media has elected to defer recognizing the effects of the Medicare Act on its post-retirement benefit plan. Therefore, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost in the financial statements and accompanying notes do not give effect to the Medicare Act. Specific authoritative guidance on the accounting for the effects of the Medicare Act is pending and that guidance, when issued, could require Dex Media to change previously reported information.

Effective February 1, 2004, Dex Media’s pension plan was amended to eliminate the death benefit previously provided to certain management employees. This amendment resulted in approximately $0.2 million in annual expense savings and a reduction in the projected benefit obligation of $2.0 million.

Effective January 1, 2004, several changes were made to the Company’s retiree health care plan for management and Communications Workers of America (“CWA”) retirees resulting in approximately $0.6 million in annual expense savings and a reduction in the projected benefit obligation of $4.5 million. The changes are as follows: (1) elimination of Company-provided post-65 medical coverage for management retirees, (2) elimination of Medicare Part B reimbursement for management retirees, (3) implementation of pre-65 retiree medical plan for all management employees with associated employee contributions, (4) change in dental coverage to a voluntary retiree-paid plan for management and CWA retirees and (5) a reduction in the life insurance benefit for management and CWA retirees.

(b) 401(k) plan

Company

Effective November 1, 2002, Dex Media adopted a defined contribution benefit plan covering substantially all management and occupational employees of Dex Media. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution of the employees is limited to the maximum amount determined by the Internal Revenue Service. Employees who previously participated in the Qwest Savings & Investment Plan (“QSIP”) described below were given the option of leaving their balance in that plan, moving their balance to the Dex

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Media plan, or moving their balance to another qualified plan. Those employees who chose to participate in the Dex Media plan were credited with previous service for eligibility and vesting purposes in the new plan. Rollover contributions in 2002 and 2003 from QSIP to the Dex Media, Inc. Employee Savings Plan totaled $43.0 million.

Dex Media matches a percentage of employee contributions, and those matching contributions as recorded by the Company in the statement of operations were $3.6 million for the year ended December 31, 2003. No contributions were recorded in the statement of operations for the period from November 9 to December 31, 2002. Effective January 1, 2004, Dex Media increased the matching formula for all management employees participating in its defined contribution plan from 100% on the first 3% of employee contributions to 100% on the first 4% of employee contributions and 50% on the next 2% of employee contributions. The Predecessor was apportioned its share of matching contributions to the QSIP amounting to $0.3 million and $2.1 million for the period from January 1 to November 8, 2002, and the year ended December 31, 2001, respectively.

Predecessor

Qwest sponsored a defined contribution benefit plan covering substantially all management and occupational employees, including employees of Qwest Dex. Under the plan, employees could contribute a percentage of their annual compensation to the Plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution by the employees is limited to the maximum amount determined by the Internal Revenue Service. Qwest matched a percentage of employee contributions, and those matching contributions were invested in Qwest common stock. The Predecessor was apportioned its share of matching contributions to the plans of $1.6 million and $2.1 million for the period from January 1, 2002 to November 8, 2002 and for the year ended December 31, 2001, respectively. Effective January 1, 2002, Qwest merged the Qwest plan into the U S WEST, Inc. plan which was renamed the Qwest Savings & Investment Plan (“QSIP”). As a result of Qwest’s failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended the investment of employee contributions in its common stock. These filings were made subsequent to November 8, 2002.

(c) Employee Stock Purchase Plan

Company

As of December 31, 2003 and 2002, Dex Media did not sponsor an employee stock purchase plan.

Predecessor

Qwest has an Employee Stock Purchase Plan (“ESPP”) in which Qwest Dex employees were permitted to participate. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased. As a result of Qwest’s failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended purchases and sales under its ESPP until the filings were made in 2003.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Commitments and Contingencies

(a) Lease commitments

The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases associated with the properties used by the Company as of December 31, 2003, are as follows (in thousands):

2004	$15,152
2005	12,904
2006	10,850
2007	8,099
2008	5,332
Thereafter	6,268

$58,605

The Company recorded rent expense under operating leases of $11.4 million and $1.5 million for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002, respectively. The Predecessor recorded rent expense under operating leases of $5.2 million and $10.7 million for the period from January 1 to November 8, 2002 and the year ended December 31, 2001, respectively. For the periods prior to November 8, 2002, rent expense was specifically identified to the Predecessor based upon the actual rent on properties Qwest Dex leased in the Dex East States.

As required by the Dex East Purchase Agreement, the Company has leased its headquarters’ building (located at 198 Inverness Drive West in Englewood, Colorado) from Qwest on terms and conditions that are reasonably acceptable to the Company. The aggregate lease commitments disclosed above include the amounts associated with this provision of the agreement.

(b) Litigation

Company

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(c) Collective bargaining agreement

As of December 31, 2003, 48% of the Company’s employees were members of the CWA. The collective bargaining agreement covering their employment expired in October 2003. In October 2003, the Company reached a three-year agreement with the CWA for a new collective bargaining agreement which was ratified by its member employees in December 2003. In addition, 18% of the Company’s employees were members of the International Brotherhood of Electrical Workers (“IBEW”) Union. In January 2003, the Company extended its collective bargaining agreement with the IBEW until May 5, 2006.

(d) Amdocs agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of its core production platform. Upon consummation of the Dex West Acquisition, Dex Media’s obligation under the agreement totaled approximately $108 million. This project is designed to upgrade

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dex Media’s existing software system to enhance its functionality. As of December 31, 2003, the Company has incurred $15.0 million under this agreement.

16. Transactions with Qwest and its Affiliates

(a) Services provided by Qwest and its Affiliates

Shared Services—Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to the Predecessor based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became employees of Dex Media East and have been made available to Dex Media East and Dex Media West. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates were considered affiliate transactions.

After the Acquisitions, Qwest and Qwest LEC continued to provide certain services that they have historically provided to the Predecessor, including support services relating to information technology, data access services and payroll services, pursuant to a transition services agreement. Services provided by Qwest and its affiliates subsequent to the Acquisition are considered shared services with a third party. As of December 31, 2003, the Company terminated and replaced the transition services agreement with Qwest and Qwest LEC with services provided internally, or through arrangements with third parties.

Billing and Collection—As discussed in Note 3(i) above, the Company has a billing and collection agreement with Qwest LEC under which revenue and related receivables are billed and collected by Qwest LEC on behalf of the Company for customers common between the Company and Qwest LEC within the Dex States. The amounts paid to Qwest LEC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services. This agreement will be in effect until November 7, 2004, although Qwest LEC will provide transitional billing services for transactions billed through the system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months.

Telephony and Data Services—Telephony and data services are provided to the Company by Qwest LEC, primarily at tariffed or negotiated contract rates, based upon a master services agreement in effect until November 8, 2017.

Customer Lists—Pursuant to a list license agreement between the Company and Qwest LEC, the Company acquires a listing of all business and residential customers annually from Qwest LEC. The amount charged to the Company is consistent with the prevailing third party market prices charged by Qwest LEC to nonaffiliated purchasers of these same customer lists. This agreement will be in effect until September 2006, subject to automatic renewal for additional 18-month terms until either Qwest LEC or the Company terminate this agreement by providing 18 months notice.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the consolidated statements of operations are the following shared services (in thousands):

	Company		Predecessor
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Cost of revenue	$11,271	$1,969	$4,253	$11,132
General and administrative expenses	12,164	1,702	31,536	27,496

Total	$23,435	$3,671	$35,789	$38,628

(b) Services provided to Qwest and its affiliates

Rates charged for advertising services provided by the Predecessor to Qwest and its affiliates were determined based upon prevailing third party market prices. Included in Predecessor’s revenue is $6.8 million for the period January 1, 2002 to November 8, 2002 and $6.3 million for the year ended December 31, 2001.

As part of the Advertising Commitment Agreement dated September 9, 2003, Qwest agreed to purchase from the Company, under a take-or-pay arrangement, a minimum of $20.0 million annually in advertising services over a 15-year period beginning with the date of the Dex East Acquisition. For the year ended December 31, 2003 and the period from November 9 through December 31, 2002, Qwest purchased from the Company $21.5 million and $2.3 million, respectively, in advertising services under this arrangement. If Qwest purchases more than $20.0 million of advertising in any one year pursuant to such agreement, up to $5.0 million of the excess could be carried over to the subsequent year’s minimum advertising purchase requirement. In addition, as part of the agreement, the Company agreed to allocate $2.9 million of advertising purchased in 2002 to the 2003 advertising purchase commitment.

(c) Due from (to) Qwest and its affiliates

Amounts due from (to) Qwest and its affiliates in the accompanying consolidated financial statements include the following (in thousands):

	December 31,
	2003	2002
Accounts receivable purchased by Qwest LEC	$7,941	$3,015
Amounts due from Qwest and its affiliates	10,683	3,418
Amounts due to Qwest and its affiliates	(6,570)	(24,539)

17. Related Party Transactions

In connection with the Acquisitions, the Company entered into management consulting agreements with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors received a one-time transaction fee for structuring the transactions related to the Dex East Acquisition and the Dex West Acquisition of $15.0 million and $20.1 million, respectively. In addition, each of the Sponsors will receive an annual advisory fee of $2.0 million for advisory, consulting and other services. These annual payments shall continue until such time as the agreement is terminated. Pursuant to this management consulting agreement, the Company incurred $2.6 million and $0.3 million in annual advisory fees for the year ended December 31, 2003 and the period from November 9 to December 31, 2002, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As more fully described in Note 15(d), the Company entered into an agreement with Amdocs for the complete modernization of the Company’s core production platform. WCAS, one of the Sponsors, is a shareholder of Amdocs.

Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS. The Company expects to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

18. Merger-Related Expenses and Impairment Charges (Predecessor)

(a) Merger-related expenses

On June 30, 2000, Qwest completed its acquisition (the “Merger”) of U S WEST, INC. U S WEST, INC. was deemed the accounting acquirer and its historical financial statements, including those of its wholly owned subsidiaries, were carried forward as those of the newly combined company.

In connection with the Merger, Qwest’s management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Qwest Dex, principally the involuntary separation of 359 employees. Qwest and Qwest Dex considered only those costs that were incremental and directly related to the Merger to be “Merger-related.”

The Predecessor recorded Merger-related charges as follows (in thousands):

Predecessor
Year Ended December 31, 2001
Contractual settlements	$860
Severance and employee-related expenses	2,131
Rebranding	868

Total Merger-related expenses	$3,859

Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

In connection with the Merger, Qwest Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.

(b) Impairment charges

In December 2001, Qwest Dex reviewed all internal software projects in process. At that time, management decided that certain projects should no longer be pursued as other systems with greater long-term utility had become available. Because the projects were incomplete and abandoned, the fair value of such software was

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

determined to be zero. Capitalized software costs, related to the Predecessor, of $6.7 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.

19. Subsequent Event

On February 11, 2004, the Company issued $361.0 million in 9% Discount Notes due 2013 for gross proceeds of $250.5 million. The gross proceeds of $250.5 million were paid by Dex Media as a distribution to its parent. Such notes are expected to be serviced and repaid from distributions from Dex Media East and Dex Media West, subject to any restrictions in their respective credit facilities.

DEX MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands)	As of March 31, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$14,089	$7,416
Accounts receivable, net	112,719	116,409
Deferred directory costs	297,910	270,626
Current deferred taxes	9,938	9,855
Other current assets	7,774	13,564

Total current assets	442,430	417,870
Property, plant and equipment, net	98,610	77,683
Goodwill	3,084,066	3,089,317
Intangible assets, net	3,342,990	3,446,100
Deferred income taxes	66,802	59,387
Deferred financing costs	179,406	195,346
Other assets	4,294	4,675

Total Assets	$7,218,598	$7,290,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,906	$65,773
Employee compensation	32,791	32,783
Deferred revenue and customer deposits	205,835	167,754
Accrued interest payable	80,486	73,645
Current portion of long-term debt	109,194	71,023
Other accrued liabilities	17,508	15,233

Total current liabilities	495,720	426,211

Long-term debt	6,142,122	6,026,411
Post-retirement and other post-employment benefit obligations	72,431	69,381
Other liabilities	5,184	7,603

Total Liabilities	6,715,457	6,529,606

Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $.01 par value, 500,000 undesignated shares authorized, none issued and outstanding at March 31, 2004 and December 31, 2003	—	—
Series A Preferred Stock, $.01 par value, 500,000 shares authorized, $125.7 million and $175.3 million of total liquidation preference at March 31, 2004 and December 31, 2003. 323,970 and 323,812 shares issued and outstanding at March 31, 2004 and December 31, 2003	3	3
Common stock, $.01 par value, 20 million shares authorized, 13,052,558 and 12,952,557 shares issued and outstanding at March 31, 2004 and December 31, 2003	130	130
Additional paid-in capital	621,985	867,805
Accumulated deficit	(113,681)	(103,140)
Accumulated other comprehensive loss	(5,296)	(4,026)

Total Stockholders’ Equity	503,141	760,772

Total Liabilities and Stockholders’ Equity	$7,218,598	$7,290,378

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except per share data)	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Revenue	$388,177	$152,873
Operating expenses:
Cost of revenue	118,192	47,228
General and administrative expense	39,371	16,514
Bad debt expense	13,980	7,128
Depreciation and amortization expense	6,330	2,773
Amortization of intangibles	103,110	53,590

Total operating expenses	280,983	127,233

Operating income	107,194	25,640
Other expense (income):
Interest income	(257)	(98)
Interest expense	124,625	48,164
Other expense	33	4,077

Loss before income taxes	(17,207)	(26,503)
Income tax benefit	(6,666)	(10,615)

Net loss	$(10,541)	$(15,888)

Basic and diluted loss per common share	$(0.96)	$(3.35)

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Operating activities:
Net loss	$(10,541)	$(15,888)
Adjustments to net loss:
Bad debt expense	13,980	7,128
Depreciation and amortization expense	6,330	2,773
Amortization of intangibles	103,110	53,590
Amortization of deferred financing costs	18,216	4,277
Accretion on long-term debt	8,502	—
Deferred tax benefit	(6,666)	(10,615)
Unrealized gain on foreign currency derivative instrument	—	(1,733)
Unrealized loss on translation of foreign currency debt	—	967
Changes in operating assets and liabilities:
Accounts receivable	(11,409)	4,938
Deferred directory costs	(27,284)	(6,036)
Other current assets	3,590	(612)
Other long term assets	421	(5,598)
Accounts payable and other current liabilities	(9,161)	11,190
Deferred revenue and customer deposits	38,081	20,216
Employee benefit plan obligations and other long-term liabilities	3,050	1,113

Cash provided by operating activities	130,219	65,710

Investing activities:
Working capital adjustment related to the acquisition of Dex West	5,251	—
Expenditures for property, plant and equipment	(9,255)	—
Capitalized software development costs	(18,002)	(3,273)

Cash used for investing activities	(22,006)	(3,273)

Financing activities:
Proceeds from issuance of short-term debt	25,000	—
Repayments of short-term borrowings	(25,000)	—
Proceeds from issuance of long-term debt	250,476	—
Repayments on long-term debt	(105,000)	(25,000)
Payment of financing costs	(2,316)	(337)
Exercise of employee stock options	4,337	—
Contribution by stockholders	1,439	—
Distribution to stockholders	(250,476)	—

Cash used for financing activities	(101,540)	(25,337)

Cash and cash equivalents:
Increase	6,673	37,100
Beginning balance	7,416	37,626

Ending balance	$14,089	$74,726

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) Description of Business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media” or the “Company”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002 (the “Dex East Acquisition”), Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase, consummated on September 9, 2003 (the “Dex West Acquisition”), Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC (“Dex Media West”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees and acquisition costs). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the sale, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Services LLC (“Service Co.”).

(b) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex East States and the Dex West States (collectively, the “Dex States”), which is the primary local exchange carrier in most service areas within the Dex States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex States. The Company provides directory and Internet solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to businesses and residents in the Dex States through third-party vendors.

(2) Basis of Presentation

The accompanying condensed consolidated interim financial statements are unaudited. In compliance with the Securities and Exchange Commission’s (the “SEC”) instructions for interim financial statements, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In management’s opinion, the condensed consolidated financial statements reflect all adjustments (which consist of normal recurring adjustments) necessary to fairly present the condensed consolidated results of operations, cash flows and financial position of the Company as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003. These condensed consolidated financial statements should be read in

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

conjunction with the audited consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the year ended December 31, 2003, for the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002, and for the year ended December 31, 2001 included in the Company’s Form S-1 as filed with the SEC. The condensed consolidated results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year.

The condensed consolidated results of operations and cash flows for the three months ended March 31, 2004 and the condensed consolidated balance sheets as of March 31, 2004 and December 31, 2003 include the results of operations, cash flows and financial position of Dex Media West, whereas the results of operations and cash flows for the three months ended March 31, 2003 do not include the results of operations and cash flows of Dex West, the predecessor of Dex Media West.

The accompanying condensed consolidated statements of operations and cash flows for the three months ended March 31, 2004 and the condensed consolidated balance sheets as of March 31, 2004 and December 31, 2003 reflect the consolidated financial results of operations, cash flows and financial position of the Company and include all material adjustments required under purchase accounting related to the Dex East Acquisition and the Dex West Acquisition. The accompanying condensed consolidated statements of operations and cash flows for the three months ended March 31, 2003 reflect the consolidated financial results of operations and cash flows of the Company and include all material adjustments required under purchase accounting related to the Dex East Acquisition.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The condensed consolidated financial statements include the financial statements of Dex Media and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these condensed consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company publishes white and yellow pages directories primarily with 12-month lives. From time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of 13 directories published in December 2002 and publish the new editions of these 13 directories in January 2004, in most cases. The lives of the new editions of these 13 directories will be 12 months thereafter. These extensions did not have a significant impact on the Company’s results of operations for the three months ended March 31, 2004 and are not expected to have a material effect on revenue or cost of revenue in future periods under the deferral and amortization method of accounting. For the three months ended March 31, 2004, the Company published 74 directories. For the three months ended March 31, 2003, the Company and Dex West published 28 and 33 directories, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The Company enters into transactions where the Company’s products and services are promoted by the customer and, in exchange, the Company carries the customer’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Such transactions were not significant to the Company’s operations for the three months ended March 31, 2004 and 2003.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d) Cost of Revenue

The Company accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

(e) Earnings (Loss) Per Common Share

The Company calculates earnings (loss) per common share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share.” Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects the effect, if dilutive, of the assumed exercise of outstanding stock options (see Note 9 and the assumed conversion of Series A Preferred Stock into common stock (see Note 7(a)).

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(f) Stock-Based Compensation

The Company accounts for the Stock Option Plan of Dex Media, Inc. under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Had the Company accounted for employee stock option grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for three months ended March 31, 2004 and 2003 would have been as follows (in thousands, except per share data):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Net loss:
As reported	$(10,541)	$(15,888)
Pro forma	(10,668)	(15,931)

Basic and diluted loss per common share:
As reported	$(0.96)	$(3.35)
Pro forma	(0.97)	(3.36)

(g) Income Tax Provision

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the period in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(4) Goodwill and Intangible Assets

During the three months ended March 31, 2004, the following adjustments were recorded to goodwill (in thousands):

Balance at December 31, 2003	$3,089,317
Working capital adjustment	$(5,251)

Balance at March 31, 2004	$3,084,066

The initial purchase price and fair value estimates recorded upon the Dex West Acquisition on September 9, 2003 were adjusted upon settlement of working capital adjustments with the seller in 2004 pursuant to the provisions of the acquisition agreement.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

As of March 31, 2004

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$1,787,000	$(316,260)	$1,470,740	20 years(1)
Customer relationships—national	493,000	(64,005)	428,995	25 years(1)
Non-compete/publishing agreements	610,000	(13,910)	596,090	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(27,673)	105,327	4-5 years
Advertising agreements	49,000	(3,162)	45,838	14-15 years

Totals	$3,768,000	$(425,010)	$3,342,990

As of December 31, 2003

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$1,787,000	$(240,691)	$1,546,309	20 years(1)
Customer relationships—national	493,000	(48,433)	444,567	25 years(1)
Non-compete/publishing agreements	610,000	(10,050)	599,950	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(20,404)	112,596	4-5 years
Advertising agreements	49,000	(2,322)	46,678	14-15 years

Totals	$3,768,000	$(321,900)	$3,446,100

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(5) Long-Term Debt

Long-term debt is comprised of the following (in thousands):

	March 31, 2004	December 31, 2003
Dex Media East Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted London Interbank Offering Rates (“LIBOR”) plus the current applicable interest spread of 2.25% (weighted average of 3.39% at March 31, 2004)	$547,467	$585,288
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.5% (weighted average of 3.62% at March 31, 2004)	543,550	580,825
Dex Media West Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	892,445	905,778
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	1,115,555	1,132,222
Dex Media East Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes, due in November 2009, bearing interest at 9 7/8%	450,000	450,000
Unsecured senior subordinated notes, due in November 2012, bearing interest at 12 1/8%	525,000	525,000
Dex Media West Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes, due August 2010, bearing interest at 8 1/2%	385,000	385,000
Unsecured senior subordinated notes, due August 2013, bearing interest at 9 7/8%	780,000	780,000
Dex Media Unsecured Notes Payable (in descending order of right of payment):
Unsecured notes, due November 2013, bearing interest at 8%	500,000	500,000
Unsecured discount notes, due November 2013, bearing interest at 9%	512,299	253,321

	6,251,316	6,097,434
Less: current portion of long-term debt	(109,194)	(71,023)

	$6,142,122	$6,026,411

As of March 31, 2004, there were no borrowings under the revolving credit facilities (although approximately $1 million was committed under a standby letter of credit). The Company paid interest and fees on the credit facilities, interest rate swap, senior notes and senior subordinated notes of $90.1 million and $17.2 million during the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004, Dex Media East and Dex Media West were in compliance with all covenants under their respective credit facilities.

Effective June 11, 2004, Dex Media East and Dex Media West amended their respective credit agreements as more fully described in Note 13(b).

(6) Derivative Instruments and Hedging Activities

During November 2002, Dex Media East entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on its credit facilities. All interest

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

rate related derivative instruments had forward starting dates of May 8, 2003. Due to the forward starting dates, the Company did not reclassify any amounts into earnings for the three months ended March 31, 2003. The Company reclassified $1.8 million of hedging losses into interest expense for the three months ended March 31, 2004. For the three months ended March 31, 2004 and 2003, the Company had $1.3 million and $1.7 million of unrealized losses, respectively, net of tax which are included in accumulated other comprehensive loss. As of March 31, 2004 and December 31, 2003, $5.3 million and $4.0 million, respectively, of deferred losses, net of tax on derivative instruments are recorded in accumulated other comprehensive loss, of which $2.7 million, net of tax is expected to be reclassified to earnings during the next 12 months.

During November 2002, Dex Media East entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuation between the US Dollar and the Euro on its Tranche B-Euros. For the three months ended March 31, 2003, the Company recognized approximately $1.7 million in unrealized gains on the foreign currency derivative instrument. These gains were offset by losses on foreign currency transaction adjustments to the underlying debt instrument of approximately $1.2 million for the three months ended March 31, 2003. In connection with the refinancing of the Tranche B and Tranche-B Euros in November 2003, Dex Media East canceled its foreign currency swap agreement on November 10, 2003.

During November 2002, Dex Media East entered into an interest rate cap agreement. Losses of less than $0.1 million and $0.3 million are included in earnings for the three months ended March 31, 2004 and 2003, respectively, relating to this agreement.

(7) Stockholders’ Equity

(a) Preferred stock

During the three months ended March 31, 2004, 158 shares of the Company’s Series A Preferred Stock were issued, all of which remain outstanding at March 31, 2004. In the case of a public offering of the Company’s common stock, preferred stock may be required to be converted into shares of common stock at the closing date at a conversion ratio on that date.

(b) Common stock

During the three months ended March 31, 2004, 100,001 shares of common stock were issued, all of which remain outstanding at March 31, 2004.

(c) Dividends

On January 28, 3004, Dex Media declared a distribution to its parent of $250.5 million which was paid February 17, 2004 and includes payment of cumulative undeclared dividends on its Series A Preferred Stock up to February 17, 2004. The Company had cumulative undeclared dividends on its Series A Preferred Stock of approximately $0.8 million and $1.2 million at March 31, 2004 and December 31, 2003, respectively. The respective accumulated and undeclared dividends per share of Series A Preferred Stock at March 31, 2004 and December 31, 2003 are as follows:

Issuance	March 31, 2004	December 31, 2003
All issuances prior to December 31, 2003	$2.37	$3.83
March 3, 2004	1.51	N/A

No dividends or other distributions may be paid to the holders of common stock until the Company has declared and set aside funds for payment of all dividends in arrears on all Series A Preferred Stock.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(8) Comprehensive Income (Loss)

Components of comprehensive income (loss) are changes in equity other than those resulting from investments by owners and distributions to owners. Net income (loss) is the primary component of comprehensive income (loss). For the Company, the component of comprehensive income (loss) other than net income (loss) is the change in unrealized gain or loss on derivatives qualifying for hedge accounting, net of tax. The aggregate amounts of such changes to equity that have not been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss). Comprehensive loss for the three months ended March 31, 2004 and 2003 was $11.8 million and $17.6 million, respectively.

(9) Stock Options

On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of March 31, 2004 and December 31, 2003, the maximum number of shares of common stock available for grant was 623,000. The Compensation Committee of Dex Media determines the terms for each option. Generally, all outstanding stock options have an exercise price that is equal to the fair value of the common stock on the date the stock option was granted, however, in certain instances stock options have been granted with an exercise price below the fair value of the common stock on the date of grant. All outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets are met with respect to each year.

On November 3, 2003, the Company declared and paid a distribution to its parent of $750.2 million. As a result of the distribution and as provided under the Plan, the Company adjusted the exercise price of all outstanding options to $60, effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation”.

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million. As a result of the distribution and as allowed under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations in accordance with APB Opinion No. 25 and FIN 44.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(10) Pension and Other Post-Retirement Benefits

(a) General Description

Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”). All individuals who became employees of Dex Media in connection with the Acquisitions and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisitions became retirees of Qwest and as such receive benefits under the Qwest Plans. Dex Media has filed for a determination letter with the IRS for its pension plan.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for the three months ended March 31, 2004 and 2003. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for the three months ended March 31, 2004 and 2003.

(b) Components of Net Periodic Benefit Cost

The components of net periodic benefit costs are as follows (in thousands):

	Three Months Ended March 31, 2004		Three Months Ended March 31, 2003
	Pension Benefit	Post-Retirement Benefits	Pension Benefit	Post-Retirement Benefits
Service cost	$2,725	$625	$973	$239
Interest cost	3,100	800	1,379	596
Expected return on plan assets	(4,100)	—	(1,460)	—
Amortization of prior service costs	—	(100)	—	—

Net periodic benefit cost	$1,725	$1,325	$892	$835

(11) Commitments and Contingencies

(a) Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of any of these litigations are not expected to have a material adverse impact on the Company.

(b) Amdocs Agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of the Company’s core production platform. Upon the consummation of the acquisition of Dex West, the Company’s obligation under the agreement totaled approximately $108.0 million. This project is designed to upgrade the Company’s existing software system to enhance its functionality. As of March 31, 2004, the Company has approximately $76.0 million of obligations remaining under this agreement.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(12) Related Party Transactions

In connection with the Acquisitions, the Company entered into a management consulting agreement with each of the two Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $2.0 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company incurred $1.0 million and $0.5 million in pro-rated annual advisory fees for the three months ended March 31, 2004 and 2003, respectively.

The Company has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS. The Company expects to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

(13) Subsequent Event

(a)  The Company filed a Form S-1 with the SEC on May 14, 2004 in connection with its proposed initial public offering. The intended use of proceeds from the offering is to reduce Dex Media West’s and Dex Media East’s senior subordinated notes by $273.0 million and $183.8 million, respectively.

(b)  On June 11, 2004, Dex Media East and Dex Media West amended their respective credit agreements which included a repricing of their respective credit facilities. The applicable margins on loans under the revolving credit facilities, Tranche A term loan facilities and Tranche B term loan facilities were reduced. In connection with this agreement, the requirement of using any of the initial public offering proceeds received by Dex Media to prepay indebtedness under their respective credit facilities will be waived. This provision will be effective immediately upon the consummation of Dex Media’s initial public offering.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Dex Media, Inc.:

We have audited the accompanying consolidated balance sheet of Dex Media West LLC (an indirect wholly-owned subsidiary of Dex Media, Inc.) and subsidiary (Successor) as of December 31, 2003, and the related consolidated statements of operations, changes in owner’s equity and cash flows for the period from September 10, 2003 to December 31, 2003 (Successor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dex Media West LLC and subsidiary as of December 31, 2003, and the results of their operations and their cash flows for the Successor Period in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1(a) to the consolidated financial statements, effective September 9, 2003, Dex Media West LLC acquired from Qwest Communications International, Inc. the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (Dex West). As a result of the acquisition, the consolidated financial information of Dex Media West LLC for the period after the acquisition is presented on a different cost basis than that of Dex West for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Denver, Colorado

March 16, 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We have audited the accompanying combined balance sheet of the operations of Qwest Dex Holdings, Inc. (a Colorado corporation and wholly-owned subsidiary of Qwest Communications International Inc.) and subsidiary (Qwest Dex) in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, hereinafter referred to as Dex West (as more fully described in Note 1) as of December 31, 2002, and the related combined statements of operations, changes in owner’s deficit and cash flows for the period from January 1, 2003 to September 9, 2003, and for the years ended December 31, 2002 and 2001. These combined financial statements are the responsibility of Qwest Dex’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dex West as of December 31, 2002, and the results of its operations and its cash flows for the period from January 1, 2003 to September 9, 2003, and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado

March 16, 2004

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	Company	Predecessor
	As of December 31, 2003	As of December 31, 2002
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,658	$161,338
Accounts receivable, net	53,114	113,516
Deferred directory costs	142,293	159,424
Current deferred taxes	3,876	18,441
Other current assets	5,461	3,067

Total current assets	209,402	455,786
Property, plant and equipment, net	38,016	23,479
Goodwill	2,198,586	—
Intangible assets, net	1,901,300	—
Deferred income taxes	13,778	—
Deferred financing costs	102,794	46,219
Prepaid pension asset	—	47,466
Other assets	2,955	3,196

Total Assets	$4,466,831	$576,146

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Short-term borrowings	$—	$750,000
Accounts payable	16,694	21,875
Amounts due to affiliate	28,554	33,470
Employee compensation	—	8,769
Deferred revenue and customer deposits	68,232	142,052
Accrued interest payable	49,405	1,497
Current portion of long-term debt	20,178	—
Other accrued liabilities	6,113	26,562

Total current liabilities	189,176	984,225
Long-term debt	3,182,822	—
Post-retirement and other post-employment benefit obligations	—	59,823
Amounts due to affiliate related to post-retirement and other post-employment obligations	35,519	—
Other liabilities	408	4,011

Total Liabilities	3,407,925	1,048,059

Commitments and contingencies (Note 13)
Owner’s interest	1,086,714	—
Accumulated deficit	(27,808)	—
Owner’s deficit	—	(471,913)

Total Owner’s Equity	1,058,906	(471,913)

Total Liabilities and Owner’s Equity	$4,466,831	$576,146

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company	Predecessor
	Period from September 10 to December 31, 2003	Period from January 1 to September 9, 2003	Years Ended December 31,
(Dollars in thousands)			2002	2001
Revenue	$213,997	$630,160	$900,200	$880,212
Operating Expenses:
Cost of revenue	63,661	193,282	281,754	272,732
General and administrative expense	36,247	53,286	62,416	44,887
Bad debt expense	9,052	20,955	31,307	30,086
Depreciation and amortization expense	4,992	8,153	15,934	16,706
Amortization of intangibles	75,700	—	—	—
Merger-related expense	—	—	—	5,579
Impairment charges	—	—	—	8,976

Total operating expenses	189,652	275,676	391,411	378,966

Operating income	24,345	354,484	508,789	501,246
Other expense (income):
Interest income	(685)	(2,336)	(1,486)	(3,858)
Interest expense	70,492	113,627	144,724	167,500
Other expense	—	—	—	7,614

(Loss) income before income taxes	(45,462)	243,193	365,551	329,990
Income tax (benefit) provision	(17,654)	91,441	138,208	123,713

Net (loss) income	$(27,808)	$151,752	$227,343	$206,277

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company	Predecessor
(Dollars in thousands)	Period from September 10 to December 31, 2003	Period from January 1 to September 9, 2003	Years Ended December 31,
			2002	2001
Operating activities:
Net (loss) income	$(27,808)	$151,752	$227,343	$206,277
Adjustments to net (loss) income:
Bad debt expense	9,052	20,955	31,307	30,086
Depreciation and amortization expense	4,992	8,153	15,934	16,706
Amortization of intangibles	75,700	—	—	—
Amortization of deferred financing costs	5,944	46,219	7,073	—
Loss on distribution of assets	—	—	1,000	—
Employee benefit expense (credit)	—	—	745	(8,098)
Deferred tax (benefit) expense	(17,654)	(1,570)	16,024	6,653
Write down of investment	—	—	—	8,000
Asset impairment charge	—	—	—	8,976
Non-cash stock based charge for restricted stock	—	—	—	1,000
Contributions from Qwest in lieu of income taxes	—	79,412	122,184	119,720
Changes in operating assets and liabilities:
Accounts receivable	25,466	(335)	(58,570)	(26,564)
Deferred directory costs	(18,013)	3,577	5,747	3,583
Other current assets	(121)	(11,075)	(1,332)	(3,712)
Other long-term assets	—	—	—	—
Accounts payable and other liabilities	43,913	16,152	6,650	31,891
Deferred revenue and customer deposits	67,655	(20,835)	8,134	(342)
Employee benefit plan obligations and other, net	1,798	6,362	(2,000)	(10,300)

Cash provided by operating activities	170,924	298,767	380,239	383,876

Investing activities:
Acquisition of Dex West	(4,290,104)	—	—	—
Payment of acquisition costs	(54,391)	—	—	—
Expenditures for property, plant and equipment	(1,415)	(11,446)	(15,639)	(1,325)
Capitalized software development costs	(8,973)	(4,404)	(5,213)	(9,500)

Cash used for investing activities	(4,354,883)	(15,850)	(20,852)	(10,825)

Financing activities:
Repayments of short-term borrowings	—	—	(2,062,286)	(313,932)
Borrowings from affiliates	—	768,187	—	—
Repayments on long-term debt	(175,000)	(750,000)	—	—
Borrowings of long-term debt	3,378,000	—	420,000	—
Payment of financing costs	(108,739)	—	(31,392)	—
Payment of debt commitment fees	(17,981)
Owner contributions	1,122,000	—	—	—
Owner distributions	(9,663)	—	—	—
Dividends paid to Qwest	—	(189,118)	—	(6,000)
Contributions from Qwest Dex Holdings, Inc	—	—	1,411,244	—

Cash provided by (used for) financing activities	4,188,617	(170,931)	(262,434)	(319,932)

Cash and cash equivalents:
Increase	4,658	111,986	96,953	53,119
Beginning balance	—	161,338	64,385	11,266

Ending balance	$4,658	$273,324	$161,338	$64,385

Non-cash investing and financing activities:
Distribution payable to parent	(2,087)	—	—	—
Distribution to parent	(5,555)	—	—	—
Distribution of land and buildings	—	—	(21,778)	—
Non-cash transactions with affiliates of Qwest Dex Holdings, Inc	—	(2,060)	—	—

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER’S EQUITY

(Dollars in thousands)	Total Owner Deficit
Predecessor
Balance, December 31, 2000	$(2,207,309)
Net income	206,277
Contribution from Qwest in lieu of taxes	119,720
Dividends paid to Qwest	(6,000)
Amortization of Qwest restricted stock grant	1,000

Balance, December 31, 2001	(1,886,312)
Net income	227,343
Contribution from Qwest in lieu of taxes	122,184
Contribution from Dex Holdings, Inc	1,086,650
Non-cash distribution of assets to affiliate	(21,778)

Balance, December 31, 2002	(471,913)
Net income	151,752
Contribution from Qwest in lieu of taxes	79,412
Dividends paid to Qwest	(189,118)
Non-cash transactions with affiliates of Qwest Dex Holdings, Inc	(2,060)

Balance, September 9, 2003	$(431,927)

	Owner Interest	Accumulated Deficit	Total Owner’s Equity
Company
Balance, September 9, 2003	$—	$—	$—
Capital contribution from Owner	1,122,000		1,122,000
Net loss		(27,808)	(27,808)
Distribution to Owner	(35,286)		(35,286)

Balance, December 31, 2003	$1,086,714	$(27,808)	$1,058,906

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002, Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase (the “Acquisition”), consummated on September 9, 2003, Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC, (“Dex Media West” or the “Company”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees, acquisition costs and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the sale, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Services LLC.

(b) Predecessor Business

The combined financial statements of the acquired business in the Dex West States prior to the September 9, 2003 acquisition date, referred to as “Dex West” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex West States. “Dex East” represents a component of Qwest Dex and includes the operating activities of Qwest Dex for the Dex East States. Dex East and Dex West are not separate legal entities but represent the business of Qwest Dex in or attributable to the Dex East States or the Dex West States, respectively.

(c) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex West States, which is the primary local exchange carrier in most service areas within the Dex West States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex West States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to businesses and residents in the local service area through third-party vendors.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Basis of Presentation

(a) The Company

The accompanying consolidated balance sheet as of December 31, 2003, and the consolidated statements of operations, cash flows and owner equity, for the period from September 10 to December 31, 2003 reflect the consolidated financial position, results of operations, cash flows and owner’s equity of the Company from the date of acquisition and include all material adjustments required under purchase accounting. Dex West is considered the Predecessor to the Company. As such, the historical financial statements of Dex West are included in the accompanying consolidated financial statements, including the combined balance sheet as of December 31, 2002, the combined statements of operations, cash flows, and owner equity for the period from January 1 to September 9, 2003 and the years ended December 31, 2002 and 2001 (collectively, the “Predecessor Financial Statements”). The Predecessor Financial Statements have not been adjusted to give effect to the Acquisition. As such, the consolidated financial statements of the Company after the Acquisition are not comparable to the Predecessor Financial Statements prior to the Acquisition.

(b) The Predecessor

The accompanying Predecessor Financial Statements include the assets, obligations and activities of Qwest Dex for business conducted in the Dex West States. To prepare these combined financial statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West and believe such specific identifications, assignments or apportionments were reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, the assets, liabilities, revenue and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these Predecessor Financial Statements are not necessarily indicative of future results of operations.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the financial statements of Dex Media West and its wholly-owned subsidiary, Dex Media West Finance Co. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company and the Predecessor is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company and its Predecessor publish white and yellow pages directories primarily with 12-month lives. From

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of eight directories published in December 2002 and publish them in January 2004, in most cases. The lives of the affected directories will be 12 months thereafter. For the period from September 10 to December 31, 2003, the Company published 35 directories. For the period from January 1 to September 9, 2003 and the years ended December 31, 2002 and 2001, the Predecessor published 77, 121 and 119 directories, respectively.

The Company enters into transactions where the Company’s products and services are promoted by the customer and, in exchange, the Company carries the customer’s advertisement and accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.”

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d) Cost of Revenue

The Company and the Predecessor account for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery.

(e) Deferred Revenue

Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

(f) Deferred Directory Costs

Deferred directory costs represent costs incurred in the production of directories prior to publication and incurred costs for directories that have been delivered that have not yet been recognized as cost of revenue. Deferred directory costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

(g) Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expenses of $8.3 million in the period from September 10 to December 31, 2003 are included in general and administrative expense in the Company’s

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidated statement of operations. Advertising costs of $6.8 million, $3.0 million, and $9.5 million for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001, respectively, are included in general and administrative expense in the Predecessor’s combined statements of operations.

(h) Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. In periods of the Predecessor, Dex West considered all obligations to affiliates not settled on a quarterly basis to be financing activities for purposes of the statement of cash flows.

(i) Accounts Receivable

The Company has a billing and collection agreement with Qwest LEC. Under that agreement, certain receivables are billed and collected by Qwest LEC on behalf of the Company for common customers within the local service area. Qwest LEC purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of the Qwest LEC -billed receivables and any related bad debt reserves in its consolidated balance sheets.

The Company reports its accounts receivable at the outstanding principal balance net of the allowance for doubtful accounts. The allowance for doubtful accounts for Company billed local trade receivables includes amounts past due more than 75 days as determined by the contractual term of each sale. The allowance for doubtful accounts for national trade receivables includes specifically identified uncollectible accounts. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of bad debt expense.

For accounts receivable purchased by Qwest LEC, the Company uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the necessary allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.

The Company charges a percentage finance charge on certain past due trade receivables. For local accounts receivables, the Company does not recognize finance charges until the cash is collected from the customer. For national accounts receivable, the Company recognizes finance charges when billed. At December 31, 2003 $2.2 million of national accounts receivable past due 90 days or more were accruing finance charges.

The following table presents a breakdown of accounts receivable balances (in thousands):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Trade accounts receivable	$52,404	$69,079
Accounts receivable purchased by Qwest LEC	5,193	37,247
Amounts due from Dex Media East	—	17,585
Amounts due from Qwest and its affiliates	6,413	2,417
Less: allowance for doubtful accounts	(10,896)	(12,812)

Accounts receivable, net	$53,114	$113,516

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts due from Dex Media East represent amounts owed to Dex West for operating expenses incurred on behalf of Dex Media East as discussed in Note 15 to these consolidated financial statements.

Amounts due from related parties generally represent amounts owed to Qwest Dex for advertising services rendered to wholly-owned subsidiaries of Qwest.

(j) Property, Plant and Equipment

Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other (income) expense.

(k) Computer Software

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $18.8 million (which reflects a purchase accounting adjustment to net the accumulated depreciation against the cost basis as of September 9, 2003) and $31.2 million at December 31, 2003 and 2002, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $3.3 million, $3.8 million, $4.0 million and $4.2 million for the periods from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001, respectively. During December 2001, $8.9 million of capitalized computer software costs were written off because of the abandonment of a sales automation project and various system enhancements. See Note 17(b) for an additional discussion of the asset impairment.

(l) Deferred Financing Costs

Costs of $108.7 million incurred in connection with the financing activities related to the Acquisition are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statement of operations. The carrying values of deferred financing costs in the accompanying consolidated balance sheet at December 31, 2003 and 2002 were $102.8 million and $46.2 million, respectively. The $46.2 million of Predecessor debt issuance costs were fully amortized to interest expense for the period from January 1, 2003 to September 9, 2003, as the underlying debt of the Predecessor was repaid in full prior to maturity.

(m) Identifiable Intangibles and Long-Lived Assets

The impairment of identifiable intangibles and long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value. Cash flow projections, although subject to a degree of

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

(n) Goodwill and Intangible Assets

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on September 9, 2003, the date of the Acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, goodwill and indefinite-lived intangibles balances are not being amortized, but instead will be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to 39 years.

The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter of each fiscal year. Under SFAS 142, impairment of goodwill and indefinite-lived intangible assets may exist if the carrying value of the reporting unit to which they are allocated exceeds the fair value of the reporting unit. The Company has one reporting unit and therefore, compares the carrying value of the Company to its fair value. The fair value of the Company is estimated using a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. As of December 31, 2003, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Stock-Based Compensation

Company. The Company accounts for the Stock Option Plan of Dex Media, Inc., as more fully described in Note 10, under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Had the Company accounted for employee stock options grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for the period from September 10 to September 30, 2003 would have been as follows (in thousands):

For the Period from September 10 to December 31, 2003
Net Loss
As reported	$(27,808)
Pro forma	(27,898)

Predecessor. Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 would have been as follows (in thousands):

	For the Period from January 1 to September 9, 2003	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001
Net Income
As reported	$151,752	$227,343	$206,277
Pro forma	150,865	225,973	205,007

(p) Income Tax Provision

The Company will be included in the consolidated federal income tax return and combined or consolidated state income tax returns, where permitted, for Dex Media, the Company’s indirect parent. Although the Company is a single member limited liability company and is disregarded as a taxable entity for income tax purposes, the Company calculates income taxes as if it filed a tax return on an individual basis.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(q) Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. The carrying value of the

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.

(r) Reclassifications

Certain prior period amounts have been reclassified to conform to the 2003 presentation.

(s) Predecessor Financial Statements

In order to divide the Qwest Dex consolidated financial statements between Dex East and Dex West for periods prior to the November 8, 2002 Dex East acquisition, it was necessary for Qwest Dex management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Qwest Dex accounts between Dex East and Dex West.

Balance Sheet:

Cash and cash equivalents—as there were no cash and cash equivalents balances as of January 1, 1999 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 were determined based on operating activities within the specified Dex West states.

Accounts receivable, net—(i) the majority of accounts receivable were specifically identified as related to the customers within the Dex West States and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

Deferred directory costs—specifically identified by state and by directory.

Current and non-current deferred taxes—specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

Other current assets—apportioned based upon Dex West’s total current assets, excluding other current assets, relative to total Qwest Dex current assets, excluding other current assets.

Property, plant and equipment, net—the majority of the property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative aggregate expense amounts of Dex West and Dex East recorded in their respective employee-related cost of revenues and general and administrative expenses for the years presented.

Prepaid benefit obligations and other assets and post-retirement and other post-employment benefit obligations—generally apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-term borrowings from affiliates—As discussed in Notes 1 and 5, Qwest Dex had outstanding debt due to QCF that was ascribed to Qwest Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Qwest Dex business derived using an EBITDA multiple at that time, Qwest Dex’s management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Qwest Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East’s and Dex West’s proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

Short-term borrowings and deferred debt issuance costs—as discussed in Note 8, Qwest Dex issued $750.0 million in debt to third parties in 2002 and incurred deferred financing costs of $55.5 million associated with the issuance. This loan and associated costs were apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Upon the sale of Dex East, Dex West was allocated the remainder of the debt and the unamortized portion of the deferred financing costs. Accrued interest has been apportioned consistent with the related interest expense as discussed below. The $750.0 million owed to third parties was paid off in August 2003 by drawing on a line of credit from an affiliate discussed in more detail in Note 8.

Accounts payable—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented, excluding employee-related costs.

Amounts due to related parties—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Employee compensation—apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Deferred revenue and customer deposits—specifically identified by state and by directory.

Other accrued liabilities—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for years presented.

Other liabilities—(i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Statements of Operations:

Revenue—(i) specifically identified by state and by directory and (ii) for other revenue that was not state-specific, amounts were apportioned based upon the relative percentage of Qwest Dex’s directory services revenue for the respective periods presented.

Cost of revenue—specifically identified by state and by directory.

Bad debt expense—specifically identified based on customer specific information and association with a specific state or directory.

General and administrative expense—apportioned primarily based upon relative cost of revenue.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense—computed using historical depreciation rates applied to property, plant and equipment balances.

Merger-related expenses—apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the years presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenue.

Impairment charges—specifically apportioned based upon the state that the asset was intended to benefit.

Interest income—apportioned based upon relative cash and cash equivalents.

Interest expense—computed using historical interest rates and average apportioned outstanding short-term borrowings balances.

Other expense (income)—apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate periods.

Provision for income taxes—specifically determined using the overall effective tax rate considering the states included in Dex West’s stated geographic area for each period.

All significant intercompany amounts and transactions have been eliminated.

(4) Acquisition of Dex West

The Acquisition (as more fully described in Note 1), was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” The operations of Dex West have been included in the accompanying consolidated financial statements from the September 9, 2003 acquisition date. The determination of the purchase price was based upon arm’s-length negotiations between the buyer and seller, including analysis of expected future cash flows, the ability of the Company to service various levels of debt at then current market interest rates and comparisons to comparable transactions regarding multiples of various operating measures. Although numerous factors affected the final negotiation of the purchase price, the ability of the Predecessor to historically maintain revenue and cash flow over long periods contributed to a valuation reflecting goodwill related to expected future customers and cash flow not acquired in the Acquisition. The purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the resulting excess, based upon the negotiated purchase price, allocated to goodwill as follows (in thousands):

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair value of the assets acquired and liabilities assumed:

Dex purchase price	$4,290,104
Working capital contribution	30,054
Fees and expenses	179,842

Total purchase price	4,500,000
Estimated fair values of:
Assets acquired:
Tangible	413,595
Identifiable intangible assets	1,977,000
Liabilities assumed	(89,181)

Goodwill	$2,198,586

The purchase price was preliminarily allocated as follows:

Current assets	$270,549
Property and equipment	32,620
Intangible assets	1,977,000
Goodwill	2,198,586
Other assets	110,426

Total assets	4,589,181
Current liabilities	(60,516)
Other liabilities	(28,665)

Total liabilities	(89,181)

Total purchase price	$4,500,000

The sources of funds for the purchase price are as follows:

Revolving credit facility	$53,000
Tranche A term loan facility	960,000
Tranche B term loan facility	1,200,000
Senior notes	385,000
Senior subordinated notes	780,000
Capital contribution from Owner	1,122,000

Total sources of funds	$4,500,000

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Pro Forma Financial Information

The following pro forma financial information summarizes the results of operations of the Company as if the Acquisition (See Note 1(a)) had occurred as of the beginning of the respective period presented. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisition occurred on January 1, 2003 and 2002, and does not purport to represent what the Company’s results of operations might be for any future period.

	Year Ended December 31,
	2003	2002
	(In thousands)
Revenue	$917,978	$900,200
Operating expenses:
Cost of revenue	277,998	281,754
General and administrative	120,918	95,723
Depreciation and amortization	257,428	260,217

Total operating expense	656,344	637,694

Operating income	261,634	262,506
Other expense:
Interest expense, net	215,788	215,199
Other expense	—	—

Income before income taxes	45,846	47,307
Provision for income taxes	17,788	18,355

Net income	$28,058	$28,952

Revenue and operating expense for the twelve months following the consummation of the Acquisition of Dex West will be approximately $120.6 million and $31.6 million lower, respectively, than they would have been had the transactions not occurred because the Acquisition was accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to the opening balance sheet on the acquisition date. The purchase method of accounting will not affect the Company’s revenue and directory costs in periods subsequent to this twelve-month period. The effects of these purchase accounting adjustments are non-recurring and have no historical or future cash impact, and therefore the effects of these purchase accounting adjustments are not included in the pro forma information above. As a result of purchase accounting adjustments at September 9, 2003, revenue and expense for the period from September 10 to December 31, 2003, included in the consolidated statement of operations, are $73.8 million and $21.1 million lower, respectively, than they would have been had the Acquisition not occurred.

The nature of the adjustments applied in preparing the pro forma financial information is as follows:

(a) Management Fees

Additional general and administrative expense has been included to reflect the pro rata amount of a $2.0 million annual fee to be paid to the Sponsors under management agreements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Amortization of Intangible Assets

Additional annual amortization of identifiable intangible assets acquired is included in depreciation and amortization. See Note 7 for the Company’s determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.

(c) Interest Expense

The adjustment to interest expense records interest expense as if the Acquisition had occurred and related debt had been obtained at the beginning of the periods presented and eliminates all historical interest expense. The pro forma adjustment to interest expense reflects an interest rate of 8.5% for the senior notes, an interest rate of 9.875% for the senior subordinated notes, estimated interest expense relating to the Company’s new credit facilities (including the commitment fee on the unused portions of the Company’s new revolving credit facility) and amortization of related debt issuance costs. Amortization of related debt issuance costs was calculated using the effective interest method over the term of the related debt. Interest expense relating to the new credit facilities was based on an assumed weighted average interest rate of approximately 4% and an assumed London Interbank Offered Rate (“LIBOR”) of 1.13%.

Pro forma interest expense related to the debt obligations incurred in connection with the Acquisition were as follows:

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002
	(In thousands)
Revolver	$1,436	$2,051
Tranche A term loan	31,144	44,499
Tranche B term loan	38,762	55,315
Senior notes	22,377	33,969
Senior subordinated notes	52,262	79,365

	$145,981	$215,199

In addition, $111.3 million and $143.2 million of historical interest expense, net for periods of the Predecessor from January 1 to September 9, 2003 and for the year ended December 31, 2002, respectively, were eliminated as none of the related debt was assumed.

(d) Income Taxes

The estimated tax effect of the pro forma adjustments has been included at the Company’s estimated effective tax rates for the periods presented. The estimated effective rates are based upon the Company’s Federal statutory rate of 35% and its average state income tax rate, net of Federal tax benefit, of 3.9%.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6) Property, Plant and Equipment

The following table presents the composition of property, plant and equipment as of December 31, 2003 and 2002 (dollars in thousands):

		Company	Predecessor
	Estimated Lives	December 31, 2003	December 31, 2002
Computers and equipment	3-7 years	$11,729	$90,316
Leasehold improvements	5 years	476	5,542
Capitalized software	18 months-5 years	18,794	31,151
Furniture and fixtures	7 years	1,834	9,190
Construction in progress	N/A	10,175	1,720

Gross property, plant and equipment		43,008	137,919
Less: accumulated depreciation		(4,992)	(114,440)

Net property, plant and equipment		$38,016	$23,479

Included in computers and equipment above are $0.6 million of equipment obtained under capital lease agreements. The following are the future minimum lease payments required under these capital leases (in thousands):

2004	$423
2005	439
2006	245
2007	15
2008	—
Thereafter	—

Total lease obligation	$1,122
Less: interest	(121)
Less: executory costs	(379)

Capital lease obligation	$622

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7) Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West as of the date of the Acquisition was approximately $4,176 million ($2,199 million of goodwill and $1,977 million of identifiable intangible assets). In order to determine an estimate of the fair value of identifiable intangible assets, the Company utilized an independent specialist to determine the amount at which an asset could be bought or sold between willing parties, other than in a forced liquidation sale. In its analysis, the specialist relied primarily on the market approach, whereby transactions in which similar assets are bought or sold are identified. Identifiable intangible assets, net of amortization totaled $1,901.3 million at December 31, 2003. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value as of December 31, 2003	Life
Customer relationships — local	$890,000	$(56,411)	$833,589	20 years	(1)
Customer relationships — national	252,000	(11,023)	240,977	25 years	(1)
Non-compete/publishing agreements	359,000	(2,860)	356,140	39 years
Dex Trademark	385,000	—	385,000	Indefinite
Qwest Dex Trademark agreement	65,000	(4,834)	60,166	4 years
Advertising agreements	26,000	(572)	25,428	14 years

Totals	$1,977,000	$(75,700)	$1,901,300

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

The determination of useful lives for customer relationships were made based on historical and expected customer attrition rates. Useful lives for non-compete/publishing agreements, the Qwest Dex Trademark agreement, and advertising agreements are based upon the remaining life of the related agreements.

Amortization expense relating to intangible assets for the period September 10 to December 31, 2003, was $75.7 million. Estimated amortization expense for the next five years and thereafter is (in thousands):

2004	$231,315
2005	192,020
2006	160,455
2007	133,206
2008	99,006
Thereafter	700,298

$1,516,300

(8) Short-Term Borrowings (Predecessor)

In September 2002, Qwest Dex issued $750.0 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50%. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation (“QSC”), and the obligations were secured by a first priority pledge of the stock

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Qwest Dex Holdings, Inc. and Qwest Dex, Inc., a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest LEC. In addition, Qwest granted a secondary priority pledge in the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. In August 2003, the entire $750.0 million debt balance was paid using proceeds from a $750.0 million affiliate loan from Qwest, which was due on demand and had an interest rate of 7.5% per annum. This transaction resulted in the accelerated amortization of the debt issuance costs of $46.2 million, which was recorded as interest expense during the period from January 1 to September 9, 2003. The Predecessor paid interest of $67.4 million, $150.5 million and $165.7 million for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001, respectively.

Qwest Dex had a line of credit borrowing arrangement with QCF, an affiliate of Qwest, under which Qwest Dex could borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. In November 2002 following the sale of Dex East, Qwest Dex repaid all amounts outstanding under the QCF line of credit.

During 2003, Qwest Dex drew against the QCF line of credit to fund a 2003 estimated income tax payment of $13.6 million to QC, an affiliate of Qwest, and the repayment of $750.0 million in short-term borrowings. The short-term borrowings from affiliate balance of $750.0 million with accrued interest of $1.3 million was repaid upon the sale of Dex West on September 9, 2003.

(9) Long-Term Debt

Long-term debt is comprised of the following (in thousands, in descending order of right of payment):

December 31, 2003
Notes payable to banks, Tranche A Term Loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on December 31, 2004, maturing in September 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	$905,778
Notes payable to banks, Tranche B Term Loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in March 2010. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	1,132,222
Unsecured senior notes, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At December 31, 2003 the fair value of the notes was approximately $428.8 million	385,000
Unsecured senior subordinated notes, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At December 31, 2003, the fair value of the notes was approximately $906.8 million	780,000

3,203,000
Less: current portion of long-term debt	(20,178)

$3,182,822

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003 aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2004	$20,178
2005	155,382
2006	203,176
2007	241,576
2008	264,376
Thereafter	2,318,312

$3,203,000

In connection with the Acquisition, the Company entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $960.0 million six year term loan (Tranche A), and (iii) a $1,200.0 million six and a half year term loan (Tranche B). The entire proceeds from the Tranche A and Tranche B term loans along with $53.0 million from the revolving credit facility were used to finance the Acquisition. During the period from September 10 to December 31, 2003 the Company repaid $54.2 million, $67.8 million and $53.0 million on the Tranche A term loan and Tranche B term loan and the revolving credit facility, respectively.

Interest rate periods under the bank facility can, at the option of the Company, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow the Company to choose, each time floating interest rates are reset, a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds rate plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 2.75% for Tranche A and Tranche B term loans. The current spreads on ABR borrowings are 1.75% for Tranche A and Tranche B term loans. The Company is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving credit facility. The Company expects to use the facility for general corporate purposes. As of December 31, 2003, there were no borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and Tranche B term loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain Company financial ratios. The Company paid interest and fees on the bank facility, senior notes and senior subordinated notes of $14.3 million for the period from September 10 to December 31, 2003.

The obligations under the Company’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“Credit Guarantors”). The Company and these entities are all under the common control of Dex Media. The Credit Guarantors shall be responsible for repaying these obligations in the event that the Company fails to perform under these facilities.

Also in connection with the Acquisition, the Company and Dex Media West Finance Co. (“Co-Issuer”) issued $1,165.0 million of senior notes and senior subordinated notes. As of December 31, 2003, the Co-Issuer had no independent assets or operations.

The credit agreement related to the Company’s revolving credit facility and term loan facilities and the indentures related to the Company’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2003, the Company was in compliance with these covenants.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The note issuers have entered into registration rights agreements with the initial purchasers of the Company’s senior notes and senior subordinated notes. In those agreements, the Company and the Co-Issuer agreed to use all commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) and cause to become effective a registration statement relating to an offer to exchange the Company’s senior notes and senior subordinated notes for an issue of SEC-registered notes with terms identical to the Company’s senior notes and senior subordinated notes. If the registration statement is not effective on or before the date that is 270 days after September 9, 2003, the annual interest rate on the Company’s senior notes and senior subordinated notes will be increased by a maximum of 1.0% per annum until the registration statement is effective.

Separate financial statements for Dex Media West Finance Co., the only subsidiary of the Company are not provided because the subsidiary has no independent assets or operations from the Company. Dex Media West Finance Co. is a 100%-owned finance operating subsidiary of the Company. The co-issuance of Dex Media West Finance Co. create obligations that are full, unconditional, and joint and severable.

(10) Owner Equity

(a) Owner Contributions and Distributions

As more fully described in Note 4, the Company’s indirect parent, Dex Media, contributed $1,122.0 million to owner interest in connection with the Acquisition. Also in connection with the Acquisition, the Company made distributions of $5.6 million and $18.0 million to its parent related to Dex Media East’s acquisition of employee liabilities and settlement of accrued commitment fees, respectively. In November 2003, the Company declared a distribution to its parent of $11.8 million of which $9.7 million was paid prior to December 31, 2003. The remainder was paid in January 2004.

(b) Stock Options

Company. On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of December 31, 2003 and 2002, the maximum number of shares of common stock available for grant was 623,000 and 234,591, respectively. The Compensation Committee of Dex Media determines the exercise price for each option. However, all outstanding stock options have an exercise price that was equal to the fair market value of the common stock on the date the stock option was granted and all outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain EBITDA targets are met with respect to each year.

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million which was paid on November 10, 2003. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of all outstanding options to $60, effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation.” The effect of this change will be included in the SFAS 123 pro forma calculation in the first quarter of 2004.

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million which was paid on February 17, 2004. As a result of the distribution and as allowed under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FIN 44. The effect of this change will be included in the SFAS 123 pro forma calculation in the first quarter of 2004.

Summarized below is information regarding options outstanding under the Plan at December 31, 2003:

2003
Options outstanding	456,432
Options exercisable	87,181
Weighted average exercise price	$60
Weighted average remaining contractual life (years)	9.34

Had Dex Media accounted for employee stock options grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” compensation cost would have been allocated to the Company as described in Note 14. The pro forma results of the Company for the period from September 10 to September 30, 2003 would have been as follows (in thousands):

Period from September 10 to December 31, 2003
Net Loss
As reported	$(27,808)
Pro forma	(27,898)

Following are the weighted average assumptions used to estimate the fair value of options granted under the Plan during 2003.

2003
Risk-free interest rate	3.19%
Expected dividend yield	0%
Expected option life (years)	5.0
Expected stock price volatility	0%
Grant date fair value	$8.84
Options granted	311,275

Predecessor. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans were accounted for using the intrinsic value method of APB Opinion No. 25 under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media West employees under this plan expired 90 days after the Acquisition.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized below is information regarding the Plan as it relates to the employees of the Predecessor.

	Number of Shares	Weighted Average Exercise Price
Options outstanding January 1, 2001	1,401,713	$36.96
Options
Granted	333,690	23.23
Exercised	(67,924)	28.18
Options exchanged	(186,426)	43.69
Canceled or forfeited	(161,801)	43.71

Options outstanding December 31, 2001	1,319,252	32.15
Options
Granted	537,853	3.18
Exercised	(87)	11.82
Canceled or forfeited	(33,856)	39.84

Options outstanding December 31, 2002	1,823,162	23.47
Options
Granted	9,000	3.44
Exercised	—	—
Canceled or forfeited	(70,188)	10.79

Options outstanding September 9, 2003	1,761,974	$24.02

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 9, 2003	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable at September 9, 2003	Weighted Average Exercise Price
$ 0.01—$10.00	490,203	1.2	$2.93	121,382	$2.94
$10.01—$20.00	244,059	3.6	16.09	112,035	15.52
$20.01—$30.00	221,369	4.5	27.60	187,099	28.20
$30.01—$40.00	583,934	3.7	36.80	445,334	36.01
$40.01—$50.00	222,236	3.5	42.11	210,876	41.75
$50.01—$60.00	173	3.2	52.62	173	52.62

Total	1,761,974	3.1	$24.02	1,076,899	$29.92

Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 would have been as follows (in thousands):

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Net Income
As reported	$151,752	$227,343	$206,277
Pro forma	150,865	225,973	205,007

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following are the weighted average assumptions used to estimate the fair value of stock options granted to the Predecessor employees during the period from January 1 through September 9, 2003 and the years ended December 31, 2002 and 2001.

	Period from January 1 to September 9, 2003	Year Ended 2002	Year Ended 2001
Risk-free interest rate	3.2%	4.0%	4.2%
Expected dividend yield	0.0%	0.0%	0.1%
Expected option life (years)	6.4	7.6	5.5
Expected stock price volatility	73.6%	51.7%	64.0%
Grant date fair value	$2.35	$1.79	$15.58

Approximately 45.0 million options for Qwest common stock were available for grant at September 9, 2003. No specific amounts have been reserved for Qwest Dex employees. As a result of Qwest’s failure to file its June 30 and September 30, 2002, and its March 21, 2003 Quarterly Reports on Form 10-Q, and its annual report on Form 10-K for the year ended December 31, 2002, Qwest suspended the rights of employees to exercise stock options granted under its stock option plans. These filings were made by Qwest subsequent to September 9, 2003.

(c) Capitalization (Predecessor)

Qwest Dex Holdings, Inc. has one no par value share authorized, issued and outstanding, which is held by QSC, a subsidiary of Qwest. There were no authorized, issued or outstanding shares of stock of Dex West.

(11) Income Taxes

Company. The composition of the income tax benefit follows (in thousands):

Period from September 10 to December 31, 2003
Federal:
Current	$—
Deferred	(14,931)

Total Federal	(14,931)

State and Local:
Current	—
Deferred	(2,723)

Total State and Local	(2,723)

Total income tax benefit	$(17,654)

The effective tax rate differs from the statutory tax rate as follows:

Period from September 10 to December 31, 2003
Federal statutory rate	35.0%
State income taxes, net of Federal tax benefit	3.9
Other	(0.1)

Effective tax rate	38.8%

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Acquisition (as more fully described in Note 1) was considered to be a taxable asset acquisition for income tax purposes. As a result, the Company recorded the tax basis of all acquired assets at their fair market value at the date of acquisition. In addition, the Company acquired several intangible assets for tax purposes that will be amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

Dex Media West will be included in the consolidated federal income tax return and combined or consolidated state income tax returns (where permitted) for Dex Media, the Company’s indirect parent. Although Dex Media West is a single member limited liability company and is disregarded as a taxable entity for income tax purposes, the Company calculates income taxes as if it filed a tax return on an individual basis. For the period from September 10 to December 31, 2003, the Company generated a loss for tax purposes of approximately $46.8 million. Because this period is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for this period will expire in the year 2023. No valuation allowance has been provided for the net operating loss as it is more likely than not that the net operating loss carryover will be utilized before the end of the expiration period. This presumption is based upon the book and taxable income expected to be generated by the Company over the next several years. No payments for income taxes were made for the period from September 10 to December 31, 2003.

Predecessor. The composition of the Predecessor income tax provision follows (in thousands):

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Federal:
Current	$83,071	$109,164	$97,997
Deferred	(1,461)	13,020	13,000

Total Federal	81,610	122,184	110,997
State and Local:
Current	9,940	13,020	9,782
Deferred	(109)	3,004	2,934

Total State and Local	9,831	16,024	12,716

Total income tax provision	$91,441	$138,208	$123,713

The Predecessor effective tax rate differs from the statutory tax rate as follows:

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.6	2.6	2.6
Other	—	0.2	(0.1)

Effective tax rate	37.6%	37.8%	37.5%

The Predecessor accounted for income taxes as if it were a separate taxpayer. However, the Predecessor was included in the Qwest federal consolidated income tax return and combined state income tax returns. As a result

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Predecessor’s inclusion in the Qwest returns, it was expected that there would be no cash obligation associated with its taxable income due to the utilization of losses from other Qwest affiliates. The Predecessor and its parent did not have a formal tax-sharing arrangement and there was no provision to settle intercompany tax related receivables and payables. Consequently, for financial reporting purposes, the Predecessor reflected in its statements of changes in owner’s deficit, contributions and distributions in lieu of recording receivables and payables for current income taxes. The contributions and distributions are reflected as non-cash charges/(credits) to operations in the statements of cash flows.

Qwest Dex made net payments of income taxes to third parties and QSC of which $13.6 million for the period from January 1 to September 9, 2003 was apportioned to Dex West. Qwest Dex made no payments of income tax to third parties and QSC in the years ended December 31, 2002 and 2001, respectively.

The components of the net deferred tax assets and liabilities are as follows (in thousands):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Current:
Deferred revenue currently taxable	$3,876	$21,014
Expenses not currently deductible	—	(2,573)

Net current deferred tax assets	$3,876	$18,441

Noncurrent:
Post-employment benefits, including pension	$778	$7,002
Amortization of goodwill and other intangibles	(6,212)	—
Net operating loss carryforward	18,203	—
Depreciation	788	(9,394)
Investment write-offs not presently deductible	—	3,108
Other	221	(4,727)

Net noncurrent deferred tax assets (liabilities)	$13,778	$(4,011)

Management of Qwest Dex, Dex West and Dex Media West believe that it is more likely than not that all net deferred tax assets will be realized. Therefore, valuation allowances have not been provided.

(12) Employee Benefit Plans

(a) Pension and Other Post-Retirement Benefits

(i) General Description

Company. Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”) with features similar to the Qwest plans described below. All individuals who became employees of Dex Media in connection with the Acquisition and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisition became retirees of Qwest and as such receive benefits under the Qwest Plans. Dex Media has filed for a determination letter with the IRS for its pension plan. The actuarially determined liabilities of $192.1 million for the Qwest pension plan and $51.5 million for the Qwest other post-retirement benefit plan attributable to individuals that became

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees of Dex Media East and Dex Media West as of the dates of acquisition (November 8, 2002 and September 9, 2003, respectively) were assumed by the Dex Media Plans. During 2003, pension trust assets from the Qwest pension trust totaling $192.3 million were transferred to the Dex Media pension trust.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for 2003 and 2002. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for 2003 and 2002.

On September 9, 2003, Dex West employees became employees of Dex Media East. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Dex Media East’s reported liabilities. The Company records an affiliate payable to Dex Media East for the portion of the liability associated with the Dex Media East employees who provide services to Dex Media West. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to Dex Media East employees providing services entirely for Dex Media West are allocated 100% to Dex Media West. Shared employee costs are allocated and charged to Dex Media West based upon Dex Media West’s proportional share of consolidated Dex Media revenue. Effective January 1, 2004, all employees of Dex Media East were transferred to Dex Media Service LLC.

Predecessor. Qwest Dex employees participated in the Qwest pension, other post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex to these plans were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Qwest Dex based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

Pension credits and other post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex in 2001, 2002, or 2003 through September 9, 2003 and neither Qwest nor Qwest Dex made any contributions to the other post-retirement benefit plan in 2001, 2002, or 2003 through September 9, 2003.

Dex West was apportioned pension credits for the period from January 1 to September 9, 2003, and for the years ended December 31, 2002 and 2001, of $2.0 million, $3.6 million and $7.9 million, respectively. Dex West’s apportioned post-retirement benefit costs/credits were $7.1 million for 2003, $2.7 million for 2002 and a credit of $0.4 million for 2001. These amounts represent Dex West’s apportioned share of the pension credits and post-retirement benefit costs/credits of Qwest, based on employee demographic information.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii) Obligations and Funded Status (in thousands)

	Period from September 10 to December 31, 2003
	Pension Benefit	Post-Retirement Benefits
Change in benefit obligation
Projected benefit obligation at beginning of period	$—	$—
Service cost	1,618	314
Interest cost	2,051	565
Amendments	(1,035)	(2,067)
Actuarial loss	3,589	1,851
Benefits paid	(3,902)	(9)
Benefit obligation relating to Dex West employees	104,797	28,163

Projected benefit obligation at end of period	$107,118	$28,817

Change in plan assets
Fair value of plan assets at beginning of period	$—	$—
Actual return on plan assets	4,841	—
Employer contribution	—	9
Benefits paid	(3,902)	(9)
Assets received from prior plan for Dex West employees	100,884	—

Fair value of plan assets at end of period	$101,823	$—

Funded status	$(5,295)	$(28,817)
Unrecognized net actuarial (gain) loss	(983)	2,678
Unrecognized prior service cost	(1,035)	(2,067)

Total accrued liabilities	$(7,313)	$(28,206)

The accumulated benefit obligation for the defined benefit pension plan was $89.7 million at December 31, 2003.

(iii) Components of Net Periodic Benefit Cost (in thousands)

	Period from September 10 to December 31, 2003
	Pension Benefit	Post-Retirement Benefits
Service Cost	$1,618	$314
Interest Cost	2,051	565
Expected return on plan assets	(2,436)	—

Net periodic benefit cost	$1,233	$879

To compute its expected return on plan assets, Dex Media applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” Dex Media elected to amortize actual returns on its plan assets falling outside a defined corridor over

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a five year period. Any actual returns falling within the corridor are recognized currently. Dex Media defined the corridor as a range that is 50% higher and 50% lower than the expected return on plan assets. For the year ending December 31, 2003, the corridor is defined as the range from 4% to 12%, based upon its expected return of 8%.

(iv) Assumptions

The actuarial assumptions used to compute the pension and other post-retirement net periodic benefit costs are based upon information available as of September 10, 2003, are as follows:

	Period from September 10 to December 31, 2003
	Pension Benefits	Post-Retirement Benefits
Weighted average discount rate	6.50%	6.50%
Weighted average rate of compensation increase	4.65%	N/A
Expected long-term rate of return on plan assets	8.00%	N/A
Initial healthcare cost trend rate	N/A	10.00%
Ultimate healthcare cost trend rate	N/A	5.00%
Year ultimate trend rate is reached	N/A	2013

The actuarial assumptions used to compute the projected benefit obligation for the plans are based upon information available as of December 31, 2003, are as follows:

	Period from September 10 to December 31, 2003
	Pension Benefits	Post-Retirement Benefits
Weighted average discount rate	6.25%	6.25%
Weighted average rate of compensation increase	4.00%	N/A
Initial healthcare cost trend rate	N/A	10.00%
Ultimate healthcare cost trend rate	N/A	5.00%
Year ultimate trend rate is reached	N/A	2014

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement benefit plan. A one-percent change in the assumed healthcare cost trend rate would have had the following effects at December 31, 2003:

	Period from September 10 to December 31, 2003 One Percent Change
	Increase	Decrease
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$52	$(42)
Effect on accumulated post-retirement benefit obligation (balance sheet)	$984	$(859)

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(v) Plan Assets

Dex Media’s pension plan weighted-average asset allocations at December 31, 2003, by asset category, are as follows:

	Plan Assets at December 31, 2003	Asset Allocation Target
Asset Category
Equity Securities	57%	60%
Debt Securities	29%	35%
Real Estate	5%	5%
Cash	9%	0%

Total	100%	100%

The plan’s assets are invested in accordance with investment practices that emphasize long-term investment fundamentals. The plan’s investment objective is to achieve a positive rate of return over the long-term from capital appreciation and a growing stream of current income that would significantly contribute to meeting the plan’s current and future obligations. These objectives can be obtained through a well-diversified portfolio structure in a manner consistent with plan’s investment policy statement.

The plan’s assets are invested in marketable equity and fixed income securities managed by professional investment managers. The plan’s assets are to be broadly diversified by asset class, investment style, number of issues, issue type and other factors consistent with the investment objectives outlined in the plan’s investment policy statement. The plan’s assets are to be invested with prudent levels of risk and with the expectation that long-term returns will maintain and contribute to increasing purchasing power of the plan’s assets, net of all disbursements, over the long-term.

The plan’s assets in separately managed accounts may not be used for the following purposes: short sales, purchases of letter stock, private placements, leveraged transactions, commodities transactions, option strategies, investments in some limited partnerships, investments by the managers in their own securities, their affiliates or subsidiaries, investment in futures, use of margin or investments in any derivative not explicitly permitted in the plan’s investment policy statement.

In 2003, Dex Media assumed an expected long-term rate of return of 8% in computing its net periodic pension cost. The basis used for determining this rate was the historical capital market returns for an asset mix similar to the Pension Plan’s 65% equity and 35% fixed income. Dex Media did not begin to manage the trust assets until November 1, 2003, when Qwest transferred assets from its pension trust to the Dex Media pension trust. From January 1, 2003 until the date of transfer, Qwest Asset Management Company managed the Dex Media pension assets as provided for in the Purchase Agreement. In determining the 2004 expected long-term rate of return, Dex Media made adjustments to the historical return based on the expectation that there is opportunity for active management of the trust’s investments to add value over the long term. This expectation was supported by calculating historical returns for the eight investment managers who were selected to actively manage the trust’s assets. As a result, Dex Media will be assuming an expected long-term rate of return of 9% in 2004.

(vi) Cash Flows

Dex Media does not expect to make any contributions to its pension plan in 2004.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(vii) New Matters

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As provided by FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” Dex Media has elected to defer recognizing the effects of the Medicare Act on its post-retirement benefit plan. Therefore, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost in the financial statements and accompanying notes do not give effect to the Medicare Act. Specific authoritative guidance on the accounting for the effects of the Medicare Act is pending and that guidance, when issued, could require Dex Media to change previously reported information.

Effective February 1, 2004, Dex Media’s pension plan was amended to eliminate the death benefit previously provided to certain management employees. This amendment resulted in a reduction of the Company’s projected benefit obligation of $1.0 million.

Effective January 1, 2004, several changes were made to the Company’s retiree health care plan for management and Communications Workers of America (“CWA”) retirees resulting in approximately $0.6 million in annual expense savings and a reduction in the projected benefit obligation of $2.1 million. The changes are as follows: (1) elimination of Company-provided post-65 medical coverage for management retirees, (2) elimination of Medicare Part B reimbursement for management retirees, (3) implementation of pre-65 retiree medical plan for all management employees with associated employee contributions, (4) change in dental coverage to a voluntary retiree-paid plan for management and CWA retirees and (5) a reduction in the life insurance benefit for management and CWA retirees.

(b) 401(k) Plan

Company. Effective November 1, 2002 Dex Media adopted a defined contribution benefit plan covering substantially all management and occupational employees of Dex Media. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution of the employees is limited to the maximum amount determined by the Internal Revenue Service. Employees who previously participated in the Qwest Savings & Investment Plan (“QSIP”) described below were given the option of leaving their balance in that plan, moving their balance to the Dex Media plan, or moving their balance to another qualified plan. Those employees who chose to participate in the Dex Media plan were credited with previous service for eligibility and vesting purposes in the new plan. Rollover contributions in 2002 and 2003 from QSIP to the Dex Media, Inc. Employee Savings Plan totaled $43.0 million.

Dex Media matches a percentage of employee contributions, and those matching contributions as recorded by the Company in the statement of operations were $1.1 million for the Successor Period. Effective January 1, 2004, Dex Media increased the matching formula for all management employees participating in its defined contribution plan from 100% on the first 3% of employee contributions to 100% on the first 4% of employee contributions and 50% on the next 2% of employee contributions.

Predecessor. Qwest sponsored a defined contribution benefit plan covering substantially all management and occupational employees, including employees of Qwest Dex. Under the plan, employees could contribute a percentage of their annual compensation to the Plan up to a maximum percentage identified in the plan. The

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

annual pre-tax dollar contribution by the employees is limited to the maximum amount determined by the Internal Revenue Service. Qwest Dex was apportioned its share of matching contributions and recorded expense of $1.7 million, $2.5 million and $2.7 million for the period from January 1 to September 9, 2003, and the years ended December 31, 2002 and 2001, respectively. Those matching contributions were invested in Qwest common stock.

(c) Employee Stock Purchase Plan

Company. As of December 31, 2003, Dex Media did not sponsor an employee stock purchase plan.

Predecessor. Qwest has an Employee Stock Purchase Plan (“ESPP”) in which Qwest Dex employees were permitted to participate. Qwest is authorized to issue approximately seven million shares of Qwest common stock to eligible employees. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased. Effective January 1, 2002, Qwest merged the Qwest plan into the US WEST, INC. plan which was renamed the Qwest Savings & Investment Plan (“QSIP”). As a result of Qwest’s failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended the investment of employee contributions in its common stock. These filings were made subsequent to September 9, 2003.

(13) Commitments and Contingencies

(a) Lease Commitments

The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases associated with the properties used by the Company as of December 31, 2003, are as follows (in thousands):

2004	$7,904
2005	6,563
2006	4,732
2007	2,636
2008	1,259
Thereafter	1,109

$24,203

The Company recorded rent expense under operating leases of $3.1 million for the period from September 10 to December 31, 2003. The Predecessor recorded rent expense under operating leases of $6.5 million, $8.5 million and $11.0 million for the period from January 1 to September 9, 2003, and the years ended December 31, 2002 and 2001, respectively. For the periods prior to September 9, 2003 rent expense was specifically identified to Dex West based upon the actual rent on properties Qwest Dex leased in the Dex West States.

(b) Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Collective Bargaining Agreements

As of December 31, 2003, 47% of the Dex Media East employees providing services to the Company were members of the CWA. The collective bargaining agreement covering their employment expired in October 2003. In October 2003, Dex Media reached a three-year agreement with the CWA for a new collective bargaining agreement which was ratified by its member employees in December 2003. In January 2003, Dex Media extended its collective bargaining agreement with the International Brotherhood of Electrical Workers (“IBEW”) Union until May 5, 2006. As of December 31, 2003, 18% of the Dex Media East employees providing services to the Company were members of the IBEW.

(d) Amdocs Agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of the Company’s and Dex Media East’s core production platform. Upon the consummation of the Dex West Acquisition, Dex Media’s obligation under the agreement totaled approximately $108.0 million. This project is designed to upgrade Dex Media’s existing software system to enhance its functionality. The Company will be allocated its proportional share of these charges in accordance with its Shared Services and Employment Agreement as the charges are incurred over the five year period. In the event that the Company is unable to meet its obligation, Dex Media East is required to assume the obligation for charges incurred, and in the event Dex Media East is unable to meet its obligation under the agreement, the Company may be required to assume the portion of the obligation currently attributable to Dex Media West. As of December 31, 2003, Dex Media East and the Company have paid $11.9 million and $3.1 million, respectively, under this agreement.

(14) Transactions with Dex Media East

(a) Shared Services

As also described in Note 12, upon consummation of the Acquisition, all former Qwest employees who transferred to Dex Media became employees of Dex Media East. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to Dex Media East employees providing services entirely for the Company are allocated 100% to the Company. Shared employee costs are allocated and charged to the Company based upon the Company’s proportional share of consolidated Dex Media revenue. The Company records an affiliate payable to Dex Media East for the employee-related charges allocated to it. All cash related affiliate balances are settled at least monthly.

(b) Due from (to) Dex Media East

As of December 31, 2003, amounts due to Dex Media East in the accompanying consolidated financial statements include the following (in thousands):

Current
Amounts due to Dex Media East, net	$16,875
Amounts due to Dex Media East related to employee compensation	11,679

28,554
Long-term
Amounts due to Dex Media East related to post-retirement obligations	35,519

Total due to Dex Media East	$64,073

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2002, amounts due from Dex Media East amounted to $18.0 million and amounts due to Dex Media East amounted to $2.4 million and are included in the accounts receivable and accounts payable balances in the accompanying consolidated financial statements.

(15) Transactions with Qwest and its Affiliates

(a) Services provided by Qwest and its Affiliates

Shared Services—Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to the Predecessor based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became employees of Dex Media East and have been made available to Dex Media East and Dex Media West. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates were considered affiliate transactions.

After the acquisition of Dex West, Qwest and Qwest LEC continued to provide certain services that they have historically provided to the Predecessor, including support services relating to information technology, data access services and payroll services, pursuant to a transition services agreement. Services provided by Qwest and its affiliates subsequent to the Acquisition are considered shared services with a third party. As of December 31, 2003, the Company terminated and replaced the transition services agreement with Qwest and Qwest LEC with services provided internally, or through arrangements with third parties.

Billing and Collection—As discussed in Note 3(i) above, the Company has a billing and collection agreement with Qwest LEC under which revenue and related receivables are billed and collected by Qwest LEC on behalf of the Company for customers common between Dex Media West and Qwest LEC within the Dex West States. The amounts paid to Qwest LEC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services. This agreement will be in effect until November 7, 2004, although Qwest LEC will provide transitional billing services for transactions billed through the system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months.

Telephony and Data Services—Telephony and data services are provided to the Company by Qwest LEC, primarily at tariffed or negotiated contract rates, based upon a master services agreement in effect until November 8, 2017.

Customer Lists—Pursuant to a listing services agreement between the Company and Qwest LEC, the Company acquires a listing of all business and residential customers annually from Qwest LEC. The amount charged to the Company is consistent with the prevailing third party market prices charged by Qwest LEC to nonaffiliated purchasers of these same customer lists.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the Company’s consolidated statement of operations for the period September 10 to December 31, 2003 are the following shared services (in thousands):

Period from September 10 to December 31, 2003
Cost of revenue	$133
General and administrative	2,979

Total	$3,112

Predecessor. Included in the Predecessor’s combined statements of operations for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 are the following affiliate transactions (in thousands):

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Cost of revenue	$3,478	$14,022	$14,401
General and administrative	26,545	47,789	32,259

Total	$30,023	$61,811	$46,660

(b) Services Provided to Qwest and its Affiliates

Rates historically charged for advertising services provided by the Predecessor to Qwest and its affiliates were determined based upon prevailing third party market prices. The Predecessor provided advertising services to Qwest and its affiliates of $6.4 million, $9.4 million and $7.9 million during the period from January 1 to September 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

As part of the Advertising Agreement dated September 9, 2003, Qwest agreed to purchase from Dex Media East and the Company, under a take-or-pay arrangement, a minimum of $20.0 million annually in advertising services over a 15-year period beginning with the date of the acquisition of Dex East on November 8, 2002. If Qwest purchases more than $20.0 million of advertising in any one year pursuant to such agreement, up to $5 million of the excess could be carried over to the subsequent year’s minimum advertising purchase requirement. Supplementally, Dex Media East and Dex Media West agreed to allocate the cash received under the take-or-pay arrangement at 42% and 58%, respectively. For the period from September 10 to December 31, 2003, Qwest purchased $2.3 million in advertising services from the Company under this arrangement.

(c) Due from (to) Qwest and its Affiliates

Amounts due from (to) Qwest and its affiliates in the accompanying consolidated financial statements include the following (in thousands):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Accounts receivable purchased by Qwest LEC	$5,193	$37,427
Amounts due from Qwest and its affiliates	6,413	2,417
Amounts due to Qwest and its affiliates	(5,405)	(33,470)

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) Related Party Transactions, Other than Dex Media East

In connection with the Acquisition, the Company entered into a management consulting agreement with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $1.0 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company incurred $0.6 million in pro-rated annual advisory fees for the period from September 10 to December 31, 2003 and $40.2 million in aggregate one-time transaction fees on September 9, 2003.

As more fully described in Note 13(d), Dex Media entered into an agreement with Amdocs for the complete modernization of the Dex Media core production platform. WCAS, one of the Sponsors, is a shareholder of Amdocs.

On November 10, 2003, the Company’s indirect parent, Dex Media, issued $500.0 million of 8% Notes due 2013 and $389.0 million of 9% Discount Notes due 2013 for total proceeds of $750.2 million. The proceeds of $750.2 million were paid by Dex Media as a dividend to its parent. Such notes are expected to be serviced and repaid from dividends from the Company and its affiliate, Dex Media East, subject to the restrictions in their respective debt agreements.

Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS, one of the Sponsors. The Company and Dex Media West expect to pay SAVVIS approximately $2.2 million, collectively, over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

(17) Merger-Related Expenses and Impairment Charges (Predecessor)

(a) Merger-Related Expenses

On June 30, 2000, Qwest completed its acquisition (the “Merger”) of US WEST, INC. US WEST, INC. was deemed the accounting acquiree and its historical financial statements, including those of its wholly owned subsidiaries, were carried forward as those of the newly combined company.

In connection with the Merger, Qwest’s management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Qwest Dex, principally the involuntary separation of 359 employees. Qwest and Qwest Dex considered only those costs that were incremental and directly related to the Merger to be “Merger-related.”

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dex West recorded Merger-related charges as follows (in thousands):

Predecessor
Year Ended December 31, 2001
Contractual settlements	$1,330
Severance and employee-related expenses	3,117
Rebranding	1,132

Total Merger-related expenses	$5,579

Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

In connection with the Merger, Qwest Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.

(b) Impairment Charges

In December 2001, Qwest Dex reviewed all internal software projects in process. At that time, management decided that certain projects should no longer be pursued as other systems with greater long-term utility had become available. Because the projects were incomplete and abandoned, the fair value of such software was determined to be zero. Capitalized software costs related to Dex West of $8.9 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.

(18) Subsequent Event

On February 11, 2004, the Company’s indirect parent, Dex Media, issued $361.0 million in Discount Notes due 2013 for gross proceeds of $250.5 million. The gross proceeds of $250.5 million were paid by Dex Media as a distribution to its parent. Such notes are expected to be serviced and repaid from distributions from the Company and its affiliate, Dex Media East, subject to any restrictions in their respective credit facilities.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands)	As of March 31, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$8,369	$4,658
Accounts receivable, net	58,328	53,114
Deferred directory costs	164,368	142,293
Current deferred taxes	3,732	3,876
Other current assets	3,065	5,461

Total current assets	237,862	209,402
Property, plant and equipment, net	49,825	38,016
Goodwill	2,193,335	2,198,586
Intangible assets, net	1,843,471	1,901,300
Deferred income taxes	14,316	13,778
Deferred financing costs	96,090	102,794
Other assets	2,956	2,955

Total Assets	$4,437,855	$4,466,831

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$26,961	$16,694
Amounts due to affiliate	14,811	28,554
Deferred revenue and customer deposits	102,115	68,232
Accrued interest payable	21,035	49,405
Current portion of long-term debt	33,245	20,178
Other accrued liabilities	4,031	6,113

Total current liabilities	202,198	189,176
Long-term debt	3,139,755	3,182,822
Amounts due to affiliate related to post-retirement and other post-employment obligations	37,219	35,519
Other liabilities	376	408

Total Liabilities	3,379,548	3,407,925

Commitments and contingencies (Note 9)
Accumulated deficit	(28,407)	(27,808)
Owner’s interest	1,086,714	1,086,714

Total Owner’s Equity	1,058,307	1,058,906

Total Liabilities and Owner’s Equity	$4,437,855	$4,466,831

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Company	Predecessor
(Dollars in thousands)	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Revenue	$207,388	$228,615
Operating Expenses:
Cost of revenue	62,822	67,611
General and administrative expense	21,781	16,604
Bad debt expense	7,077	7,227
Depreciation and amortization expense	3,839	2,074
Amortization of intangibles	57,829	—

Total operating expenses	153,348	93,516

Operating income	54,040	135,099
Other expense (income):
Interest income	(143)	(697)
Interest expense	55,176	32,355

(Loss) income before income taxes	(993)	103,441
Income tax (benefit) provision	(394)	38,790

Net (loss) income	$(599)	$64,651

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Company	Predecessor
(Dollars in thousands)	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Operating activities:
Net (loss) income	$(599)	$64,651
Adjustments to net income (loss):
Bad debt expense	7,077	7,227
Depreciation and amortization expense	3,839	2,074
Amortization of intangibles	57,829	—
Amortization of deferred financing costs	6,862	6,933
Deferred tax benefit	(394)	(2,941)
Contributions from Qwest in lieu of income taxes	—	41,731
Changes in operating assets and liabilities:
Accounts receivable	(12,291)	7,237
Deferred directory costs	(22,075)	(2,392)
Other current assets	2,395	2,448
Accounts payable and other liabilities	(18,131)	11,139
Deferred revenue and customer deposits	33,883	(5,217)
Amounts due to affiliates	(12,043)	—
Employee benefit plan obligations and other, net	—	(993)

Cash provided by operating activities	46,352	131,897

Investing activities:
Acquisition of Dex West	5,251	—
Expenditures for property, plant and equipment	(4,505)	—
Capitalized software development costs	(11,143)	—

Cash used for investing activities	(10,397)	—

Financing activities:
Proceeds from issuance of short-term debt	23,000	—
Repayments of short-term debt	(23,000)	—
Borrowings from affiliates	—	—
Repayments on long-term debt	(30,000)	—
Payment of financing costs	(157)	—
Dividend to Owner	(2,087)	—

Cash used for financing activities	(32,244)	—

Cash and cash equivalents:
Increase	3,711	131,897
Beginning balance	4,658	161,338

Ending balance	$8,369	$293,235

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1) Description of Business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002, Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase (the “Acquisition”), consummated on September 9, 2003, Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC, (“Dex Media West” or the “Company”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees, acquisition costs and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the sale, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Services LLC (or “Service Co.”).

(b) Predecessor Business

The combined financial statements of the acquired business in the Dex West States prior to the September 9, 2003 acquisition date, referred to as “Dex West” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex West States.

(c) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex West States, which is the primary local exchange carrier in most service areas within the Dex West States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex West States. The Company provides directory and Internet solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to businesses and residents in the Dex West States through third-party vendors.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Basis of Presentation

(a) The Company

The accompanying condensed consolidated interim financial statements are unaudited. In compliance with the Securities and Exchange commission’s (“SEC”) instructions for interim financial statements, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In management’s opinion, the condensed consolidated financial statements reflect all adjustments (which consists of normal recurring adjustments) necessary to fairly present the condensed consolidated results of operations, cash flows and financial position of the Company as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the periods from September 10 to December 31, 2003 and from January 1 to September 9, 2003, and for the years ended December 31, 2002 and 2001 included in the Company’s Form S-4 Amendment No. 2 as filed with the SEC. The condensed consolidated results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year.

Dex West is considered the Predecessor to the Company. As such, the historical financial statements of Dex West are included in the accompanying consolidated financial statements, including the combined statements of operations and cash flows for the three months ended March 31, 2003, (together, the “Predecessor Financial Statements”). The Predecessor Financial Statements have not been adjusted to give effect to the Acquisition. As such, the consolidated financial statements of the Company after the Acquisition are not comparable to the Predecessor Financial Statements prior to the Acquisition. In management’s opinion, the consolidated financial statements reflect all adjustments (which consist of normal recurring adjustments) necessary to fairly present the consolidated results of operations and financial position of the Company for all periods presented. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year.

(b) The Predecessor

The accompanying combined financial statements of the Predecessor include the activities of Qwest Dex for business conducted in the Dex West States. Because of Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would have been had Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these combined financial statements are not necessarily indicative of future results of operations.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The condensed consolidated financial statements include the financial statements of Dex Media West and its wholly-owned subsidiary, Dex Media West Finance Co. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company and the Predecessor is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company and the Predecessor publish white and yellow pages directories primarily with 12-month lives. From time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of eight directories published in December 2002 and publish them in January 2004, in most cases. The lives of the affected directories will be 12 months thereafter. These extensions did not have a significant impact on our results of operations for the three months ended March 31, 2004 and are not expected to have a material effect on revenue or cost of revenue in future periods under the deferral and amortization method of accounting. For the three months ended March 31, 2004 and 2003, the Company and the Predecessor published 41 and 33 directories, respectively.

The Company enters into transactions where the Company’s products and services are promoted by the customer and, in exchange, the Company carries the customer’s advertisement and accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Such transactions were not significant to the Company’s operations for the three months ended March 31, 2004 and 2003.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d) Cost of Revenue

The Company and the Predecessor account for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e) Stock-Based Compensation

Company. The Company accounts for the Stock Option Plan of Dex Media, Inc. under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Had the Company accounted for employee stock option grants under the fair value method prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for three months ended March 31, 2004 would have been as follows (in thousands):

Three Months Ended March 31, 2004
Net Loss:
As reported	$(599)
Pro forma	(670)

Predecessor. Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the three months ended March 31, 2003 would have been as follows (in thousands):

Three Months Ended March 31, 2003
Net Income:
As reported	$64,651
Pro forma	64,434

(f) Income Tax Provision

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating losses and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(4) Goodwill and Intangible Assets

During the three months ended March 31, 2004, goodwill was changed by the following purchase accounting adjustment (in thousands):

Balance at December 31, 2003	$2,198,586
Working capital adjustment	(5,251)

Balance at March 31, 2004	$2,193,335

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The initial purchase price and fair value estimates recorded upon the September 9, 2003 Acquisition were adjusted upon settlement of working capital adjustment with the seller in 2004 pursuant to the provisions of the acquisition agreements.

The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

As of March 31, 2004

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$890,000	$(99,104)	$790,896	20 years	(1)
Customer relationships—national	252,000	(19,543)	232,457	25 years	(1)
Non-compete/publishing agreements	359,000	(5,150)	353,850	39 years
Dex Trademark	385,000	—	385,000	Indefinite
Qwest Dex Trademark agreement	65,000	(8,703)	56,297	4 years
Advertising agreements	26,000	(1,029)	24,971	14 years

Totals	$1,977,000	$(133,529)	$1,843,471

As of December 31, 2003

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$890,000	$(56,411)	$833,589	20 years	(1)
Customer relationships—national	252,000	(11,023)	240,977	25 years	(1)
Non-compete/publishing agreements	359,000	(2,860)	356,140	39 years
Dex Trademark	385,000	—	385,000	Indefinite
Qwest Dex Trademark agreement	65,000	(4,834)	60,166	4 years
Advertising agreements	26,000	(572)	25,428	14 years

Totals	$1,977,000	$(75,700)	$1,901,300

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Long-Term Debt

Long-term debt is comprised of the following (in thousands, in descending order of right of payment):

	March 31, 2004	December 31, 2003
Notes payable to banks, Tranche A Term Loan, bearing interest at adjusted London Interbank Offer Rates (“LIBOR”) plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	$892,445	$905,778
Notes payable to banks, Tranche B Term Loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	1,115,555	1,132,222
Unsecured senior notes, due August 2010, bearing interest at 8.5%	385,000	385,000
Unsecured senior subordinated notes, due August 2013, bearing interest at 9.875%	780,000	780,000

	3,173,000	3,203,000
Less: current portion of long-term debt	(33,245)	(20,178)

	$3,139,755	$3,182,822

As of March 31, 2004, there were no borrowings under the revolving credit facility. The Company paid interest and fees on the bank facility, senior notes and senior subordinated notes of $76.1 million during the three months ended March 31, 2004. As of March 31, 2004, the Company was in compliance with all debt covenants under its credit facilities.

Effective June 11, 2004, the Company amended its credit agreement as more fully described in Note 12(b).

(6) Short-term Borrowings

In September 2002, Qwest Dex, Inc. issued to the Predecessor $750.0 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at LIBOR plus 11.50% which was 12.8% at March 31, 2003. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation (“QSC”), and the obligations are secured by a first priority pledge of the stock of Qwest Dex, a first priority pledge of substantially all of the assets of Qwest Dex and a second priority pledge of the stock of Qwest Corporation (“QC”), a wholly owned subsidiary of Qwest. The loan agreement includes certain financial covenants, including an interest coverage ratio based on EBITDA to interest expense with a minimum ratio of 4.75:1 and a debt to EBITDA ratio of 1.75:1 and other covenants limiting Dex’s ability to incur additional debt or liens, pay dividends and make investments. Upon the completion of the sale of Dex West, the entire $750 million debt balance was repaid. The Predecessor paid interest of approximately $22 million for the three months ended March 31, 2003.

In addition, Qwest granted a secondary priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. Qwest Dex, Inc. and Qwest Dex Holdings, Inc. are guarantors of the credit facility. The amount of the guarantee is limited to the maximum amount outstanding under the loan. The credit facility, as amended, includes several restrictive covenants which, among other things, limits Qwest’s ability to incur additional debt or liens; pay dividends; repurchase Qwest’s common stock; sell, lease, transfer or dispose of assets; make investments; and merge with another company.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7) Stock Options

Company. On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of March 31, 2004 and December 31, 2003, the maximum number of shares of common stock available for grant was 623,000, respectively. The Compensation Committee of Dex Media determines the terms for each option. Generally, all outstanding stock options have an exercise price that was equal to the estimated fair value of the common stock on the date the stock option was granted. However, in certain instances stock options have been granted with an exercise price below the fair value of the common stock on the date of grant. All outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain EBITDA targets are met with respect to each year.

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of all outstanding options to $60, effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater that the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation.”

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million. As a result of the distribution and as allowed under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FIN 44.

Predecessor. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans were accounted for using the intrinsic value method of APB Opinion No. 25 under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media West employees under this plan expired 90 days after the Acquisition.

(8) Pension and Other Post-Retirement Benefits

(a) General Description

Company. Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”) with features similar to the Qwest plans described below. All individuals who became employees of Dex

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Media in connection with the Acquisition and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisition became retirees of Qwest and as such receive benefits under the Qwest Plans. Dex Media has filed for a determination letter with the IRS for its pension plan.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for the three months ended March 31, 2004 and 2003. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for the three months ended March 31, 2004 and 2003.

On September 9, 2003, Dex West employees became employees of Dex Media East. Effective January 1, 2004, all employees of Dex Media East were transferred to Service Co. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Service Co.’s liabilities. The Company records an affiliate payable for the portion of the liability associated with the employees who provide services to Dex Media West. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to employees providing services entirely for Dex Media West are allocated 100% to Dex Media West. Shared employee costs are allocated and charged to Dex Media West based upon Dex Media West’s proportional share of consolidated Dex Media revenue.

Predecessor. Qwest Dex employees participated in the Qwest pension, other post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex to these plans were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Qwest Dex based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

Pension credits and other post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex for the three months ended March 31, 2003 and neither Qwest nor Qwest Dex made any contributions to the other post-retirement benefit plan for the three months ended March 31, 2003.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Components of Net Periodic Benefit Cost

The components of net periodic benefit cost for the Company and the Predecessor are as follows (in thousands):

	Company		Predecessor
	Three Months Ended March 31, 2004		Three Months Ended March 31, 2003
	Pension Benefit	Post-Retirement Benefits	Pension Benefit	Post-Retirement Benefits
Service cost	$1,471	$343	$763	$90
Interest cost	1,713	414	2,687	1,642
Expected return on plan assets	(2,184)	—	(3,839)	(572)
Amortization of prior service cost	—	(57)	—	(75)
Amortization of transition asset	—	—	(318)	—
Amortization of net loss	—	—	—	421

Net periodic benefit cost	$1,000	$700	$(707)	$1,506

(9) Commitments and Contingencies

(a) Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(b) Amdocs Agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of the Company’s and Dex Media East’s core production platform. Upon the consummation of the Dex West Acquisition, Dex Media’s obligation under the agreement totaled approximately $108.0 million. This project is designed to upgrade Dex Media’s existing software system to enhance its functionality. The Company will be allocated its proportional share of these charges in accordance with its Shared Services and Employees Agreement as the charges are incurred over the five year period. In the event that the Company is unable to meet its obligation, Dex Media East is required to assume the obligation for charges incurred, and in the event Dex Media East is unable to meet its obligation under the agreement, the Company may be required to assume the portion of the obligation currently attributable to Dex Media West. As of March 31, 2004, Dex Media East and the Company collectively have approximately $76.0 million remaining under this agreement.

(10) Transactions with Affiliates

Upon consummation of the acquisition of Dex West on September 9, 2003, all Qwest employees transferred to Dex Media West became legal employees of Dex Media East. Effective January 1, 2004, all employees of Dex Media East were transferred to Service Co. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Service Co.’s liabilities, with an offsetting asset recorded as an affiliate receivable. Dex Media West is charged and carries an affiliate payable for the portion of the liability

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

associated with employees providing services to Dex Media West. Per the Shared Services and Employees Agreement dated September 9, 2003, costs related to employees providing services entirely for Dex Media West are allocated 100% to Dex Media West. Shared employee costs are allocated and charged to Dex Media West based upon Dex Media West’s proportional share of consolidated Dex Media revenue. All cash related affiliate balances are settled at least monthly.

(11) Related Party Transactions, Other than Affiliates

In connection with the Acquisition, the Company entered into a management consulting agreement with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $1.0 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company incurred $0.5 million in pro-rated annual advisory fees for three months ended March 31, 2004.

Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS. The Company and Dex Media East expect to pay SAVVIS approximately $2.2 million, collectively, over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

(12) Subsequent Event

(a) Dex Media filed a Form S-1 with the SEC on May 14, 2004 in connection with its proposed initial public offering. The intended use of proceeds from the offering is to reduce the Company’s and Dex Media East’s senior subordinated notes by $273.0 million and $183.8 million, respectively.

(b) On June 11, 2004, Dex Media West amended its credit agreement which included a repricing of its credit facilities. The applicable margins on loans under the revolving credit facility, Tranche A term loan facility and Tranche B term loan facility were reduced. In connection with this agreement, the requirement of using any of the initial public offering proceeds received by Dex Media to prepay indebtedness under its credit facilities will be waived. This provision will be effective immediately upon the consummation of Dex Media’s initial public offering.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

             Shares

Common Stock

DEX MEDIA, INC.

PRELIMINARY

PROSPECTUS

Through and including                  (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$190,050
NASD Registration Fee	30,500
Exchange Listing Application Fee	250,000
Blue Sky Qualification Fee and Expenses	5,000
Printing and Engraving Expense	350,000
Legal Fees and Expenses	1,000,000
Accounting Fees and Expenses	500,000
Transfer Agent and Registrar Fees	10,000
Miscellaneous	100,000

Total	$2,435,550

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law.

We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Our employment agreement with Mr. Burnett provides that during the term of his employment and so long as he has not breached any of his contractual obligations relating to non-competition, non-solicitation, nondisclosure of proprietary information and non-disparagement, we will indemnify him to the fullest extent permitted by the laws of the State of Delaware, and will advance to him reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the officer to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that he was not entitled to the reimbursement of such fees and expenses). During the term of Mr. Burnett’s employment, he will be entitled to the protection of any insurance policies we and our affiliates that employ him shall elect to maintain generally for the benefit of our directors and officers, which we refer to as “Directors and Officers Insurance,” against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee or his serving or having served any other enterprise as a director, officer or employee at our request (other than any dispute, claim or controversy arising under or relating to his employment agreement). Provided there is no non-de minimis incremental cost to us and our affiliates that employ him, for six years following the termination of his employment, Mr. Burnett will be entitled to continued coverage under Directors and Officers Insurance no less favorable than that (if any) provided to any other present or former director or officer.

Item 15. Recent Sales of Unregistered Securities.

Since its inception, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act.

On November 10, 2003, the Registrant sold $500 million in aggregate principal amount of 8% Notes due 2013 and $389 million in aggregate principal amount at maturity of 9% Discount Notes due 2013 (together, the “November Notes”) to J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. for aggregate proceeds of $750.3 million. On February 11, 2004, the Registrant sold $361 million in aggregate principal amount at maturity of 9% Discount Notes due 2013 (together with the November Notes, the “Notes”) to J.P. Morgan Securities Inc. and Lehman Brothers Inc. for aggregate proceeds of $250.5 million. On April 14, 2004, the Registrants filed with the SEC a registration statement on Form S-4 relating to (i) the registration of the Notes and (ii) the Registrant’s offer to exchange the registered notes for privately placed notes. The Registrant will not receive any proceeds from the exchange offers.

The sales of the Notes were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Rule 144A and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. In addition, with respect to Notes offered in reliance on Section 4(2) and Rule 144A, the sales of the Notes were made to persons the issuer reasonably believed to be qualified institutional buyers and/or institutional accredited investors and, with respect to Notes offered pursuant to Section 4(2) and Regulation S, the sales of the Notes were made in offshore transactions.

In connection with the Acquisition of Dex East, on November 8, 2002, the Registrant issued 5,240,000 shares of common stock and 131,000 shares of 5% series A preferred stock to Dex Holdings LLC, in which each of TCG Holdings, L.L.C. and WCAS IX Associates, LLC have a 50% equity interest, for an aggregate consideration of $655 million and at a price per share of $100 and $1,000, respectively. There were no underwriters involved in connection with the sale of the above securities.

The sales of equity securities were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering to institutional accredited investors. There were no underwriters involved in connection with the sale of the above equity securities.

Also on November 8, 2002, the Registrant issued to 8 of its officers options to purchase an aggregate of 140,758 shares of common stock that will vest in varying annual installments of 5-20% based on our performance.

The sales of common stock were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder, in transactions by an issuer not involving a public offering and/or pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, as applicable. There were no underwriters involved in connection with the sale of the above equity securities.

In connection with the Acquisition of Dex West, on September 9, 2003, the Registrant issued 7,696,000 shares of common stock and 192,400 shares of 5% series A preferred stock to Dex Holdings LLC, for an aggregate consideration of $962 million and at a price per share of $100 and $1,000, respectively. There were no underwriters involved in connection with the sale of the above securities.

The sales of equity securities were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering to institutional accredited investors. There were no underwriters involved in connection with the sale of the above equity securities.

Also on September 9, 2003, the Registrant issued to 14 of its officers options to purchase an aggregate of 217,946 shares of common stock that will vest in varying annual installments of 5-20% based on our performance.

The sales of common stock were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder, in transactions by an issuer not involving a public offering and/or pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, as applicable. There were no underwriters involved in connection with the sale of the above equity securities.

On November 11, 2003, the Registrant issued an aggregate of 16,557 shares of common stock and 412 shares of 5% series A preferred stock to 13 of its officers for an aggregate consideration of $1,119,059 in cash and at a price per share of $54.12 and $541.21, respectively. There were no underwriters involved in connection with the sale of the above securities.

The sales of equity securities were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering to institutional accredited investors. There were no underwriters involved in connection with the sale of the above equity securities.

On March 3, 2004, the Registrant issued an aggregate of 6,590 shares of common stock and 158 shares of 5% series A preferred stock to 13 of its officers for an aggregate consideration of $316,921 in cash and at a price per share of $38.79 and $387.94, respectively. Simultaneously with these purchases, options held by 15 of the Registrant’s officers were reformed in connection with a change in our capitalization such that the officers held, in the aggregate, options to purchase an additional 42,714 shares of common stock following such reformation. These options will continue to vest on the same schedule that applies to the options granted to officers prior to such reformation. There were no underwriters involved in connection with the sale of the above securities.

The sales of equity securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder, in transactions by an issuer not involving a public offering and/or pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, as applicable. There were no underwriters involved in connection with the sale of the above equity securities.

In March and April 2004, the Registrant issued an aggregate of 95,335 shares of common stock to 14 of our officers for an aggregate consideration of $4,426,404 in cash and at a price per share of $46.43. There were no underwriters involved in connection with the sale of the above securities.

The sales of common stock were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder, in transactions by an issuer not involving a public offering and/or pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, as applicable. There were no underwriters involved in connection with the sale of the above equity securities.

Between March 4, 2004 and March 16, 2004, the Registrant issued to 59 of its employees options to purchase an aggregate of 67,865 shares of common stock that will vest in varying annual installments of 5-20% based on our performance. In addition to the option grants described above, options to purchase 124,282 shares of our common stock were issued to certain of our officers on various dates between December 15, 2002 and April 21, 2004 (options to purchase 104,948 such shares were granted upon the initial hire date of 8 of our officers and options to purchase 19,334 such shares were granted in connection with discretionary option awards made to 4 of our officers).

The sales of common stock were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder, in transactions by an issuer not involving a public offering and/or pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, as applicable. There were no underwriters involved in connection with the sale of the above equity securities.

Item 16. Exhibits and Financial Data Schedules.

(A) Exhibits

Number	Description
1.1**	Form of Underwriting Agreement.

2.1+	Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

2.2+	Amendment No. 1 dated September 9, 2003 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

3.1**	Form of Amended and Restated Certificate of Incorporation of Dex Media, Inc.

3.2**	Form of Amended and Restated By-laws of Dex Media, Inc.

4.1+	Note Indenture with respect to the 8% Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.2+	Form of 8% Notes due 2013 (included in exhibit 4.1).

4.3+	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.4+	Form of 9% Discount Notes due 2013 (included in exhibit 4.3).

4.5+	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated February 11, 2004.

4.6+	Form of 9% Discount Notes due 2013 (included in exhibit 4.5).

4.7+	Senior Note Indenture with respect to the 9 7/8% Senior Notes due 2009, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.8+	Form of 9 7/8% Senior Notes due 2009 (included in exhibit 4.7)

4.9+	Senior Subordinated Note Indenture with respect to the 12 1/8% Senior Subordinated Notes due 2012, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.10+	Form of 12 1/8% Senior Subordinated Notes due 2012 (included in exhibit 4.9)

Number	Description

4.11+	Senior Note Indenture with respect to the 8 1/2% Senior Notes due 2010, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.12+	Form of 8 1/2% Senior Notes due 2010 (included in exhibit 4.11).

4.13+	Senior Subordinated Note Indenture with respect to the 9 7/8% Senior Subordinated Notes due 2013, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.14+	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in exhibit 4.13)

4.15+	Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.16+	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.17+	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc. and Lehman Brothers Inc., dated February 11, 2004.

4.18**	Form of Rights Plan.

4.19**	Specimen common stock certificate.

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the common stock.

10.1+	Second Amendment and Restatement of Credit Agreement, dated as of October 31, 2003, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, J.P. Morgan Europe, Limited, as London Agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.2+	Guarantee and Collateral Agreement, dated as of November 8, 2002, by and among Dex Media East, Inc., Dex Media East LLC (f/k/a SGN LLC), Dex Media East Finance Co., LCI International, Inc. (Dex Media International, Inc.) and JPMorgan Chase Bank, as collateral agent.

10.3+	Agreement, dated as of November 8, 2002, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media East Credit Agreement), as amended.

10.4+	Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.5+	First Amendment, dated as of October 31, 2003, to the Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.6+	Guarantee and Collateral Agreement, dated as of September 9, 2003, among Dex Media West, Inc., Dex Media West LLC, Dex Media West Finance Co. and JPMorgan Chase Bank, as collateral agent.

10.7+	Agreement, dated as of September 9, 2003, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media West Credit Agreement).

Number	Description

10.8+	Amended and Restated Billing and Collection Agreement, dated September 1, 2003, by and between Qwest Corporation and Dex Media East LLC (f/k/a SGN LLC).

10.9+	Billing and Collection Agreement, dated as of September 1, 2003, by and between Qwest Corporation and Dex Media West LLC (f/k/a GPP LLC).

10.10+	Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a GPP LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.

10.11**	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and The Carlyle Group.

10.12**	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and Welsh, Carson, Anderson and Stowe.

10.13**	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and The Carlyle Group.

10.14**	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and Welsh, Carson, Anderson and Stowe.

10.15**	Sponsor Stockholders Agreement among Dex Media, Inc., Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P..

10.16+	Joinder Agreement to the Dex Holdings LLC Equityholders Agreement, effective as of April 30, 2003.

10.17+	Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.

10.18+	First Amendment to the Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, Dex Media West, Inc. and Dex Media West LLC, dated September 8, 2003.

10.19+	Publishing Agreement by and among Dex Media, Inc., Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a/ GPP LLC) and Qwest Corporation, dated November 8, 2002, as amended.

10.20+	Employment Agreement, effective as of November 8, 2002, by and between George Burnett and Dex Media, Inc.

10.21+	Employment Agreement, effective as of January 2, 2003, by and between Robert M. Neumeister, Jr. and Dex Media, Inc.

10.22+	Employment Agreement, effective as of November 8, 2002, by and between Marilyn B. Neal and Dex Media, Inc.

10.23+	Employment Agreement, effective as of November 8, 2002, by and between Maggie Le Beau and Dex Media, Inc.

10.24+	Employment Agreement, effective as of January 2, 2003, by and between Linda Martin and Dex Media, Inc.

10.25+	Employment Agreement, effective as of November 8, 2002, by and between Kristine Shaw and Dex Media, Inc.

Number	Description

10.26+	Amended and Restated Management Stockholders Agreement of Dex Media, Inc., entered into as of November 11, 2003, by and among Dex Media, Inc., Dex Holdings LLC, and those members of management who become parties thereto from time to time.

10.27+	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002.

10.28+	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003.

10.29+	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003.

10.30+	Employee Cost Sharing Agreement, by and among Dex Media Service LLC, Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of December 31, 2003.

10.31+	Shared Services Agreement, by and among Dex Media, Inc., Dex Media East LLC, Dex Media West LLC, and any direct or indirect subsidiary of Dex Media that becomes a party thereto, effective as of December 31, 2003.

10.32+	Intercompany License Agreement, by and among Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of September 9, 2003.

21.1+	List of Subsidiaries.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consents of KPMG LLP.

24.1++	Powers of Attorney (included in the signature pages to this Registration Statement).

+	Incorporated by reference to our Registration Statement on Form S-4 (File No. 333-114472) filed April 14, 2004.
++	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-115489) filed May 14, 2004.
*	Filed herewith.
**	To be filed by amendment.

(B) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dex Media, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 14, 2004.

DEX MEDIA, INC.

By:	/s/ GEORGE BURNETT
George Burnett Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ GEORGE BURNETT George Burnett	Chief Executive Officer, President and Director (principal executive officer)	June 14, 2004

/s/ ROBERT M. NEUMEISTER JR. Robert M. Neumeister, Jr.	Chief Financial Officer (principal financial and accounting officer)	June 14, 2004

* James A. Attwood, Jr.	Co-Chairman of the Board	June 14, 2004

* Anthony J. de Nicola	Co-Chairman of the Board	June 14, 2004

* John Almeida, Jr.	Director	June 14, 2004

* William Kennard	Director	June 14, 2004

* Bruce Rosenblum	Director	June 14, 2004

* Sanjay Swani	Director	June 14, 2004

*By:	/s/ ROBERT M. NEUMEISTER, JR.
Robert M. Neumeister, Jr. as Attorney-in-Fact

EXHIBIT INDEX

Number	Description
1.1**	Form of Underwriting Agreement.

2.1+	Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

2.2+	Amendment No. 1 dated September 9, 2003 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

3.1**	Form of Amended and Restated Certificate of Incorporation of Dex Media, Inc.

3.2**	Form of Amended and Restated By-laws of Dex Media, Inc.

4.1+	Note Indenture with respect to the 8% Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.2+	Form of 8% Notes due 2013 (included in exhibit 4.1).

4.3+	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.4+	Form of 9% Discount Notes due 2013 (included in exhibit 4.3).

4.5+	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated February 11, 2004.

4.6+	Form of 9% Discount Notes due 2013 (included in exhibit 4.5).

4.7+	Senior Note Indenture with respect to the 9 7/8% Senior Notes due 2009, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.8+	Form of 9 7/8% Senior Notes due 2009 (included in exhibit 4.7)

4.9+	Senior Subordinated Note Indenture with respect to the 12 1/8% Senior Subordinated Notes due 2012, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.10+	Form of 12 1/8% Senior Subordinated Notes due 2012 (included in exhibit 4.9)

4.11+	Senior Note Indenture with respect to the 8 1/2% Senior Notes due 2010, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.12+	Form of 8 1/2% Senior Notes due 2010 (included in exhibit 4.11).

4.13+	Senior Subordinated Note Indenture with respect to the 9 7/8% Senior Subordinated Notes due 2013, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.14+	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in exhibit 4.13)

4.15+	Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.16+	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.17+	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc. and Lehman Brothers Inc., dated February 11, 2004.

Number	Description

4.18**	Form of Rights Plan.

4.19**	Specimen common stock certificate.

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the common stock.

10.1+	Second Amendment and Restatement of Credit Agreement, dated as of October 31, 2003, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, J.P. Morgan Europe, Limited, as London Agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.2+	Guarantee and Collateral Agreement, dated as of November 8, 2002, by and among Dex Media East, Inc., Dex Media East LLC (f/k/a SGN LLC), Dex Media East Finance Co., LCI International, Inc. (Dex Media International, Inc.) and JPMorgan Chase Bank, as collateral agent.

10.3+	Agreement, dated as of November 8, 2002, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media East Credit Agreement), as amended.

10.4+	Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.5+	First Amendment, dated as of October 31, 2003, to the Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.6+	Guarantee and Collateral Agreement, dated as of September 9, 2003, among Dex Media West, Inc., Dex Media West LLC, Dex Media West Finance Co. and JPMorgan Chase Bank, as collateral agent.

10.7+	Agreement, dated as of September 9, 2003, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media West Credit Agreement).

10.8+	Amended and Restated Billing and Collection Agreement, dated September 1, 2003, by and between Qwest Corporation and Dex Media East LLC (f/k/a SGN LLC).

10.9+	Billing and Collection Agreement, dated as of September 1, 2003, by and between Qwest Corporation and Dex Media West LLC (f/k/a GPP LLC).

10.10+	Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a GPP LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.

10.11**	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and The Carlyle Group.

10.12**	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and Welsh, Carson, Anderson and Stowe.

10.13**	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and The Carlyle Group.

Number	Description
10.14**	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and Welsh, Carson, Anderson and Stowe.

10.15**	Sponsor Stockholders Agreement among Dex Media, Inc., Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P.

10.16+	Joinder Agreement to the Dex Holdings LLC Equityholders Agreement, effective as of April 30, 2003.

10.17+	Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.

10.18+	First Amendment to the Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, Dex Media West, Inc. and Dex Media West LLC, dated September 8, 2003.

10.19+	Publishing Agreement by and among Dex Media, Inc., Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a/ GPP LLC) and Qwest Corporation, dated November 8, 2002, as amended.

10.20+	Employment Agreement, effective as of November 8, 2002, by and between George Burnett and Dex Media, Inc.

10.21+	Employment Agreement, effective as of January 2, 2003, by and between Robert M. Neumeister, Jr. and Dex Media, Inc.

10.22+	Employment Agreement, effective as of November 8, 2002, by and between Marilyn B. Neal and Dex Media, Inc.

10.23+	Employment Agreement, effective as of November 8, 2002, by and between Maggie Le Beau and Dex Media, Inc.

10.24+	Employment Agreement, effective as of January 2, 2003, by and between Linda Martin and Dex Media, Inc.

10.25+	Employment Agreement, effective as of November 8, 2002, by and between Kristine Shaw and Dex Media, Inc.

10.26+	Amended and Restated Management Stockholders Agreement of Dex Media, Inc., entered into as of November 11, 2003, by and among Dex Media, Inc., Dex Holdings LLC, and those members of management who become parties thereto from time to time.

10.27+	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002.

10.28+	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003.

10.29+	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003.

10.30+	Employee Cost Sharing Agreement, by and among Dex Media Service LLC, Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of December 31, 2003.

10.31+	Shared Services Agreement, by and among Dex Media, Inc., Dex Media East LLC, Dex Media West LLC, and any direct or indirect subsidiary of Dex Media that becomes a party thereto, effective as of December 31, 2003.

10.32+	Intercompany License Agreement, by and among Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of September 9, 2003.

Number	Description
21.1+	List of Subsidiaries.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consents of KPMG LLP.

24.1++	Powers of Attorney (included in the signature pages to this Registration Statement).

+	Incorporated by reference to our Registration Statement on Form S-4 (File No. 333-114472) filed April 14, 2004.
++	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-115489) filed May 14, 2004.
*	Filed herewith.
**	To be filed by amendment.